As filed with the Securities and Exchange Commission on July 16, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FREECAST, INC.

(Exact name of registrant as specified in its charter)

Florida	7990	45-2787251
(State or other jurisdiction of incorporation or organization)	(Primary standard industrial classification code number)	(I.R.S. employer identification number)

6901 TPC Drive, Suite 100

Orlando, Florida 32822

(407) 374-1607

(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

William A. Mobley, Jr., Chief Executive Officer

FreeCast, Inc.

6901 TPC Drive, Suite 100

Orlando, Florida 32822

(407) 374-1607

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Jeffery A. Bahnsen, Esq

Bahnsen Legal Group, PLLC

131 NE 1st Avenue, Suite 100

Boca Raton, Florida 33432

(727) 888-3026

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell, nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Preliminary Prospectus

Subject to Completion, dated July 16, 2026

FREECAST, INC.

Up to 7,910,474 shares of Class A common stock

This prospectus relates to the registration of the resale of up to 7,910,474 shares of our Class A common stock, par value $0.0001 per share (the “Class A common stock”), by the selling shareholders identified in this prospectus (together, the "Selling Shareholders").

The 7,910,474 shares of Class A common stock registered for resale pursuant to this prospectus consist of: (i) 4,666,667 shares of Class A common stock (the “Private Placement Shares”) issued to the Selling Shareholders pursuant to the Securities Purchase Agreement dated June 30, 2026 (the “SPA”); and (ii) 3,243,807 shares of Class A common stock (the “Pre-Funded Warrant Shares”) issuable upon the exercise of certain pre-funded warrants issued to the Selling Shareholders on July 2, 2026 (the “Pre-Funded Warrants”).

We are not selling any securities under this prospectus, and will not receive any of the proceeds from the resale or other disposition of the shares of our Class A common stock by the Selling Shareholders. We will bear all costs, fees and expenses incident to our obligation to register the offer and sale of the shares of Class A common stock. The Selling Shareholders will bear all commissions and discounts, if any, attributable to its sale of shares of Class A common stock. See the section titled “Selling Shareholders” on page 74 for additional information regarding the Selling Shareholders. For more information on possible methods of offer and sale by the Selling Shareholders, please see the section entitled “Plan of Distribution” beginning on page 76 of this prospectus.

We have two classes of common stock: Class A common stock and Class B common stock. The rights of the holders of Class A common stock and Class B common stock are identical, except with respect to voting, conversion and transfer rights. Each share of Class A common stock is entitled to one vote. Each share of Class B common stock is entitled to 15 votes and may be converted at any time into one share of Class A common stock. Each share of Class B common stock will automatically convert into one share of Class A common stock upon any sale or transfer thereof, subject to certain exceptions, such as certain transfers effected for estate planning or charitable purposes. Shares of Class B common stock may only be issued to and held by William A. Mobley, Jr., our founder, Chief Executive Officer and Chairman, and certain permitted entities owned and controlled by Mr. Mobley. See “Description of Capital Stock” for more information.

We are a “controlled company” under the Nasdaq Global Market (“Nasdaq”) corporate governance standards because more than 50% of the voting power of our common stock is held by William A. Mobley, Jr. As a “controlled company,” we are permitted to, and have, elected not to comply with certain Nasdaq corporate governance standards, including majority “independent director” requirements and certain requirements relating to independent compensation and nominating committees. Accordingly, you will not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq.

Our Class A common stock is listed on the Nasdaq Global Market under the symbol “CAST”. On July 15, 2026, the last reported sale price of our Class A common stock on the Nasdaq Global Market was $2.60 per share.

We are an “emerging growth company” as defined under the federal securities laws and, as such, have elected to comply with certain reduced reporting requirements for this prospectus and other filings with the Securities and Exchange Commission. For more information, see “Prospectus Summary—Emerging Growth Company Status.”

Investing in our securities involves a high degree of risk. You should carefully consider the risk factors beginning on page 9 of this prospectus before purchasing shares of our Class A common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2026.

Neither we nor the Selling Shareholders have authorized anyone to provide you with information that is different from that contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. When you make a decision about whether to purchase shares of our Class A common stock from the Selling Shareholders, you should not rely upon any information other than the information in this prospectus or in any free writing prospectus that we may authorize to be delivered or made available to you. Neither the delivery of this prospectus nor the sale of our Class A common stock means that the information contained in this prospectus or any free writing prospectus is correct after the date of this prospectus or such free writing prospectus. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus. This prospectus is not an offer to sell or the solicitation of an offer to buy shares of our Class A common stock from the Selling Shareholders in any circumstances under which the offer or solicitation is unlawful.

No action is being taken in any jurisdiction outside the United States to permit the offering or purchase of our Class A common stock from the Selling Shareholders or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to the offering of shares of our Class A common stock by the Selling Shareholders and the distribution of this prospectus applicable to that jurisdiction.

The Selling Shareholders are offering to sell, and seeking offers to buy, their shares of our Class A common stock only in jurisdictions where offers and sales are permitted. Neither we nor the Selling Shareholders have done anything that would permit the use of or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside of the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of our Class A common stock by the Selling Shareholders and the distribution of this prospectus outside of the United States.

i

ABOUT THIS PROSPECTUS

This prospectus relates to the offer and sale by the Selling Shareholders from time to time of: (i) the Private Placement Shares; and (ii) the Pre-Funded Warrant Shares. We are not offering shares of Class A common stock directly to investors under this prospectus, and we will not receive any proceeds from the sale of shares of Class A common stock offered hereby by the Selling Shareholders.

We may also file a prospectus supplement or post-effective amendment to the registration statement of which this prospectus forms a part that may contain material information relating to this offering. The prospectus supplement or post-effective amendment may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or post-effective amendment, you should rely on the prospectus supplement or post-effective amendment, as applicable. Before purchasing any securities, you should carefully read this prospectus, any post-effective amendment, and any applicable prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information.”

Neither we nor the Selling Shareholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, any post-effective amendment, or any applicable prospectus supplement prepared by or on behalf of us or to which we have referred you. We and the Selling Shareholders take no responsibility for and can provide no assurance as to the reliability of any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should not assume that the information contained in this prospectus or any applicable prospectus supplement is accurate on any date subsequent to the date set forth on the front of the document, even though this prospectus or any applicable prospectus supplement is delivered, or securities are sold, on a later date.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed or will be filed as exhibits to the registration statement of which this prospectus forms a part, and you may obtain copies of those documents as described under “Where You Can Find Additional Information.”

ii

Market, Industry and Other Data

Unless otherwise indicated, information contained in this prospectus concerning our industry and the markets in which we operate, including our general expectations and market position, market opportunity and market share, is based on information from our own management estimates and research, as well as from industry and general publications and research, surveys and studies conducted by third parties. Third-party industry publications and forecasts generally state that the information contained therein has been obtained from sources generally believed to be reliable. Management estimates are derived from publicly available information, our knowledge of our industry and assumptions based on such information and knowledge, which we believe to be reasonable. In addition, assumptions and estimates of our and our industry’s future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors.” These and other factors could cause our future performance to differ materially from our assumptions and estimates. See “Cautionary Note Regarding Forward-Looking Statements.”

Among others, we refer to estimates compiled by the following industry sources:

●	(https://www.statista.com/study/44526/digital-media-report/)

●	(https://www.insiderintelligence.com/content/cord-cutting-hasn-t-lost-momentum)

●	(https://www.nielsen.com/insights/2022/streaming-climbs-to-new-heights-again-in-april-despite-a-dip-in-total-tv-viewing/)

Trademarks and Service Marks

This prospectus contains references to our trademarks and service marks and to those belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

iii

PROSPECTUS SUMMARY

This summary highlights certain information appearing elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our Class A common stock. For a more complete understanding of this offering of shares of our Class A common stock by the Selling Shareholders, you should read the entire prospectus carefully, including the information under “Risk Factors” and our financial statements and the related notes included elsewhere in this prospectus before investing in our Class A common stock.

In this prospectus, unless otherwise stated or the context otherwise requires, references to “FreeCast®,” “Company,” “we,” “us” and “our” or similar references mean FreeCast, Inc.

Unless we indicate otherwise or the context otherwise requires, all references in this prospectus to “common stock” refer to our Class A common stock and Class B common stock, except that for historical periods it refers to our single class of common stock.

Overview

Connecting the Future of Streaming, Mobile, and Advertising

We are focused on addressing the growing complexity and fragmentation of digital video distribution globally. Through our integrated platform, we aim to unify content discovery, delivery and monetization across streaming, broadcast and mobile environments. While we believe our solutions may offer differentiated value, our ability to realize these opportunities is subject to market adoption, competition and technological or regulatory risks.

A Rapidly Expanding, Highly Fragmented Market

Consumer demand for flexible, ad-supported streaming solutions continues to evolve worldwide. The convergence of broadcast, over-the-top (OTT, which refers to film and television content provided via a high-speed Internet connection rather than a cable or satellite provider) and mobile platforms is creating opportunities for unified solutions. FreeCast has launched services across the Caribbean and is pursuing expansion into additional international markets. We believe early entry into emerging and underserved regions may support long-term platform adoption, though no assurance can be given regarding the extent or timing of such adoption.

An Integrated Platform Across Discovery, Delivery, and Monetization

We provide a suite of solutions designed to operate across the digital video ecosystem:

-	SmartGuide – Aggregates and personalizes content discovery

-	Platform-as-a-Service (PaaS) – Enables partners to deploy and scale streaming solutions

-	Broadcast Enabled Streaming Television (BEST) – Supports broadcast-quality delivery across devices

-	Direct-to-Mobile (D2M) – Expands access in mobile-first markets, including international regions

-	Zer0Gap Ads – Facilitates advertising across streaming and broadcast channels

We believe this integrated approach should reduce fragmentation and improve both user experience and monetization potential.

Positioned to Address Industry Fragmentation

We believe our platform offers several potential advantages:

-	Unified ecosystem across multiple distribution channels

-	Scalable infrastructure designed for global deployment

-	Advertising innovation through Zer0Gap Ads

-	Flexibility to integrate with existing content providers and platforms

-	Early-stage international deployment, including our Caribbean launch

These factors may contribute to differentiation; however, competitive and market conditions may impact outcomes.

Expanding Platform Adoption and Geographic Reach

We currently support content providers and platform integrations across multiple regions, including our recent Caribbean launch. We have observed user engagement across devices and markets and continue to expand partnerships and platform capabilities. While we believe these indicators may support future adoption, they are not guarantees of sustained growth or financial performance.

Multiple Pathways for Expansion and Scale

We believe several ongoing industry trends will benefit us:

-	Growth in ad-supported streaming and mobile-first consumption

-	Expansion of digital video platforms in emerging markets

-	Increasing demand for unified content aggregation and monetization solutions

-	Continued development of our SmartGuide, PaaS, BEST, D2M, and Zer0Gap Ads capabilities

These trends may create opportunities for platform expansion; however, execution is subject to significant uncertainties.

Reinvesting Today to Enable Scalable Growth Tomorrow

Consistent with strategies observed in leading technology companies, including Amazon and Tesla, we believe that reinvesting in platform development, infrastructure and talent during our early stages should position us for long-term growth.

Our approach prioritizes the expansion of our SmartGuide, PaaS, BEST, D2M and Zer0Gap Ads capabilities, as well as global scaling initiatives, including our Caribbean deployment.

We are prioritizing early-stage investments intended to enhance our platform capabilities, expand our global footprint and position us to capitalize on adoption and monetization opportunities over time. While we believe these investments may support future growth, we do not expect near-term profitability, and our actual results may differ materially from our expectations.

Key Risks and Uncertainties

Our forward-looking statements are subject to risks and uncertainties, including:

-	Market adoption and changing consumer preferences

-	Competitive pressures and technological advancements

-	Regulatory developments affecting streaming, advertising, or mobile distribution

-	Dependence on third-party platforms, infrastructure and partners

Investors are cautioned that actual results may differ materially from expectations.

Positioned for the Global Evolution of Digital Media

We believe FreeCast is developing a platform designed to participate in the ongoing transformation of the global digital video market. Through continued investment in technology, international expansion and platform capabilities, we seek to create long-term opportunities across streaming, mobile and advertising ecosystems. While outcomes are subject to significant uncertainties, and we may not achieve our anticipated results, we are focused on executing our strategy and expanding our global presence.

Our Company

FreeCast is a technology-driven streaming entertainment aggregator offering a unified, à la carte service for television (TV) entertainment through a comprehensive PaaS model. Our proprietary platform consolidates available entertainment content, advertising, and delivery infrastructure into a single, centralized ecosystem, reducing the complexity for consumers who would otherwise need to navigate multiple streaming services. Leveraging our SmartGuide® digital interactive technology, users can organize and access streaming content in a familiar, cable-like TV guide format across all Wi-Fi-enabled devices, including smart TVs, streaming devices, mobile phones, tablets, and computers.

We operate through three complementary deployment models: (i) a PaaS model that provides telecom operators, internet service providers (ISPs), municipalities, enterprises and major brands with a turnkey infrastructure to deploy fully branded streaming services; (ii) BEST, a model that bridges traditional over-the-air broadcasting with internet streaming by pairing free over-the-air (OTA) television with a simultaneous free online stream using digital rights management for content protection; and (iii) D2M, a software-based video distribution system that enables telecom operators and ISPs to launch revenue-generating television services across existing consumer devices at near-zero deployment cost through multiple delivery networks including 5G, broadband, satellite, and ATSC 3.0.

FreeCast’s business model is built on licensing its advanced streaming technology to a diverse range of partners, including commercial entities, device manufacturers, consumer brands, and Digital Out-of-Home (DOOH) advertising networks. Our platform supports co-branding for Consumer Direct Platforms (CDPs) with large user bases, enabling rapid market expansion and efficient scaling through B2B2C partnerships. Rather than acquiring individual subscribers, we partner with CDPs.

Designed for broad accessibility, FreeCast operates as a non-competitive, agnostic “omnichannel streaming platform,” meaning users do not need multiple apps to access their favorite content. Instead, our technology aggregates all content into one seamless interface, available directly to consumers under the FreeCast.com brand and distributed through third-party partners under licensed brand names. By integrating our SmartGuide® technology, CDPs can provide their users with a centralized platform to access all streaming apps and content in one place, enhancing service offerings and creating new revenue opportunities through advertising and commissions.

We offer subscribers of CDPs a centralized place to access their online media subscriptions, along with more than 700 channels, including global Free Ad-Supported TV (FAST) channels (500 channels), local and regional OTA integrated broadcast channels, premium pay OTT channels and leading news and entertainment content, both live and on demand. Our proprietary content aggregation technology automatically crawls the Internet to locate additional commercial-quality entertainment content from thousands of sources, including free, paid and subscription-based content.

Our SmartGuide® integrates this information and presents it in an easy-to-use, cable-like TV guide format. Our services are accessible via the Internet as a software application on all Wi-Fi-enabled devices, including smart TVs, streaming devices, mobile phones, tablets, and computers.

Our service is available directly to consumers under the FreeCast.com brand and is also distributed by third parties under licensed brand names and partnerships. Additionally, our service is available to CDPs and can be co-branded to align with their established user base.

Our strategy is to expand domestically and globally by securing licensing agreements with CDPs that already have a substantial user base. We continually enhance customer experience by expanding our content catalog, refining our user interface and extending our service to more Internet-connected devices. In addition to mobile carriers, we partner with telecom providers, including fixed wireless and broadband ISPs to bundle our aggregated streaming service with connectivity. These partnerships can include: (i) revenue sharing on ad inventory generated by the ISP’s subscribers on our platform; (ii) promotional bundles of our premium channel packages; and (iii) data driven advertising opportunities leveraging our first party viewing signals to improve targeting (subject to privacy compliance). We believe this model can raise ARPU and reduce ISP churn while avoiding traditional set top hardware and retransmission fee costs through our software first approach.

Broadcasters and Programmers. We provide a turnkey path for local and niche programmers to distribute channels in a streaming environment, including FAST channel assembly, distribution on our platform, and ad monetization. We anticipate a revenue model comprising: (i) monthly platform/hosting fees; (ii) time and materials fees for channel buildouts; and (iii) revenue sharing on advertisements sold by us and by the programmer, with the programmer retaining 100% of locally sold ad inventory and sharing in platform sold inventory. Our roadmap also contemplates integration with next generation broadcast standards (e.g., ATSC 3.0) to deliver hybrid broadcast enabled streaming experiences. FreeCast’s flexible distribution model and advanced technology position us to disrupt the current streaming industry, delivering convenience to consumers and value to our partners.

Following the end of the product lifecycle of our legacy product, Rabbit TV, and the conclusion of our partnership with Telebrands Corp. in 2017, we spent over two years rebuilding our product. This development not only improved our proprietary technology but also positioned us to capitalize on the fast-moving nature of the industry and capture new revenue streams. During this transition, sales primarily stemmed from legacy Rabbit TV sales, which declined over time, as expected.

Our revenue streams include:

●	Advertising Revenue – Generated through ad placements within the platform.

●	Subscription Revenue – From additional monthly content bundles.

●	Product Revenue – From selling digital high-definition TV antennas.

●	Licensing Revenue – From partnerships with CDPs and third-party distributors.

●	Referral Fees – Earned through partnerships with content providers.

The following table shows the aggregate number of subscribers at the end of each reporting period presented in this prospectus.

	For the Period Ended
Subscribers (1)	March 31, 2026	June 30, 2025
Ad-Supported	1,010,060	958,439
Paid	14,532	17,062
Total Subscribers:	1,024,592	975,501

(1)	“Subscriber” refers to any individual or entity that has registered for access to our platform, whether on a paid or free (ad-supported) tier basis, subject to the terms of our service. This metric represents the cumulative number of accounts that have been created on our platform since inception, regardless of whether the account holder has engaged with the platform recently or at all. An account is counted as a subscriber from the date of initial registration and continues to be included in the subscriber count indefinitely, even if the user has had no subsequent activity. We do not currently distinguish between active and inactive subscribers in our reported subscriber metrics. As a result, the total subscriber count may not be indicative of the number of users who actively use the platform or who generate revenue for us in any given period.

The basis of our service platform is our proprietary content aggregation technology that automatically crawls the Internet to locate commercial-quality entertainment content from thousands of sources, including free, paid and subscription-based content. Additionally, we subscribe to the top entertainment data services such as Gracenote (owned by Nielsen), Xperi and Reelgood who provide real-time updates. Our technology then sorts through and manages all available commercial-quality digital media, including both live and on-demand video from free subscription and pay-per-view (PPV) services.

The SmartGuide is presented to consumers in a familiar, easy-to-use cable-like TV guide format, accessible via the Internet and as a software application on all Wi-Fi enabled devices, including computers, smartphones, tablets, streaming devices, and smart TVs. The SmartGuide uses images and related information on customized guide pages to provide subscribers with an intuitive way to explore all available media choices from one centralized account, regardless of device or location.

Upon selecting content, subscribers are directed to the original source of the content. If content is available for free, the subscriber is transferred to the website providing the content. If content is available through a subscription service (such as Netflix or Hulu), the subscriber can log in through our SmartGuide and is then directed to the subscription service’s website. For PPV content, the subscriber is directed to the payment page for the PPV service. We do not manipulate, store, retransmit or distribute this source content. The provider of the PPV content retains all rights and management of their content.

We believe that, because we link subscribers directly to third-party PPV content sources and in no way manipulate, store, retransmit or distribute this content, we are not subject to licensing fees or restrictions by third-party PPV content suppliers. We are not responsible for the availability or content of these external websites, nor do we endorse, warrant or guarantee the products, services or information described or offered. All logos and trademarks used in the guide are the sole property of their respective owners. We believe that this is a complementary relationship in which we directly supply free traffic to content suppliers, much like the print-based model employed by TV Guide in past decades.

Our SmartGuide technology is available directly to consumers, branded as FreeCast.com, and is also distributed by third parties, both as FreeCast.com and under other licensed brand names and partnerships. Through commercial partnerships, device integrations, and co-branding arrangements with CDPs, FreeCast expands its reach and provides a unified entertainment experience to a broad and diverse user base.

We have incurred recurring losses from operations since inception, and as of March 31, 2026, had an accumulated deficit of $205,415,506. Consequently, we raise substantial doubt that we will be able to continue operations as a going concern, and our independent auditors included an explanatory paragraph regarding this uncertainty in their report on our financial statements for the year ended June 30, 2025. Our continuation as a going concern is contingent upon our ability to obtain additional financing and to generate revenue and cash flow to meet our obligations on a timely basis.

Private Placement

On June 30, 2026, we engaged in a private placement pursuant to which we agreed to sell and issue to the Selling Shareholders the Private Placement Shares and the Pre-Funded Warrants under the terms and conditions set forth in the SPA. The purchase price of each Private Placement Share equals $3.00. The purchase price of each Pre-Funded Warrant equals $2.9999, and the exercise price of each Pre-Funded Warrant equals $0.0001 per share. The Pre-Funded Warrants are exercisable at any time after our shareholders approve the issuance thereof in accordance with Nasdaq rules and will not expire until exercised in full. See “Description of Private Placement” for additional information

In connection with the private placement, on June 30, 2026, we entered into a Placement Agency Agreement with A.G.P./Alliance Global Partners (the “Placement Agent”). As part of its compensation for acting as the Placement Agent for the private placement, we paid the Placement Agent a cash fee of 5.0% of the aggregate gross proceeds raised from the sale of the Private Placement Shares and 1.0% of the aggregate gross proceeds raised from the sale and exercise of the Pre-Funded Warrants.

The private placement closed on July 2, 2026, and we received aggregate gross proceeds from the private placement of approximately $23.73 million, before deducting placement agent commissions and expenses in connection with the private placement, which were paid by us. After deducting the approximately $.89 million paid to the Placement Agent pursuant to the Placement Agency Agreement, we received approximately $22.84 million in proceeds from the private placement. We have agreed to use the net proceeds from the private placement for working capital and general corporate purposes, which may not include repayment of any portion of outstanding debt, redemption of any outstanding securities or settlement of any outstanding litigation. We are permitted to pay trade payables in the ordinary course of our business and prior practices and as described in our filings with the Securities and Exchange Commission (SEC).

Relationship with Nextelligence, Inc.

On June 30, 2011, we entered into a Technology License and Development Agreement, which was amended and restated on October 19, 2012, amended on July 1, 2013, amended and restated a second time on July 31, 2014 and further revised to terminate all payments to Nextelligence pursuant to the agreement, effective on June 30, 2016 (the “Technology Agreement”), with Nextelligence, Inc., or Nextelligence, which is majority owned and controlled by William A. Mobley, Jr., our founder, Chief Executive Officer and Chairman. The Technology Agreement, which terminates on June 30, 2054, provides us with an exclusive license to a web-based application that installs in the end-user’s browser and any supported email functions or chat functions with search and certain other features (the “Technology”) from Nextelligence and for Nextelligence to provide all further development, improvement, modification, maintenance, management and enhancement services related to the Technology.

Emerging Growth Company Status

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or JOBS Act. As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements that are applicable to other companies that are not emerging growth companies. Accordingly, we have included detailed compensation information for only our three most highly compensated executive officers and have not included a compensation discussion and analysis of our executive compensation programs in this prospectus. In addition, for so long as we are an “emerging growth company,” we will not be required to:

●	engage an auditor to report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes–Oxley Act of 2002, or Sarbanes–Oxley Act;

●	comply with any requirement that may be adopted by the Public Company Accounting Oversight Board (PCAOB) regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

●	submit certain executive compensation matters to shareholder advisory votes, such as “say-on-pay,” “say-on-frequency,” and “say-on-golden parachutes;” or

●	disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparison of the chief executive officer’s compensation to median employee compensation.

In addition, the JOBS Act provides that an “emerging growth company” can use the extended transition period for complying with new or revised accounting standards, which we have elected to take advantage of.

We will remain an “emerging growth company” until the earliest to occur of:

●	our reporting $1.07 billion or more in annual gross revenues;

●	our issuance, in a three-year period, of more than $1 billion in non-convertible debt;

●	the end of the fiscal year in which the market value of our Class A common stock held by non-affiliates exceeds $700 million on the last business day of our second fiscal quarter; or

●	June 30, 2031.

Our Corporate Information

We were incorporated on June 21, 2011, in the State of Florida. Our principal executive offices are located at 6901 TPC Drive, Suite 100 Orlando, Florida 32822. Our telephone number is (407) 374-1607. We maintain a website at www.FreeCast.com. The information contained on our website is not, and should not be interpreted to be, a part of this prospectus.

Trademark and Service Mark Notice

FreeCast, SmartGuide and SelectTV are registered service marks of FreeCast, Inc. We use these registered service marks in connection with the operation of our business, including our corporate name, logos and website names. Other trademarks, service marks and trade names appearing in this prospectus are the property of their respective owners. Solely for convenience, some of the trademarks, service marks, and trade names referred to in this prospectus are listed without the ® and ™ symbols.

Summary Financial Data

The following table presents a summary of our historical financial data for the periods presented and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and notes thereto included elsewhere in this prospectus. The statements of operations data for the nine months ended March 31, 2026, and 2025, are derived from our financial statements included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results to be expected in the future.

	Year Ended		Nine Months Ended		Three Months Ended
	June 30,		March 31,		March 31,
	2025	2024	2026	2025	2026	2025
Statements of Operations Data:
Total Revenue	$628,149	$507,920	$350,859	$413,837	$92,909	$143,885
Total Cost of Revenue	346,581	336,996	126,157	269,900	34,416	93,714
Total Operating Expenses	14,037,006	10,899,711	10,204,003	10,849,459	4,480,359	3,357,458
Loss From Operations	(13,755,438)	(10,728,787)	(9,979,301)	(10,705,522)	(4,421,866)	(3,307,287)
Total Other (Expense) Income	(310,510)	(1,717,429)	(201,004)	(164,328)	(112,108)	(73,240)
Net Loss	(14,065,948)	(12,446,216)	(10,180,305)	(10,869,850)	(4,533,974)	(3,380,527)
Net loss attributable to common shareholders		(17,446,216)
Net Loss per share, basic and diluted	$(0.36)	$(0.62)	$(0.25)	$(0.28)	$(0.11)	$(0.09)

Summary of Risk Factors

Investing in our Class A common stock involves a high degree of risk. You should carefully consider all the information in this prospectus prior to investing in our Class A common stock. These risks are discussed more fully in the next section entitled “Risk Factors.” These risks and uncertainties include, but are not limited to, the following:

●	We may not be able to continue as a going concern without additional financing.

●	We are reliant on a limited number of customers, and the loss of one or more of these customers would adversely affect our business.

●	If our efforts to build strong brand identity and improve subscriber satisfaction and loyalty are not successful, we may not be able to attract or retain subscribers, and our operating results may be adversely affected.

●	If we are unable to continue using our current marketing channels, our ability to attract new subscribers may be adversely affected.

●	Our reported subscriber count includes inactive accounts and may not be indicative of current platform engagement or monetization potential.

●	Although we do not distribute content through our service, if we are sued for content accessed through our service, our results of operations would be adversely affected.

●	Our existing cash should fund our operations for at least the next 12 months, but long-term we may require additional capital, which may not be available on acceptable terms or at all

●	We rely heavily on our proprietary technology to locate and organize online video, radio and games and to manage other aspects of our operations, and the failure of this technology to operate effectively could adversely affect our business.

●	Any significant disruption in our computer systems or those of third-party service providers that we rely on could adversely impact our business.

●	Our reputation and relationships with subscribers would be harmed if our subscriber data, particularly billing data, were to be accessed by unauthorized people.

●	Intellectual property claims against us could be costly and result in the loss of significant rights related to, among other things, our Web site, technology, title selection processes and marketing activities.

●	We depend on key management as well as experienced and capable personnel generally, and any failure to attract, motivate and retain our staff could severely hinder our ability to maintain and grow our business.

●	Our Chief Executive Officer and Chief Financial Officer also serve as executive officers of other companies and such other positions may create conflicts of interest for such officers in the future.

●	Changes in consumer viewing habits, including more widespread usage of demand methods of entertainment video consumption could adversely affect our business.

●	Our business depends on continued and unimpeded access to the Internet at non-discriminatory prices, and Internet access providers and Internet backbone providers may be able to block, limit, degrade or charge for access to certain of our products and services, which could lead to additional expenses and the loss of users.

●	Changes in how network operators handle and charge for access to data that travel across their networks could adversely impact our business.

●	An active trading market for our Class A common stock may not develop or be sustained, which could limit your ability to sell your shares.

●	The market price of our Class A common stock may be highly volatile, including experiencing extreme volatility that may be unrelated to our operating performance.

●	The dual class structure of our common stock will have the effect of concentrating voting control with our founder, Chief Executive Officer and Chairman, William A. Mobley, Jr., which will limit or preclude your ability to influence corporate matters, including the election of directors and the approval of any change of control transaction, and that may adversely affect the trading price of our Class A common stock.

●	We are a “controlled company” within the meaning of the Nasdaq rules and, as a result, qualify for and rely on exemptions from certain corporate governance requirements. As a result, our shareholders do not have the same protections afforded to shareholders of companies that cannot rely on such exemptions and are subject to such requirements.

●	If securities or industry analysts do not publish research or reports about our business, if they change their recommendations regarding our Class A common stock adversely, or if we fail to achieve analysts’ earnings estimates, the market price and trading volume of our Class A common stock could decline.

●	If we are unable to meet the continued listing requirements of Nasdaq, Nasdaq will delist our Class A common stock.

●	We do not intend to pay dividends, so any return on investment will depend on stock price appreciation.

●	Our management has broad discretion over the use of the proceeds from the sale of our Class A common stock to the Selling Shareholders under the SPA, and you may not agree with how we use the proceeds.

●	For as long as we are an “emerging growth company,” we will not be required to comply with certain reporting requirements, including those relating to accounting standards and disclosure about our executive compensation, which apply to other public companies.

●	If we fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results or prevent fraud. As a result, shareholders could lose confidence in our financial and other public reporting, which would harm our business and the trading price of our Class A common stock.

●	In the past, we have had weaknesses in our internal control over financial reporting.

●	Substantial future sales or perceived potential sales of our Class A common stock in the public market could cause the price of our Class A common stock to decline significantly.

●	Anti-takeover provisions in our governing documents could delay or prevent a change in control.

RISK FACTORS

Investing in our Class A common stock involves a high degree of risk. You should consider carefully the risks and uncertainties described below, together with all of the other information in this prospectus, including the financial statements, the notes thereto and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus before deciding whether to invest in shares of our Class A common stock. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties that we are unaware of or that we deem immaterial may also become important factors that adversely affect our business. If any of the following risks actually occur, our business, financial condition, results of operations and future prospects could be materially and adversely affected. In that event, the market price of our Class A common stock could decline, and you could lose part or all of your investment.

Risks Related to Our Business

We have historically been subject to substantial doubt about our ability to continue as a going concern, and although we recently completed a capital raise, our auditors' report continues to include a going concern qualification..

We have a limited operating history and have incurred recurring losses from operations. As of March 31, 2026, we have an accumulated deficit of $205.4 million, and a stockholders’ deficit of $7.0 million. For the three months ended March 31, 2026, and 2025, we incurred a net loss of $4.5 million and $3.4 million, respectively. For the nine months ended March 31, 2026, and 2025, we incurred a net loss of $10.2 million and $10.9 million, respectively. As of June 30, 2025, we had an accumulated deficit of $195,235,201, and a stockholders’ deficit of $4,853,508. For the fiscal years ended June 30, 2025 and 2024, we incurred a net loss of $14,065,948 and $12,446,216, respectively. The report of our independent registered public accounting firm on our financial statements for the year ended June 30, 2025, includes an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern. In July 2026, we completed a capital raise resulting in gross proceeds of approximately $23 million, which management believes will be sufficient to fund our operations for at least the next 12 months. However, there can be no assurance that our current capital resources will be sufficient to fund our operations until we achieve profitability, if ever. If we require additional capital in the future, it may not be available on acceptable terms, or at all, and we could be forced to curtail or cease operations. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Our SmartGuide relies on a technology that we license from Nextelligence, Inc. and any interruption of our rights as a licensee could have a significant adverse impact on some major aspects of our business, such as product development, customer retention and sales.

Our SmartGuide has been built on technology developed by Nextelligence, Inc., or Nextelligence, and used by us pursuant to a Technology License and Development Agreement (as amended, the “Technology Agreement”). Nextelligence is principally owned and controlled by William A. Mobley, Jr., our founder, Chief Executive Officer and Chairman. The Technology Agreement provides that Nextelligence is obligated to provide all further development, improvement, modification, maintenance, management and enhancement services related to the technology. The Technology Agreement may be terminated if, among other things, we breach the Technology Agreement, if we become insolvent or subject to bankruptcy laws, or if there is a change of control (as defined in the Technology Agreement). If we were not able to use the technology for any reason, it could have a significant adverse impact on some major aspects of our business, such as product development, customer retention and sales.

If our efforts to attract and retain subscribers are not successful, our business will be adversely affected.

Our ability going forward to attract and retain subscribers will depend on our ability to consistently provide a robust, valuable and quality experience for selecting and viewing TV shows, movies and channels and access to online radio stations. Furthermore, the relative service levels, content offerings, pricing and related features of competitors to our service may adversely impact our ability to attract and retain subscribers. If consumers do not perceive our service offering to be of value, or if we introduce new or adjust existing services that are not favorably received by them, we may not be able to attract subscribers. In addition, many of our subscribers are re-joining our service or originate from word-of-mouth advertising from existing subscribers. Our attracting and retaining subscribers may depend on our ability to:

●	offer a secure platform;

●	provide tools and services that meet the evolving needs of consumers;

●	provide a wide range of high-quality product and service offerings;

●	enhance the attractiveness of our platform;

●	maintain the quality of our customer service; and

●	continue adapting to the changing demands of the market.

If our efforts to satisfy our existing subscribers are not successful, we may not be able to attract new subscribers, and as a result, our ability to maintain or grow our business will be adversely affected. Subscribers cancel their subscription to our service for many reasons, including a perception that they do not use the service sufficiently, the need to cut household expenses, availability of content is limited, competitive services provide a better value or experience, and customer service issues are not satisfactorily resolved. We must continually add new subscribers both to replace subscribers who cancel and to grow our business beyond our current subscriber base. If too many of our subscribers cancel our service, or if we are unable to attract new subscribers in numbers sufficient to grow our business, our operating results will be adversely affected. If we are unable to successfully compete with current and new competitors in both retaining our existing subscribers and attracting new subscribers, our business will be adversely affected. Further, if excessive numbers of subscribers cancel our service, we may be required to incur significantly higher marketing expenditures than we currently anticipate in order to replace these subscribers with new subscribers.

Our reported subscriber count includes inactive accounts and may not be indicative of current platform engagement or monetization potential.

We define a “subscriber” as any individual or entity that has registered for access to our platform, whether on a paid or free (ad-supported) tier basis. This metric represents cumulative account registrations since inception, and includes accounts that may be dormant, inactive or no longer engaged with the platform. We do not currently remove accounts from our subscriber count based on inactivity or lack of engagement, and we do not separately report the number of active users. As a result, our reported subscriber figures may significantly overstate the number of users who actively use the platform, generate advertising impressions, or contribute to revenue in any given period. Investors should not rely on our total subscriber count as a measure of current platform usage, engagement, or monetization capacity. If we were to adopt an active-user metric or reclassify inactive accounts, the resulting figures could be materially lower than the subscriber counts currently reported.

If we are not able to continue to innovate or if we fail to adapt to changes in our industry, our business, financial condition and results of operations would be materially and adversely affected.

The market for online video, radio and games is characterized by rapidly changing technology, evolving industry standards, new service and product introductions and changing customer demands. Although we have developed new products and services in order to meet customer demands, new technologies and evolving business models for delivery of entertainment video continue to develop at a fast pace and we may not be able to keep up with all of the changes. Consumers are afforded various means for consuming online video, radio and games. The various economic models underlying these differing means of entertainment video delivery include subscription, pay-per-view, ad-supported and piracy-based models. Several competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than we do. New entrants may enter the market with unique service offerings or approaches to distributing online video, radio and games and other companies also may enter into business combinations or alliances that strengthen their competitive positions. The changes and developments taking place in our industry may also require us to re-evaluate our business model and adopt significant changes to our long-term strategies and business plan. If we are unable to successfully or profitably compete with current and new competitors, programs and technologies, our business will be adversely affected, and we may not be able to increase or maintain market share, revenues or profitability.

We may not be able to maintain or grow our revenue or our business.

Since the beginning of fiscal year 2019, we have been focused on investing in and developing new technologies, which we anticipate will drive future growth and give us a sustainable revenue stream. In addition, we have transitioned to a “multi license” model from a “single-license” model. We believe that with new technology, coupled with our new sales and marketing strategy focused on generating revenue through free registrations of FreeCast.com by partnering with retailers, manufacturers, operators and/or distributors of streaming devices, mobile phones, broadband carriers, broadcasters, property management, multi-dwelling developers, builders, and various mass consumer communities of streaming tv watchers in exchange for a negotiated revenue sharing percentage with each distributor on a case-by-case basis. However, there can be no assurance that we will be able to generate sufficient revenue from distributor fees or fees from premium content purchased by subscribers through our SmartGuide to fund our operations in the future. In addition, our growth may become stagnant for many other reasons, including decreasing consumer spending, increasing competition, slowing growth of the consumption of online video, radio and games, changes in government policies or general economic conditions.

If we are not able to manage our growth, our business could be adversely affected.

We are currently engaged in an effort to grow our service by promoting online access renewal, developing new products, expanding internationally and to residents of rural areas. As we undertake all these changes, if we are not able to manage the growing complexity of our business, including improving, refining or revising our systems and operational practices, our business may be adversely affected.

We are reliant on a limited number of customers, and the loss of one or more of these customers would adversely affect our business.

For the nine months ended March 31, 2026, and 2025, more than 50.1% and 42.1%, respectively, of our total revenue was derived from two related party customers. For the fiscal years ended June 30, 2025, and June 30, 2024, more than 35% and 52%, respectively, of our total revenue was derived from the same two related party customers. The loss of either customer, or a substantial reduction in their business with us, would adversely affect our financial performance and our business. Our reliance on a small customer base limits our ability to mitigate downturns in specific customer relationships or industry segments. Strategic decisions made by these customers could adversely impact our operations, including pricing, service levels, and product development priorities. Financial instability or delayed payments from these customers could negatively affect our liquidity and working capital. We cannot be certain that we will retain these customers or replace the revenue if we lose them. Any disruption in our relationship with these two customers would likely have an adverse impact on our financial condition and business.

If our efforts to build strong brand identity and improve subscriber satisfaction and loyalty are not successful, we may not be able to attract or retain subscribers, and our operating results may be adversely affected.

We must continue to build and maintain strong brand identity for our products and services, which have expanded over time. We believe that strong brand identity will be important in attracting subscribers. If our efforts to promote and maintain our existing brands and brands we develop in the future are not successful, our operating results and our ability to attract subscribers may be adversely affected. From time to time, subscribers’ express dissatisfaction with our service, including, among other things, title availability, processing and service interruptions. To the extent dissatisfaction with our service is widespread or not adequately addressed, our brand may be adversely impacted and our ability to attract and retain subscribers may be adversely affected. With respect to our planned international expansion, we will also need to establish our brand and to the extent we are not successful, our business in new markets would be adversely impacted.

If we are unable to manage the mix of subscriber acquisition sources, our subscriber levels and marketing expenses may be adversely affected.

We utilize a broad mix of marketing programs to promote our service to potential new subscribers. We obtain new subscribers through our online marketing efforts, including paid search listings, banner ads, text links and permission-based e-mails. In addition, we have engaged in various offline marketing programs, including TV and radio advertising, direct mail and print campaigns, consumer package and mailing insertions. We maintain an active public relations program to increase awareness of our service and drive subscriber acquisition. We opportunistically adjust our mix of marketing programs to acquire new subscribers at a reasonable cost with the intention of achieving overall financial goals. If we are unable to maintain or replace our sources of subscribers with similarly effective sources, or if the cost of our existing sources increases, our subscriber levels and marketing expenses may be adversely affected.

If we are unable to continue using our current marketing channels, our ability to attract new subscribers may be adversely affected.

We may not be able to continue to support the marketing of our service by current means if such activities are no longer available to us, become cost prohibitive or are adverse to our business. If companies that currently promote our service decide that we are negatively impacting their business, that they want to compete more directly with our business or enter a similar business or decide to exclusively support our competitors, we may no longer be given access to such marketing through them. In addition, if advertising rates increase, we may curtail marketing efforts or otherwise experience an increase in our marketing costs. Laws and regulations impose restrictions on the use of certain channels, including commercial e-mail and direct mail. We may limit or discontinue use or support of e-mail and other activities if we become concerned that subscribers or potential subscribers deem such activities intrusive, which could affect our goodwill or brand. If the available marketing channels are curtailed, our ability to attract new subscribers may be adversely affected.

Although we do not distribute content through our service, if we are sued for content accessed through our service, our results of operations would be adversely affected.

Although we do not distribute content through our service, we face potential liability for negligence, copyright, patent or trademark infringement or other claims based on content accessed through our service. We also may face potential liability for content uploaded from our users in connection with our community-related content or reviews. If we become liable for such activities, then our business may suffer. Litigation to defend these claims could be costly and the expenses and damages arising from any liability could harm our results of operations. We cannot assure you that we are insured or indemnified to cover claims of these types or liability that may be imposed on us.

We rely upon a number of partners to offer our service.

We currently offer subscribers the ability to easily navigate available sources of online video, radio and games and consume such media through their computers and other Internet-connected devices. If we are not successful in maintaining existing and creating new relationships with content providers, or if we encounter technological, content licensing or other impediments to our ability to organize content, our ability to grow our business could be adversely impacted. Furthermore, mobile devices and TVs are manufactured and sold by entities other than FreeCast and while these entities should be responsible for the devices’ performance, the connection between these devices and FreeCast may nonetheless result in consumer dissatisfaction toward FreeCast and such dissatisfaction could result in claims against us or otherwise adversely impact our business.

Any significant disruption in our computer systems or those of third-party service providers that we rely on could adversely impact our business.

Subscribers and potential subscribers access our service through our website or their TVs, computers, game consoles, or streaming or mobile devices. Our reputation and ability to attract, retain and serve subscribers depend on the reliable performance of our computer systems and those of third-party service providers that we utilize in our operations. Interruptions in these systems, or with the Internet in general, including discriminatory network management practices, could make our service unavailable or degraded. Service interruptions, errors in our software or the unavailability of computer systems used in our operations could diminish the overall attractiveness of our service to existing and potential subscribers.

Our servers and those of third-party service providers we use in our operations are vulnerable to computer viruses, physical or electronic break-ins, cyber-attacks and similar disruptions, which could lead to interruptions and delays in our service and operations, as well as loss, misuse or theft of data. Our website periodically experiences directed attacks intended to cause a disruption in service. Any successful attempt to disrupt our service or internal systems could harm our business, be expensive to remedy and damage our reputation. Our insurance does not cover expenses related to attacks on our website or internal systems, and efforts to prevent such attacks are costly and may limit the functionality of our services.

We rely on third-party service providers, including cloud computing and distributed infrastructure platforms, to support critical aspects of our operations, including data processing, storage and service delivery. Because we cannot easily switch our operations to alternative providers, any disruption of or interference with our use of these third-party services, whether due to technological, operational or business-related issues, could adversely impact our operations and the experience of our subscribers.

In addition, fires, floods, earthquakes, power losses, telecommunications failures and other catastrophic events could damage our systems or those of our third-party service providers or cause them to fail completely. As we do not maintain fully redundant systems, any such disruption could result in prolonged downtime, loss of subscribers and harm to our business and results of operations.

We rely heavily on our proprietary technology to locate and organize online video, radio and games and to manage other aspects of our operations, and the failure of this technology to operate effectively could adversely affect our business.

We continually enhance or modify the technology used for our operations. We cannot be sure that any enhancements or other modifications we make to our operations will achieve the intended results or otherwise be of value to our subscribers. Future enhancements and modifications to our technology could consume considerable resources. If we are unable to maintain and enhance our technology, our ability to retain existing subscribers and to add new subscribers may be impaired. In addition, if our technology or that of third-parties we utilize in our operations fails or otherwise operates improperly, our ability to retain existing subscribers and to add new subscribers may be impaired. Also, any harm to our subscribers’ personal computers or other devices caused by software used in our operations could have an adverse effect on our business, results of operations and financial condition.

Privacy concerns and restrictions on our ability to use subscriber data could adversely impact our business and reputation.

In the ordinary course of business and, in particular, in connection with merchandising our service to our subscribers, we collect and utilize data supplied by our subscribers. We currently face certain legal obligations regarding the manner in which we treat such information. Other businesses have been criticized by privacy groups and governmental bodies for attempts to link personal identities and other information to data collected on the Internet regarding users’ browsing and other habits. Increased regulation of data utilization practices, including self-regulation or findings under existing laws, which limit our ability to use collected data, could have an adverse effect on our business. In addition, if we were to disclose data about our subscribers in a manner that was objectionable to them, our business reputation could be adversely affected, and we could face potential legal claims that could impact our operating results.

Our reputation and relationships with subscribers would be harmed if our subscriber data, particularly billing data, were accessed by unauthorized people.

We maintain personal data regarding our subscribers, including names and, in many cases, mailing addresses. With respect to billing data, such as credit card numbers, we rely on licensed encryption and authentication technology to secure such information. We take measures to protect against unauthorized intrusion into our subscribers’ data. If, despite these measures, we, or our payment processing services, experience any unauthorized intrusion into our subscribers’ data, current and potential subscribers may become unwilling to provide the information to us necessary for them to become subscribers, we could face legal claims, and our business could be adversely affected. Similarly, if a well-publicized breach of the consumer data security of any other major consumer Web site were to occur, there could be a general public loss of confidence in the use of the Internet for commerce transactions which could adversely affect our business.

In addition, we do not obtain signatures from subscribers in connection with the use of credit cards by them. Under current credit card practices, to the extent we do not obtain cardholders’ signatures, we are liable for fraudulent credit card transactions, even when the associated financial institution approves payment of the orders. From time to time, fraudulent credit cards are used on our Web site to obtain service. Typically, these credit cards have not been registered as stolen and are therefore not rejected by our automatic authorization safeguards. While we do have a number of other safeguards in place, we nonetheless experience some loss from these fraudulent transactions. We do not currently carry insurance against the risk of fraudulent credit card transactions. A failure to adequately control fraudulent credit card transactions would harm our business and results of operations.

We may not be able to adequately protect our intellectual property rights.

We rely on a combination of trademark, copyright, trade secret and other intellectual property laws, as well as confidentiality procedures and contractual provisions, to protect our proprietary technology, business processes and other intellectual property. These measures may not be sufficient to prevent unauthorized use, disclosure or misappropriation of our intellectual property.

Confidentiality agreements with employees, contractors and other third parties may be breached, and we may not have adequate remedies for any such breach. In addition, policing unauthorized use of our intellectual property is difficult, time-consuming and costly, and we may be unable to detect or prevent such unauthorized use. Our trade secrets may be disclosed, become known to competitors or be independently developed by others. If we are unable to adequately protect our intellectual property rights, our competitive position could be adversely affected, and our business, financial condition and results of operations could be materially harmed.

Intellectual property claims against us could be costly and result in the loss of significant rights.

We may be subject to claims by third parties that we have infringed, misappropriated or otherwise violated their intellectual property rights. These claims may arise from our use of technology, content, business processes or other aspects of our operations. As the number of patents and other intellectual property rights in our industry increases, the risk of such claims may also increase.

Defending against intellectual property claims, regardless of their merit, can be costly, time-consuming and may divert the attention of management and technical personnel. If we are unable to successfully defend against such claims, we may be required to pay damages, enter into costly licensing agreements, modify or discontinue certain products or services, or develop alternative technologies, any of which could adversely affect our business.

In addition, we may be unable to obtain licenses to use intellectual property on commercially reasonable terms, or at all. Any such claims or limitations could materially and adversely affect our business, financial condition and results of operations.

If we are unable to protect our domain names, our reputation and brand could be adversely affected.

We currently hold various domain names relating to our brand, including freecast.com. Failure to protect our domain names could adversely affect our reputation and brand and make it more difficult for users to find our Web site and our service. The acquisition and maintenance of domain names generally are regulated by governmental agencies and their designees. The regulation of domain names in the U.S. may change in the near future. Governing bodies may establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names. As a result, we may be unable to acquire or maintain relevant domain names. Furthermore, the relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. We may be unable, without significant cost or at all, to prevent third-parties from acquiring domain names that are similar to, infringe upon or otherwise decrease the value of our trademarks and other proprietary rights.

We depend on key management as well as experienced and capable personnel generally, and any failure to attract, motivate and retain our staff could severely hinder our ability to maintain and grow our business.

We rely on the continued service of our senior management, including our founder and Chief Executive Officer and Chairman of our board of directors, William A. Mobley, Jr., other members of our executive team and other key employees to develop our products, services and solutions. In our industry, there is substantial and continuous competition for highly skilled business, product development, technical and other personnel. As a result, our human resources organization focuses significant efforts on attracting and retaining individuals in key technology positions. If we lose the services of any member of management or key personnel and are unable to attract or locate suitable or qualified replacements, or otherwise hire talented personnel, we may incur additional expenses to recruit and train new staff, making it more difficult to meet our business objectives, which could severely disrupt our business and growth. In addition, our ability to execute our strategy depends in part on our ability to engage and retain qualified third-party contractors.

Our Chief Executive Officer and Chief Financial Officer also serve as executive officers of other companies and such other positions may create conflicts of interest for such officers in the future.

William A. Mobley, Jr., our Chief Executive Officer and Chairman, works full-time for us, devoting approximately 50 hours a week to our business. Mr. Mobley also works part-time for Nextelligence and serves as its Chief Executive Officer and Chairman of the board of directors. Mr. Mobley’s duties to Nextelligence may compete for his full attention to our business; accordingly, he may have conflicts of interest in allocating time between those separate business activities.

Jonathan Morris, our Chief Financial Officer, works full-time for us, devoting approximately 45 hours a week to our business. Mr. Morris also advises two special purpose acquisition companies (SPACs), ESH Acquisition Corp. and Twelve Seas Investment Co III, on a limited basis as a consultant and their Chief Financial Officer. Mr. Morris’ duties to these other businesses may compete for his full attention to our business; accordingly, he may have conflicts of interest in allocating time between those separate business activities.

Our brand name and our business may be harmed by aggressive marketing and communications strategies of our competitors.

Due to competition in our industry, we have been and may be the target of incomplete, inaccurate and false statements about our company and our services that could damage our management’s reputation and our brand and materially deter consumers from using our service. Our brand name and our business may be harmed if we are unable to promptly respond to our competitors’ misleading marketing efforts.

For as long as we are an “emerging growth company,” we will not be required to comply with certain reporting requirements, including those relating to accounting standards and disclosure about our executive compensation, which apply to other public companies.

We are an “emerging growth company,” as defined in the Securities Act of 1933, as amended, or the Securities Act. As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes–Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy and information statements and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and of shareholder approval of any golden parachute payments not previously approved. Because we intend to take advantage of these exemptions, some investors may find our Class A common stock less attractive, which may result in a less active trading market for our Class A common stock, and our stock price may be more volatile.

In addition, the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period for complying with new or revised accounting standards.

We could remain an “emerging growth company” until June 30, 2031 or, if earlier: (i) the last day of the first fiscal year in which our annual gross revenues exceed $1.07 billion; (ii) if the market value of our Class A common stock that is held by non-affiliates exceeds $700 million as of the last business day of the second fiscal quarter of any fiscal year, the last day of such fiscal year; or (iii) the date on which we have issued more than $1 billion in non-convertible debt securities during the preceding three-year period. If we are still a smaller reporting company (a company with a public float of less than $75 million) after we no longer qualify as an emerging growth company, we may be able to make use of some of the same exemptions (such as the exemption to the auditor attestation requirements of Section 404(b) of the Sarbanes–Oxley Act) as were available to us when we qualified as an emerging growth company.

If we fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results or prevent fraud. As a result, shareholders could lose confidence in our financial and other public reporting, which would harm our business and the trading price of our Class A common stock.

We are required to comply with the SEC’s rules implementing Sections 302 and 404 of the Sarbanes–Oxley Act, which require management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of controls over financial reporting. Although we are required to disclose changes made in our internal controls and procedures on a quarterly basis, we are not required to make our first annual assessment of our internal control over financial reporting pursuant to Section 404 until the year following our first annual report required to be filed with the SEC. However, as an “emerging growth company,” our independent registered public accounting firm will not be required to formally attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 until the later of the year following our first annual report required to be filed with the SEC or the date we are no longer an “emerging growth company.” At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our controls are documented, designed or operating.

In addition, to comply with the requirements of being a public company, we may need to undertake various actions, such as implementing new internal controls and procedures and hiring additional accounting or internal audit staff. Testing and maintaining internal control can divert our management’s attention from other matters that are important to the operation of our business. In addition, when evaluating our internal control over financial reporting, we may identify material weaknesses that we may not be able to remediate in time to meet the applicable deadline imposed upon us for compliance with the requirements of Section 404. If we identify material weaknesses in our internal control over financial reporting or are unable to comply with the requirements of Section 404 in a timely manner or assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal control over financial reporting, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our Class A common stock could be negatively affected, and we could become subject to investigations by the stock exchange on which our securities are listed, the SEC or other regulatory authorities, which could require additional financial and management resources.

Material weaknesses in our internal control over financial reporting.

Although we are not yet required to assess the effectiveness of our internal control over financial reporting, management identified material weaknesses in our internal control over financial reporting during 2018. These material weaknesses related primarily to deficiencies in controls over invoice processing and contract approval, including instances in which documentation was not consistently obtained prior to the payment of certain invoices and the execution of certain contracts.

In addition, as is common for companies of our size and stage of development, we did not have: (i) formally documented internal control policies and procedures; (ii) sufficient segregation of duties within our accounting function; (iii) adequate accounting personnel and supervisory review; or (iv) a sufficiently robust process for periodic financial reporting, including the timely preparation and review of financial statements.

Since that time, management has implemented a comprehensive remediation plan and made substantial improvements to our internal control environment. These actions have included engaging CFO Squad, LLC, since December 2018, to provide technical accounting and financial reporting expertise in accordance with U.S. generally accepted accounting principles (“GAAP”); hiring a qualified and experienced Controller who strengthened and reorganized the accounting function; appointing a Chief Operating Officer with significant financial and accounting experience; hiring a Chief Financial Officer with experience supporting companies of similar size and complexity; engaging an experienced Audit Committee member to provide enhanced oversight and review; implementing expanded segregation of duties across key accounting and operational processes; and establishing formalized procedures for the timely preparation, review, and approval of financial reports and statements.

Based on the implementation and testing of these controls, together with the operation of additional compensating controls, management believes that the previously identified material weaknesses have been remediated and that our internal control over financial reporting is operating effectively as of the date of the registration statement of which this prospectus forms. However, because certain controls were implemented relatively recently, there can be no assurance that these controls will continue to operate effectively in the future.

In addition, we recently hired an Accounting Manager to further enhance segregation of duties across the organization and to support continued scalability of the accounting function. We have also implemented enhanced review procedures for invoices and contracts, including a mandatory review and approval process and Audit Committee approval for all related-party transactions.

Shareholders may be diluted by the future issuance of additional Class A common stock in connection with acquisitions or otherwise.

We are authorized to issue 320,000,000 shares of Class A common stock. Prior to this offering, we have 279,397,598 shares of Class A common stock authorized but unissued (assuming all of the 6,946,980 shares of Class B common stock that were converted into shares of Class A common stock and registered for sale by William A. Mobley, Jr. in connection with a direct listing of our Class A common stock on Nasdaq, are sold and not converted back into shares of Class B common stock). Our amended and restated articles of incorporation authorize us to issue these shares of Class A common stock and options, rights, warrants and appreciation rights relating to Class A common stock for the consideration and on the terms and conditions established by our board of directors in its sole discretion, whether in connection with acquisitions, in future Class A common stock offerings or otherwise. Any Class A common stock that we issue will dilute the percentage ownership held by the investors who purchase shares of our Class A common stock from the Selling Shareholders.

Substantial future sales or perceived potential sales of our Class A common stock in the public market could cause the price of our Class A common stock to decline significantly.

Sales of our Class A common stock or other equity securities in the public market, or the perception that these sales could occur, could cause the market price of our Class A common stock to decline significantly. All shares of Class A common stock sold by the Selling Shareholders in connection with this offering will be freely transferable by people other than our “affiliates” without restriction or further registration under the Securities Act.

We currently have 33,655,422 shares of Class A common stock outstanding, of which not less than 10,481,974 shares of our Class A common stock, representing approximately 31% of our 33,655,422 currently outstanding Class A shares, have not been registered for resale under the Securities Act and are currently subject to a leak-out agreement, which doesn't expire until March 10, 2027. However, any or all of these shares may be released prior to the expiration of the applicable leak-out period at our discretion. To the extent shares are released before the expiration of the applicable leak-out period and sold into the market under an exemption from registration under the Securities Act, the market price of our Class A common stock could decline significantly.

Certain holders of our Class A common stock have the right to cause us to register under the Securities Act the sale of their shares. Registration of these shares under the Securities Act would result in such shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration. Sales of these registered shares in the public market could cause the price of our Class A common stock to decline significantly.

Anti-takeover provisions contained in our articles of incorporation and bylaws could impair a takeover attempt.

Our articles of incorporation and bylaws contain provisions which could have the effect of rendering more difficult, delaying or preventing an acquisition deemed undesirable by our board of directors. Our corporate governance documents include provisions:

●	authorizing “blank check” preferred stock, which could be issued by our board of directors without shareholder approval and may contain voting, liquidation, dividend, and other rights superior to our Class A common stock;

●	limiting the liability of, and providing indemnification to, our directors and officers;

●	limiting the ability of our shareholders to call and bring business before special meetings;

●	requiring advance notice of shareholder proposals for business to be conducted at meetings of our shareholders and for nominations of candidates for election to our board of directors; and

●	controlling the procedures for the conduct and scheduling of board of directors and shareholder meetings.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in our management.

Any provision of our articles of incorporation or bylaws that has the effect of delaying or deterring a change in control could limit the opportunity for our shareholders to receive a premium for their shares of our Class A common stock and could also affect the price that some investors are willing to pay for our Class A common stock.

We will incur significantly increased costs as a result of and devote substantial management time to operating as a public company.

As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. For example, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and will be required to comply with the applicable requirements of the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as rules and regulations subsequently implemented by the SEC, including the establishment and maintenance of effective disclosure and financial controls, changes in corporate governance practices and required filing of annual, quarterly and current reports with respect to our business and operating results. These requirements will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. In addition, our management and other personnel will need to divert attention from operational and other business matters to devote substantial time to these public company requirements. We will also need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge and will need to establish an internal audit function. We also expect that operating as a public company will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. This could also make it more difficult for us to attract and retain qualified people to serve on our board of directors, our board committees or as executive officers. In addition, after we no longer qualify as an “emerging growth company,” as defined under the JOBS ACT we expect to incur additional management time and cost to comply with the more stringent reporting requirements applicable to companies that are deemed accelerated filers or large accelerated filers, including complying with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. We are just beginning the process of compiling the system and processing documentation needed to comply with such requirements. We may not be able to complete our evaluation, testing and any required remediation in a timely fashion. In that regard, we currently do not have an internal audit function, and we will need to hire or contract for additional accounting and financial staff with appropriate public company experience and technical accounting knowledge.

We cannot predict or estimate the amount of additional costs we may incur as a result of becoming a public company or the timing of such costs.

Risks Related to our Industry

Changes in consumer viewing habits, including more widespread usage of demand methods of entertainment video consumption could adversely affect our business.

The manner in which consumers seek entertainment online is changing rapidly. Digital cable, wireless and Internet content providers are continuing to improve technologies, content offerings, user interfaces and business models that allow consumers to access entertainment video-on-demand with interactive capabilities. The devices through which online video, radio and games can be consumed are also changing rapidly. For example, content from cable service providers may be viewed on laptops and mobile devices and content from Internet content providers may be viewed on TVs. If competitors providing similar services address the changes in consumer habits in a manner that is better able to meet content distributor and consumer needs and expectations, our business could be adversely affected.

Our business depends on continued and unimpeded access to the Internet at non-discriminatory prices, and Internet access providers and Internet backbone providers may be able to block, limit, degrade or charge for access to certain of our products and services, which could lead to additional expenses and the loss of users.

Our products and services depend on the ability of our customers’ viewers to access the Internet, and certain of our customers’ products require significant bandwidth to work effectively. Currently, this access is provided by companies that have significant and increasing market power in the broadband and Internet access marketplace, including incumbent telephone companies, cable companies and mobile communications companies. Some of these providers have stated that they may take measures that could degrade, disrupt or increase the cost of user access by restricting or prohibiting the use of their infrastructure to support or facilitate offerings, or by charging increased fees to provide offerings, while others, including some of the largest providers of broadband internet access services (ISPs), have committed to not engaging in such behavior.

The ability of the Federal Communications Commission (FCC) to regulate broadband Internet access services was called into question by an April 2010 ruling of the U.S. Court of Appeals for the D.C. Circuit. The FCC then proposed rules regulating broadband Internet access, but on January 14, 2014, the D.C. Circuit Court of Appeals struck down the net neutrality rules adopted by the FCC, determining that the FCC did not have the authority to issue or enforce net neutrality rules, as it had failed to identify certain service providers as “common carriers.” On February 26, 2015, the FCC adopted a new rule that reclassifies broadband Internet access service as a telecommunication service and regulates broadband Internet access as a public utility (Title II Order). In 2016, a divided panel of the D.C. Circuit Court of Appeals upheld the Title II Order, concluding that the FCC’s classification of broadband Internet access service was permissible. However, under President Donald Trump’s administration, the FCC reversed course and in December 2017 adopted a new rule referred to as the Restoring Internet Freedom Order, which went into effect on June 11, 2018. The Restoring Internet Freedom Order (RIFO): (i) reinstated the information service classification of broadband Internet access service; (ii) reinstated the determination that mobile broadband Internet access service is not a commercial mobile service; and (iii) eliminated the Internet conduct standard and the non-exhaustive list of factors intended to guide application of that rule. On October 1, 2019, D.C. Circuit Court of Appeals upheld most provisions of the RIFO. One aspect of the RIFO that the court did not uphold relates to the FCC’s assertion that it could pre-empt state-level actions involving Net Neutrality and the Open Internet. More than 30 states have introduced bills to add their own net neutrality protections, several of which have gone into effect. The U.S. House of Representatives on April 10, 2019, passed a bill, called the Save the Internet Act, requiring internet service providers to treat all online content the same. The U.S. Senate, however, did not pass the bill. On July 9, 2021, President Joe Biden signed Executive Order 14036 (EO), “Promoting Competition in the American Economy,” a sweeping array of initiatives across the executive branch. Among them included instructions to the FCC to restore the net neutrality rules under the Title II Order that had been undone during the prior administration. In June 2024, the FCC adopted a new rule as instructed under the EO referred to as the Safeguarding and Securing the Open Internet rule (SSOI). SSOI restored Title II Order’s net neutrality regulations by reclassifying broadband Internet access service as a telecommunications service, making ISPs “common carriers” subject to stricter regulations for non-discriminatory access and oversight on pricing and service quality. On January 2, 2025, however, the U.S. Court of Appeals for the Sixth Circuit struck down the SSOI, ruling that the FCC incorrectly classified ISPs as telecommunications service providers, rather than non-common carrier providers of information services, and therefore exceeded its authority in imposing the net neutrality regulations.

Unless Congress passes legislation that supersedes the RIFO, it is possible that broadband service providers could impose restrictions on bandwidth and service delivery that may adversely impact our download speeds or ability to deliver content over those facilities, or impose significant end user or other fees that could impact the cost of our services to end users, or our delivery costs. If no action is taken by Congress, current and future actions by broadband Internet access providers may also result in limitations on access to our services, a loss of existing users or increased costs to us, our users or our customers, thereby impairing our ability to attract new users, or limiting our opportunities and models for revenue and growth.

Changes in how network operators handle and charge for access to data that travel across their networks could adversely impact our business.

We rely upon the ability of consumers to access our service through the Internet. To the extent that network operators implement usage-based pricing, including meaningful bandwidth caps, or otherwise try to monetize access to their networks by data providers, we could incur greater operating expenses, and our subscriber acquisition and retention could be negatively impacted.

Most network operators that provide consumers with access to the Internet also provide these consumers with multichannel video programming. As such, companies like Comcast, Time Warner Cable and Cablevision have an incentive to use their network infrastructure in a manner adverse to our continued growth and success. While we believe that consumer demand, regulatory oversight and competition will help limit these incentives, to the extent that network operators are able to provide preferential treatment to their data as opposed to ours, our industry and business could be negatively impacted.

Although we are now operating our Platform-as-a-Service, Broadcast-Enabled Streaming TV and Direct-to-Mobile deployment models, these offerings remain relatively new and there can be no assurance that they will achieve broad market acceptance.

We have developed three deployment models—Platform-as-a-Service (PaaS), Broadcast-Enabled Streaming TV (BEST), and Direct-to-Mobile (D2M)—that are intended to enable telecom operators, ISPs, broadcasters, and other partners to launch branded streaming services using our infrastructure. These models represent new and evolving business lines that have not yet generated significant revenue. There can be no assurance that potential partners will adopt these deployment models, that we will be able to successfully integrate broadcast-to-streaming conversion or digital rights management technologies at scale or that market conditions will support the pricing and revenue-sharing structures contemplated by these offerings. If these deployment models fail to gain market acceptance, our growth strategy and results of operations could be materially and adversely affected.

Our BEST model is subject to regulatory uncertainty related to broadcast standards and Over-the-Air television policy.

Our BEST model operates at the intersection of traditional over-the-air broadcasting and internet streaming, an area subject to evolving federal regulation. Changes in FCC policy regarding broadcast encryption, ATSC 3.0 implementation timelines, digital rights management requirements or over-the-air (OTA) spectrum allocation could affect the viability or cost-effectiveness of our BEST deployment model. Additionally, our BEST model depends on cooperation from local broadcasters who may face their own regulatory constraints or may prefer competing technology solutions. Uncertainty in the regulatory environment for broadcast-to-streaming conversion could delay adoption by broadcast partners and adversely affect our ability to deploy BEST at scale.

Our D2M platform depends on telecom operator and ISP adoption, and our failure to secure and maintain these partnerships could limit our growth.

Our D2M deployment model is designed for distribution through telecom operators and ISPs. The success of this model depends on our ability to negotiate and maintain favorable partnership agreements with these entities, many of which have significantly greater resources and bargaining power than we do. Telecom operators and ISPs may choose to develop competing in-house solutions, partner with larger competitors, or decline to prioritize video distribution services. Additionally, the delivery of video through 5G mobile broadband, satellite connectivity, and other networks contemplated by D2M is subject to network capacity constraints, coverage limitations, and the pace of infrastructure deployment by third-party carriers over which we have no control.

Risks Related to Ownership of Our Class A Common Stock

An active trading market for our Class A common stock may not develop or be sustained, which could limit your ability to sell your shares.

Prior to the listing of our Class A common stock on Nasdaq, there was no public market for our securities, and there can be no assurance that an active or liquid trading market for our Class A common stock will develop or be sustained. The development and maintenance of an active trading market depends on a number of factors, including the level of investor interest, the number of shares available for trading, the presence of market makers, and the coverage of our company by securities analysts.

If an active trading market does not develop or is not sustained, low trading volume may make it difficult for shareholders to sell their shares at or near prevailing market prices, or at all. The absence of a liquid trading market may also impair our ability to raise capital through the sale of equity securities and may limit our ability to use our Class A common stock as consideration in future strategic transactions. As a result, investors may be unable to sell their shares at desired times or prices.

The market price of our Class A common stock may be highly volatile, including experiencing extreme volatility that may be unrelated to our operating performance.

Certain recent initial public offerings of companies with public floats comparable to our anticipated public float have experienced extreme volatility that was seemingly unrelated to the underlying performance of the respective companies. We may experience similar volatility, which may make it difficult for prospective investors to assess the value of our Class A common stock.

In addition to the risks described elsewhere in this prospectus, the market price of our Class A common stock may be subject to significant volatility due to a variety of factors, many of which are beyond our control or unrelated to our operating performance. Recently, companies with comparable public floats and initial public offering sizes have experienced instances of rapid stock price increases followed by significant declines, and such price movements were seemingly unrelated to the respective companies’ underlying performance. Our anticipated public float may amplify the impact of trading activity by a limited number of shareholders, which could cause our share price to deviate, potentially significantly, from a price that more accurately reflects the underlying performance of our business.

If our Class A common stock experiences significant price volatility, including fluctuations that are unrelated to our actual or expected operating performance and financial condition, investors may incur substantial losses. Such volatility may make it difficult for prospective investors to assess the value of our Class A common stock and may contribute to a lack of confidence in the market for our shares.

The dual class structure of our common stock will have the effect of concentrating voting control with our founder, Chief Executive Officer and Chairman, William A. Mobley, Jr., which will limit or preclude your ability to influence corporate matters, including the election of directors and the approval of any change of control transaction, and that may adversely affect the trading price of our Class A common stock.

Our Class B common stock has 15 votes per share, and our Class A common stock, which is the stock being offered by means of this prospectus, has one vote per share. Mr. Mobley holds, collectively with his permitted entities, and controls all of our outstanding shares of our Class B common stock. Accordingly, upon the closing of this offering, assuming all of the 6,946,980 Class B shares that were converted into Class A shares and registered for sale by Mr. Mobley in connection with a direct listing of our Class A common stock on Nasdaq are sold and not converted back to Class B shares, he will hold approximately 75.55% of the voting power of our outstanding capital stock, even if his stock ownership represents less than 50% of the outstanding aggregate number of shares of our capital stock. As a result, Mr. Mobley will be able to significantly influence matters submitted to our shareholders for approval, including the election of directors, amendments of our organizational documents and any merger, consolidation, sale of all or substantially all of our assets or other major corporate transactions. Mr. Mobley may have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests. This concentrated control may have the effect of delaying, preventing or deterring a change in control of our company, could deprive our shareholders of an opportunity to receive a premium for their capital stock as part of a sale of our company and might ultimately affect the market price of our Class A common stock.

Future transfers by Mr. Mobley will generally result in those shares converting into shares of Class A common stock, subject to limited exceptions, such as certain transfers affected for estate planning or charitable purposes. In addition, each share of Class B common stock will convert automatically into one share of Class A common stock upon the death of Mr. Mobley. For information about our dual class structure, see the section titled “Description of Capital Stock.”

We cannot predict the effect our dual-class structure may have on the market price of our Class A common stock.

We cannot predict whether our dual-class structure will result in a lower or more volatile market price of our Class A common stock, adverse publicity or other adverse consequences. For example, certain index providers have announced and implemented restrictions on including companies with multiple-class share structures in certain of their indices. In July 2017, FTSE Russell announced that it would require new constituents of its indices to have greater than 5% of the company’s voting rights (aggregated across all of its equity securities, including those that are not listed or trading) in the hands of public shareholders. Pursuant to the FTSE Russell, this 5% minimum voting rights requirement only applies to companies assigned a Developed market nationality within the FTSE Equity Country Classification scheme, and, based upon the FTSE Equity Country Classification Interim Announcement published on March 30, 2023, the United States is assigned a Developed market nationality within the FTSE. In addition, in July 2017, the S&P Dow Jones announced that it would no longer admit companies with multiple-class share structures to certain of its indices; however, in October 2022, the S&P Dow Jones announced that it was conducting a consultation with market participants on the multiple share class eligibility methodology requirement via a survey that closed on December 15, 2022. Subsequently, the S&P Dow Jones Indices announced that, effective as of April 17, 2023, companies with multiple share class structures will be considered eligible for the S&P Composite 1500 and its component indices, including the S&P 500, the S&P MidCap 400 and the S&P SmallCap 600, if they meet all other eligibility criteria. Also in 2017, MSCI, a leading stock index provider, opened public consultations on its treatment of no-vote and multi-class structures and temporarily barred new multi-class listings from certain of its indices; however, in October 2018, MSCI announced its decision to include equity securities “with unequal voting structures” in its indices. Additionally, MSCI announced that the securities of companies exhibiting unequal voting structures will be eligible for addition to the MSCI ACWI IMI and other relevant indexes effective March 1, 2019. Currently, MSCI offers the MSCI World Voting Rights-Adjusted Index. This index specifically includes voting rights in the weighting criteria and construction methodology and aims to better align constituent weights with economic rights and voting power, while continuing to represent the performance of a broad opportunity set. The dual-class structure of our common stock may make us ineligible for inclusion in certain indices and, as a result, mutual funds, exchange-traded funds and other investment vehicles that attempt to passively track those indices would not invest in our Class A common stock. In addition, it is unclear what effect, if any, such policies will have on the valuations of publicly-traded companies excluded from such indices, but it is possible that they may adversely affect valuations, as compared to similar companies that are included. Due to the dual-class structure of our common stock, we may be excluded from certain indices, and we cannot assure you that other stock indices (including Nasdaq) will not take similar actions. Given the sustained flow of investment funds into passive strategies that seek to track certain indices, exclusion from certain stock indices may preclude investment by many of these funds and could make our Class A common stock less attractive to other investors. As a result, the market price of our Class A common stock may be adversely affected.

We are a “controlled company” within the meaning of the Nasdaq rules and, as a result, qualify for and rely on exemptions from certain corporate governance requirements. As a result, our shareholders do not have the same protections afforded to shareholders of companies that cannot rely on such exemptions and are subject to such requirements.

William A. Mobley, Jr., our Chief Executive Officer and Chairman individually owns and holds a majority of the combined voting power of our outstanding capital stock. As a result, we are a “controlled company” within the meaning of the Nasdaq listing rules. Under these rules, a company of which more than 50% of the voting power is held by an individual, a group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements of Nasdaq, including, but not limited to, the requirement that:

●	a majority of the board of directors consist of directors who qualify as “independent” as defined under the Nasdaq listing rules;

●	its board of directors has a nominating and corporate governance committee composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

●	its board of directors has a compensation committee composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

We intend to rely on some or all of these exemptions so long as we remain a “controlled company.” As a result, we may not have: (i) a majority of independent directors; (ii) a nominating and governance committee composed entirely of independent directors; and (iii) a compensation committee composed entirely of independent directors. Accordingly, our shareholders may not have the same protections afforded to shareholders of companies subject to all of the corporate governance requirements of Nasdaq.

If securities or industry analysts do not publish research or reports about our business, if they change their recommendations regarding our Class A common stock adversely, or if we fail to achieve analysts’ earnings estimates, the market price and trading volume of our Class A common stock could decline.

The trading market for our Class A common stock may be influenced by the research and reports that industry or securities analysts publish about us or our business. If one or more of the analysts who cover us or our industry make unfavorable comments about our market opportunity or business, the market price of our Class A common stock would likely decline. If one or more of these analysts ceases coverage of us or fails to regularly publish reports on us, we could lose visibility in the financial markets, which could cause the market price of our Class A common stock or trading volume to decline. In addition, if we fail to achieve analysts’ earnings estimates, the market price of our Class A common stock would also likely decline.

If we are unable to meet the continued listing requirements of Nasdaq, Nasdaq will delist our Class A common stock.

Our Class A common stock is currently listed on the Nasdaq Global Market. In the future, if we are not able to meet Nasdaq’s continued listing standards, we could be subject to suspension and delisting proceedings. A delisting of our Class A common stock and our inability to list on another national securities exchange could negatively impact us by: (i) reducing the liquidity and market price of our Class A common stock; (ii) reducing the number of investors willing to hold or acquire our Class A common stock, which could negatively impact our ability to raise equity financing; (iii) limiting our ability to use a registration statement to offer and sell freely tradable securities, thereby preventing us from accessing the public capital markets; and (iv) impairing our ability to provide equity incentives to our employees.

Because we do not intend to pay dividends for the foreseeable future, investors in the offering will benefit from their investment in shares only if our Class A common stock appreciates in value.

We currently intend to retain our future earnings, if any, to finance the operation and growth of our business and do not expect to pay any dividends in the foreseeable future. As a result, the success of an investment in our Class A common stock will depend upon any future appreciation in its value. Our Class A common stock may not appreciate in value or even stay above the price at which the Selling Shareholders purchased their shares of Class A common stock.

We may require additional capital in the future to support our operations and growth, and such capital may not be available on acceptable terms, or at all..

In July 2026, we completed a capital raise resulting in gross proceeds of approximately $23 million, which management believes will be sufficient to fund our operations for at least the next 12 months. However, our longer-term liquidity and growth plans may require significant additional capital. Our ability to raise additional capital will depend on, among other things, our operating performance, the condition of the capital markets and investor demand for our securities. If we require additional capital and are unable to obtain it when needed, or on acceptable terms, we may be forced to delay or reduce our growth plans, curtail operations, or pursue financing on terms that are dilutive to our stockholders.

Our business currently depends on the availability of adequate funding and access to capital. As a result, we need to raise significant amounts of additional capital. We may be unable to obtain the additional capital when we need it, or on acceptable terms, if at all.

Even if we are able to continue as a going concern in the near term, our business depends on our ability to obtain additional capital. As of March 31, 2026, we had a cash balance of $119,302. We had a working capital deficit of $7,285,937 as of March 31, 2026. As of June 30, 2025, we had a cash balance of $549,249. We had a working capital deficit of $5,077,185 as of June 30, 2025. We plan to raise additional equity financing, without which we will not be able to meet our obligations as they become due for the next 12 months. We cannot provide any assurance that additional equity financing will be available on terms that are acceptable to us, or at all.

Our management has broad discretion over the use of the net proceeds from our sale of shares of Class A common stock to the Selling Shareholders under the SPA, and you may not agree with how we use the proceeds and the proceeds may not be invested successfully.

Our management has broad discretion in the application of the proceeds we received from the sale of our Class A common stock to the Selling Shareholders, and you will not have the opportunity as part of your investment decision to assess whether our management is using the proceeds appropriately. Because of the number and variability of factors that will determine our use of the proceeds we received from the Selling Shareholders, the ultimate use of the proceeds may vary substantially from the currently intended use. The failure by our management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business and cause the price of our Class A common stock to decline.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements in this prospectus that are not descriptions of historical facts are forward-looking statements that are based on management’s current expectations and are subject to risks and uncertainties that could negatively affect our business, operating results, financial condition and stock price. We have attempted to identify forward-looking statements by terminology including “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should,” or “will” or the negative of these terms or other comparable terminology. . We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in the section titled “Risk Factors.” Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. Forward-looking statements contained in this prospectus include, but are not limited to, statements about:

●	the online video and entertainment industry;

●	our financial performance;

●	our ability to attract and retain customers;

●	our ability to expand our business;

●	our ability to retain and hire necessary employees and appropriately staff our operations; and

●	our estimates regarding capital requirements and needs for additional financing.

We caution you that the foregoing list may not contain all of the forward-looking statements made in this prospectus.

You should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Except as required by law, we do not intend to update any of these forward-looking statements after the date of this prospectus or to conform these statements to actual results or revised expectations.

You should read this prospectus and the documents that we reference in this prospectus and have filed with the SEC as exhibits to the registration statement of which this prospectus is a part with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect.

USE OF PROCEEDS

The Selling Shareholders may, or may not, elect to sell shares of our Class A common stock covered by this prospectus. To the extent the Selling Shareholders choose to sell shares of our Class A common stock covered by this prospectus, we will not receive any proceeds from any such sales of our Class A common stock. See “Selling Shareholders.” We will bear all fees and expenses incident to our obligation to register such shares.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock, and we do not currently intend to pay any cash dividends after the offering or for the foreseeable future. We expect to retain future earnings, if any, to fund the development and growth of our business. Any future determination to pay dividends on our Class A common stock will be made at the discretion of our board of directors and will depend upon, among other factors, our financial condition, operating results, current and anticipated cash needs, plans for expansion and other factors that our board of directors may deem relevant. In addition, the terms of our credit facilities contain restrictions on our ability to declare and pay cash dividends on our capital stock.

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2026.

You should read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and related notes included elsewhere in this prospectus.

Actual
Cash	$119,302
Debt	5,113,992

Stockholders’ equity:
Preferred stock, $0.0001 par value, 5,000,000 shares authorized
Series A Preferred Stock, par value $0.0001, 4,000,000 shares issued and outstanding as of March 31, 2026	400
Class A common stock, $.0001 par value, 320,000,000 shares authorized; 26,931,820 shares issued and outstanding as of March 31, 2026	2,695
Class B common stock, $.0001 par value, 30,000,000 shares authorized; 13,925,640 shares issued and outstanding as of March 31, 2026	1,393
Additional paid-in capital	198,414,784
Accumulated deficit	(205,415,506)
Total stockholders’ deficit	$(6,996,234)

Total Capitalization	$(1,882,242)

The number of shares of Class A common stock outstanding as of March 31, 2026, does not take into account:

●	687,500 shares of Class A common stock issuable upon the exercise of outstanding warrants as of March 31, 2026, at a weighted average exercise price of $1.29 per share.

●	926,373 shares of Class A common stock issuable upon exercise of outstanding options, of which 898,825 have vested and are exercisable as of March 31, 2025, at a weighted average exercise price of $4.20 per share.

●	2,073,627 shares of Class A common stock available for future issuance under our 2021 Incentive Award Plan.

SELECTED HISTORICAL FINANCIAL AND OPERATING DATA

The following table presents our selected historical financial data for the periods presented and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statement and notes thereto included elsewhere in this prospectus. The statements of operations data for the three and nine months ended March 31, 2026, and 2025, and the statements of financial condition data as of March 31, 2026, and 2025 are derived from the unaudited condensed financial statements includes elsewhere in this prospectus, while the statement of operations data for the fiscal years ended June 30, 2025, and 2024, and the statements of financial condition data as of June 30, 2025, and 2024, are derived from our audited financial statements included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results to be expected in the future.

	For the three months ended
	March 31,
	2026	2025
Statements of Operations Data:
Total Revenue	$92,909	$143,885
Total Cost of Revenue	34,416	93,714
Total Operating Expenses	4,480,359	3,357,458
Loss From Operations	(4,421,866)	(3,307,287)
Total Other (Expense) Income	(112,108)	(73,240)
Net Loss	(4,533,974)	(3,380,527)
Net Loss per share, basic and diluted	$(0.11)	$(0.09)

	For the nine months ended
	March 31,
	2026	2025
Statements of Operations Data:
Total Revenue	$350,859	$413,837
Total Cost of Revenue	126,157	269,900
Total Operating Expenses	10,204,003	10,849,459
Loss From Operations	(9,979,301)	(10,705,522)
Total Other (Expense) Income	(201,004)	(164,328)
Net Loss	(10,180,305)	(10,869,850)
Net Loss per share, basic and diluted	$(0.25)	$(0.28)

	For the years ended
	June 30,
	2025	2024
Statements of Operations Data:
Total Revenue	$628,149	$507,920
Total Cost of Revenue	346,581	336,996
Total Operating Expenses	14,037,006	10,899,711
Loss From Operations	(13,755,438)	(10,728,787)
Total Other (Expense) Income	(310,510)	(1,717,429)
Net Loss	(14,065,948)	(12,446,216)
Net Loss attributable to common shareholders	$(14,065,948)	$(17,446,216)
Net Loss per share, basic and diluted	$(0.36)	$(0.62)

	As of
	March 31, 2026	March 31, 2025
Balance Sheets Data:
Cash and Cash Equivalents	$119,302	$101,636
Accounts Receivable	137,647	257,824
Accounts Receivable – Related Party	52,362	179,814
Total Assets	1,121,579	1,115,843
Total Current Liabilities	7,908,784	4,051,896
Total Liabilities	8,117,813	4,369,381
Total Shareholders’ Deficit	$(6,996,234)	$(3,253,538)

	For the years ended
	June 30,
	2025	2024
Balance Sheets Data:
Cash and Cash Equivalents	$549,249	$5,218,413
Accounts Receivable	131,432	1,490
Accounts Receivable – Related Party	146,303	274,501
Total Assets	1,388,516	6,137,079
Total Current Liabilities	5,950,483	1,338,628
Total Liabilities	6,242,024	3,806,662
Total Mezzanine Equity	-	120,000,000
Total Shareholders’ Deficit	$(4,853,508)	$(117,669,583)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with our audited financial statements and the related notes thereto and other financial information appearing elsewhere in this prospectus. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this prospectus, particularly in the section titled “Risk Factors.”

Overview

We currently operate exclusively in the U.S., but see opportunities for expansion into international markets, by signing licensing agreements and collaborating with international Consumer Direct Platforms (CDPs). However, we can only take advantage of these opportunities if we have sufficient capital to do so, are able to recruit the necessary staff, and are able to expand our current infrastructure. We may also face additional challenges from new competitors that may be able to launch new businesses at relatively low cost, with consumers easily being able to shift spending from one provider to another. In order to combat this, we must continue to deliver a product that is more advanced than that of competitors.

Primarily as a result of our shift to a free registration subscription service, we have been able to increase the number of subscribers during our most recent 12-month period. Our subscriber numbers have increased from 934,543 on March 31, 2025, to 1,024,592 on March 31, 2026. Our revenue excluding Free Ad-Supported TV (FAST) Revenue (FAST Revenue was $169,110 and $180,405 for the nine months ended March 31, 2026 and 2025, respectively) and Ad Revenue (Ad Revenue was $130,052 and $122,697 for the nine months ended March 31, 2026 and 2025, respectively) per subscriber has decreased from $0.12 for the nine months ending March 31, 2025 compared to $0.05 for the nine months ending March 31, 2026. Our revenue excluding FAST Revenue (FAST Revenue was $68,063 & $38,921 for the three months ended March 31, 2026 and 2025, respectively) and Ad Revenue (Ad Revenue was $11,016 & $72,565 for the three months ended March 31, 2026 and 2025, respectively) per subscriber has decreased from $0.03 for the three months ending March 31, 2025 compared to $0.013 for the three months ending March 31, 2026.

As of March 31, 2026, we had a cash balance of $119,302 and a working capital deficit of $7,285,937. We plan to raise additional equity financing as well, without which we will not be able to meet our obligations as they become due for the next 12 months. However, we cannot provide any assurance that additional equity financing will be available on terms that are acceptable to us, or at all.

Components of our Operating Results

Revenue

Subscription (Membership) Revenue

In light of shifting consumer behaviors and constraints on big-box retail sales (especially during the pandemic), we refined our business model in 2022 to focus on B2B2C distribution. This approach leverages partnerships with multi-dwelling unit operators, hospitality providers, broadband carriers, and device manufacturers, each channel granting us immediate, large-scale user access. We believe that aligning with enterprise-level partners reduces our direct retail marketing costs, stabilizes recurring revenues, and extends the reach of our aggregator platform to tens of thousands of new users at once.

As a result, we no longer generate subscription revenue through renewal sales of Rabbit TV and Rabbit TV Plus, or through Select TV and Streaming TV Kits, which operated as the successor products to Rabbit TV and Rabbit TV Plus. In October 2022, our SelectTV.com paid subscription service and packaged SelectTV Streaming TV Kits were discontinued. We rebranded to the corporate namesake FreeCast.com and relaunched our SmartGuide as a free registration subscription service. SmartGuide is our internet distributed streaming media guide that searches and aggregates media content on the web and facilitates access to our customers through Wi-Fi-enabled devices that support streaming video.

We do, however, sell monthly subscriptions for premium content purchased through our SmartGuide for varying fees for different content. Revenue from such premium subscription fees is recognized on a gross basis over the service period as we are deemed to be the principal in the relationship with the end user. We control the premium content before transferring it to the end user and have latitude in establishing pricing. We both retransmit and “ingest” and distribute this content.

Subscription revenue is derived from online sales through search engine optimization, search engine marketing, various marketing advertising services, the utilization of resellers in the form of publishers that promote upcoming retail promotions and packages, as well as direct sales to subscribers of our Value Channels subscription service. Value Channels subscription contains 17 cable channels and sells on a monthly subscription or annual fee. Value Channels is integrated into the initial FreeCast.com free registration and then offered as an upgrade. Both FreeCast.com (free registration) and Value Channels are available in various streaming smart TV models (Google TV’s, Amazon Fire TV’s, LG, Samsung, TCL, Sony and others), plus Streaming Devices (Amazon Fire, Google ChromeCast, Apple TV), PC’s/Laptops and mobile apps for Android and iOS devices.

Subscription revenue is recognized ratably on a straight-line basis over the duration of the subscription period, generally ranging from one month to five years. If the subscriber renews early, then the expiration date is extended by the renewal period, and the additional subscription fee is deferred and amortized over the additional months purchased by the subscriber. We no longer offer SelectTV lifetime subscriptions, which were initially deferred and recognized over a five-year period. All subscription fees are collected at the time of purchase.

FAST (Free Ad-Supported TV)

We provide FAST channel buildouts that include post-production editing, motion graphics, channel assembly and content acquisitions. We charge the customers based on time incurred for the services plus a reasonable margin in addition to any additional out of pocket cost incurred that is charged at cost to us. In addition, we split the advertising revenue. Revenue is recognized when services are performed. We charge a monthly platform fee for distributing the FAST channel on its platform. Revenue is recognized at the point in time when the content is available on the digital platform.

In June 2023, we entered into verbal arrangements with two related party entities, Test Drive Live Inc. and Celebrity Cigars, Inc. William A. Mobley, Jr. serves as the President of both companies and is the sole director for Celebrity Cigars. Mr. Mobley’s son, Sean Mobley, is part of the management team of Celebrity Cigars. We provided FAST channel buildout services relating to the development and buildout of their respective channels. We also provide the platform on an ongoing basis for each company to stream their content. We charge each company a monthly fee based on a 15% or 30% markup of our cost of production, depending on the level of supervision required to provide our services, which include labor, rent, etc. We also charge for any out-of-pocket costs, which vary from month-to-month. We are currently negotiating with each company on a potential advertising revenue-sharing arrangement.

Ad Platform Revenue

We are an agent in transactions on our Ad Exchange platforms. We act as an intermediary between DSPs and non-owned and operated publishers by providing access to a platform that allows both parties to transact in the buying and selling of ad inventory. The transaction price is determined through a real-time auction, and we have no pricing discretion or obligation related to the fulfillment of the advertising delivery.

We generally invoice buyers at the end of each month for the full purchase price of ad impressions monetized in that month. Accounts receivables are recorded at the amount of gross billings for the amounts we are responsible for collecting, and accounts payable are recorded at the net amount payable to suppliers. Accordingly, both accounts receivable and accounts payable appear large in relation to revenue reported on a net basis.

Ad Agency Revenue (Launch That and Similar Contracts)

We earn revenue from direct client service contracts for marketing and campaign execution, such as the Launch That agreement. These contracts typically involve two distinct phases:

●	Phase 1: Discovery and Development Services (data research, audience analysis, creative development). Revenue is recognized over time using an input method based on the proportion of costs incurred relative to total estimated costs for Phase 1.

●	Phase 2: Test Media Distribution Services (media placement, outreach, KPI reporting). Revenue is recognized upon delivery of the performance evaluation report specified in the contract.

Revenue from such contracts is presented separately from “Other Revenue” due to its materiality and distinct nature.

Deferred Revenue – Ad Agency Revenue (Launch That and Similar Contracts)

For the Ad Agency revenue stream, we provide demand partners with access to the FreeCast Ad Platform, enabling real-time bidding on advertising inventory. Revenue is recognized at a point in time when a transaction is completed—specifically, when a bid is won and the client’s purchase occurs through the platform. Amounts invoiced in advance of the completion of these transactions are recorded as deferred revenue and recognized as revenue when our performance obligation is satisfied.

Other Revenue

Other revenue includes product, licensing, and referral fee revenue. We generate revenue through free registrations of FreeCast.com by signing licensing agreements and collaborating with CDPs. A FreeCast.com license is freely provided per registered consumer marketed by distributors in exchange for a negotiated revenue sharing percentage with each distributor on a case-by-case basis. Affiliate commissions are earned and then shared from third-party advertisement service providers, pay-per-view movie or series distributors and live events tickets sales for such things as professional boxing or concerts. These license arrangements have not resulted in significant revenue to date.

Beginning in 2024, in conjunction with the release of our new product FreeCast Home, we started recognizing contracts with customers from product sales requiring performance up to delivery, as well as contracts with customers that contain a subscription portion that causes revenue to be allocated or adjusted over time. Shipping and handling activities are performed before the customer obtains control of the goods and therefore represent a fulfillment activity rather than a promised service to the customer. Revenue and costs of sales are recognized when control of the products transfers to our customer, which generally occurs upon shipment from our facilities. For our physical product sales, our performance obligations are satisfied at that time.

Referral fee revenue is generated through premium services which are also available on our platform, for an additional fee, to allow single or time-limited use of private, decrypted viewing of movies, sporting events, concerts or other types of events.

Deferred Revenue

Deferred revenue consists principally of both prepaid but unrecognized subscription revenue and advertising fees received or billed in advance of the delivery or completion of the delivery of services. We may pay sales incentives, in cash or by issuing equity instruments, to distributors of our subscriptions. Such sales incentives are not recognized as deferred revenue. Rather, sales incentives are recognized in current operations when issued, regardless of amounts in deferred revenue, which may have resulted from the distributor’s efforts. Deferred revenue consists primarily of subscriptions for multiple months purchased upfront and recognized ratably over the term of the subscription.

Cost of Revenue

Cost of revenue consists primarily of subscription costs and FAST streaming costs, such as third-party hosting costs, infrastructure costs and salaries and benefits related to employees for our customer support. We make payments to third-party ad servers in the period in which the advertising impressions are delivered, or click-through actions occur, and accordingly record this as a cost of revenue in the related period. Hosting costs consist of content streaming, maintaining our internet service and creating and serving advertisements through third-party ad servers. Cost of revenue also consists of FAST channel buildout costs such as the salaries and benefits related to employees, facility related expenses and information technology associated with supporting these buildouts.

Operating Expenses

Compensation and Benefits

Compensation and benefits consist primarily of employee-related costs, including salaries and benefits related to employees in finance, accounting, internal information technology and other administrative personnel and stock-based compensation.

Sales and Marketing

Sales and marketing consist primarily of employee-related costs, including salaries, commissions and benefits related to employees in sales, sales support and marketing departments. In addition, sales and marketing expenses include external sales and marketing expenses such as third-party marketing, TV Infomercials, branding, advertising, public relations expenses, commissions, facilities-related expenses, and infrastructure costs.

General and Administrative

General and administrative expenses include professional services costs for outside legal and accounting services, facilities-related expenses, travel costs, third party customer support, and credit card fees.

Three and Nine Months Ended March 31, 2026, Compared to

Three and Nine Months Ended March 31, 2025

Revenue

Our primary sources of revenue are subscription revenue and FAST revenue. Additionally, we have several other revenue streams: product sales revenue, channel streaming, advertising revenue, and other revenue, which encompasses earnings from licensing and referral fees.

Subscription revenue decreased by 61%, or $19,387, to $12,430, in the three months ended March 31, 2026, as compared to $31,817 for the three months ended March 31, 2025. Subscription revenue decreased by 54%, or $58,771, to $50,237, in the nine months ended March 31, 2026, as compared to $109,008 for the nine months ended March 31, 2025. The decrease in subscription revenue is primarily attributable to our shift to a free registration subscription service that is supported with advertising revenue.

FAST revenue increased by 75%, or $29,142, to $68,063, in the three months ended March 31, 2026, as compared to $38,921 for the three months ended March 31, 2025. FAST revenue decreased by 6%, or $11,295, to $169,110, in the nine months ended March 31, 2026, as compared to $180,405 for the nine months ended March 31, 2025. The decrease was primarily due to lower production activity and reduced related-party channel buildout services compared to the prior year. While we continued to provide platform distribution services, fewer new channel buildouts were completed in the six months ended December 31, 2025; however, this slightly increased back to higher production activity during the three months ended March 31, 2026, which resulted in higher FAST revenue for the three-month period but lower FAST revenue for the nine month period.

Ad revenue decreased by 85% or $61,549 to $11,016, in the three months ended March 31, 2026, as compared to $72,565 for the three months ended March 31, 2025. The decrease was related to minimal demand in the current quarter. Ad revenue increased by 6% or $7,355 to $130,052, in the nine months ended March 31, 2026, as compared to $122,697 for the nine months ended March 31, 2025. The increase was related to revenue from the “Launch That” contract.

We are strategically reinvesting in our proprietary Platform-as-a-Service (PaaS) infrastructure and broader ecosystem to enhance long-term enterprise value and deepen monetization opportunities for both us and our partners.

Our recent decline in advertising revenue is transitional rather than structural, driven by the migration from Spring Serve/Magnite to our own proprietary, completed and recently launched in-house Zer0Gap Ads platform. The shift introduced temporary delivery inefficiencies, demand disruption and onboarding friction, resulting in short-term monetization gaps. As the platform integration stabilizes, revenue performance is expected to better reflect the underlying economics of a vertically integrated advertising model with early signs of recovery, as we have secured new commercial relationships with major media spenders such as Launch That, NHK and Del-Air.

The connected television (CTV) advertising ecosystem led by demand-side platforms like The Trade Desk is under scrutiny for its lack of transparency and complex fee structures. Advertisers struggle to trace how much of their spending actually reaches publishers, with multiple intermediaries taking cuts along the programmatic supply chain. This opacity, combined with concerns about data quality and measurement consistency, has put pressure on traditional ad tech platforms to justify their value. As brands demand clearer attribution and more efficient media buying, the perceived inefficiencies of third-party platforms are becoming a growing point of friction.

At the same time, major streaming platforms such as Roku, Netflix and Amazon are building and expanding their own first-party advertising ecosystems. By owning both the content distribution and ad inventory, these companies can offer advertisers more direct access to audiences, better data integration and improved transparency. This vertical integration reduces reliance on external intermediaries and allows streaming providers to capture a greater share of ad revenue while delivering more measurable outcomes for brands.

In this shifting landscape, our Zer0Gap Ads strategy positions us to benefit long term by aligning with this broader industry trend. By creating and recently launching our own internal ad platform, we are able to directly serve advertising across our network of content partners while also enabling co-branded telecom and MDU partners to monetize their customer bases within the same ecosystem. This dual-sided approach enhances revenue potential, strengthens partner relationships and provides greater control over data and pricing. As transparency and efficiency become critical differentiators in CTV advertising, our integrated model could offer a more streamlined and scalable alternative to traditional programmatic platforms.

Other revenue increased by 141% or $818, to $1,400 in the three months ended March 31, 2026, as compared to $582 for the three months ended March 31, 2025. Other revenue decreased by 15% or $267, to $1,460 in the nine months ended March 31, 2026, as compared to $1,727 for the nine months ended March 31, 2025.

Cost of Revenue

Cost of revenue decreased by 63%, or $59,298, to $34,416 in the three months ended March 31, 2026, as compared to $93,714 for the three months ended March 31, 2025. Cost of revenue decreased by 53%, or $143,743, to $126,157 in the nine months ended March 31, 2026, as compared to $269,900 for the nine months ended March 31, 2025. The decrease in cost of revenue is primarily attributed to lower revenue, paired with an inventory write-off during the prior period related to moving away from product sales.

Operating Expenses

Operating expenses increased by 33%, or $1,122,901 to $4,480,359 in the three months ended March 31, 2026, as compared to $3,357,458 for the three months ended March 31, 2025. The change in operating expenses is attributed to a $222,363 increase in general and administrative expenses and an increase in compensation and benefits expense of $962,781, partially offset by a $62,243 decrease in sales and marketing expense due to the cutting back on marketing. The increase in compensation and benefits was primarily the result of an increase to stock-based compensation. The increase in general and administrative expenses was primarily the result of increased professional fees. Operating expenses decreased by 6%, or $645,456 to $10,204,003 in the nine months ended March 31, 2026, as compared to $10,849,459 for the nine months ended March 31, 2025. The change in operating expenses is attributed to a $974,446 decrease in general and administrative expenses and a decrease of $103,508 in sales and marketing expense due to the cutting back on marketing, partially offset by and an increase in compensation and benefits expense of $432,498. The increase in compensation and benefits was primarily the result of Maxim partners stock-based compensation. The decrease in general and administrative expenses was primarily the result of decreased website development.

Other (Expense) Income

Other expense was $112,108, for the three months ended March 31, 2026, as compared to other expense of $73,240 for the three months ended March 31, 2025. Other expense was $201,004, for the nine months ended March 31, 2026, as compared to other expense of $164,328 for the nine months ended March 31, 2025. The change was principally caused by an increase in interest expense of $38,784 and $37,419 for the three and nine months, respectively.

Fiscal Year Ended June 30, 2025 Compared to Fiscal Year Ended June 30, 2024

Revenue

Our primary sources of revenue are subscription revenue and FAST revenue. Additionally, we have several other revenue streams: product sales revenue, channel streaming, advertising revenue, and other revenue, which encompasses earnings from licensing and referral fees.

Subscription revenue decreased by 43%, or $100,503, to $132,950, in the fiscal year ended June 30, 2025, as compared to $233,453 for the fiscal year ended June 30, 2024. The decrease in subscription revenue is primarily attributable to our shift to a free registration subscription service that is supported with advertising revenue.

FAST revenue decreased by 17%, or $44,248, to $221,894, in the fiscal year ended June 30, 2025, as compared to $266,142 for the fiscal year ended June 30, 2024. The decrease was primarily due to lower production activity and reduced related-party channel buildout services compared to the prior year. While we continued to provide platform distribution services, fewer new channel buildouts were completed in fiscal year ended June 30, 2025 compared to fiscal year ended June 30, 2024, resulting in lower FAST revenue.

Product revenue decreased by $5,224, to $952, in the fiscal year ended June 30, 2025, as compared to $6,176 for the fiscal year ended June 30, 2024.

Ad revenue increased by $270,487 to $271,638, in the fiscal year ended June 30, 2025, as compared to $1,151 for the fiscal year ended June 30, 2024. The increase was related to the initial demand partners utilizing the FreeCast Ad platform beginning in October 2024.

Other revenue decreased by $283, to $715 in the fiscal year ended June 30, 2025, as compared to $998 for the fiscal year ended June 30, 2024.

Cost of Revenue

Cost of revenue increased by 3%, or $9,585, to $346,581 in the fiscal year ended June 30, 2025, as compared to $336,996 for the fiscal year ended June 30, 2024. The increase in cost of revenue is primarily attributed to increased hosting and service costs associated with the FAST revenue stream.

Operating Expenses

Operating expenses increased by 29%, or $3,137,295, to $14,037,006 in the fiscal year ended June 30, 2025, as compared to $10,899,711 for the fiscal year ended June 30, 2024. The change in operating expenses is attributed to a $1,603,246 increase in general and administrative expenses and a $1,626,111 increase in compensation and benefits expense, partially offset by a $92,062 decrease in sales and marketing expense. The increase in compensation and benefits was primarily the result of stock-based compensation from a warrant modification in the year ended June 30, 2025. The increase in general and administrative expenses was primarily the result of increased website development and professional fees.

Other (Expense) Income

Other expense was $310,510, for the fiscal year ended June 30, 2025, as compared to other expense of $1,717,429 for the fiscal year ended June 30, 2024. The change was principally caused by a decrease in interest expense of $494,799, a decrease in the gain on the settlement of accounts payable of $117,393 and a decrease in the loss on the extinguishment of debt of $988,884.

Liquidity and Capital Resources

Since inception, we have financed our operations from a combination of:

●	issuance and sales of our Class A common stock;

●	issuance of notes payable with related and non-related parties;

●	issuance of convertible notes payable with related and non-related parties;

●	borrowing under our revolving convertible notes payable with related party;

●	cash advances from related parties; and

●	cash generated from operations.

We have experienced operating losses since our inception and had a total accumulated deficit of $205,415,506 as of March 31, 2026. We expect to incur additional costs and require additional capital as we continue to implement our expansion plan. During the nine months ended March 31, 2026, and 2025, our cash used in operations was $8,083,926 and $9,958,164, respectively.

Our primary short-term cash requirements are to fund working capital, lease obligations and short-term debt, including current maturities of long-term debt. Working capital requirements can vary significantly from period to period, particularly as a result of additional development expenses.

Our ability to fund our cash needs will depend, in part, on our ability to generate cash in the future, which depends on future financial results. Our future results are subject to general economic, financial, competitive, legislative and regulatory factors that may be outside of our control. Our future access to, and the availability of credit on acceptable terms and conditions, is impacted by many factors, including capital market liquidity and overall economic conditions.

Our financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. We have incurred recurring losses and as of March 31, 2026, had an accumulated deficit of $205,415,506. For the three months ended March 31, 2026, and 2025, we sustained a net loss of $4,533,974 and $3,380,527, respectively. For the nine months ended March 31, 2026, and 2025, we sustained a net loss of $10,180,305 and $10,869,850, respectively. These factors, among others, raise substantial doubt about our ability to continue as a going concern for the next twelve months from the date these financial statements were issued. These financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that may be necessary should we be unable to continue as a going concern. Our continuation as a going concern is contingent upon our ability to obtain additional financing and to generate revenue and cash flow to meet our obligations on a timely basis. We will continue to seek to raise additional funding through debt or equity financing during the next twelve months. Management believes that actions presently being taken to obtain additional funding provide the opportunity for us to continue as a going concern. There is no guarantee we will be successful in achieving these objectives.

We cannot be sure that future funding will be available to us on acceptable terms, or at all. Due to the often-volatile nature of the financial markets, equity and debt financing may be difficult to obtain.

We may seek to raise any necessary additional capital through a combination of private or public equity offerings, debt financings, collaborations, strategic alliances, licensing arrangements and other marketing and distribution arrangements. To the extent that we raise additional capital through marketing and distribution arrangements or other collaborations, strategic alliances or licensing arrangements with third parties, we may have to relinquish valuable rights or future revenue streams on terms that may not be favorable to us. If we raise additional capital through private or public equity offerings, the ownership interest of our existing shareholders will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect our shareholders’ rights. If we raise additional capital through debt financing, we may be subject to covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends.

Equity Line of Credit

On December 8, 2025, we entered into an Equity Purchase Agreement, which was subsequently amended on March 30, 2026, (together, the “EPA”) with Amiens Technology Investments LLC, a Delaware limited liability company (“ELOC Investor”), pursuant to which ELOC Investor committed to purchase up to $50 million of shares of our Class A common stock (the “ELOC Shares” and such financing, the “ELOC Financing”), subject to certain limitations and conditions set forth in the EPA. During the Commitment Period (as defined in the EPA), we may from time to time, by written notice delivered by us to ELOC Investor (each, an “Advance Notice”), direct ELOC Investor to purchase a number of shares of our Class A common stock up to the Maximum Advance Amount (as defined in the EPA) as set forth in the Advance Notice, subject to limitations and adjustments as set forth in the EPA. Advances under the agreement are conditioned on our compliance with certain customary conditions, such as timely filing of required reports and maintaining our listing on a national securities exchange. Shares issued pursuant to an advance under the EPA are priced at 95% of the VWAP (volume-weighted average price) for the ten-trading day period immediately following the advance request.

We have filed a registration statement, which has been declared effective as of May 6, 2026, that registers the resale of up to 5,750,000 shares of our Class A common stock, based on the assumption that we may deliver Advance Notices to ELOC Investor for an aggregate of $21,735,000 under the EPA at an assumed purchase price of $3.78 per share. The actual number of shares of our Class A common stock issuable by us in connection with the ELOC Financing will vary depending on the then-current market price of the shares of our Class A common stock sold to ELOC Investor pursuant to the EPA and we expect that the number of shares currently registered will not be sufficient to register the full $50 million facility in the ELOC Financing and the ELOC Commitment Shares (as defined herein). We may be required to file one or more additional registration statements in order to deliver future Advance Notices to ELOC Investor to access the full $50 million commitment under the EPA.

As consideration for ELOC Investor’s commitment to purchase the ELOC Shares in accordance with the EPA, we agreed to pay a commitment fee in an amount equal to $750,000, by the issuance to ELOC Investor of a number of shares of Class A common stock (the “ELOC Commitment Shares”) as follows: (1) one-third of the ELOC Commitment Shares are to be issued to ELOC Investor on the occurrence of the first closing under the EPA; (2) one-third of the ELOC Commitment Shares are to be issued to ATI on the date ELOC Investor has purchased an aggregate of $15 million of ELOC Shares; and (3) the remaining one-third of the ELOC Commitment Shares are to be issued to ELOC Investor on the date ELOC Investor has purchased an aggregate of $30 million of ELOC Shares. The number of ELOC Commitment Shares issued to ELOC Investor on each required date will be equal to $250,000 divided by the lower of: (i) $10.00; and (ii) the lowest daily VWAP (as defined in the EPA) of our Class A common stock during the five trading days immediately preceding the applicable issuance due date.

We will not receive any of the proceeds from the resale or other disposition of the shares of our Class A common stock by ELOC Investor; however, we may receive gross proceeds of up to $50 million from the sale of the ELOC Shares from time to time, in our discretion, over a 36-month period. The 36-month period began on March 11, 2026, and ends on April 1, 2029.

We have the right to control the timing and amount of any sales of shares of our Class A common stock to ELOC Investor under the EPA, subject to certain limitations described in the EPA. We will bear all fees and expenses incident to our obligation to register the offer and sale of the shares of Class A common stock. ELOC Investor has no right to require us to sell any shares of our Class A common stock under the EPA and has no obligation to purchase shares unless and until we deliver a valid Advance Notice in accordance with the EPA, at which time, subject to the terms and conditions of the EPA, ELOC Investor is contractually obligated to purchase the applicable shares.

Consistent with the applicable Nasdaq listing rules, the aggregate number of shares of our Class A common stock that we may issue to ELOC Investor under the EPA may not exceed 19.99% of the shares of Class A common stock issued and outstanding as of the execution date of the EPA (the “Exchange Cap”), unless we first obtain shareholder approval to issue shares of our Class A common stock in excess of the Exchange Cap in accordance with applicable Nasdaq listing rules.

Additionally, we may not direct ELOC Investor to purchase any shares of our Class A common stock under the EPA if such purchase, when aggregated with all other shares of our Class A common stock then owned by ELOC Investor and its affiliates beneficially, would result in ELOC Investor and its affiliates beneficially owning (on an aggregated basis) more than 4.99% of the then outstanding voting power or number of shares of our Class A common stock; provided that, ELOC Investor may increase or decrease this ownership limitation, upon notice to us, which notice for any increase will not be effective until the 61st day following the date such notice is delivered, not to exceed 9.99% of the number of shares of our Class A common stock outstanding immediately after giving effect to the issuance of shares of our Class A common stock held by the ELOC Investor.

The EPA contains customary representations, warranties, conditions and indemnification obligations of the parties. We have the right to terminate the EPA at any time effective five trading days after providing written notice to the ELOC Investor, at no cost or penalty, provided that there are no outstanding Advance Notices, the shares of Class A common stock under which have yet to be issued, and we have paid all amounts owed to the ELOC Investor pursuant to the EPA. We are required to use commercially reasonable efforts to continuously maintain the effectiveness of the registration statement until all of the Commitment Shares and the shares of our Class A common stock to be issued from time to time under the EPA pursuant to an Advance Notice have been sold or may be sold without restriction pursuant to Rule 144.

Convertible Note Payable – Related Party

In June 2016, William A. Mobley, Jr., our founder, Chief Executive Officer and Chairman, loaned us $111,000, at an interest rate of 12% per annum, and due and payable at June 30, 2024. The note was convertible into shares of our Class B common stock at a conversion price of $0.50 per share. The note was converted on March 29, 2024. As of March 29, 2024, and June 30, 2023, accrued interest charges related to this loan were $25,020 and $19,003, respectively. On March 29, 2024, the outstanding principal and accrued interest balance of $92,068 was converted into 184,136 shares of our Class B common stock.

On May 3, 2024, we signed a convertible promissory note with Nextelligence in the principal amount of $1,000,000. Outstanding principal accrued interest at 12% per annum and was due and payable no later than May 3, 2025. In lieu of repayment, at Nextelligence’s option, all or part of the outstanding principal and accrued interest was convertible into shares of our Class A common stock at a conversion price of $8.00 per share. Between May 30, 2024, and June 26, 2024, we borrowed an additional $1,075,000 from Nextelligence.  On July 1, 2024, we repaid $1,075,000 on the convertible promissory note with related party Nextelligence. Between October 31, 2024, and December 11, 2024, we borrowed an additional $1,395,000 from Nextelligence. On December 13, 2024, we renewed and modified the May 3, 2024, note to include the additional loans. Between December 31, 2024, and June 3, 2025, we borrowed an additional $1,557,000 and made payments of $150,000 to Nextelligence. On July 26, 2025, Nextelligence converted the outstanding principal and accrued interest balance of $4,076,051 into 509,507 shares of our Class A common stock.

Between October 9, 2025, and November 21, 2025, Nextelligence, a related party, majority owned by our Chief Executive Officer (CEO), provided aggregate funding to us totaling $1,500,000. Of this amount, $191,023 was remitted by Nextelligence on behalf of Celebrity Cigars, Inc. and Test Drive Live Inc. to fully satisfy their outstanding accounts receivable balances with us. As these entities are under common control, Nextelligence agreed to assume the obligations of both Celebrity Cigars, Inc. and Test Drive Live Inc. The remaining $1,308,977 was recorded as a revolving convertible note payable to Nextelligence, for a total of $1,308,977. The Company and Nextelligence entered into an agreement on November 21, 2025, to place terms on this revolving convertible note payable. The new outstanding revolving convertible note payable has an interest rate of 12%, a maturity date of June 30, 2026, and is convertible at Nextelligence’s discretion for $8 per share of Class A common stock. The terms specify a maximum advance amount of $5,000,000. Additionally, the agreement capitalized all unpaid accrued interest as of November 21, 2025, for $6,575, which resulted in an “original principal balance” of $1,315,552. Between the date of the executed agreement and March 31, 2026, the Company has received an additional $3,573,500. As of March 31, 2026, the total outstanding principal is $4,889,052 and the accrued interest balance is $126,778 for a total outstanding balance of $5,015,830.

Note Payable – Related Party

On March 12, 2026, we entered into a premium finance agreement for a Director’s and Officer’s Insurance policy, which required a downpayment of $80,991. We received a loan from our CEO for the full $80,991 in order to pay this down payment. There were no official terms to this loan. The full principal balance was recorded as Notes payable – related party on the condensed balance sheet.

Revolving Convertible Note Payable – Related Party

On July 1, 2018, we signed a revolving convertible note agreement with Nextelligence, which is a related party that is majority owned and controlled by William A. Mobley, Jr., which was amended and restated as of July 2, 2018, for an amount up to $1,000,000; with any borrowings on this loan being at our complete discretion. Outstanding principal accrued interest at 12% per annum and was due and payable on July 1, 2020. In lieu of repayment, at Nextelligence’s option, all or part of the outstanding principal and accrued interest was convertible into shares of our Class A common stock at a conversion price of $0.50 per share. The loan matured on July 1, 2020, was in default and remained as an on-demand liability of ours until June 30, 2021. On June 30, 2021, we entered into a new revolving convertible promissory note with Nextelligence for an amount up to $2,500,000; with any borrowings on this loan being at our complete discretion. Outstanding principal accrued interest at 12% per annum. The borrowing limit was increased to $6,000,000 pursuant to a first amendment to the note dated June 13, 2022. Pursuant to a second amendment to the note dated July 17, 2023, the borrowing limit was increased to $10,000,000 and the maturity date extended to June 30, 2025. In lieu of repayment, at Nextelligence’s option, all or part of the outstanding principal and accrued interest was convertible into shares of our Class A common stock at a conversion price of $0.50 per share. On March 29, 2024, Nextelligence converted the principal of $13,139,473 and accrued interest of $1,607,952, a total of $14,747,425, into 29,494,851 shares of our Class A common stock.

Notes Payable

On March 12, 2026, we entered into an agreement with Capital Premium Financing to provide financing in an aggregate amount of $143,949 for the insurance premium associated with a D&O policy. The policy commenced March 12, 2026, and provided coverage for the next 12 months, expiring March 12, 2027. The loan bears interest at a 13.5% rate per annum. We are required to pay monthly principal and interest of approximately $24,977 paid over 6 months, with the final payment on September 12, 2026.

Warrant Modification

Effective as of June 15, 2023, we authorized and approved: (i) the reissuance of 38 expired warrants held by non-employees and 2 expired warrants held by an employee (“Expired Warrants”) to purchase an aggregate of 7,637,962 shares of our Class A common stock, at purchase prices from $0.50 to $8.00 per share, all of which had expired without being exercised; and (ii) the modification of 31 outstanding warrants held by non-employees and 1 warrant held by an employee (“Reissued Warrants”) to purchase an aggregate of 4,105,625 shares of our Class A common stock, at purchase prices from $3.50 to $6.00 per share, that by their terms will expire if not exercised on or prior to dates ranging from February 10, 2024, to September 30, 2025. We reissued the Expired Warrants and modified the Reissued Warrants (collectively “Warrant Modification”) by extending the expiration date to December 31, 2025, and maintaining all other terms in the original warrant agreements. All warrants included in the Warrant Modification expired unexercised at the end of the day on December 31, 2025.

The value of the Warrant Modification to purchase an aggregate of 23,487,174 shares was calculated using the Black-Scholes-Merton option pricing model. The incremental fair value attributable to the Expired Warrants and Reissued Warrants, which was measured at the amount equal to the incremental value reflecting in the change in fair value of the warrants before and after the Warrant Modification, was calculated at $9,848,947. The portion of the incremental fair value related to non-employee warrants that were initially issued as part of equity financings was $2,669,175 and was treated as a deemed dividend and is reflected as “Deemed dividend on warrant modification” in the accompanying statement of operations. The portion of the incremental fair value related to employee warrants that were initially issued as awards was $7,179,772 and was treated as stock-based compensation and is reflected in “Compensation and benefits” in the accompanying statement of operations. Accordingly, the Warrant Modification was recorded as an increase in additional paid in capital with a corresponding decrease to retained earnings.

We utilized an option pricing model to determine the fair value of our Class A common stock as of June 15, 2023. The significant inputs were as follows: volatility of 71.1%, term of 2 years and risk-free rate of 4.55%. The valuation determined the fair value of a share of our Class A common stock to be $1.8025 as of June 15, 2023.

The Black-Scholes-Merton option pricing model includes the following assumptions to determine the fair value attributable immediately before and after the warrant modification effective June 15, 2023:

	Immediately
	Before	After
Assumptions:
Class A common stock fair value	$1.80	$1.80
Risk-free interest rate	4.12-5.21%	4.43%
Expected dividend yield	0%	0%
Expected volatility	64-83%	81.55%
Expected life (in years)	.66-2.3	2.55

Cash Flows

The following tables provide detailed information about our net cash flows for the periods indicated:

	For the Nine Months Ended March 31,
	2026	2025
Net cash used in operating activities	$(8,083,926)	$(9,958,164)
Net cash used in investing activities	(16,064)	(21,622)
Net cash provided by financing activities	7,670,043	4,863,009
Net (decrease) increase in cash and cash equivalents	$(429,947)	$(5,116,777)

Operating Activities

For the nine months ended March 31, 2026, cash used in operating activities decreased by $1,874,238 or 19% due primarily to our decrease in net loss of $689,545, which comprised of a non-cash increase in stock-based compensation of $375,633, and a net increase in working capital of $829,922.

Investing Activities

For the nine months ended March 31, 2026, cash used in investing activities decreased by $5,558 or 26%. The change was attributed to a decrease in the cash used to purchase property and equipment.

Financing Activities

For the nine months ended March 31, 2026, cash provided by financing activities increased by $2,807,034 or 58%. The change was primarily due to an increase in proceeds from convertible notes payable – related party of $3,264,052 and a decrease to payments on the revolving convertible note payable – related party of $1,161,445, partially offset by a decrease to proceeds from issuance of Class A common stock of $1,700,000.

Critical Accounting Policies and Estimates

Our financial statements and accompanying notes have been prepared in accordance with GAAP applied on a consistent basis. The preparation of these financial statements requires us to make certain estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the periods presented. We evaluate these estimates and assumptions on an ongoing basis. We base our estimates on the information currently available to us and on various other assumptions that we believe to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions. As of March 31, 2026, our previous estimates had not materially deviated from our results.

An accounting policy is deemed to be critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time the estimate is made; if different estimates reasonably could have been used; or if changes in the estimate that are reasonably likely to occur periodically could materially impact the financial statements. While our significant accounting policies are described in more detail in the notes to our financial statements included in this prospectus, we believe the following accounting policies to be critical to the estimates and assumptions used in the preparation of our financial statements.

Revenue Recognition

Revenue is recognized upon transfer of control of promised goods or services to customers in an amount that reflects the consideration we expect to receive in exchange for those goods or services, in accordance with ASC 606. Our contracts include various products or services or a combination of both, which are generally capable of being distinct and are accounted for as separate performance obligations. Our contracts may contain multiple distinct performance obligations.

The transaction price of a contract is estimated based on the expected value for which a significant reversal of revenue is not expected to occur. Stand-alone selling prices are generally determined based on prices charged to customers. In arrangements with multiple performance obligations, the estimated transaction price is allocated to each distinct performance obligation based on relative stand-alone selling price (SSP).

Subscription (Membership) Revenue

In light of shifting consumer behaviors and constraints on big-box retail sales (especially during the pandemic), we refined our business model in 2022 to focus on B2B2C distribution. This approach leverages partnerships with multi-dwelling unit operators, hospitality providers, broadband carriers, and device manufacturers, each channel granting us immediate, large-scale user access. We believe that aligning with enterprise-level partners reduces our direct retail marketing costs, stabilizes recurring revenues, and extends the reach of our aggregator platform to tens of thousands of new users at once.

As a result, we no longer generate subscription revenue through renewal sales of Rabbit TV and Rabbit TV Plus, or through Select TV and Streaming TV Kits, which operated as the successor products to Rabbit TV and Rabbit TV Plus. In October 2022, our SelectTV.com paid subscription service and packaged SelectTV Streaming TV Kits were discontinued. We rebranded to the corporate namesake FreeCast.com and relaunched our SmartGuide as a free registration subscription service. SmartGuide is our internet distributed streaming media guide that searches and aggregates media content on the web and facilitates access to our customers through Wi-Fi-enabled devices that support streaming video.

We do, however, sell monthly subscriptions for premium content purchased through our SmartGuide for varying fees for different content. Revenue from such premium subscription fees is recognized on a gross basis over the service period as we are deemed to be the principal in the relationship with the end user. We control the content before transferring it to the end user and have latitude in establishing pricing. We both retransmit and “ingest” and distribute content.

Subscription revenue is derived from online sales through search engine optimization, search engine marketing, various marketing advertising services, the utilization of resellers in the form of publishers that promote upcoming retail promotions and packages, as well as direct sales to subscribers of our Value Channels subscription service. Value Channels subscription contains 17 cable channels and sells on a monthly subscription or annual fee. Value Channels is integrated into the initial FreeCast.com free registration and then offered as an upgrade. Both FreeCast.com (free registration) and Value Channels are available in various streaming Smart TV models (Google TV’s, Amazon Fire TV’s, LG, Samsung, TCL, Sony, and others), plus Streaming Devices (Amazon Fire, Google ChromeCast, Apple TV), PC’s/Laptops and mobile apps for Android and iOS devices.

Subscription revenue is recognized ratably on a straight-line basis over the duration of the subscription period, generally ranging from one month to five years. If the subscriber renews early, then the expiration date is extended by the renewal period, and the additional subscription fee is deferred and amortized over the additional months purchased by the subscriber. We no longer offer SelectTV lifetime subscriptions, which were initially deferred and recognized over a five-year period. All subscription fees are collected at the time of purchase.

FAST (Free Ad-Supported TV)

We provide FAST channel buildouts that include post-production editing, motion graphics, channel assembly and content acquisitions. We charge the customers based on time incurred for the services plus a reasonable margin in addition to any additional out-of-pocket cost incurred that is charged at cost to us. Revenue is recognized when services are performed. We charge a monthly platform fee for distributing the FAST channel on our platform. Revenue is recognized at the point in time when the content is available on the digital platform.

Ad Platform Revenue

We are an agent in transactions on our Ad Exchange platforms. We act as an intermediary between DSPs and non-owned and operated publishers by providing access to a platform that allows both parties to transact in the buying and selling of ad inventory. The transaction price is determined through a real-time auction, and we have no pricing discretion or obligation related to the fulfillment of the advertising delivery.

We generally invoice buyers at the end of each month for the full purchase price of ad impressions monetized in that month. Accounts receivables are recorded at the amount of gross billings for the amounts we are responsible for collecting, and accounts payable are recorded at the net amount payable to suppliers. Accordingly, both accounts receivable and accounts payable appear large in relation to revenue reported on a net basis.

Ad Agency Revenue (Launch That and Similar Contracts)

We earn revenue from direct client service contracts for marketing and campaign execution, such as the Launch That agreement. These contracts typically involve two distinct phases:

●	Phase 1: Discovery and Development Services (data research, audience analysis, creative development). Revenue is recognized over time using an input method based on the proportion of costs incurred relative to total estimated costs for Phase 1.

●	Phase 2: Test Media Distribution Services (media placement, outreach, KPI reporting). Revenue is recognized upon delivery of the performance evaluation report specified in the contract.

Revenue from such contracts is presented separately from “Other Revenue” due to its materiality and distinct nature.

Deferred Revenue - Ad Agency Revenue (Launch That and Similar Contracts)

For the Ad Agency revenue stream, we provide demand partners with access to the FreeCast Ad Platform, enabling real-time bidding on advertising inventory. Revenue is recognized at a point in time when a transaction is completed—specifically, when a bid is won and the client’s purchase occurs through the platform. Amounts invoiced in advance of the completion of these transactions are recorded as deferred revenue and recognized as revenue when our performance obligation is satisfied.

Other Revenue

Other revenue includes product, licensing, and referral fee revenue. We generate revenue through free registrations on FreeCast.com by partnering with retailers, manufacturers, operators and/or distributors of streaming devices, mobile phones, broadband carriers, broadcasters, property management, multi-dwelling developers, builders, and various mass consumer communities of streaming tv watchers. A FreeCast.com license is freely provided per registered consumer marketed by distributors in exchange for a negotiated revenue sharing percentage with each distributor on a case-by-case basis. Affiliate commissions are earned and then shared from third-party advertisement service providers, pay-per-view movie or series distributors and live events tickets sales for such things as professional boxing or concerts. These license arrangements have not resulted in significant revenue to date.

Beginning in 2024, in conjunction with the release of our new product FreeCast Home, we started recognizing contracts with customers from product sales requiring performance up to delivery, as well as contracts with customers that contain a subscription portion that causes revenue to be allocated or adjusted over time. Shipping and handling activities are performed before the customer obtains control of the goods and therefore represent a fulfillment activity rather than a promised service to the customer. Revenue and costs of sales are recognized when control of the products transfers to our customer, which generally occurs upon shipment from our facilities. For our physical product sales, our performance obligations are satisfied at that time.

Referral fee revenue is generated through premium services which are also available on our platform, for an additional fee, to allow single or time-limited use of private, decrypted viewing of movies, sporting events, concerts or other types of events.

Deferred Revenue

Deferred revenue consists principally of both prepaid but unrecognized subscription revenue and advertising fees received or billed in advance of the delivery or completion of the delivery of services. We may pay sales incentives, in cash or by issuing equity instruments, to distributors of our subscriptions. Such sales incentives are not recognized as deferred revenue. Rather, sales incentives are recognized in current operations when issued, regardless of amounts in deferred revenue, which may have resulted from the distributor’s efforts. Deferred revenue consists primarily of subscriptions for multiple months purchased upfront and recognized ratably over the term of the subscription.

The following table presents our revenue on a disaggregated basis:

	For the three months ended
	March 31,
	2026	2025
Membership (1)	$12,430	$31,817
FAST Revenue – related parties (2)	68,063	38,921
Ad Revenue	11,016	72,565
Other Revenue	1,400	582
Total	$92,909	$143,885

	For the nine months ended
	March 31,
	2026	2025
Membership (1)	$50,237	$109,008
FAST Revenue – related parties (2)	169,110	180,405
Ad Revenue (3)	130,052	122,697
Other Revenue	1,460	1,727
Total	$350,859	$413,837

(1)	Membership sales refer to customers purchasing premium content through our SmartGuide for varying fees and recognized on a gross basis over the service period determined.

(2)	We provide end-to-end software solutions for development of FAST (Free Ad-Supported TV) channels to customers such as content creation, production, video studio rental, etc. to aid in the creation of content for their channels and a platform fee for distributing the channel. Revenue is recognized at the point in time the services are performed for the development of FAST channels. We charge a monthly platform fee for distributing the FAST channel on our platform.

(3)	During the period from July 1, 2025, through March 31, 2026, we recognized $130,052 of ad revenue from the buying and selling of advertising space on other content platform providers. Of this amount, $125,000 was recognized as Ad Agency Revenue under the Launch That Experimental Media Plan Agreement, representing revenue from the provision of discovery, development, and test media distribution services for a client campaign. The remaining was related to a new customer from the buying and selling of advertising space via the FreeCast Ad Platform.

Concentration of Credit Risk

Financial instruments that potentially subject us to concentrations of credit risk consist principally of cash and cash equivalents and trade accounts receivable. Our cash and cash equivalents are exposed to credit risk, subject to federal deposit insurance, in the event of default by the financial institutions holding its cash and cash equivalents to the extent of amounts recorded on the balance sheet. The cash accounts are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000 per banking institution. As of March 31, 2026, the Company’s cash balance did not exceed the FDIC insured limit.

As of March 31, 2026, we had two customers, SportX LLC and related party Celebrity Cigars representing 76.9% and 23.3% of our receivables, respectively. As of March 31, 2025, we had two related party customers, Test Drive Live Inc. and Celebrity Cigars, Inc., representing 16.2% and 21.5%, respectively, and one non related party representing 56.4% of our receivables.

As of March 31, 2026, we had three customers, Launch That., related party customer Celebrity Cigars, Inc., and Ignite, representing 33.9%, 37.8%, and 12.3%, respectively, of our revenues. As of March 31, 2025, we had two related party customers, Test Drive Live Inc. and Celebrity Cigars, Inc., representing 18.1% and 24.0%, respectively, of our revenues.

Fair Value of Financial Instruments

We account for financial instruments under Financial Accounting Standards Board (“FASB”) ASC 820, Fair Value Measurements. This statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements, ASC 820 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three levels as follows:

Level 1 — quoted prices (unadjusted) in active markets for identical assets or liabilities;

Level 2 — observable inputs other than Level 1, quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, and model-derived prices whose inputs are observable or whose significant value drivers are observable; and

Level 3 — assets and liabilities whose significant value drivers are unobservable.

We apply fair value accounting for all assets and liabilities that are recognized or disclosed at fair value in the financial statements. The carrying amounts reported in the financial statements for cash, accounts receivable, accounts payable and accrued liabilities approximate their fair value due to their short-term nature.

Earnings (Loss) Per Share

Basic earnings (loss) per share is computed by dividing net income (loss) attributable to all classes of our common stock by the weighted average number of shares of all classes of our common stock outstanding during the applicable period. Diluted earnings (loss) per share is determined in the same manner as basic earnings (loss) per share, except that the number of shares is increased to include restricted stock still subject to risk of forfeiture and to assume exercise of potentially dilutive stock options using the treasury stock method, unless the effect of such increase would be anti-dilutive.

The following table provides the number of Class A common stock equivalents not included in diluted income per share, because the effects are anti-dilutive, for the nine months ended March 31, 2026, and 2025, respectively.

	For the Nine Months Ended March 31,
	2026	2025
Convertible debt and liabilities	626,979	320,013
Options	926,373	993,270
Warrants	687,500	8,056,087
Total	2,240,852	9,369,370

Stock Based Compensation

Stock-based compensation issued is measured at the date of grant based on the estimated fair value of the award, net of estimated forfeitures. The grant date fair value of a stock-based award is recognized as an expense over the requisite service period of the award on a straight-line basis. We recognize compensation expense measured as the fair value of the stock-based compensation on grant date, when a performance condition is considered probable to occur. For purposes of determining the variables used in the calculation of stock-based compensation issued to employees, we perform an analysis of current market data and historical data to calculate an estimate of implied volatility, the expected term of the option and the expected forfeiture rate. With the exception of the expected forfeiture rate, which is not an input, we use these estimates as variables in the Black-Scholes option pricing model. Depending upon the number of warrants granted, any fluctuations in these calculations could have a material effect on the results presented in our Statements of Operations. In addition, any differences between estimated forfeitures and actual forfeitures could also have a material impact on our financial statements.

In accounting for modifications of equity-classified warrants held by employees, it is our policy to determine the impact by analogy to the share-based compensation guidance of ASC 718, Compensation - Stock Compensation (“ASC 718”). The model for a modified share-based payment award that is classified as equity and remains classified in equity after the modification is addressed in ASC 718-20-35-3. Pursuant to that guidance, the incremental fair value from the modification is recognized as stock-based compensation expense in the statements of operations to the extent the modified instrument has a higher fair value. We modified certain equity-classified warrants held by employees in the year 2023.

Loss Contingencies

Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to us, but which will only be resolved when one or more future events occur or fail to occur. Our management and legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against us or unasserted claims that may result in such proceedings, our legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in our financial statements. If the assessment indicates that a potentially material loss contingency is not probable, but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the nature of the guarantee would be disclosed.

Modifications to Equity-classified Instruments

A change in the terms or conditions of a warrant is accounted for as a modification. For a warrant modification accounted for under ASC 815, the effect of a modification shall be measured as the difference between the fair value of the modified warrant and the fair value of the original warrant immediately before its terms are modified, with each measured on the modification date. The accounting for incremental fair value of the modified warrants over the original warrants is based on the specific facts and circumstances related to the modification. When a modification is directly attributable to an equity offering, the incremental change in fair value of the warrants is accounted for as an equity issuance cost. When a modification is directly attributable to a debt offering, the incremental change in fair value of the warrants is accounted for as a debt discount or debt issuance cost. For all other modifications accounted for under ASC 815, the incremental change in fair value is recognized as a deemed dividend.

Redeemable Series A Preferred Stock

We apply the guidance enumerated in ASC 480, when determining the classification and measurement of preferred stock. Preferred stock subject to mandatory redemption, if any, is classified as a liability and is measured at fair value. We classify conditionally redeemable preferred stock, which includes preferred stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control, as mezzanine equity. At all other times, we classify its preferred stock in stockholders’ equity. We subsequently measure mezzanine equity to redemption value when the instrument is redeemable or when it is probable the instrument will become redeemable. Initially, the redemption rights were not solely within our control because our CEO, William Mobley, was able to force us to redeem the shares for cash. Therefore, we classified the Series A Preferred Stock as mezzanine equity pursuant to ASC 480-10-S99 until the redemption feature was removed on September 26, 2024.

On December 26, 2024, we amended the terms and conditions of the Series A Preferred Stock to replace the deemed liquidation triggered by a change in control with an ordinary liquidation. In conjunction with this amendment, we reclassified the Series A Preferred Stock from mezzanine equity to permanent equity because the features giving rise to mezzanine equity classification, the redemption right and the deemed liquidation, have been removed as part of the amendment.

Recently Issued Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the FASB or other standard setting bodies that we adopt as of the specified effective date. We do not believe that the impact of recently issued standards that are not yet effective will have a material impact on our financial position or results of operations upon adoption.

DESCRIPTION OF THE BUSINESS

Overview

FreeCast is a technology-driven streaming entertainment aggregator offering a unified, à la carte service for television (TV) entertainment through a comprehensive Platform-as-a-Service (PaaS) model. Our proprietary platform consolidates available entertainment content, advertising, and delivery infrastructure into a single, centralized ecosystem, reducing the complexity for consumers who would otherwise need to navigate multiple streaming services. Leveraging our SmartGuide® digital interactive technology, users can organize and access streaming content in a familiar, cable-like TV guide format across all Wi-Fi-enabled devices, including smart TVs, streaming devices, mobile phones, tablets, and computers.

We provide a unified, à la carte service for TV entertainment through a platform that consolidates available entertainment content in one place, reducing the complexity for consumers of navigating multiple streaming services by providing a centralized platform that integrates all of the user’s content sources. As an entertainment-based content discovery, aggregation, and management company, we leverage our proprietary SmartGuide® digital interactive technology to enable users to organize and access streaming content in a familiar, cable-like TV guide format.

According to eMarketer’s June 2024 forecast, in 2025 U.S. adults will spend approximately 2 hours and 49 minutes per day viewing traditional linear TV, compared with social video’s approximately 53 minutes and YouTube’s approximately 37 minutes. This underscores a significant opportunity for an aggregator solution that replicates the simplicity of channel surfing while seamlessly integrating multiple streaming services into one interface. By pushing each network’s app to our backend infrastructure, we enable a single, user-friendly interface for live and on-demand content.

Unlike traditional streaming platforms that rely on a direct-to-consumer (B2C) approach, we operate under a B2B2C sales and marketing strategy. Rather than acquiring individual subscribers, we partner with Consumer Direct Platforms (CDPs) that already serve large user bases, allowing us to scale efficiently while reducing customer acquisition costs and churn rates. Our CDPs include:

●	Broadband providers – Enhancing internet service offerings by bundling premium streaming solutions.

●	Mobile carriers – Adding value to data and wireless service plans.

●	Device manufacturers – Embedding FreeCast’s SmartGuide® technology into smart TVs and streaming devices.

●	Multi-dwelling units, apartments, and condominiums – Providing an all-in-one entertainment solution for tenants.

●	Hospitality locations – Offering a seamless streaming experience in hotels, resorts, and other lodging environments.

●	Healthcare and institutional facilities – Deploying in-room and common-area streaming solutions for hospitals, rehabilitation centers, and senior care communities.

●	Affordable housing providers – Partnering with public housing authorities and subsidized housing operators to deliver entertainment services as an amenity for residents.

By integrating our SmartGuide® digital interactive technology, CDPs can provide their users with a centralized platform to access all streaming apps and content in one place. This not only enhances the CDP’s service offerings, but also creates revenue opportunities through advertising and commissions.

Our platform gives users access to all their online media subscriptions, as well as more than 700 channels, including global Free Ad-Supported TV (FAST) channels (500 channels), local and regional over-the-air (OTA) integrated broadcast channels, premium pay over-the-top (OTT) channels (over-the-top refers to film and television content provided via a high-speed Internet connection rather than a cable or satellite provider) and top-tier news and entertainment content. Our proprietary content aggregation technology continuously scans the internet to discover and index thousands of commercial-quality entertainment sources, whether free, paid or subscription-based—offering an unmatched level of convenience.

Designed for broad accessibility, our platform functions as a software application that can be used across all Wi-Fi-enabled devices, including smart TVs, streaming devices, mobile phones, tablets, and computers. Unlike other streaming solutions, we operate as a non-competitive, agnostic “omnichannel streaming platform,” meaning users do not need multiple apps to access their favorite content. Instead, our technology aggregates all content into one seamless interface.

Our service is available directly to consumers under the FreeCast.com brand and is also distributed through third-party partners under licensed brand names. Additionally, we co-brand with CDPs to align our service with their existing customer base, creating a flexible distribution model that benefits all stakeholders.

Our strategy is to expand domestically and globally by securing licensing agreements with CDPs that already have a substantial user base. We continually work to enhance customer experience by expanding the content catalogued by our technology, refining our user interface, and extending our service to more Internet-connected devices. We also provide local broadcasters and independent programmers with a turnkey path to assemble FAST channels, distribute them on our platform, and monetize ad inventory through a shared revenue model.

Following the end of the product lifecycle of our legacy product, Rabbit TV, and the conclusion of our partnership with Telebrands Corp. in 2017, we spent over two years rebuilding our product. This development not only improved our proprietary technology, but also positioned us to capitalize on the fast-moving nature of the industry and capture new revenue streams. During this transition, sales primarily stemmed from legacy Rabbit TV sales, which declined over time, as expected.

Our revenue streams include:

●	Advertising Revenue – Generated through ad placements within the platform.

●	Subscription Revenue – From additional monthly content bundles.

●	Product Revenue – From selling digital high-definition TV antennas.

●	Licensing Revenue – From partnerships with CDPs and third-party distributors.

●	Referral Fees – Earned through partnerships with content providers.

In addition, our PaaS, Broadcast Enabled Streaming TV (BEST) and Direct-to-Mobile (D2M) deployment models are expected to generate revenue from platform development fees, platform licensing and hosting fees, advertising revenue-sharing arrangements with telecom operators and internet service providers (ISP) partners, per-subscriber or per-deployment fees associated with white-label streaming service deployments and commission-based compensation from dealer arrangements for third-party streaming services in Multi-Dwelling Unit properties, as described in further detail below under “Platform Deployment Models—Distribution Partnerships and Dealer Arrangements.”

By leveraging these revenue streams and our strategic partnerships, we believe that we are positioned to disrupt the current streaming industry, while delivering convenience to consumers and value to our CDPs.

The following table shows the aggregate number of subscribers at the end of each reporting period presented in this prospectus.

	For the Period Ended
Subscribers (1)	March 31, 2026	June 30, 2025
Ad-Supported	1,010,060	958,439
Paid	14,532	17,062
Total Subscribers:	1,024,592	975,501

(1)	“Subscriber” refers to any individual or entity that has registered for access to our platform, whether on a paid or free (ad-supported) tier basis, subject to the terms of our service. This metric represents the cumulative number of accounts that have been created on our platform since inception, regardless of whether the account holder has engaged with the platform recently or at all. An account is counted as a subscriber from the date of initial registration and continues to be included in the subscriber count indefinitely, even if the user has had no subsequent activity. We do not currently distinguish between active and inactive subscribers in our reported subscriber metrics. As a result, the total subscriber count may not be indicative of the number of users who actively use the platform or who generate revenue for us in any given period.

The basis of our service platform is our proprietary content aggregation technology that automatically crawls the Internet to locate commercial-quality entertainment content from thousands of sources, including free, paid and subscription-based content. Additionally, we subscribe to the top entertainment data services such as Gracenote (owned by Nielsen), Xperi and Reelgood who provide real-time updates. Our technology then sorts through and manages all available commercial-quality digital media, including both live and on-demand video from free, subscription and pay-per-view (PPV) services. All of this information is then incorporated into our interactive SmartGuide presented to consumers in a familiar easy-to-use cable-like TV guide via the Internet and as a software application, on all Wi-Fi enabled devices.

The SmartGuide uses images and related information on customized guide pages to provide subscribers with an easy way to explore all of the available media choices from one centralized account, regardless of the device or location. Upon selecting content to consume, the subscriber is directed to the original source of the content. If content is available for free, the subscriber is transferred to the website providing the content. If content is available through a subscription service (such as Netflix or Hulu), we allow the subscriber to log-in to the service through our SmartGuide and the subscriber is then directed to the subscription service’s website. If the content is PPV, the subscriber is directed to the page requiring payment for the PPV service. We do not manipulate, store, retransmit or distribute this source content. The provider of the PPV content retains all rights to and management of their content.

We believe that, because we link subscribers directly to third-party PPV content sources and in no way manipulate, store, retransmit or distribute this content, we are not subject to licensing fees or restrictions by third-party PPV content suppliers. We are not responsible for the availability or content of these external websites, nor do we endorse, warrant or guarantee the products, services or information described or offered. All logos and trademarks used in the guide are the sole property of their respective owners. We believe that this is a complementary relationship in which we directly supply free traffic to content suppliers, much like the print-based model employed by TV Guide in past decades.

Our SmartGuide technology is currently available on computers, “smart” phones, tablets, streaming devices and “smart” TV’s. It is available directly to consumers, branded as FreeCast.com, and will also be distributed by third parties, both as FreeCast.com and under other licensed brand names and partnerships.

Industry Overview

The market for digital video distribution has undergone a significant transformation over the past decade as consumers increasingly shift away from traditional pay television services toward internet-delivered streaming content.

The number of U.S. pay television households has declined steadily in recent years, falling from approximately 83.8 million in 2020 to approximately 68.7 million in 2024, according to Evoca and corroborated by industry estimates from Leichtman Research Group and S&P Global Market Intelligence. This trend reflects ongoing “cord-cutting,” as consumers replace traditional cable and satellite subscriptions with streaming alternatives.

At the same time, OTT video and connected television (CTV) usage has increased significantly. According to Nielsen, streaming has become the largest category of television viewing in the United States, accounting for approximately 38% to 40% of total TV usage in 2024, surpassing both cable and broadcast viewing. Industry forecasts indicate that streaming’s share of total viewing is expected to continue to increase as consumer preferences evolve. In addition, industry reports indicate that OTT video consumption represents a substantial portion of the U.S. population.

Industry data from eMarketer indicates that streaming services are expected to account for a significant portion of U.S. video subscription revenue by 2026, reflecting a broader shift in both consumer behavior and monetization models within the video entertainment industry.

Consumer viewing behavior has increasingly transitioned toward on-demand and internet-delivered content, rather than scheduled broadcast programming. However, as the number of streaming services has expanded, the industry has become increasingly fragmented, requiring consumers to manage multiple subscriptions across platforms.

Survey data from third-party sources indicates that consumers are increasingly sensitive to the cumulative cost of multiple streaming subscriptions and the complexity of accessing content across different platforms. These trends have contributed to higher levels of subscriber churn and increased competition among streaming providers.

In response, industry participants have introduced a range of strategies designed to improve subscriber retention and monetization, including bundling streaming services with broadband and wireless offerings, offering ad-supported subscription tiers, and investing in exclusive or differentiated content.

We believe these trends toward increased streaming adoption, industry fragmentation and evolving monetization strategies are likely to continue. However, the extent and pace of these developments remain subject to significant uncertainty, including changes in consumer preferences, competitive dynamics and macroeconomic conditions.

Sources of Revenue

Our revenue model generates multiple recurring revenue streams from each active user, including: (i) Main Revenue: Advertising and Data; and (ii) Ancillary Revenue: Bundle Value/Channel Subscriptions and Equipment Sales. Data revenue is derived from aggregated, anonymized viewership analytics and audience insights that we make available to advertising partners and content providers, enabling more targeted content recommendations and advertising placements across the platform.

We derive revenue from the following sources:

●	For subscribers who sign up using our free registration subscription service, we offer a variety of content provider bundles for an additional monthly fee ranging from $2.99 to $19.99;

●	We also earn fees when subscribers make one-time purchases of any pay-per-view (PPV) media through our SmartGuide;

●	We receive a fee for advertising on our guide pages provided, and for in-video/pre-roll ads by Google, pursuant to the standard terms and conditions of Google’s AdSense program;

●	We also receive arbitrage advertising revenue from the buying and selling of advertising space on other content provider platforms;

●	We receive fees through affiliate programs for content providers that have such programs for PPV programs that are purchased through our SmartGuide;

●	We receive fees for third-party related products (such as antennas or streaming devices to connect to a subscriber’s television) that are purchased through our SmartGuide;

●	We receive fees for Real-Time Bidding & Fill Rates: Our performance television DSP aims for near 100% fill rates, ensuring minimal inventory waste; and

●	We receive fees for Hyper-Targeting: Our ad server leverages first-party data from the aggregator platform, letting advertisers pinpoint audience segments by viewing habits, time-of-day preferences, etc.

Platform Deployment Models

We have developed three distinct deployment models that extend our core platform technology to address different segments of the television and video distribution market:

Platform-as-a-Service Deployment

Our PaaS provides a unified global infrastructure for modern television and digital video distribution. This enables telecom operators, ISPs, municipalities, enterprises and major brands to deploy fully branded streaming services without building or maintaining their own backend systems. Developed by us, the platform aggregates broadcast and streaming content into a single device-agnostic environment. It aims to reduce fragmentation in the streaming market by centralizing access to TV, film, and sports while supporting flexible à la carte options. The PaaS model integrates core operational functions—including content aggregation, subscription bundling, payment management, broadcast-to-streaming conversion and cross-device advertising and monetization—into a scalable infrastructure layer. This layer allows partners to launch and manage comprehensive video ecosystems across smartphones, smart TVs and other connected devices while maintaining control of their brand, customer relationships and revenue streams.

Broadcast Enabled Streaming TV Deployment

Our BEST is a model that bridges traditional over-the-air broadcasting with modern internet streaming by pairing free OTA television with a simultaneous, free online stream of the same local broadcast programming. Developed by us, the system preserves universal consumer access while enabling broadcasters to use widely deployed digital rights management on the streaming side for content protection. BEST operates without subscriptions, device mandates or eliminating OTA service, allowing viewers to continue receiving free television even if broadcasts become encrypted or certain devices are incompatible. For policymakers, this model protects consumers from black screens or forced hardware upgrades, helps broadcasters meet security requirements for sports and premium programming, reduces pressure to mandate ATSC 3.0 tuners in every television and offers smaller and low-power broadcasters a low-cost digital distribution path that supports a gradual transition to next-generation broadcasting without requiring immediate large investments in new security infrastructure.

Direct-to-Mobile Deployment

Our D2M platform is a software-based video distribution system that enables telecom operators and internet service providers to launch a full-featured, revenue-generating television service without building new infrastructure or deploying proprietary hardware. Developed by us, the platform converts OTA broadcast signals into streaming formats like HTTP Live Streaming. It then combines these signals with FAST channels and on-demand content in a single application that works across existing consumer devices, including smartphones, smart TVs and other connected hardware. The system is designed for global deployment and can deliver video through multiple networks, including 5G mobile broadband, home internet, satellite connectivity, Wi-Fi or next-generation broadcast systems such as ATSC 3.0, allowing operators to reach large audiences at near-zero deployment cost. By providing local broadcast channels alongside hundreds of FAST channels in one cross-device app, D2M allows telecoms and ISPs to compete with major smart-TV advertising platforms while capturing viewer data and sharing advertising revenue across streaming devices consumers use to watch video.

Distribution Partnerships and Dealer Arrangements

In connection with our PaaS and D2M deployment strategies, we have entered into distribution partnerships and dealer arrangements to extend our streaming platform through third-party service providers. In March 2025, we entered into a dealer agreement with DIRECTV, LLC, pursuant to which we are authorized to promote, market and take orders for DIRECTV streaming services to subscribers, with a focus on MDU properties including condominiums, apartment communities and other residential complexes. Under this arrangement, we earn commission-based compensation on subscriber activations. The DIRECTV dealer relationship complements our existing platform capabilities by enabling us to offer bundled live television and streaming content packages to MDU properties through our co-branded Consumer Direct Platforms.

Additionally, we have entered into software licensing agreements with distribution partners, including municipal utilities and broadband service providers, for deployment of our PaaS platform. Under these agreements, we typically receive platform development fees, monthly platform and hosting fees and ongoing revenue-sharing payments tied to advertising and subscriber activity generated through the partner’s branded streaming service. Certain of these agreements include guaranteed minimum monthly fees payable to us, with additional per-subscriber charges applicable above specified subscriber thresholds. We believe these arrangements validate our B2B2C distribution model and demonstrate commercial demand for our turnkey co-branded streaming infrastructure.

In Development

We continue to advance our technology stack with client/customer services, all of which are anticipated to bring value-added features and revenues to us, including the following:

FreeCast Home, a gateway device which receives local OTA broadcast channels through an attached coaxial antenna and distributes them through the home broadband network by connecting the device to the home wireless router. This allows these local channels to be included within the FreeCast Channel Guide on all Wi-Fi-enabled video devices in the home where our freely downloadable app is installed and utilized. The FreeCast Home device is available for purchase by individual consumers or to be offered through one of the many CDPs as part of the content offerings to their customers or residents and includes all of the other features FreeCast provides for free to users through the FreeCast apps. These partners include a range of companies across different verticals like Internet Service Providers, Mobile Service Provider and MDU Management companies.

We have launched D2M and FreeCast Home with integrated OTA into our full streaming PaaS with new Commercial Gateway devices that enable the reception and multicasting of local OTA broadcast channels (with IP restrictions), FAST channels, and Ad-Supported Video on Demand (AVOD) content to entire buildings through the FreeCast apps.

In that same vein, this will include the launch of two new versions of the Out-of-Home (OOH) FreeCast app for CDPs in industries such as Hospitality and Commercial Business.

The Collaborative ATSC Service Tech (CAST), a universal local OTA broadcast channel tuner technology that we will license to device manufacturers of local OTA gateway devices to integrate our platform into their device chipsets seamlessly with minimal cost to us. This activates our ability to open opportunities of growth around the globe and bring local channels to consumers with additional device options.

Aggregated sports data includes game schedules, live game scores, networks where to watch the games, sports betting data, and fantasy data for the games. We are bringing sports data to our platform, which will allow consumers to get all of their sports data in one place. This will all be available to consumers on our applications on all platforms.

An Automated User-Personalized Dynamic Channel Guide powered by an AI recommendations engine that is developed and built from each consumer’s content watch history, favorited channels and on-demand content, and user experiential journey data. This will organize a unified channel guide in the order that best matches a user’s content interests, and will recommend similar content in the channel guide.

Multi-channel View allows a user to watch between 2 to 4 different channels selected by the user in the channel guide on the Web and TV applications. This will allow the user to have more than one channel playing at once, and will also allow ads to be shown on each of the channels in parallel.

FreeCast for Hospitality will support external Hotel applications when applicable and accommodation options that can range from requesting more towels to requesting a late checkout. This version will also support Hosted Hospitality that allows Hosts to write custom messaging to their guests from our FreeCast Configuration Portal, display the local hot spots and weather forecast, instructions for connecting to the Wi-Fi, and how to Cast your Wi-Fi enabled device to the TV at each location. Backend configurations for branding standards where required or necessary will be available within the FreeCast Configuration Portal as well, to support branding consistency within the FreeCast app.

The Commercial Business Location version will have Digital Out-of-Home (DOOH) advertising with local ad support and localized content included, which each can be customized by location or business type. This provides a way for commercial businesses like Travel Plazas to display local content and DOOH ads, bringing in more revenue for the business and FreeCast alike.

We have developed a hyper-targeted data advertising platform which utilizes the consumer’s combined “Experiential Data Journey” across all streaming services within our apps, allowing us to identify both a consumer’s interests and areas of disinterest, the most used streaming services by a user, content most likely to be watched by a user, and when a user is most likely to watch content, in order to serve the highest-value ads. This greatly increases the chances of a user seeing ads targeted to them and the opportunity for a subscriber or user to interact with those ads.

FAST Channel Builder – End-to-end software solution for development of digital FAST channels with robust support for leading advertising formats in addition to distribution technology that allows for integration to all major providers (OTT, OTA, etc.). Existing robust integrations with leading dynamic advertising insertion (DAI) solutions and internal cross platform hyper-targeted DAI solutions enable this platform to monetize at a rate higher than traditional TV.

A Global Services and Content Management System has been developed under a partnership with Amazon’s AWS to onboard media content programmers, digital broadcast channels, and subscription video on demand brands with an instant, turnkey operations, and advertising platform for servicing their subscriptions or channels to non-U.S. global countries. This opens up FreeCast as a service for those in other countries as a content and streaming solution.

Our Competitive Strengths

We believe that we have a number of distinct advantages over competitors and are well positioned to fill the gaps in key market segments:

●	While traditional TV providers rely on fixed terrestrial hardwired infrastructure and first-party or proprietary devices and software ecosystems, our service is delivered via the Internet.

●	Most of the products of our competitors are often limited in terms of the library of content available. For example, Netflix does not provide the same content as Amazon Prime, and neither will direct a subscriber to content available on the competing service. Because our SmartGuide catalogues content but does not distribute any content, we are able to direct subscribers to any service that has the program they would like to watch available, whether free or fee based.

●	Many of our competitors provide services that are often tied to a single home-based device. Our SmartGuide, however, is device agnostic and may be used on any device with Internet access, thanks to a robust web-based interface and apps available on major platforms including Android TV.

●	Unlike competitors, our subscribers continue to generate post-sale revenue through advertising on our guide pages and payments made to us through affiliate programs if subscribers purchase media or other hardware products through our service.

Our Growth Strategies

Through FreeCast.com, brand partners, and/or co-branding, we plan to accelerate our licensing platform to CDPs with substantial user bases, giving them a no-cost monetizable means to offer a competitive TV service to their customers without a large investment in new infrastructure.

Our growth strategy is supported by a pipeline of 22 distribution partners representing a potential customer universe of 23.1 million users, and a backlog of 14 partners representing a potential customer universe of 14.7 million users.

Our growth strategy is supported by a distribution network of 26 partners representing a potential customer universe of more than 52 million consumers worldwide, including major commercial platforms such as DIRECTV and regional Caribbean providers.

A central piece of our strategy is our new advanced advertising platform, designed to deliver hyper-targeted campaigns across live, linear, and on-demand channels. By aggregating first-party data from our integrated user base, we offer advertisers real-time bidding, 100% fill rates, and cross-device consistency. We believe this integrated ad tech stack generates incremental revenue, capitalizing on the high engagement levels of streaming audiences.

We launched DAI and our FAST Channel Builder in early 2023, which we anticipate will increase advertising revenue and breadth of content across our platform with partner channel launches beginning January 2024.

We launched our fully integrated virtual wallet system, MediaPay, in October 2023. MediaPay allows our subscribers to manage all subscriptions and billings with easy cancellation. This unified payment for subscriptions and entertainment services along with our initiative to license our platform to global bandwidth distributors and content providers in various countries should reduce subscriber churn and increase revenue.

We are developing extensive relationships with CDPs – mobile device manufacturers and distributors for preloading of FreeCast streaming TV services platform in mobile “smart” phones in exchange for negotiated commissions.

We continue to secure several industry endorsements, such as the National Lifeline Association, and partnerships in the mobile carrier segment that have begun offering our free TV solution for mobile devices. With the introduction of our hardware integrations for OTA TV gateways, we are growing our presence in the telecommunications, broadband carriers, property developers (REITs) and hospitality industries.

Digital Out-of-Home. We plan to run context aware DOOH campaigns across high traffic venues to drive brand awareness and app registrations. Because DOOH placements are viewable and cannot be skipped, we expect improved reach versus web display. Our creative strategy includes dynamic content (e.g., dayparting, weather/sports triggers) and QR/NFC calls to action to attribute conversions. We also intend to retarget DOOH exposed audiences on mobile and CTV, enabling a closed loop performance view.

Measurement and Attribution. We intend to use venue level impression estimates from DOOH networks supplemented by privacy compliant mobile movement data and our own registration/conversion telemetry to calibrate audience exposure and optimize creative sequencing.

Competition

While there are many players in the online video space, our offering is unique and thus does not currently have direct, analogous competitors. Generally, any providers of online media that may appear to compete with us often enjoy a mutually beneficial relationship, where their offering is captured and catalogued by our SmartGuide, which benefits our service, and we in turn send traffic and eyeballs to them as a result.

There are, however, several entities that provide services that are similar to the individual features or components of our own SmartGuide. They include:

●	Amazon Prime Video, through which Amazon also sells packages of content from HBO, Showtime, and others, which appear within the same interface for Prime Video subscribers.

●	Viacom’s PlutoTV business, which assembles online content from various sources into linear channels which are made available online, similar to the Live Channels offering within SelectTV.

●	Websites like Yidio and CanIStream. which function as basic media search engines and point users to legal streaming sources of specified shows and movies.

●	Roku, TiVo, Amazon’s FireTV and Apple TV, which are devices that aim to serve as media managers, though these are all hardware-centric solutions and little more than app managers, in contrast to our device-agnostic approach and unified media interface for all content.

Unlike traditional streaming services that struggle with high customer acquisition costs (CAC) of $50+ per user and 3-5% margins, our platform achieves 50%+ margins with minimal CAC through our partnership-focused distribution model. This approach also results in lower churn rates compared to traditional direct-to-consumer streaming services.

As competition in the online television space increases, we expect this to strengthen the value proposition of our product, making it more appealing to potential commercial partners and to consumers as well.

In addition to content aggregation, our PaaS, BEST and D2M deployment models position us in the market for white-label streaming infrastructure and broadcast-to-streaming conversion. In this segment, we may face competition from companies that provide platform licensing, managed streaming services or OTT infrastructure solutions to telecom operators and broadcasters, including Comcast’s Xumo, TiVo’s platform licensing business and other providers of turnkey video distribution technology. We believe our competitive advantage in this segment lies in our ability to offer a unified platform that combines content aggregation, broadcast-to-streaming conversion, FAST channel assembly and cross-device advertising in a single integrated infrastructure, rather than requiring partners to assemble these capabilities from multiple vendors.

Operations

We license extensive entertainment data from Gracenote (a Nielsen company) and Reelgood. This data is to create the most comprehensive and up-to-date catalog of content from thousands of sources directly available from the World Wide Web by using in combination with FreeCast’s own proprietary aggregation technology. The links are then compiled into our SmartGuide for use by our subscribers. We market our service through various channels, including online advertising, broad-based media, such as television and radio, as well as various strategic partnerships. We utilize the services of third-party cloud computing providers, more specifically, Amazon Web Services.

The initial two-year term of the Gracenote license agreement began on March 25, 2019. The license agreement automatically renews for successive one-year terms, unless either party notifies the other in writing at least 90 days before the end of the initial or renewal term of its desire to not renew, in which event the license agreement expires at the end of the then-current term. Gracenote may also terminate the license agreement in the event of a change of control that results in us controlling, or being controlled by, or being under common control with, any competitor or customer of Gracenote or its affiliates. Gracenote may also terminate the license agreement or cease providing data to us if we fail to pay any invoice within 60 days after we receive such invoice. We pay Gracenote a monthly license fee of $5,210, which increases to $7,500 when we reach 750,001 active monthly users. After the initial two-year term, the monthly license fee increases by five percent with each anniversary of the beginning date.

The initial one-year term of the Guidebox/Reelgood license agreement began on February 1, 2019. The license agreement automatically renews for successive one-year terms, unless either party notifies the other in writing at least 30 days before the end of the initial or renewal term of its desire to not renew, in which event the license agreement expires at the end of the then-current term. Either party may terminate the license agreement if the other party fails to cure a material breach of the license agreement within 30 days after the non-breaching party provides written notice of such breach. Guidebox/Reelgood may also terminate the license agreement upon a change of majority control of our current owners by sale of stock or assets, merger or otherwise. We pay Guidebox/Reelgood a monthly license fee that fluctuates depending on the data we request, with a minimum monthly fee of $5,000.

Seasonality

Our subscriber growth exhibits a seasonal pattern that reflects variations in when consumers buy Internet-connected devices and when they tend to increase video watching. As a consequence, subscriber growth is generally greatest in the fourth and first fiscal quarters (October through March), slowing in the second fiscal quarter (April through June) and then accelerating in the third fiscal quarter (July through September).

Employees

As of March 31, 2026, we had 57 full-time employees and 60 contract employees. Our employees are not covered by a collective bargaining agreement, and we consider our relations with our employees to be good.

Marketing

Our product is marketed and sold online through our website, FreeCast.com, and through various affiliates who may distribute the product or a branded version of the underlying SmartGuide.

The product is also marketed through traditional pay-per-click, social and online advertising networks such as Google Adwords, Bing, Facebook, Twitter, and others, along with organic search engine optimization, or SEO, methods. We are also establishing licensing partnerships through CDPs, such as bandwidth resellers, telecommunications providers, device manufacturers and media marketing partners. Commercially, we intend to market to other CDPs – MDU companies who manage or develop apartments, condominiums, student housing, planned communities, and the hospitality sector (hotels, short stay).

Membership and Affinity Channels. We may pursue distribution through membership based or affinity organizations (e.g., large clubs, trade associations, senior associations) by bundling access to our service (free tier and/or premium channel packages) as a member benefit. These arrangements, if executed, would be structured as co-branded signups with revenue sharing on advertising and upsells. We believe this channel can address streaming fatigue by providing a simplified “single hub” experience while expanding our top of funnel at a comparatively low acquisition cost.

Facilities

Our headquarters are located in approximately 10,080 square feet of a building located in Orlando, Florida for which we pay $10,038 per month, with 5% annual increases. We are also obligated to pay our proportionate share of the operating expenses (as defined in the lease). On October 31, 2023, we entered into a First Amendment to our lease agreement for our headquarters with Anson Logistics Assets LLC. The amendment extends the term of our lease until October 31, 2028.

Intellectual Property

Our intellectual property consists of:

●	Our Media Content Management System by which we organize and deliver content to our customers.

●	Our Web Bot Media Crawler which gathers online content, including free, PPV, and subscription-based media.

●	Our Media & Link Validator which ensures reliability of the content offered by our service.

Our Media Content Management System is our proprietary technology (which we purchased from Nextelligence on January 2, 2015). Our Web Bot Media Crawler and Media & Link Validator are web-based applications that install in the end-user’s browser and any supported email functions or chat functions with search and certain other features (the “Technology”). The Technology is licensed to us by Nextelligence pursuant to a Technology License and Development Agreement we entered into with Nextelligence on June 30, 2011, which was amended and restated on October 19, 2012, amended on July 1, 2013, amended and restated a second time on July 31, 2014 and further revised to terminate all payments to Nextelligence pursuant to the agreement, effective on June 30, 2016 (the “Technology Agreement”).

In connection with the Technology Agreement, we issued 10,002,000 shares of our Class A common stock to Nextelligence. The Technology Agreement expires on June 30, 2054, unless it’s terminated earlier based on termination events as defined in the Technology Agreement.

Although we have an exclusive license to the Technology pursuant to the Technology Agreement, including any improvements, modifications, maintenance or enhancements thereto, the Technology is owned by Nextelligence, and we are not permitted to alter or enhance the Technology. Therefore, any alteration or enhancement of the Technology developed by our CEO, who is also the controlling shareholder of Nextelligence, will be owned by Nextelligence. We could lose our right to use such Technology in the event of, among other things, a breach of the Technology Agreement, our bankruptcy or insolvency, or a change of control in us. The Technology Agreement provides that we and Nextelligence must keep the other’s proprietary information confidential.

We rely on a combination of trademark, fair trade practice, copyright and trade secret protection laws, as well as confidentiality procedures and contractual provisions, to protect our intellectual property rights. We also enter into confidentiality agreements with our employees and any third parties who may access our proprietary information, and we rigorously control access to our proprietary technology and information. We may seek to patent certain of our intellectual property in the future.

Legal Proceedings

From time to time, we may be subject to legal proceedings and claims in the ordinary course of business. We are not presently a party to any legal proceedings that, if determined adversely to us, would individually or taken together have a material adverse effect on our business, results of operations, financial condition, or cash flows. The results of any current or future litigation cannot be predicted with certainty, and regardless of the outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources, and other factors.

Other Information

We were incorporated on June 21, 2011, in the State of Florida. Our principal executive offices are located at 6901 TPC Drive, Suite 100, Orlando, Florida 32822. Our telephone number is (407) 374-1607.

We maintain two websites, www.FreeCast.com and www.SmartGuide.tv. The information contained on our websites is not, and should not be interpreted to be, a part of this prospectus.

Emerging Growth Company Status

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, which we refer to as the JOBS Act. As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements that are applicable to other companies that are not emerging growth companies. Accordingly, we have included detailed compensation information for only our three most highly compensated executive officers and have not included a compensation discussion and analysis of our executive compensation programs in this prospectus. In addition, for so long as we are an “emerging growth company,” we will not be required to:

●	engage an auditor to report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes–Oxley Act;

●	comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

●	submit certain executive compensation matters to shareholder advisory votes, such as “say-on-pay,” “say-on-frequency,” and “say-on-golden parachutes;” or

●	disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparison of the chief executive officer’s compensation to median employee compensation.

In addition, the JOBS Act provides that an “emerging growth company” can use the extended transition period for complying with new or revised accounting standards, which we have elected to take advantage of.

We will remain an “emerging growth company” until the earliest to occur of:

●	our reporting $1.235 billion or more in annual gross revenues;

●	our issuance, in a three-year period, of more than $1 billion in non-convertible debt;

●	the end of the fiscal year in which the market value of our Class A common stock held by non-affiliates exceeds $700 million on the last business day of our second fiscal quarter; and

●	June 30, 2031.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth certain information about our executive officers, key employees and directors as of the date of this Registration Statement.

Name	Age	Position
William A. Mobley, Jr.	63	Chief Executive Officer and Chairman of the Board of Directors

Christopher Savine	68	Chief Operating Officer

Jonathan D. Morris	50	Chief Financial Officer, Principal Accounting and Financial Officer; Director

William P. Jennings, Jr	70	Director

None of the events listed in Item 401(f) of Regulation S-K has occurred during the past ten years and that is material to the evaluation of the ability or integrity of any of our directors, director nominees or executive officers. The following is a brief biography of each of our named executive officers and directors. Everyone, except for our independent director, William P. Jennings Jr., currently works full-time for us, and we have no reason to believe that will change in the foreseeable future.

William A. Mobley, Jr. founded our Company in 2011 and has served as our Chief Executive Officer and Chairman since then. Before founding FreeCast, in 1999, Mr. Mobley formed Nextelligence, Inc., a technology solution and business management expertise provider, of which he is the Chief Executive Officer, a director and majority shareholder. Additionally, between 1993 and 2008, Mr. Mobley founded and was an officer and director of a number of online business solution companies, including Web2 Corp, Personal Portal Online, and World Commerce Online, and online media companies, including MegaMedia Networks and ImageCafe.com. Based on Mr. Mobley’s role as our founder, his position as the Chief Executive Officer, and his executive level experience in Internet-based media industries, our board of directors believes that Mr. Mobley has the appropriate set of skills to serve as a member of the board.

Christopher M. Savine has served as our Chief Operating Officer since May 2024. He was previously our Chief Financial Officer from April 2014 until May 2018. Mr. Savine was Chief Financial Officer at Pharmaceutic Litho and Label Co. from 2018 through 2020. Prior to initially joining FreeCast, Mr. Savine was the Executive Vice President and a segment Chief Financial Officer at Cenveo, Inc., a diverse $2 billion printing and packaging company, from 2009 to 2013. Prior to joining Cenveo, Mr. Savine served as Executive Vice President and Chief Financial Officer at Case Interactive Media, Inc. from 2007 to 2009. Prior thereto, he spent five years at RR Donnelley & Sons Company (formerly Moore Wallace, Inc.) as the Executive Vice President and Chief Financial Officer of an over $4 billion segment. From 2000 to 2002, Mr. Savine was Chief Financial Officer of Netscape Communications Corporation and played an important role in integrating Netscape into AOL. He later served as a Senior Vice President - Finance at AOL. Prior to joining Netscape, Mr. Savine was also Chief Financial Officer at PennNET and Imark Communications and Chief Financial Officer for 14 years with two subsidiaries of Capital Cities/ABC, Inc., a Walt Disney Company, and was an audit manager at Peat, Marwick, Mitchell & Co. (which later merged with Klynveld Main Goerdeler and became KPMG LLP). Mr. Savine earned an M.B.A. in Finance, a B.S. in Accounting and a B.A.in Economics from Saint Joseph’s University, and was previously a Certified Public Accountant licensed in the state of Pennsylvania.

Jonathan Morris has served as our Chief Financial Officer and a member of our board of directors since May 29, 2020. Mr. Morris has over 23 years of experience as a finance executive, principal, operator and advisor. In addition to being a full-time employee of FreeCast and serving as our Chief Financial Officer, Mr. Morris advises two SPACs, ESH Acquisition Corp. and Global Blockchain Acquisition Corp. on a limited basis (approximately four hours per quarter combined) as a consultant and their Chief Financial Officer. Prior to joining us, Mr. Morris served as Chief Financial Officer at Imageware Systems, Inc. from May 2020 to December 2020, and from August 2015 to February 2020 he led principal investments and structuring as President and Senior Managing Director at a large private family office. Prior to that, at Blackstone Group, Inc., he focused on telecom and technology investments and served on the board of SunGard AS. From 2005 to 2012 Mr. Morris was part of the TMT Investment Banking Group of Credit Suisse. Mr. Morris began his career in 1997 within the private equity division of Lombard, Odier et Cie, private bank in Switzerland and subsequently went to work as an associate at GAIN Capital, a currency hedge fund from 1999 to 2003. Mr. Morris earned his B.S. in Economics and Finance from the University of Virginia and his M.B.A. from Georgetown University. Based on Mr. Morris’ position as the Chief Financial Officer, and his executive level financial experience, our board of directors believes that Mr. Morris has the appropriate set of skills to serve as a member of the board.

William P. Jennings, Jr. has served as a member of our board of directors since July 29, 2025. He was a consultant of ours for about six months, ending in January 2025, during which he advised us on setting up and maintaining disclosure controls and procedures over financial reporting in preparation for us becoming a public company. Prior to consulting for us, Mr. Jennings had entered retirement beginning in May 2023. Prior to retirement, Mr. Jennings was a consultant for RSM from January 2019 to April 2023 where he supported financial accounting outsourcing and controllership functions for clients across various sectors. From 2016 through 2018 Mr. Jennings was responsible for all financial reporting and accounting services at Senior Care Centers of America. Mr. Jennings previously held senior finance roles at IBM-acquired Fiberlink, Roch Capital, and Orthovita, where he led finance transformations, ERP implementations, and M&A support and as VP of Finance at Case Interactive Media / Asset International, led financial operations through multiple acquisitions during private equity-backed growth, helping transform the company into a global B2B data and media platform. Earlier in his career, served as Director of Financial Reporting at Capital Cities/ABC (Disney), overseeing consolidation and reporting for a $500M subsidiary with international operations. Mr. Jennings has over 30 years of experience guiding financial strategy, reporting and operational execution across public, private and PE-backed companies. Mr. Jennings has extensive experience in M&A support, system implementations and driving efficiency across sectors including SaaS, healthcare, media, and manufacturing. Mr. Jennings earned his B.A. in Criminal Justice from LaSalle University and his M.B.A. in Finance from Widener University. Mr. Jennings was also a Certified Public Accountant (retired 2021). Based on Mr. Jennings’ extensive experience in, and in-depth understanding of accounting and finance, our board of directors believes that Mr. Jennings has the appropriate set of skills to serve as a member of our board of directors.

Family Relationships

There are no family relationships among our directors or executive officers.

Director Independence

We are a “controlled company” under Nasdaq, corporate governance standards because more than 50% of the voting power of our Class A common stock is held by William A. Mobley, Jr. A “controlled company” may elect not to comply with certain Nasdaq corporate governance standards, including the requirement that: (i) a majority of our board of directors consists of “independent directors,” as defined under Nasdaq rules; (ii) we have a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and (iii) we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities. In reliance upon the foregoing exemptions, a majority of our board of directors currently does not consist of independent directors, we do not have a Nominating and Corporate Governance committee, and our Compensation Committee is not composed entirely of independent directors. We may use any of these exemptions for so long as we are a controlled company. Accordingly, you will not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq.

The “controlled company” exception does not modify the independence requirements for the Audit Committee, and we intend to comply with the requirements of Sarbanes-Oxley Act and Nasdaq. The rules of Nasdaq permit the composition of our Audit Committee to be phased-in as follows: (i) one independent committee member at the time our Class A shares are listed on Nasdaq; (ii) a majority of independent committee members after May 12, 2026; and (iii) all independent committee members after February 11, 2027. Thereafter, we will be required to have an Audit Committee composed entirely of independent directors. We expect to appoint two independent directors to our board within 30-45 days. If at any time we cease to be a “controlled company” under Nasdaq rules, our board of directors will take all action necessary to comply with the applicable Nasdaq rules, including appointing a majority of independent directors to our board of directors and establishing certain committees composed entirely of independent directors, subject to a permitted “phase-in” period.

Our board of directors has reviewed the independence of our directors based on the listing standards of Nasdaq. Based on this review, our board of directors determined that William P. Jennings, Jr. is independent within the meaning of Nasdaq rules. In making this determination, our board of directors considered the relationships that this non-employee director has with us and all other facts and circumstances our board of directors deemed relevant in determining his independence. As required under applicable Nasdaq rules, we anticipate that our independent directors will meet in regularly scheduled executive sessions at which only independent directors are present.

Board Committees

Our board of directors has established standing committees in connection with the discharge of its responsibilities. These committees include an Audit Committee and a Compensation Committee. Our board of directors has adopted a written charter for the Audit Committee, but in reliance on the exemption available for controlled companies, the Compensation Committee will not have a written charter addressing the committee’s purpose and responsibilities. A copy of the charter for the Audit Committee is available on our website. Our board of directors may establish other committees as it deems necessary or appropriate from time to time.

 Audit Committee

The Audit Committee will be responsible for, among other matters:

●	appointing, compensating, retaining, evaluating, terminating, and overseeing our independent registered public accounting firm;

●	discussing with our independent registered public accounting firm the independence of its members from its management;

●	reviewing with our independent registered public accounting firm the scope and results of their audit;

●	approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;

●	overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that we file with the SEC;

●	reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls, and compliance with legal and regulatory requirements;

●	coordinating the oversight by our board of directors of our code of business conduct and our disclosure controls and procedures

●	establishing procedures for the confidential or anonymous submission of concerns regarding accounting, internal controls or auditing matters; and

●	reviewing and approving related-person transactions.

Our Audit Committee currently consists of William P. Jennings, Jr. Rule 10A-3 under the Exchange Act required us to have one independent Audit Committee member when we became subject to Section 12 under the Exchange Act on February 11, 2026. The rule also requires us to have a majority of independent committee members after May 12, 2026, and all independent committee members after February 11, 2027. Nasdaq's rules require Audit Committees to have a minimum of three members, in addition to being comprised only of independent directors. As a newly listed company, we are permitted to phase-in our compliance with the minimum three members requirement: (i) at least one member on the committee by the initial listing date; (ii) within 90 days of becoming a reporting company, at least two members must be on the committee; and (iii) within one year of becoming a reporting company, the committee must have at least three members. Our board of directors has affirmatively determined that William P. Jennings, Jr. meets the definition of “independent director” for purposes of serving on an Audit Committee under Rule 10A-3 and Nasdaq rules. Our board of directors has also affirmatively determined that William P. Jennings, Jr. qualifies as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K.

Compensation Committee

The Compensation Committee will be responsible for, among other matters:

●	reviewing key employee compensation goals, policies, plans and programs;

●	reviewing and approving the compensation of our directors and executive officers;

●	reviewing and approving employment agreements and other similar arrangements between us and our executive officers; and

●	appointing and overseeing any compensation consultants or advisors.

Our Compensation Committee consists of William A. Mobley, Jr. and William P. Jennings, Jr. As a controlled company, we rely upon the exemption from the requirement that our Compensation Committee be composed entirely of independent directors.

Risk Oversight

Our board of directors will oversee a company-wide approach to risk management. Our board of directors will determine the appropriate risk level for us generally, assess the specific risks faced by us and review the steps taken by management to manage those risks. While our board of directors will have ultimate oversight responsibility for the risk management process, its committees will oversee risk in certain specified areas.

Specifically, our Compensation Committee will be responsible for overseeing the management of risks relating to our executive compensation plans and arrangements, and the incentives created by the compensation awards it administers. Our Audit Committee will oversee management of financial risks, as well as potential conflicts of interests. Our board of directors will be responsible for overseeing the management of enterprise risks and risks associated with the independence of our board of directors.

Term of Office

Our current second amended and restated bylaws provide that the term of each director expires at the next annual meeting of shareholders following his or her election or until his or her successor is elected and qualifies.

Compensation Committee Interlocks and Insider Participation

All compensation and related matters are reviewed by our Compensation Committee.

Code of Ethics and Conduct

Our board of directors has adopted a Code of Ethics and Conduct that applies to our directors, officers and employees. A copy of this code is available on our website. We intend to disclose on our website any amendments to the Code of Ethics and Conduct and any waivers of the Code of Ethics and Conduct that apply to our principal executive officer, principal financial officer, principal accounting officer, controller or people performing similar functions.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table provides information regarding the compensation paid during the years ended June 30, 2025, and 2024, to our principal executive officer, principal financial officer and certain of our other executive officers, who are collectively referred to as “named executive officers” elsewhere in this prospectus.

Name and Principal Position	Year	Salary		Option Awards		All Other Compensation		Total

William A. Mobley, Jr.	2025	$250,000		$-		$30,000	(1)	$280,000
Chief Executive Officer	2024	$250,000		$-		$30,000	(1)	$280,000

Christopher Savine	2025	$207,500		$83,200	(3)	$-		$290,700
Chief Operating Officer	2024	$11,538	(2)	$105,245	(3)	$-		$116,783

Jonathan Morris	2025	$256,300		$-		$-		$256,300
Chief Financial Officer	2024	$250,000		$-		$-		$250,000

(1)	Consists of an automobile allowance.

(2)	Employment began May 13, 2024, represents pro-rata annual salary of $200,000.

(3)	Represents nonqualified stock options to purchase 12,504 shares of our Class A common stock, exercisable at $8.00 per share, and incentive stock options to purchase 24,996 shares of our Class A common stock, exercisable at $8.00 per share, issued in connection with entering into an employment agreement, effective May 13, 2024. The amount in the table above reflects the total stock-based compensation recorded during the fiscal year for the equity awards under ASC 718 stock-based compensation. See discussion of Stock Based Compensation, Warrants and Warrant Modifications in footnote 8 of the financial statements for further detail.

Equity Compensation Plan Information

The following table sets forth information as of June 30, 2025, about shares of our Class A common stock outstanding and available for issuance under our 2021 Incentive Award Plan.

	Number of securities to be issued upon exercise of outstanding options and rights	Weighted- average exercise price of outstanding options, warrants, and rights	Number of securities remaining available for future issuance under the current equity compensation plan
2021 Incentive Award Plan (1)(2)	953,892	$4.48	2,046,108

(1)	The plan was approved by our board of directors on June 25, 2021, for officers, employees, directors and consultants, and was approved by our shareholders on June 10, 2022.

(2)	The plan authorizes the granting of stock options and other awards to purchase up to 3,000,000 shares of our Class A common stock.

2021 Incentive Award Plan

We have adopted a 2021 Incentive Award Plan (“Award Plan”), which became effective on June 25, 2021, and was approved by our shareholders on June 10, 2022. The principal purpose of the Award Plan is to attract, retain and motivate selected employees, consultants and directors through the granting of stock-based compensation awards and cash-based performance bonus awards. The material terms of the Award Plan are summarized below.

Share Reserve. Under the Award Plan, 3,000,000 shares of our Class A common stock will be initially reserved for issuance pursuant to a variety of stock-based compensation awards, including stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards, performance bonus awards, performance stock unit awards, dividend equivalents or other stock or cash-based awards.

The following counting provisions will be in effect for the share reserve under the Award Plan:

●	to the extent that an award expires, lapses or is terminated, converted into an award in respect of shares of another entity in connection with a spin-off or other similar event, exchanged for cash, surrendered, repurchased or cancelled, in any case, in a manner that results in us acquiring the underlying shares at a price not greater than the price paid by the participant or not issuing the underlying shares, such unused shares subject to the award at such time will be available for future grants under the Award Plan;

●	to the extent shares are tendered or withheld to satisfy any tax withholding obligation with respect to any award under the Award Plan, such tendered or withheld shares will be available for future grants under the Award Plan;

●	to the extent shares subject to stock appreciation rights are not issued in connection with the stock settlement of stock appreciation rights on exercise thereof, such shares will be available for future grants under the Award Plan;

●	the payment of dividend equivalents in cash in conjunction with any outstanding awards will not be counted against the shares available for issuance under the Award Plan; and

●	shares issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by us or any of our subsidiaries will not be counted against the shares available for issuance under the Award Plan.

In addition, the sum of the grant date fair value of all equity-based awards and the maximum that may become payable pursuant to all cash-based awards to any individual for services as a non-employee director during any calendar year may not exceed $50,000.

Administration. The compensation committee of our board of directors is expected to administer the Award Plan unless our board of directors assumes authority for administration. The board of directors may delegate its powers to a committee, which, to the extent required to comply with Rule 16b-3, is intended to be composed of “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act. The Award Plan provides that the board of directors or leadership development, belonging and compensation committee may delegate its authority to grant awards other than to individuals subject to Section 16 of the Exchange Act or officers or directors to whom authority to grant awards has been delegated.

Subject to the terms and conditions of the Award Plan, the administrator has the authority to select the people to whom awards are to be made, to determine the number of shares to be subject to awards and the terms and conditions of awards, and to make all other determinations and to take all other actions necessary or advisable for the administration of the Award Plan. The administrator is also authorized to adopt, amend or rescind rules relating to administration of the Award Plan. Our board of directors may at any time remove the leadership development, belonging and compensation committee as the administrator and revest in itself the authority to administer the Award Plan.

Eligibility. Awards under the Award Plan may be granted to individuals who are then our officers, employees or consultants or are the officers, employees or consultants of certain of our subsidiaries. Such awards also may be granted to our directors. However, only employees of our company or certain of our subsidiaries may be granted incentive stock options, or ISOs.

Awards. The Award Plan provides that the administrator may grant or issue stock options, SARs, restricted stock, restricted stock unit awards, performance bonus awards, performance stock units, other stock- or cash-based awards and dividend equivalents, or any combination thereof. Each award will be set forth in a separate agreement with the person receiving the award and will indicate the type, terms and conditions of the award.

●	Non-statutory Stock Options, or NSOs, will provide for the right to purchase shares of our Class A common stock at a specified price which may not be less than fair market value on the date of grant, and usually will become exercisable (at the discretion of the administrator) in one or more installments after the grant date, subject to the participant’s continued employment or service with us and/or subject to the satisfaction of corporate performance targets and individual performance targets established by the administrator. NSOs may be granted for any term specified by the administrator that does not exceed ten years.

●	Incentive Stock Options, or ISOs, will be designed in a manner intended to comply with the provisions of Section 422 of the Code and will be subject to specified restrictions contained in the Code. Among such restrictions, ISOs must have an exercise price of not less than the fair market value of a share of Class A common stock on the date of grant, may only be granted to employees, and must not be exercisable after a period of ten years measured from the date of grant. In the case of an ISO granted to an individual who owns (or is deemed to own) at least 10% of the total combined voting power of all classes of our capital stock, the Award Plan provides that the exercise price must be at least 110% of the fair market value of a share of Class A common stock on the date of grant and the ISO must not be exercisable after a period of five years measured from the date of grant.

●	Restricted Stock may be granted to any eligible individual and made subject to such restrictions as may be determined by the administrator. Restricted stock typically may be forfeited for no consideration or repurchased by us at the original purchase price if the conditions or restrictions on vesting are not met. In general, restricted stock may not be sold or otherwise transferred until restrictions are removed or expire. Purchasers of restricted stock, unlike recipients of options, will have voting rights and will have the right to receive dividends, if any, prior to the time when the restrictions lapse; however, extraordinary dividends will generally be placed in escrow, and will not be released until restrictions are removed or expire.

●	Restricted Stock Units may be awarded to any eligible individual, typically without payment of consideration, but subject to vesting conditions based on continued employment or service or on performance criteria established by the administrator. Like restricted stock, restricted stock units may not be sold, or otherwise transferred or hypothecated, until vesting conditions are removed or expire. Unlike restricted stock, stock underlying restricted stock units will not be issued until the restricted stock units have vested, and recipients of restricted stock units generally will have no voting or dividend rights prior to the time when vesting conditions are satisfied.

●	Stock Appreciation Rights, or SARs, may be granted in connection with stock options or other awards, or separately. SARs granted in connection with stock options or other awards typically will provide for payments to the holder based upon increases in the price of our Class A common stock over a set exercise price. The exercise price of any SAR granted under the Award Plan must be at least 100% of the fair market value of a share of our Class A common stock on the date of grant. SARs under the Award Plan will be settled in cash or shares of our Class A common stock, or in a combination of both, at the election of the administrator.

●	Performance Bonus Awards and Performance Stock Units are denominated in cash or shares/unit equivalents, respectively, and may be linked to one or more performance or other criteria as determined by the administrator.

●	Other Stock- or Cash-Based Awards are awards of cash, fully vested shares of our Class A common stock and other awards valued wholly or partially by referring to, or otherwise based on, shares of our Class A common stock. Other stock- or cash-based awards may be granted to participants and may also be available as a payment form in the settlement of other awards, as standalone payments and as payment in lieu of base salary, bonus, fees or other cash compensation otherwise payable to any individual who is eligible to receive awards. The administrator will determine the terms and conditions of other stock- or cash-based awards, which may include vesting conditions based on continued service, performance and/or other conditions.

●	Dividend Equivalents represent the right to receive the equivalent value of dividends paid on shares of our Class A common stock and may be granted alone or in tandem with awards other than stock options or SARs. Dividend equivalents are converted to cash or shares by such formula and such time as determined by the administrator. In addition, dividend equivalents with respect to an award subject to vesting will either (i) to the extent permitted by applicable law, not be paid or credited or (ii) be accumulated and subject to vesting to the same extent as the related award.

Any award may be granted as a performance award, meaning that the award will be subject to vesting and/or payment based on the attainment of specified performance goals.

The Award Plan also provides that unless otherwise provided by administrator or otherwise directed by the holder of an option or SAR, each vested and exercisable option and SAR outstanding on the automatic exercise date with an exercise price per share that is less than the fair market value per share as of such date will automatically be exercised on such date.

Adjustments of Awards. The administrator has broad discretion to take action under the Award Plan, as well as make adjustments to the terms and conditions of existing and future awards, to prevent the dilution or enlargement of intended benefits and facilitate necessary or desirable changes in the event of certain transactions and events affecting our Class A common stock, such as stock dividends, stock splits, mergers, acquisitions, consolidations, and other corporate transactions. In addition, in the event of certain non-reciprocal transactions with our shareholders known as “equity restructurings,” the administrator will make equitable adjustments to the Award Plan and outstanding awards.

Change in Control. In the event of a change in control, unless the administrator elects to terminate an award in exchange for cash, rights or other property, or cause an award to accelerate in full prior to the change in control, such award will continue in effect or be assumed or substituted by the acquirer, provided that any performance-based portion of the award will be subject to the terms and conditions of the applicable award agreement. In the event the acquirer refuses to assume or replace awards granted, prior to the consummation of such transaction, awards issued under the Award Plan (other than any portion subject to performance-based vesting) will be subject to accelerated vesting such that 100% of such awards will become vested and exercisable or payable, as applicable. The administrator may also make appropriate adjustments to awards under the Award Plan and is authorized to provide for the acceleration, cash-out, termination, assumption, substitution or conversion of such awards in the event of a change in control or certain other unusual or nonrecurring events or transactions.

Amendment and Termination. The administrator may terminate, amend or modify the Award Plan at any time and from time to time. However, we must generally obtain shareholder approval to the extent required by applicable law, rule or regulation (including any applicable stock exchange rule), and generally no amendment may materially and adversely affect any outstanding award without the affected participant’s consent. Notwithstanding the foregoing, an option may be amended to reduce the per share exercise price below the per share exercise price of such option on the grant date and options may be granted in exchange for, or in connection with, the cancellation or surrender of options having a higher per share exercise price without receiving additional shareholder approval.

No incentive stock options may be granted pursuant to the Award Plan after the tenth anniversary of the effective date of the Award Plan. Any award that is outstanding on the termination date of the Award Plan will remain in force according to the terms of the Award Plan and the applicable award agreement.

Overview of Our Fiscal 2025 and 2024 Executive Compensation

Our executive compensation program consisted of the following components of compensation in fiscal years 2025 and 2024:

Base Salary. Each named executive officer receives a base salary for the expertise, skills, knowledge and experience they offer to our management team. Base salaries are periodically adjusted to reflect:

●	The nature, responsibilities, and duties of the officer’s position;

●	The officer’s expertise, demonstrated leadership ability, and prior performance;

●	The officer’s salary history and total compensation, including annual cash incentive awards and annual equity incentive awards; and

●	The competitiveness of the officer’s base salary.

Each named executive officer’s base salary for the fiscal year of 2025 and 2024 is listed in the 2025 and 2024 Summary Compensation Table.

Equity Incentive Awards.

Pursuant to the Award Plan, we granted William A. Mobley, Jr. options to purchase an aggregate of 125,004 shares of our Class B common stock at an exercise price of $4.00 per share on June 25, 2021. A total of 20,834 options vested on July 1, 2021, and then 1/18th of the remaining unvested options vested on the first day of each month, beginning August 1, 2021, and continued each successive month until the option was 100% vested.

We issued Mr. Mobley warrants to purchase an aggregate of 5,000,000 shares of our Class B common stock at an exercise price of $0.50 per share in 2012, all of which expired on or prior to December 30, 2022. On June 15, 2023, we issued Mr. Mobley new warrants to purchase an aggregate of 5,000,000 shares of our Class B common stock at an exercise price of $0.50 per share in exchange for the expired warrants. On May 16, 2024, we modified the outstanding warrants held by Mr. Mobley to be exercisable into Class B common stock and exercisable on a cashless basis. Mr. Mobley exercised all of the warrants on a cashless basis on May 17, 2024.

Pursuant to the Award Plan, we granted Mr. Morris options to purchase an aggregate of 125,004 shares of our Class A common stock at an exercise price of $4.00 per share on June 25, 2021. A total of 20,834 options vested on July 1, 2021, and then 1/18th of the remaining unvested options vested on the first day of each month, beginning August 1, 2021, and continued each successive month until the option was 100% vested.

We sold Mr. Morris, for $100, warrants to purchase 50,000 shares of our Class A common stock at an exercise price of $3.50 per share. The warrants vested ratably over 12 months from May 29, 2020, and expired on May 29, 2023. On June 15, 2023, we issued Mr. Morris new warrants to purchase 50,000 shares of our Class A common stock at an exercise price of $3.50 per share in exchange for the expired warrants. The 50,000 warrants also expired without being exercised, on December 31, 2025.

Pursuant to the Award Plan, we granted Mr. Savine options to purchase an aggregate of 37,500 shares of our Class A common stock at an exercise price of $8.00 per share on May 13, 2024. The options vest ratably over 24 months and may be exercised in whole or in part at any time or from time to time from the vesting date up to and including May 13, 2034.

We issued Mr. Savine warrants to purchase 100,000 shares of our Class A common stock, exercisable at $2.00 per share, in connection with entering into an employment agreement, effective May 13, 2024. The warrant vested ratably over 12 months and was exercisable in whole or in part at any time or from time to time from the vesting date up to and including May 13, 2027. The warrant was subsequently terminated and cancelled in connection with an amendment to Mr. Savine’s employment agreement on November 15, 2024.

Other Benefits. We are obligated to provide to one or more of the named executive officers with an automobile allowance. In the year ended June 30, 2025, we paid Mr. Mobley an automobile allowance of $30,000.

Employment Agreements

On July 1, 2013, we entered into an employment agreement with William A. Mobley, Jr., pursuant to which Mr. Mobley agreed to act as our Chief Executive Officer, which employment agreement was initially amended on July 1, 2014, and amended for a second time on July 1, 2019 (as amended, the “Mobley Employment Agreement”). Pursuant to the terms of the Mobley Employment Agreement, Mr. Mobley is entitled to receive an annual salary of $250,000 and an automobile allowance of $2,500 per month. An annual cash bonus may be paid at the discretion of our board of directors. Pursuant to the terms of the Mobley Employment Agreement, Mr. Mobley may only be terminated by us upon his death, disability or for cause, as defined in the Mobley Employment Agreement. The term of the Mobley Employment Agreement expired on June 30, 2024. We expect to enter into a new employment agreement with Mr. Mobley prior to the end of 2026. Until then, both parties have verbally agreed that Mr. Mobley will continue to be employed, on a month-to-month basis, under the applicable terms and conditions of the Mobley Employment Agreement.

Effective May 13, 2024, we entered into an employment agreement with Mr. Christopher Savine to serve as our Chief Operating Officer (the “Savine Employment Agreement”). We subsequently entered into an amendment to the Savine Employment Agreement on November 15, 2024 (the “Amendment”). The initial term of the Savine Employment Agreement expired on May 12, 2025. The Savine Employment Agreement automatically renews on a month-to-month basis until either party terminates it. Under the Savine Employment Agreement, Mr. Savine received an annual salary of $200,000 during the initial one-year term. Beginning May 13, 2025, his annual salary was increased to $225,000 and he now receives a monthly stipend of $1,385 for health insurance premiums. In conjunction with Mr. Savine entering into the Savine Employment Agreement, we issued Mr. Savine a warrant to purchase 100,000 shares of our Class A common stock, exercisable at $2.00 per share, which vests ratably over 12 months from the date of issuance, and expires on May 13, 2027 (the “Warrant”). The Warrant was terminated and cancelled in connection with the Amendment. The Amendment also added a provision to the Savine Employment Agreement whereby Mr. Savine is eligible to receive a performance bonus payable in cash only in an amount equal to the fair market value of: (i) 112,500 shares; and (ii) 100,000 warrants for Class A common stock exercised on a cashless basis with an exercise price of $2.00 per share. To be eligible for the bonus, Mr. Savine must have been continuously employed during the initial term, and we must have successfully completed a liquidity event, which may occur after the initial term. A liquidity event is defined in the Savine Employment Agreement as either: (i) (a) a merger, consolidation, reorganization, or business combination; or (b) a sale or other disposition of all or substantially all of our assets in any single transaction or series of related transactions; or (ii) (a) a primary offering of our Class A common stock by us to the general public through an effective registration statement filed with the SEC; (b) simultaneous listing of our Class A common stock on any established stock exchange if such common stock was not already listed at the time of such offering; and (c) we receive net proceeds from the offering of not less than $20 million. If Mr. Savine becomes eligible for the bonus, it will be paid to him no later than five days after the later of: (a) the end of the initial term and (b) a liquidity event. We also granted Mr. Savine non-qualified stock options to purchase 12,504 shares of our Class A common stock, exercisable at $8.00 per share, and incentive stock options to purchase 24,996 shares of our Class A common stock, exercisable at $8.00 per share, in connection with entering into the Savine Employment Agreement. An annual bonus may be paid at the discretion of our board of directors. If Mr. Savine is terminated by us as a result of death, permanent disability or for cause, he shall receive payment in respect of compensation earned but not yet paid. If Mr. Savine is terminated by us other than due to his death, disability or for cause, he will receive as severance: (i) continued payment of three months of salary at the rate of $200,000 per annum; and (ii) all warrants and shares as defined in the Savine Employment Agreement shall immediately vest as of the date of termination. Under the Savine Employment Agreement, while Mr. Savine is employed by us and for a period of one year from and after the date that his employment by us ceases or terminates for any reason, he is prohibited from directly or indirectly competing against us.

Effective May 29, 2020, we entered into an employment agreement with Mr. Jonathan Morris to serve as our Chief Financial Officer (the “Morris Employment Agreement”). The initial term of the Morris Employment Agreement expired on May 29, 2021. The Morris Employment Agreement automatically renews on a month-to-month basis until either party terminates it. Under the Morris Employment Agreement, Mr. Morris received an annual salary of $250,000 during the initial one-year term, and he receives $250,000 per annum thereafter until a new extension is executed between the parties. During fiscal year 2025, the parties amended the agreement to include a monthly stipend of $699 for health insurance premiums. In conjunction with Mr. Morris entering into the employment agreement, we sold Mr. Morris, for $100.00, a warrant to purchase 50,000 shares of our Class A common stock, exercisable at $3.50 per share. The warrants vested ratably over 12 months from the effective date of the Morris Employment Agreement and expired on May 29, 2023. We issued Mr. Morris new warrants to purchase 50,000 shares of our Class A common stock in exchange for the expired warrants. The new warrants had the same exercise price as the expired warrants, were immediately exercisable and expired on December 31, 2025. Mr. Morris also has the option to receive additional warrants in lieu of a pro-rated portion of his annual salary on a one warrant per $2 basis. Each such additional warrant will also have an exercise price of $3.50, vest immediately and expire 36 months from the date of issuance. An annual bonus may be paid at the discretion of our board of directors. If Mr. Morris is terminated by us as a result of death, permanent disability or for cause, or if Mr. Morris terminates his employment for other than good reason, he shall receive payment in respect of compensation earned but not yet paid. If Mr. Morris is terminated by us other than due to his death, disability or for cause, or if Mr. Morris terminates his employment for good reason, he will receive as severance: (i) continued payment of 12 months of his base salary then in effect; (ii) a lump sum payment of the prorated portion of any bonus earned for that year; (iii) accelerated vesting of 50% of unvested warrants; and (iv) continued health insurance coverage then in effect for 12 months following the date of termination. Under the Morris Employment Agreement, while Mr. Morris is employed by us and for a period of one year from and after the date that his employment by us ceases or terminates for any reason, he is prohibited from directly or indirectly competing against us.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth certain information regarding all outstanding equity awards held by our named executive officers as of June 30, 2025.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)		Option Expiration Date

William A. Mobley, Jr.	125,004	-		$4.00		June 24, 2031

Christopher Savine	21,882	15,618	(1)		(1)		(1)

Jonathan Morris	125,004	-		$4.00		June 24, 2031

(1)	On May 13, 2024, options to purchase 37,500 shares of Class A common stock at an exercise price of $8.00 per share were granted. Options vest ratably over 24 months and may be exercised at any time from the vesting date up to and including May 12, 2034. Beginning May 13, 2024, and continuing on the first day of each successive month until all of the options are vested, 1,563 options vest and become exercisable.

Option Exercises and Stock Vested

No officers or directors exercised options, and no stock vested during the fiscal year ended June 30, 2025, except for stock options to purchase 18,756 shares of Class A common stock as described in footnote (1) to the above table.

Non-Executive Director Compensation

The non-executive members of our board of directors do not currently receive any compensation. Our board of directors intends to establish a compensation package for the non-executive members of our board of directors in the next fiscal quarter.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

Other than as disclosed below, and except for the compensation arrangements and regular salary and bonus payments made to our directors and officers in the ordinary course of business as described in “Executive Compensation,” there have been no transactions since July 1, 2023, or any currently proposed transaction or series of similar transactions to which we were a party, in which the amount involved exceeds the lesser of $120,000 or one percent of the average of our total assets at year-end for the last two completed fiscal years and in which any of our current or former directors or officers, any 5% or greater shareholder or any member of the immediate family of any such people had or will have a direct or indirect material interest.

In June 2016, William A. Mobley, Jr. loaned us $111,000, at an interest rate of 12% per annum. The loan matured on December 31, 2017, was in default and remained as an on-demand liability of ours until June 30, 2021. In December 2016, we repaid $11,000 in outstanding principal. We also repaid approximately $50,000 during the fiscal year-end June 30, 2018. The loan was convertible into shares of Class B common stock at a conversion price of $0.50 per share. On June 30, 2021, we entered into a new convertible promissory note with Mr. Mobley for a loan in the principal amount of $82,509. Outstanding principal accrued interest at 12% per annum and is due and payable on June 30, 2024. In lieu of repayment, at Mr. Mobley’s option, all or part of the outstanding principal and accrued interest is convertible into shares of our Class B common stock at a conversion price of $0.50 per share. As of March 29, 2024, and June 30, 2023, accrued interest charges related to this loan were $25,020 and $19,003, respectively. On March 29, 2024, Mr. Mobley converted the outstanding principal and accrued interest balance of $92,068 into 184,136 shares of our Class B common stock.

From July 30, 2017, through October 31, 2019, we deferred some of William A. Mobley, Jr.’s compensation, including all of his compensation in 2018. As of June 30, 2023, his accrued compensation total was $377,893. On January 3, 2017, our board of directors approved the payment of the deferred compensation and repayment of the amount due in accounts payable in shares of our Class B common stock in lieu of cash at the price of $0.50 per share, at Mr. Mobley’s sole discretion. On March 31, 2024, Mr. Mobley converted the total amount of accrued compensation into 755,786 shares of our Class B common stock.

Between July 2017 and December 2018, Public Wire, LLC, an entity owned by William A. Mobley, Jr., loaned us in various installments a total of $66,380. The notes representing the loan matured on dates ranging from April 1, 2019, to January 1, 2020. The loan was in default and remained as an on-demand liability of ours until June 30, 2021. On June 30, 2021, we entered into a new promissory note with Public Wire for a loan in the principal amount of $89,139. Outstanding principal accrued interest at 12% per annum, and was due and payable on June 30, 2024. On March 29, 2024, we entered into a Debt Conversion Agreement with Public Wire to convert the outstanding principal and accrued interest of the note payable at a conversion price of $4.00 per share. The total outstanding principal of $89,289 and accrued interest of $29,425, total of $118,714, was converted into 29,679 shares of our Class B common stock.

On June 30, 2011, we entered into a Technology License and Development Agreement, which was amended and restated on October 19, 2012, amended on July 1, 2013, and amended and restated a second time on July 31, 2014, and further revised to terminate all payments by us pursuant to the agreement, effective June 30, 2016, with Nextelligence, which is majority owned and controlled by William A. Mobley, Jr. The Technology Agreement provides us with an exclusive license to certain technology from Nextelligence and for Nextelligence to provide all further development, improvement, modification, maintenance, management and enhancement services related to such technology. Nextelligence is our largest shareholder with approximately 40% of our outstanding Class A common stock. In connection with the Technology Agreement, we issued 10,002,000 shares of our Class A common stock to Nextelligence. The Technology Agreement expires on June 30, 2054, unless it’s terminated earlier based on termination events as defined in the Technology Agreement.

As of December 31, 2023, we owed Nextelligence $213,696 for cash collected on behalf of Nextelligence from sales that occurred prior to June 30, 2017. On January 3, 2017, our board of directors approved the repayment of the amount due in accounts payable in shares of our Class A common stock in lieu of cash at the price of $0.50 per share, at Nextelligence’s sole discretion. On March 31, 2024, Nextelligence converted the total amount of accounts payable into 427,392 shares of our Class A common stock.

On July 1, 2018, we signed a revolving convertible note agreement with Nextelligence, which was amended and restated as of July 2, 2018, for an amount up to $500,000; with any borrowings on this loan being at our complete discretion. Outstanding principal accrued interest at 12% per annum and was due and payable on July 1, 2020. In lieu of repayment, at Nextelligence’s option, all or part of the outstanding principal and accrued interest was convertible into shares of our Class A common stock at a conversion price of $0.50 per share. The loan matured on July 1, 2020, was in default and remained as an on-demand liability of ours until June 30, 2021. On June 30, 2021, we entered into a new revolving convertible promissory note with Nextelligence for an amount up to $2,500,000; with any borrowings on this loan being at our complete discretion. Outstanding principal accrued interest at 12% per annum. The borrowing limit was increased to $6,000,000 pursuant to a first amendment to the note dated June 13, 2022. Pursuant to a second amendment to the note dated July 17, 2023, the borrowing limit was increased to $10,000,000 and the maturity date extended to June 30, 2025. In lieu of repayment, at Nextelligence’s option, all or part of the outstanding principal and accrued interest was convertible into shares of our Class A common stock at a conversion price of $0.50 per share. On March 29, 2024, Nextelligence converted the principal of $13,139,473 and accrued interest of $1,607,952, a total of $14,747,425, into 29,494,851 shares of our Class A common stock.

On May 3, 2024, we entered into a new convertible promissory note with Nextelligence for $1,000,000 that matured on May 3, 2025, with an interest rate of 12% per annum, and a default interest rate of 18% per annum. In lieu of repayment, at Nextelligence’s option, all or part of the outstanding principal and accrued interest is convertible into shares of our Class A common stock at a conversion price of $8.00 per share. Between May 30, 2024, and June 26, 2024, we borrowed an additional $1,075,000 from Nextelligence. On July 1, 2024, we repaid outstanding principal and accrued interest of $1,075,067. Between October 31, 2024, and December 11, 2024, we borrowed an additional $1,395,000 from Nextelligence. On December 13, 2024, we renewed and modified the May 3, 2024, note to include the additional loans. Between January 1, 2025, and June 3, 2025, we borrowed an additional $1,557,000 and made payments of $86,445 to Nextelligence. On July 26, 2025, Nextelligence converted the outstanding principal and accrued interest balance of $4,076,051 into 509,507 shares of our Class A common stock.

On May 16, 2024, we entered into a Share Exchange Agreement with Nextelligence in connection with Nextelligence’s agreement to forfeit and cancel 20,000,000 shares of our Class A common stock in exchange for our issuance of 4,000,000 shares of our Series A preferred stock to Nextelligence. The Series A preferred stock has no voting or conversion to Class A common stock rights; a liquidation preference of $120 million; and a right to receive annual non-cumulative dividends out of our profits of 10% of annual revenue over $50 million, up to an aggregate amount of $160,000 million.

In June 2023, we entered into verbal arrangements with two related party entities, Test Drive Live Inc. and Celebrity Cigars, Inc., which are not under common ownership control. William A. Mobley, Jr. serves as the President of both companies and is the sole director for Celebrity Cigars. Mr. Mobley’s son, Sean Mobley, is part of the management team of Celebrity Cigars. We provided FAST channel buildout services relating to the development and buildout of their respective channels. We also provide the platform on an ongoing basis for each company to stream their content. We charge each company a monthly fee based on a 15% markup of our cost of production, which includes labor, rent, out-of-pocket costs, etc. We are currently negotiating with each company on a potential advertising revenue sharing arrangement. For the nine months ended March 31, 2026, revenue generated from these agreements with Test Drive Live and Celebrity Cigars totaled $30,162 and $132,648, respectively.

In September 2025, we entered into a Data Services Agreement with Nextelligence, which is effective as of July 1, 2025. Under the agreement, we have access to and use of a proprietary marketing database and related analytical services Nextelligence either owns or licenses from Audience Acuity LLC, including customer profiling, audience targeting, and CRM support. The agreement imposes certain restrictions on our use of the data, including prohibitions on resale, reverse engineering and use in certain industries and applications. We paid a one-time fee of $120,000 and are required to pay a monthly fee of $10,000 for continued access to the data and services. The agreement has an initial three-year term, automatically renewing for successive one-year periods unless terminated in writing by either party not less than 30 days before the end of the initial term or subsequent term extension.

Between October 9, 2025, and November 21, 2025, Nextelligence provided aggregate funding to us totaling $1,500,000. Of this amount, $191,023 was remitted by Nextelligence on behalf of Celebrity Cigars, Inc. and Test Drive Live Inc. to fully satisfy their outstanding accounts receivable balances with us. As these entities are under common control, Nextelligence agreed to assume the obligations of both Celebrity Cigars, Inc. and Test Drive Live Inc. The remaining $1,308,977 was recorded as debt payable to Nextelligence.

On November 21, 2025, we entered into a revolving convertible promissory note with Nextelligence for up to $5 million that matured on June 30, 2026, with an interest rate of 12% per annum, and a default interest rate of 18% per annum. The initial principal amount of the note on November 21, 2025, was $1,315,552, consisting of the $1,308,977 debt payable mentioned above and accrued interest thereon of $6,575. On April 20, 2026, we entered into a renewal revolving convertible promissory note with Nextelligence for up to $5 million. This renewal note extended the maturity date to June 30, 2027, and changed the conversion price from $8 a share to the closing price of a share of Class A common stock on the Nasdaq Global Market on the most recent trading day prior to the date Nextelligence gives us written notice of conversion. In connection with our execution of the renewal note, Nextelligence delivered written notice to us of its election to convert $1,714,052 of outstanding principal into 484,354 shares of Class A common stock. As of July 15, 2026, the aggregate outstanding principal balance of all loans under the renewal note is $3,679,451.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of July 15, 2026, certain information concerning the beneficial ownership of our common stock by: (i) each shareholder known by us to own beneficially five percent or more of our outstanding common stock; (ii) each director; (iii) each named executive officer; and (iv) all of our executive officers and directors as a group, and their percentage ownership and voting power.

The information presented below regarding beneficial ownership of our voting securities has been presented in accordance with the rules of the Securities and Exchange Commission and is not necessarily indicative of ownership for any other purpose. Under these rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security. A person is deemed to own beneficially any security as to which such person has the right to acquire sole or shared voting or investment power within 60 days through the conversion or exercise of any convertible security, warrant, option, or other right. More than one person may be deemed to be a beneficial owner of the same securities. The percentage of beneficial ownership by any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power within 60 days, by the sum of the number of shares outstanding as of such date. Consequently, the denominator used for calculating such percentage may be different for each beneficial owner. Except as otherwise indicated below and under applicable community property laws, we believe that the beneficial owners of our Class A common stock and Class B common stock listed below have sole voting and investment power with respect to the shares shown. As of July 15, 2026, we had 47,581,062 shares of common stock outstanding (consisting of 33,655,422 shares of Class A common stock and 13,925,640 shares of Class B common stock outstanding).

	Amount and Nature of Beneficial Ownership
	Class A		Class B		% of Total
Name of Beneficial Owner (1)	Shares	% of Class	Shares	% of Class	Voting Power (2)
William A. Mobley, Jr. (3)	10,189,380	29.05%	14,050,644	100%	89.75%
Christopher Savine (4)	996,437	2.90%	-	-	*
Jonathan Morris (5)	125,004	*	-	-	*
William P. Jennings, Jr.	-	-	-	-	-
All officers and directors as a group (four people)	11,310,821	31.50%	14,050,644	100%	90.03%
Nextelligence, Inc. (6)	10,189,380	29.05%	-	-	3.62%

*	Indicates beneficial ownership of less than 1% of the outstanding shares of our Class A common stock.

(1)	Unless otherwise indicated, the address of each beneficial owner is c/o FreeCast, Inc., 6901 TPC Drive, Suite 100, Orlando, Florida 32822.

(2)	Percentage of total voting power represents voting power with respect to all shares of our Class A and Class B common stock, as a single class. The holders of our Class B common stock are entitled to 15 votes per share, and holders of our Class A common stock are entitled to one vote per share. See the section titled “Description of Capital Stock – Common Stock” for additional information about the voting rights of our Class A and Class B common stock.

(3)	Consists of: (i) 6,110,991 shares of Class B common stock held of record by Mr. Mobley; (ii) 125,004 shares of Class B common stock underlying immediately exercisable options held of record by Mr. Mobley; (iii) 7,782,970 shares of Class B common stock held of record jointly by Mr. Mobley and his spouse, Michele Mobley (iv) 8,772,280 shares of Class A common stock held of record and in street name by Nextelligence, for which Mr. Mobley is an officer, director and majority shareholder; (v) 1,417,100 shares of Class A common stock underlying an immediately convertible promissory note held by Nextelligence; (vi) 29,679 shares of Class B common stock held of record by Public Wire, LLC, of which Mr. Mobley is the manager and sole member; and (vii) 2,000 shares of Class B common stock held of record by Telebrands for which Mr. Mobley acts as trustee pursuant to a Voting Trust Agreement. Mr. Mobley may be deemed to be the beneficial owner of the securities held of record by Telebrands Corp. and subject to the Voting Trust Agreement by virtue of his position as trustee thereof. Mr. Mobley disclaims beneficial ownership of the securities held of record by Telebrands for which he acts as trustee pursuant to the Voting Trust Agreement.

(4)	Consists of: (i) 283,937 shares of Class A common stock held of record by Mr. Savine; (ii) 675,000 shares of Class A common stock underlying immediately exercisable warrants held of record by Mr. Savine; and (iii) 37,500 shares of Class A common stock underlying immediately exercisable options held of record by Mr. Savine.

(5)	Consists of 125,004 shares of Class A common stock underlying immediately exercisable options held of record by Mr. Morris.

(6)	Consists of: (i) 8,772,280 shares of Class A common stock held of record and in street name by Nextelligence; and (ii) 1,417,100 shares of Class A common stock underlying an immediately convertible promissory note held by Nextelligence. William A. Mobley, Jr. is the CEO, sole director and majority shareholder of Nextelligence.

Voting Trust Agreement

On October 15, 2012, we entered into a Voting Trust Agreement with Telebrands and William A. Mobley, Jr. The Voting Trust Agreement appoints Mr. Mobley as the trustee of all the shares of our Class B common stock owned by Telebrands at any time (the “Entrusted Shares”). Telebrands currently owns 2,000 shares of our Class B common stock. Telebrands had warrants to purchase up to 10,000,000 shares of our Class A common stock, but the last of such warrants expired on October 14, 2022. Pursuant to the Voting Trust Agreement, Mr. Mobley is entitled to exercise all rights relating to the voting and disposition of the Entrusted Shares, provided, however, Mr. Mobley is not allowed to effect a disposition or permit registration of the Entrusted Shares with the SEC or any state securities administrators unless Nextelligence, which is majority owned and controlled by Mr. Mobley, simultaneously effects a disposition or permits registration of an identical proportion of our voting securities held by Nextelligence on the same terms and conditions. In addition, Mr. Mobley may not permit a disposition or registration of any of our voting securities that Nextelligence holds unless he simultaneously effects a disposition or registration of an identical proportion of the Entrusted Shares on the same terms and conditions.

The term of such trust ends upon the earlier to occur, of: (i) Mr. Mobley ceases to be an affiliate of FreeCast, as defined in the Voting Trust Agreement; or (ii) the disposition of all of the Entrusted Shares.

We are obligated to indemnify Mr. Mobley against any liabilities, damages, claims, taxes, deficiencies, assessments, losses, penalties, interest, costs and expenses paid or incurred by him in connection with the Voting Trust Agreement, unless those paid or incurred are a result of the gross negligence, willful misconduct or bad faith of Mr. Mobley.

DESCRIPTION OF CAPITAL STOCK

General

The total number of shares of all classes of capital stock which we are authorized to issue is 355,000,000 shares, consisting of: (i) 320,000,000 shares of Class A common stock, par value $0.0001 per share; (ii) 30,000,000 shares of Class B common stock, par value $0.0001 per share; and (iii) 5,000,000 shares of preferred stock,” par value $0.0001 per share.

Common Stock

As of July 15, 2026, we had 33,655,422 shares of Class A common stock outstanding that were held by approximately 900 record holders, and 13,925,640 shares of Class B common stock outstanding that were held directly and indirectly by William A. Mobley, Jr. A summary of the powers, preferences, rights, privileges, restrictions, and other matters relating to our common stock are as follows.

Equal Status. In general, except with regards to voting, conversion and transfer rights described below, shares of Class A common stock and Class B common stock have the same rights and privileges and rank equally, share ratably and are identical in all respects as to all matters. Without limiting the generality of the foregoing: (i) in the event of a merger, consolidation or other business combination requiring the approval of the holders of our capital stock entitled to vote thereon (whether or not we are the surviving entity), the holders of Class A common stock shall have the right to receive, or the right to elect to receive, the same form of consideration, if any, as the holders of Class B common stock and the holders of Class A common stock shall have the right to receive, or the right to elect to receive, at least the same amount of consideration, if any, on a per share basis as the holders of Class B common stock; and (ii) in the event of (a) any tender or exchange offer to acquire any shares of common stock by any third party pursuant to an agreement to which we are a party, or (b) any tender or exchange offer by us to acquire any shares of common stock, pursuant to the terms of the applicable tender or exchange offer, the holders of Class A common stock shall have the right to receive, or the right to elect to receive, the same form of consideration as the holders of Class B common stock and the holders of Class A common stock shall have the right to receive, or the right to elect to receive, at least the same amount of consideration on a per share basis as the holders of Class B common stock.

Voting Rights. The holders of shares of Class A common stock and Class B common stock vote together as one class on all matters (including the election of directors) submitted to a vote or for the consent of our shareholders, except as otherwise provided by the Florida Business Corporation Act (the “FBCA”). However, each holder of shares of Class A common stock shall be entitled to one (1) vote for each share of Class A common stock held as of the applicable date on any matter that is submitted to a vote or for the consent of our shareholders, and the holder of shares of Class B common stock shall be entitled to fifteen (15) votes for each share of Class B common stock held as of the applicable date on any matter that is submitted to a vote or for the consent of our shareholders.

Under Section 607.1004 of the FBCA, the holders of outstanding shares of Class A common stock are entitled to vote as a separate voting group on any proposed amendment to our articles of incorporation, if the amendment would: (i) effect an exchange or reclassification, or create a right of exchange, of all or part of the Class A shares into Class B shares, or Class B shares into Class A shares; (ii) change the designation, rights, preferences, or limitations of all or part of the Class A shares; (iii) change all or part of the Class A shares into a different number of Class A shares; (iv) create a new class of shares having rights or preferences with respect to distributions or to dissolution that are prior or superior to the Class A shares; (v) increase the rights, preferences, or number of authorized shares of any class that, after giving effect to the amendment, have rights or preferences with respect to distributions or to dissolution that are prior or superior to the Class A shares; or (vi) cancel or otherwise affect rights to distributions or dividends that have accumulated but not yet been declared on all or part of the Class A shares. The holders of outstanding Class B shares have the right to vote as a separate voting group under the same circumstances as the holders of the Class A shares described above.

Dividends. Subject to the preferences applicable to any series of preferred stock, the holders of Class A common stock and the holders of Class B common stock are entitled to share equally, on a per share basis, in such dividends and other distributions of cash, property or shares of stock of the Company as may be declared by our board of directors from time to time with respect to the common stock out of assets or funds of the Company legally available therefor; provided, however, that in the event that such dividend is paid in the form of shares of common stock or rights to acquire common stock, the holders of Class A common stock shall receive Class A common stock or rights to acquire Class A common stock, as the case may be, and the holders of Class B common stock shall receive Class B common stock or rights to acquire Class B common stock, as the case may be.

Liquidation. Subject to the preferences applicable to any series of preferred stock, in the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the Company, the holders of Class A common stock and the holders of Class B common stock are entitled to share equally, on a per share basis, all assets of the Company of whatever kind available for distribution to the holders of common stock.

Subdivision or Combinations. If we in any manner subdivide or combine the outstanding shares of Class A common stock or shares of Class B common stock, the outstanding shares of the other such class shall be subdivided or combined in the same proportion and manner, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A common stock and shares of Class B common stock, each voting separately as a class.

Permitted Class B Holders. Shares of Class B common stock may only be issued to and held by William A. Mobley, Jr. personally or jointly with his spouse, and certain permitted entities owned or controlled by Mr. Mobley, or for which he has sole disposition and voting power over shares held by such entities, other than Nextelligence (each, a “Class B Holder”). Any issuance by us of Class B shares to anyone other than a Class B Holder is immediately null and void, and of no legal validity, force, or effect. Unless a Class B Holder requests to receive Class A shares, any issuance of common stock by us to a Class B Holder will be shares of Class B common stock. If a Class B Holder purchases or otherwise acquires or receives any shares of Class A common stock from a person or entity other than us, upon receipt thereof such shares of Class A common stock shall automatically be reclassified as and become an equal number of shares of Class B common stock.

Class B Conversion. Each share of Class B common stock is convertible into one fully paid and non-assessable share of Class A common stock at the option of the Class B Holder at any time upon written notice to our transfer agent. Furthermore, each share of Class B common stock is automatically, without any further action by the Class B Holder thereof, converted into and reclassified as one fully paid and nonassessable share of Class A common stock upon the: (i) the death of William A. Mobley, Jr.; and (ii) transfer of a share of Class B common stock, other than a transfer to another Class B Holder, including a transfer of a share of Class B common stock to a broker or other nominee (regardless of whether or not there is a corresponding change in beneficial ownership). Any Class B shares transferred to a broker or other nominee, thereby reclassified as Class A shares, which are not sold and are subsequently returned to the Class B Holder, upon receiving the Class A shares, such shares are automatically reclassified as Class B shares. Except in connection with a Class B Holder acquiring or receiving shares of Class A common stock, shares of Class A common stock are not convertible into shares of Class B common stock for any reason.

Class B Protective Provisions. Without the prior written approval of holders of Class B common stock, we may: (i) not directly or indirectly, whether by amendment, or through merger, recapitalization, consolidation or otherwise, amend or repeal, or adopt any provision that modifies the voting, conversion or other rights, powers, preferences, privileges or restrictions of our Class B common stock; (ii) not reclassify any outstanding shares of Class A common stock into shares having rights as to dividends or liquidation that are senior to Class B common stock or the right to have more than one vote for each share thereof; (iii) only issue shares of Class B common stock to William A. Mobley, Jr. and certain permitted entities owned and controlled by Mr. Mobley; or (iv) not authorize, or issue any shares of, any class or series of our capital stock, including any preferred stock, having the right to more than one vote for each share thereof.

Preferred Stock

The Preferred Stock is divided into series, with the first series designated “Series A Preferred Stock” and consisting of 4,000,000 shares (the “Series A Shares”). Our board of directors may designate the remaining 1,000,000 authorized but unissued shares of Preferred Stock with such rights and privileges as the board of directors may determine without notice to our shareholders and without shareholder approval.

As of July 15, 2026, we had 4,000,000 Series A Shares outstanding that were held by one record holder. A summary of the powers, preferences, rights, privileges, restrictions, and other matters relating to our Series A Shares are as follows:

Dividends. In any fiscal year Series A Shares are outstanding where we have revenue of more than $50,000,000, the holder of the Series A Shares (the “Series A Shareholder”) is entitled to receive an annual cash dividend equal to ten percent of any revenue above $50,000,000 (the “Annual Dividend Payment”). Subject to meeting the above criteria for such fiscal year, Annual Dividend Payments shall continue until such time as the aggregate amount of all Annual Dividend Payments is equal to the lesser of: (i) $160,000,000; or (ii) the product of the then number of outstanding shares of Series A Preferred Stock and $40 (as may be adjusted for any subdivisions or combinations) (the “Maximum Dividend Payment”). Notwithstanding the above, such dividends are payable only to the extent permitted by law out of assets legally available therefore. No dividends may be paid on any common stock during any fiscal year of the Company until the Annual Dividend Payment on the Series A Shares shall have been paid or declared and set apart during that fiscal year.

Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the Series A Shareholder is entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of common stock, or other junior equity security by reason of their ownership thereof, an amount per Series A Share equal to $30 (as may be adjusted for any subdivisions or combinations) (the “Liquidation Amount”). If upon the occurrence of such event, the assets and funds to be distributed to the Series A Shareholder are insufficient to permit the payment to the Series A Holder of the full preferential Liquidation Amount, then the entire assets and funds of the Company legally available for distribution shall be distributed to the Series A Shareholder. After the distribution described above has been paid, the remaining assets of the Company available for distribution to shareholders shall be distributed among the holders of common stock pro rata based on the number of shares of common stock held by them. Whenever the distribution provided for in this section is payable in securities or other property other than cash, the value of such distribution will be the fair market value of such securities or other property as determined in good faith by our board of directors.

Voting Rights. Except as otherwise required by law, the Series A Shares have no voting rights or powers on any matter presented to our shareholders for their action or consideration at any meeting of our shareholders (or by written consent of shareholders in lieu of a meeting).

Conversion Rights. Except as otherwise required by law, the Series A Shares have no conversion rights or powers to convert into any other capital stock or security of the Company.

Transfers. Except as otherwise required by law, the Series A Shareholder has no rights or powers to enter into and/or consummate any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of one or more of the Series A Shares or any legal or beneficial interest in the Series A Shares, whether or not for value and whether voluntary or involuntary, without our prior written consent, in our sole discretion.

Transfer Agent

The transfer agent for our common stock is Equiniti Trust Company, LLC, Mendota Heights, Minnesota.

Trading Symbol and Market

Our Class A common stock is quoted on the Nasdaq Global Market under the symbol “CAST.”

DESCRIPTION OF Private Placement

The following is a summary of the material terms of that certain: (i) Securities Purchase Agreement, dated as of June 30, 2026, by and between us and the Selling Shareholders (the "SPA"); (ii) pre-funded warrant issued to the Selling Shareholders on July 2, 2026 (the “Pre-Funded Warrants”); and (iii) Registration Rights Agreement, dated as of June 30, 2026, by and between us and the Selling Shareholders (the "RRA"). This summary does not purport to be complete and is qualified in its entirety by reference to the SPA, the Pre-Funded Warrants, the RRA and the respective exhibits thereto, each of which is filed as an exhibit to the registration statement of which this prospectus forms a part.

On June 30, 2026, we engaged in a private placement pursuant to which we agreed to sell and issue to the Selling Shareholders 7,910,474 shares of Class A common stock consisting of: (i) 4,666,667 shares of Class A common stock (the “Private Placement Shares”) issued to the Selling Shareholders on July 2, 2026 pursuant to the SPA; and (ii) 3,243,807 shares of Class A common stock (the “Pre-Funded Warrant Shares”) issuable upon the exercise of the Pre-Funded Warrants. The purchase price of each Private Placement Share was $3.00. The purchase price of each Pre-Funded Warrant was $2.9999, and the exercise price of each Pre-Funded Warrant is $0.0001 per share.

The private placement closed on July 2, 2026, and we received aggregate gross proceeds from the private placement of approximately $23.73 million, before deducting placement agent commissions and expenses in connection with the private placement, which were paid by us. After deducting the approximately $.89 million paid to the Placement Agent pursuant to the Placement Agency Agreement, we received approximately $22.84 million in proceeds from the private placement. We have agreed to use the net proceeds from the private placement for working capital and general corporate purposes, which may not include repayment of any portion of outstanding debt, redemption of any outstanding securities or settlement of any outstanding litigation. We are permitted to pay trade payables in the ordinary course of our business and prior practices and as described in our filings with the SEC.

Securities Purchase Agreement

The SPA contains customary representations, warranties and agreements by us, customary conditions to closing, indemnification obligations of the Company and the Selling Shareholders, other obligations of the parties and termination provisions. The representations, warranties and covenants in the SPA were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties.

We agreed to use the net proceeds from the private placement for working capital and general corporate purposes. However, we cannot use any net proceeds: (i) for the satisfaction of any portion of our debt (other than payment of trade payables in the ordinary course of our business and prior practices); (ii) for the redemption of any Common Stock or securities convertible into Common Stock; (iii) for the settlement of any outstanding litigation; or (iv) in violation of the Foreign Corrupt Practices Act of 1977, as amended, or the regulations promulgated by the Office of Foreign Assets Control of the U.S. Treasury Department. The Securities Purchase Agreement is governed by the laws of the State of New York.

We also agreed that, from the date of the SPA until 30 days after the date that the resale registration statement required by the RRA becomes effective, we will not: (i) issue, enter into any agreement to issue or announce the issuance or proposed issuance of any shares of Common Stock or securities convertible into Common Stock; or (ii) file any registration statement or amendment or supplement thereto, other than the registration statement to register the Securities or filing a registration statement on Form S-8 in connection with any employee benefit plan.

In connection with the SPA, we entered into Lock-Up Agreements with each of our executive officers, directors and 10% shareholders whereby each of the above is restricted from offering, selling, contracting to sell, pledging or otherwise disposing in any manner any shares of our Class A common stock or other securities convertible, exchangeable or exercisable into shares of our Class A common stock for a period of 60 days following the effective date of the registration statement of which this prospectus forms a part. There are several exceptions against any transfers for common situations, such as for estate planning, gifts and other purposes, subject, however, to restrictions, as further described in the Lock-Up Agreement.

Pre-Funded Warrants

The purchase price of each Pre-Funded Warrant equals $3.00 per share minus the $0.0001 exercise price per share of the Pre-Funded Warrant. The Pre-Funded Warrants are not exercisable by anyone until we obtain shareholder approval with respect to the issuance of all of the Pre-Funded Warrants and the Pre-Funded Warrant Shares upon the exercise thereof, in accordance with the Nasdaq rules. After obtaining shareholder approval, the Pre-Funded Warrants are exercisable at any time, and will not expire until exercised in full. We intend to obtain the required shareholder approval by written consent without a meeting on a date prior to August 1, 2026.

The Pre-Funded Warrants provide that the holder will not have the right to exercise any portion thereof if such exercise would cause the aggregate number of shares of Class A common stock beneficially owned by the holder (together with its affiliates) to exceed 9.99% of the number of shares of Class A common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Pre-Funded Warrants.

After shareholder approval and prior to exercise, holders of the Pre-Funded Warrants are entitled to certain rights as a shareholder upon the occurrence of certain events having an impact on the then outstanding shares of Class A common stock. Therefore, in the event of any stock dividends, subdivision or combination of stock or reclassification of Class A common stock, the number of shares issuable upon exercise will be proportionally adjusted. Also, holders of the Pre-Funded Warrants are entitled to participant in any rights offering or distributions pro rata to shareholders. Any participation in the above events prior to exercise, however, is subject to the ownership limitation described above.

Registration Rights Agreement

In connection with the private placement, we entered into the RRA requiring us to file with the SEC a registration statement of which this prospectus forms a part covering the resale of all of the Private Placement Shares and all of the Pre-Funded Warrant Shares. We were required to make the filing no later than the 12th trading day following the date of the RRA. We are also required to have the registration statement declared effective by the SEC as promptly as practicable after the filing, but in any event no later than 15th calendar day following the date of the RRA, or in the event of a “limited review” by the SEC, the 30th day following the date of the RRA, or in the event of a “full review” by the SEC, the 45th day following the date of the RRA.

We have agreed, among other things, to indemnify the Selling Shareholders and each of their respective officers, directors, members, partners, agents, brokers, investment advisors and employees from certain liabilities, and pay all fees and expenses incident to our obligations under the RRA. Upon the occurrence of any Event (as defined in the RRA), which, among others, prohibits the Selling Shareholder from reselling the shares of Class A common stock for more than 10 consecutive calendar days or more than an aggregate of 15 calendar days during any 12-month period, we are obligated to pay to the Selling shareholder, on each monthly anniversary of each such Event, an amount in cash, as partial liquidated damages and not as a penalty, equal to the product of 1.5% multiplied by the aggregate subscription amount paid by such Selling Shareholder pursuant to the SPA.

We are not permitted to file any other registration statements until all of the shares of Class A common stock to be registered pursuant to this registration statement is declared effective by the SEC, provided that we may file amendments to registration statements filed prior to the date of the RRA so long as no new securities are registered on any such existing registration statements. We are responsible for all fees and expenses incident to the performance of or compliance with the RRA by us, whether or not any Registrable Securities (as defined in the RRA) are sold pursuant to a registration statement.

Placement Agency Agreement

In connection with the private placement, on June 30, 2026, we entered into a Placement Agency Agreement with A.G.P./Alliance Global Partners (the “Placement Agent”). As part of its compensation for acting as the Placement Agent for the private placement, we paid the Placement Agent a cash fee of 5.0% of the aggregate gross proceeds raised from the sale of the Private Placement Shares and 1.0% of the aggregate gross proceeds raised from the sale and exercise of the Pre-Funded Warrants.

SELLING SHAREHOLDERS

The shares of Class A common stock being offered by the Selling Shareholders are the Private Placement Shares previously issued to the Selling Shareholders, and those issuable to the Selling Shareholders, upon exercise of the Pre-Funded Warrants. For additional information regarding the issuances of those shares of Class A common stock and Pre-Funded Warrants, see “Description of Private Placement” above. We are registering the shares of Class A common stock in order to permit the Selling Shareholders to offer the shares for resale from time to time. Except for the ownership of shares of Class A common stock and the Pre-Funded Warrants, the Selling Shareholders have not had any material relationship with us within the past three years.

The table below lists the Selling Shareholders and other information regarding the beneficial ownership of the shares of Class A common stock by each of the Selling Shareholders. The second column lists the number of shares of Class A common stock beneficially owned by each Selling Shareholder, based on its ownership of the Class A shares of common stock and Pre-Funded Warrants, as of July 15, 2026, assuming exercise of the Pre-Funded Warrants held by the Selling Shareholders on that date, without regard to any limitations on exercises.

The third column lists the shares of Class A common stock being offered by this prospectus by the Selling Shareholders.

In accordance with the terms of a registration rights agreement with the Selling Shareholders, this prospectus generally covers the resale of the sum of (i) the number of shares of Class A common stock issued to the Selling Shareholders in the “Description of Private Placement” described above; and (ii) the maximum number of shares of Class A common stock issuable upon exercise of the related Pre-Funded Warrants, determined as if the outstanding Pre-Funded Warrants were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, each as of the trading day immediately preceding the applicable date of determination and all subject to adjustment as provided in the RRA, without regard to any limitations on the exercise of the Pre-Funded Warrants. The fourth column assumes the sale of all of the shares of Class A common stock offered by the Selling Shareholders pursuant to this prospectus.

Under the terms of the Pre-Funded Warrants, a Selling Shareholder may not exercise any such Pre-Funded Warrants to the extent such exercise would cause such Selling Shareholder, together with its affiliates and attribution parties, to beneficially own a number of shares of Class A common stock which would exceed 9.99% of our then outstanding Class A common stock following such exercise, excluding for purposes of such determination shares of Class A common stock issuable upon exercise of Pre-Funded Warrants which have not been exercised. The number of shares of Class A common stock in the second and fourth columns do not reflect this limitation. The Selling Shareholders may sell all, some or none of their shares of Class A common stock in this offering. See “Plan of Distribution.”

Name of Selling Shareholder	Number of Class A Common Shares Owned Prior to Offering	Maximum Number of Class A Common Shares to be Sold Pursuant to this Prospectus	Number of Class A Common Shares Owned After Offering
Citadel CEMF Investments Ltd.(1)	2,150,000	2,150,000	-	(2)
Davidson Kempner Arbitrage, Equities and Relative Value LP(3)	1,816,330	1,816,330	-	(2)
M.H. Davidson & Co.(4)	33,670	33,670	-	(2)
Funds managed by Weiss Asset Management LP(5)	666,667	666,667	-	(2)
Michael V. Boyko(6)	1,834,167	870,936	963,231
Paul Becker(7)	652,105	187,333	464,772
Dan Corcoran(8)	176,666	166,666	10,000
Tony Graybeal(9)	249,538	177,000	72,538
Thomas F. Lessel(10)	118,441	93,666	24,775
Ralph and Cynthia Perrone(11)	208,912	93,666	115,246
Sean Martineau(12)	206,708	187,333	19,375
The Gregory J. Hill 2022 Irrevocable Trust(13)	1,667,046	1,000,000	667,046
Equity Trust Company Custodian FBO Michael D. LaFollette Roth IRA(14)	616,299	467,207	149,092

(1)	The securities are directly held by Citadel CEMF Investments Ltd. Citadel Advisors LLC is the portfolio manager of Citadel CEMF Investments Ltd. Citadel Advisors Holdings LP, or “CAH”, is the sole member of Citadel Advisors LLC. Citadel GP LLC, or “CGP”, is the general partner of CAH. Kenneth Griffin owns a controlling interest in CGP. Mr. Griffin, as the owner of a controlling interest in CGP, may be deemed to have shared power to vote or direct the vote of, and/or shared power to dispose of or to direct the disposition over, the securities. This disclosure is not and shall not be construed as an admission that Mr. Griffin or any of the Citadel related entities listed above is the beneficial owner of any securities of the Company other than the securities actually owned by such person (if any). The address of Citadel CEMF Investments Ltd. is c/o Citadel Enterprise Americas LLC, 830 Brickell Plaza, Floor 15, Miami, Florida 33131.

(2)	Assuming the sale of all shares of Class A common stock offered hereby.

(3)	The securities are directly held by Davidson Kempner Arbitrage, Equities and Relative Value LP. Anthony A. Yoseloff may be deemed to have shared power to vote or direct the vote of, and/or shared power to dispose or to direct the disposition over, the securities. This disclosure is not and shall not be construed as an admission that Mr. Yoseloff is the beneficial owner of any securities of the Company other than the securities actually owned by such person (if any). The address of Davidson Kempner Arbitrage, Equities and Relative Value LP is c/o Davidson Kempner Capital Management LP, 9 West 57th Street, Floor 29, New York, New York 10019.

(4)	The securities are directly held by M.H. Davidson & Co. Anthony A. Yoseloff may be deemed to have shared power to vote or direct the vote of, and/or shared power to dispose or to direct the disposition over, the securities. This disclosure is not and shall not be construed as an admission that Mr. Yoseloff is the beneficial owner of any securities of the Company other than the securities actually owned by such person (if any). The address of M.H. Davidson & Co. is c/o Davidson Kempner Capital Management LP, 9 West 57th Street, Floor 29, New York, New York 10019.

(5)	Consists of (i) 400,000 shares of common stock held by Brookdale Global Opportunity Fund (“BGO”) and (ii) 266,667 shares of common stock held by Brookdale International Partners, L.P. (“BIP”). Andrew Weiss is the Manager of WAM GP LLC, which is the general partner of Weiss Asset Management LP, the investment manager of BGO and BIP. WAM GP LLC is also the Manager of BIP GP LLC, the general partner of BIP. Mr. Weiss has voting and dispositive power with respect to the securities held by BGO and BIP. Mr. Weiss, WAM GP LLC, Weiss Asset Management LP and BIP GP LLC each disclaim beneficial ownership of the shares held by BGO and BIP, except to the extent of their respective pecuniary interests therein. The business address of the foregoing entities is c/o Weiss Asset Management, 222 Berkeley Street, 16th Floor, Boston, MA 02116.

(6)	Consists of: (i) 936,231 shares of Class A common stock; and (ii) 870,936 shares of Class A common stock issuable to the Selling Shareholder upon exercise of the Pre-Funded Warrants. The Pre-Funded Warrants are subject to a beneficial ownership limitation of 9.99%, which such limitation restricts the Selling Shareholders from exercising that portion of the warrants that would result in the Selling Shareholder and their respective affiliates owning, after exercise, a number of shares of Class A common stock in excess of the beneficial ownership limitation. The address of Mr. Boyko is 108 Zachary Court Forest Hill, MD 21050.

(7)	Consists of: (i) 464,772 shares of Class A common stock; and (ii) 187,333 shares of Class A common stock issuable to the Selling Shareholder upon exercise of the Pre-Funded Warrants. The Pre-Funded Warrants are subject to a beneficial ownership limitation of 9.99%, which such limitation restricts the Selling Shareholders from exercising that portion of the warrants that would result in the Selling Shareholder and their respective affiliates owning, after exercise, a number of shares of Class A common stock in excess of the beneficial ownership limitation. The address of Mr. Becker is 875 Bainbridge Dr. West Chester, PA 19382.

(8)	Consists of: (i) 10,000 shares of Class A common stock; and (ii) 166,666 shares of Class A common stock issuable to the Selling Shareholder upon exercise of the Pre-Funded Warrants. The Pre-Funded Warrants are subject to a beneficial ownership limitation of 9.99%, which such limitation restricts the Selling Shareholders from exercising that portion of the warrants that would result in the Selling Shareholder and their respective affiliates owning, after exercise, a number of shares of Class A common stock in excess of the beneficial ownership limitation. The address of Mr. Corcoran is 2415 Riverlane Terrace, Fort Lauderdale, FL 33312.

(9)	Consists of: (i) 72,538 shares of Class A common stock; and (ii) 177,000 shares of Class A common stock issuable to the Selling Shareholder upon exercise of the Pre-Funded Warrants. The Pre-Funded Warrants are subject to a beneficial ownership limitation of 9.99%, which such limitation restricts the Selling Shareholders from exercising that portion of the warrants that would result in the Selling Shareholder and their respective affiliates owning, after exercise, a number of shares of Class A common stock in excess of the beneficial ownership limitation. The address of Mr. Graybeal is 53 Ridge Ct., Rockledge, FL 32955.

(10)	Consists of: (i) 24,775 shares of Class A common stock; and (ii) 93,666 shares of Class A common stock issuable to the Selling Shareholder upon exercise of the Pre-Funded Warrants. The Pre-Funded Warrants are subject to a beneficial ownership limitation of 9.99%, which such limitation restricts the Selling Shareholders from exercising that portion of the warrants that would result in the Selling Shareholder and their respective affiliates owning, after exercise, a number of shares of Class A common stock in excess of the beneficial ownership limitation. The address of Mr. Lessel is 5265 Rockrose Lane, Unit F36, Allentown, PA 18104.

(11)	Consists of: (i) 115,246 shares of Class A common stock; and (ii) 93,666 shares of Class A common stock issuable to the Selling Shareholder upon exercise of the Pre-Funded Warrants. The Pre-Funded Warrants are subject to a beneficial ownership limitation of 9.99%, which such limitation restricts the Selling Shareholders from exercising that portion of the warrants that would result in the Selling Shareholder and their respective affiliates owning, after exercise, a number of shares of Class A common stock in excess of the beneficial ownership limitation. The address of Mr. Perrone is 2398 Newfound Harbor Dr. Merritt Island, FL 32952.

(12)	Consists of: (i) 19,375 shares of Class A common stock; and (ii) 187,333 shares of Class A common stock issuable to the Selling Shareholder upon exercise of the Pre-Funded Warrants. The Pre-Funded Warrants are subject to a beneficial ownership limitation of 9.99%, which such limitation restricts the Selling Shareholders from exercising that portion of the warrants that would result in the Selling Shareholder and their respective affiliates owning, after exercise, a number of shares of Class A common stock in excess of the beneficial ownership limitation. The address of Mr. Martineau is 4030 Henderson Blvd., STE 327,Tampa 33629.

(13)	Consists of: (i) 677,046 shares of Class A common stock; and (ii) 1,000,000 shares of Class A common stock issuable to the Selling Shareholder upon exercise of the Pre-Funded Warrants. The Pre-Funded Warrants are subject to a beneficial ownership limitation of 9.99%, which such limitation restricts the Selling Shareholders from exercising that portion of the warrants that would result in the Selling Shareholder and their respective affiliates owning, after exercise, a number of shares of Class A common stock in excess of the beneficial ownership limitation. The address of The Gregory J. Hill 2022 Irrevocable Trust is 5202 Wildings Blvd., College Grove, TN 37046.

(14)	Consists of: (i) 149,092 shares of Class A common stock; and (ii) 467,207 shares of Class A common stock issuable to the Selling Shareholder upon exercise of the Pre-Funded Warrants. The Pre-Funded Warrants are subject to a beneficial ownership limitation of 9.99%, which such limitation restricts the Selling Shareholders from exercising that portion of the warrants that would result in the Selling Shareholder and their respective affiliates owning, after exercise, a number of shares of Class A common stock in excess of the beneficial ownership limitation. The address of Equity Trust Company Custodian FBO Michael D. LaFollette Roth IRA is 10746 Havenwood Meadows Drive, Evansville, IN 47725.

PLAN OF DISTRIBUTION

Each Selling Shareholder of the shares of Class A common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Class A common stock covered hereby on the Nasdaq Global Market or any other stock exchange, market or trading facility on which the shares of Class A common stock are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Shareholder may use any one or more of the following methods when selling shares of Class A common stock:

●	ordinary brokerage transactions and transactions in which the broker dealer solicits purchasers;

●	block trades in which the broker dealer will attempt to sell the shares of Class A common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker dealer as principal and resale by the broker dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker dealers that agree with the Selling Shareholders to sell a specified number of such shares of Class A common stock at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Shareholders may also sell shares of Class A common stock under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker dealers engaged by the Selling Shareholders may arrange for other brokers dealers to participate in sales. Broker dealers may receive commissions or discounts from the Selling Shareholders (or, if any broker dealer acts as agent for the purchaser of shares of Class A common stock, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the shares of Class A common stock or interests therein, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares of Class A common stock in the course of hedging the positions they assume. The Selling Shareholders may also sell shares of Class A common stock short and deliver these shares of Class A common stock to close out their short positions, or loan or pledge the shares of Class A common stock to broker-dealers that in turn may sell these shares of Class A common stock. The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares of Class A common stock offered by this prospectus, which shares of Class A common stock such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Shareholders and any broker-dealers or agents that are involved in selling the shares of Class A common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of Class A common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Shareholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the shares of Class A common stock.

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares of Class A common stock. We have agreed to indemnify the Selling Shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of: (i) the date on which the shares of Class A common stock may be resold by the Selling Shareholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for us to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect; or (ii) all of the shares of Class A common stock have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The shares of Class A common stock covered hereby will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the shares of Class A common stock covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares of Class A common stock may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the shares of Class A common stock by the Selling Shareholders or any other person. We will make copies of this prospectus available to the Selling Shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation and Bylaws, subject to the provisions of Florida Law, contain provisions which allow the corporation to indemnify any person against liabilities and other expenses incurred as the result of defending or administering any pending or anticipated legal issue in connection with service to us if it is determined that person acted in good faith and in a manner which he reasonably believed was in the best interest of the corporation. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling people, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

LEGAL MATTERS

The validity of the shares of Class A common stock offered hereby will be passed upon for us by Bahnsen Legal Group, PLLC, Boca Raton, Florida.

EXPERTS

Sadler, Gibb & Associates, LLC, an independent registered public accounting firm, has audited our financial statements as of June 30, 2025, and for each of the two years in the period ended June 30, 2025, as set forth in their report. We have included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Sadler, Gibb & Associates, LLC’s report which includes an explanatory paragraph about the existence of substantial doubt concerning FreeCast’s ability to continue as a going concern, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of Class A common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our Class A common stock, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The SEC maintains an internet website that contains reports and other information about issuers, like us, that file electronically with the SEC. The address of that website is http://www.sec.gov.

We are subject to the information reporting requirements of the Exchange Act, and we will file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information will be available at http://www.sec.gov.

We also maintain a website at www.freecast.com. Information contained in, or accessible through, our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is only as an inactive textual reference.

FreeCast, Inc.

Index to Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of FreeCast, Inc.:

Opinion on the Financial Statements

We have audited the accompanying balance sheets of FreeCast, Inc. (“the Company”) as of June 30, 2025, and 2024, the related statements of operations, stockholders’ deficit, and cash flows for each of the years in the two-year period ended June 30, 2025, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of June 30, 2025, and 2024, and the results of its operations and its cash flows for each of the years in the two-year period ended June 30, 2025, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph Regarding Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 of the financial statements, the Company has recurring net losses and negative cash flows from operations which raise substantial doubt about its ability to continue as a going concern. Management’s plans regarding these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Sadler, Gibb & Associates, LLC

We have served as the Company’s auditor since 2019.

Draper, UT

September 29, 2025

FREECAST, INC.

BALANCE SHEETS

	June 30,
	2025	2024

Current Assets:
Cash	$549,249	$5,218,413
Accounts receivable, net	131,432	1,490
Accounts receivable - related party	146,303	274,501
Other current assets	46,314	45,730
Total current assets	873,298	5,540,134
Non-current assets:
Property and equipment, net	26,105	23,579
Security deposits	126,145	126,145
Operating lease, right-of-use asset	362,968	446,675
Financing lease, right-of-use asset	-	546
Total non-current assets	515,218	596,945
Total assets	$1,388,516	$6,137,079

Current liabilities:
Accounts payable and accrued expenses	$1,528,327	$916,336
Accounts payable and accrued expenses - related party	330,108	274,439
Current portion of finance lease obligation	-	546
Current portion of operating lease obligation	91,220	75,061
Current portion of deferred revenue	135,273	72,246
Convertible Note Payable - Related Party	3,865,555	-
Total current liabilities	5,950,483	1,338,628
Long term liabilities:
Deferred revenue, net of current portion	2,705	12,978
Convertible note payable - related party, net of current portion and debt discount	-	2,075,000
Operating lease liabilities, net of current portion	288,836	380,056
Total long-term liabilities	291,541	2,468,034
Total liabilities	6,242,024	3,806,662

Redeemable Series A Preferred Stock, par value $0.0001, 0 and 4,000,000 shares issued and outstanding as of June 30, 2025, and June 30, 2024, respectively	-	120,000,000

Preferred stock, $0.0001 par value, 5,000,000 shares authorized
Series A Preferred Stock, par value $0.0001, 4,000,000 and 0 shares issued and outstanding as of June 30, 2025, and June 30, 2024, respectively	400	-
Class A common stock, $0.0001 par value, 320,000,000 authorized; 25,947,813 and 32,993,283 shares issued and outstanding as of June 30, 2025, and June 30, 2024, respectively	2,596	3,299
Class B common stock, $0.0001 par value, 30,000,000 shares authorized; 13,937,640 and 6,154,670 shares issued and outstanding as of June 30, 2025, and June 30, 2024, respectively	1,394	616
Additional paid-in capital	190,377,303	63,495,755
Accumulated deficit	(195,235,201)	(181,169,253)
Total stockholders’ deficit	(4,853,508)	(117,669,583)
Total liabilities, mezzanine equity and stockholders’ deficit	$1,388,516	$6,137,079

The accompanying notes are an integral part of these financial statements

FREECAST, INC.

STATEMENTS OF OPERATIONS

	For the Year ended June 30,
	2025	2024
Net sales
Sales	$406,255	$241,778
Sales - related parties	221,894	266,142
Total revenue	628,149	507,920

Cost of revenue:
Cost of revenue	346,581	336,996
Total cost of revenue	346,581	336,996

Gross profit	281,568	170,924

Operating costs and expenses:
Compensation and benefits	5,482,968	3,856,857
Sales and marketing expense	524,930	616,992
General and administrative	8,029,108	6,425,862
Total operating expenses	14,037,006	10,899,711

Loss from operations	(13,755,438)	(10,728,787)

Other income (expense):
Interest income (expense), net	(301,327)	(796,126)
Other (expense) income, net	(9,183)	(49,812)
Gain on the settlement of accounts payable	-	117,393
Loss on the extinguishment of debt	-	(988,884)
Total other (expense) income	(310,510)	(1,717,429)

Net loss before income tax	$(14,065,948)	$(12,446,216)

Income tax expense (benefit)	-	-

Net loss	(14,065,948)	(12,446,216)

Deemed dividends attributable to accretion of Series A Preferred Stock to redemption value	-	(5,000,000)
Net loss attributable to common shareholders	(14,065,948)	(17,446,216)

Net loss per common share - basic and diluted	$(0.36)	$(0.62)
Weighted average common shares outstanding - basic and diluted	39,376,087	28,193,649

The accompanying notes are an integral part of these financial statements

FREECAST, INC.

STATEMENTS OF STOCKHOLDERS’ DEFICIT

FOR YEARS ENDED JUNE 30, 2025 AND 2024

	Redeemable Series A Preferred Stock		Series A Preferred Stock		Class A Common Stock		Class B Common Stock		Common Stock	Additional Paid-In	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Subscriptions	Capital	Deficit	Deficit
Balance as of June 30, 2023	-	$-	-	$-	21,584,744	$2,158	$497,569	$50	$1,250,000	$39,558,930	$(48,725,037)	$(7,913,899)
Stock based compensation	-	-	-	-	-	-	-	-	-	56,411	-	56,411
Shares issued to settle common stock subscriptions	-	-	-	-	30,764,789	3,077	969,601	97	(18,658,854)	18,655,680	-	-
Conversion of Revolving convertible notes payable - related parties into common stock subscriptions	-	-	-	-	-	-	-	-	14,747,426	-	-	14,747,426
Conversion of Notes payable - related party into common stock subscriptions	-	-	-	-	-	-	-	-	329,495	-	-	329,495
Conversion of Notes payable into common stock subscriptions	-	-	-	-	-	-	-	-	1,740,344	-	-	1,740,344
Issuance of common stock subscriptions in lieu of accounts payable and accrued expenses - related party	-	-	-	-	-	-	-	-	591,589	-	-	591,589
Common stock issued for cash	-	-	-	-	643,750	64	-	-	-	5,149,936	-	5,150,000
Warrants issued for services	-	-	-	-	-	-	-	-	-	75,267	-	75,267
Cashless exercise of Class B warrants	-	-	-	-	-	-	4,687,500	469	-	(469)	-	-
Shares cancelled and exchanged for redeemable Series A preferred stock	4,000,000	115,000,000	-	-	(20,000,000)	(2,000)	-	-	-	-	(114,998,000)	(115,000,000)
Remeasurement of Series A Preferred Stock to redemption value	-	5,000,000	-	-	-	-	-	-	-	-	(5,000,000)	(5,000,000)
Net loss	-	-	-	-	-	-	-	-	-	-	(12,446,216)	(12,446,216)
Balance as of June 30, 2024	4,000,000	120,000,000	-	-	32,993,283	3,299	6,154,670	616	-	63,495,755	(181,169,253)	(117,669,583)
Stock based compensation	-	-	-	-	-	-	-	-	-	484,947	-	484,947
Shares issued to settle common stock subscriptions	-	-	-	-	187,500	19	-	-	(1,500,000)	1,499,981	-	-
Class A common stock subscription	-	-	-	-	-	-	-	-	1,500,000	-	-	1,500,000
Class A common stock issued for cash	-	-	-	-	362,500	37	-	-	-	2,899,963	-	2,900,000
Class A common stock issued for cash to related party	-	-	-	-	187,500	19	-	-	-	1,499,981	-	1,500,000
Reclass from Class A common stock to Class B common stock	-	-	-	-	(7,782,970)	(778)	7,782,970	778	-	-	-	-
Reclass of Series A preferred stock from mezzanine to permanent equity	(4,000,000)	(120,000,000)	4,000,000	400	-	-	-	-	-	119,999,600	-	120,000,000
Warrants issued for services	-	-	-	-	-	-	-	-	-	497,076	-	497,076
Net loss	-	-	-	-	-	-	-	-	-	-	(14,065,948)	(14,065,948)
Balance as of June 30, 2025	-	-	4,000,000	400	25,947,813	2,596	13,937,640	1,394	-	190,377,303	(195,235,201)	(4,853,508)

The accompanying notes are an integral part of these financial statements

FREECAST, INC.

STATEMENTS OF CASH FLOWS

	For the Years Ended June 30,
	2025	2024
Cash flows from operating activities:
Net loss	$(14,065,948)	$(12,446,216)
Reconciliation of net loss to net cash used in operating activities
Depreciation and amortization expense	24,902	23,690
Operating lease expense	83,707	85,179
Gain on settlement of accounts payable	-	(117,393)
Loss on the extinguishment of debt	-	988,884
Warrants issued for services	497,076	75,267
Stock-based compensation	484,947	56,411
Bad debt expense	31,295	-
Changes in operating assets and liabilities:
Accounts receivable	(161,237)	2,123
Accounts receivable - related party	128,198	(274,501)
Other current assets	(584)	12,668
Operating lease liability	(75,061)	(80,170)
Accounts payable and accrued expenses	611,991	(540,730)
Accounts payable and accrued expenses - related party	55,669	1,004,415
Deferred revenue	52,754	(97,547)
Net cash used in operating activities	(12,332,291)	(11,307,920)

Cash flows from investing activities:
Purchase of property and equipment	(26,882)	(1,647)
Net cash used in investing activities	(26,882)	(1,647)

Cash flows from financing activities:
Proceeds from issuance of Class A common stock	4,400,000	5,150,000
Proceeds from issuance of Class A common stock - related party	1,500,000	-
Payments on finance lease	(546)	(1,514)
Proceeds from convertible note payable - related party	2,952,000	2,075,000
Proceeds from revolving convertible note payable - related party	-	8,320,000
Repayments on convertible note payable - related party	(1,161,445)	(650,000)
Net cash provided by financing activities	7,690,009	14,893,486

Net change in cash	(4,669,164)	3,583,919
Cash, beginning of period	5,218,413	1,634,494
Cash, end of period	$549,249	$5,218,413

Non-cash investing and financing activities:
Shares issued to settle common stock subscriptions	$778	$18,658,854
Settlement of debt through common share subscriptions - related party	$-	$870,174
Settlement of debt and accounts payable through common share subscriptions	$-	$15,549,796
Right of use asset acquired during the period	$-	$497,868
Series A Preferred Stock issued for Cancellation of Class A common stock	$-	$115,000,000
Remeasurement of Series A Preferred Shares to redemption value	$-	$5,000,000
Reclassification of Series A temporary equity to stockholder’s equity	$120,000,000	$-

The accompanying notes are an integral part of these financial statements

FREECAST, INC.

NOTES TO FINANCIAL STATEMENTS

JUNE 30, 2025 and 2024

Note 1 – Organization and Description of Business

FreeCast, Inc. (the “Company”) developed and markets an interactive digital media guide that facilitates access to a virtual library of entertainment media. The Company is based in Orlando, Florida and was founded in 2011 as a Florida Corporation. The Company’s primary products are SmartGuide and Select TV. Both SmartGuide and Select TV utilize the Company-designed proprietary technology that searches, and aggregates internet distributed streaming media into an electronic media guide. SmartGuide is licensable to brands/manufacturers of devices with large online user bases, while Select TV is a retail package that is sold by monthly and/or annual subscriptions.

In addition to subscription and product revenues, the Company generates revenue from its ad platform and agency services. The FreeCast Ad Platform is a demand-side platform (DSP) for Connected TV (CTV) and over-the-top (OTT) ads, enabling advertisers and agencies to bid in real time on advertising spaces across multiple content provider platforms. The Company also earns revenue from direct client service contracts for marketing and campaign execution, such as the Launch That agreement, which involves discovery, development, and test media distribution services. These ad-related and agency revenues are recognized as distinct revenue streams in accordance with ASC 606.

Going Concern

The Company has incurred recurring losses from operations since inception, accumulating a deficit of approximately $195.2 million as of June 30, 2025. For the years ended June 30, 2025, and 2024, the Company incurred a net loss of approximately $14.1 million and $12.4 million, respectively. The Company may incur additional losses and negative operating cash flows in the future. Failure to generate sufficient revenues, reduce spending or raise additional capital could adversely affect the Company’s ability to achieve its intended business objectives. These matters, among others, raise substantial doubt about the Company’s ability to continue as a going concern for a period of one year from the issuance of these financial statements.

Since the inception of the Company in 2011, the operations of the Company have been funded primarily through sales of Class A common stock to private investors, debt financing and exchange of Class A common stock for services received by the Company. Management cannot be certain that additional funding will be available on acceptable terms, or at all. Management plans include raising additional capital through the sale of equity and debt securities, along with exploring additional avenues to increase revenues. To the extent that the Company raises additional funds by issuing equity securities, the Company’s shareholders may experience significant dilution. Any debt financing, if available, may involve restrictive covenants that impact the Company’s ability to conduct business.

The accompanying financial statements for the years ended June 30, 2025, and 2024, have been prepared assuming the Company will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business. During the remaining 2025 calendar year, management intends to raise additional debt and/or equity financing to fund future operations and to provide additional working capital. However, there is no assurance that such financing will be consummated or obtained in sufficient amounts necessary to meet the Company’s needs. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Note 2 – Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements have been prepared in accordance with GAAP and include all adjustments necessary for the fair presentation of the Company’s financial position for the periods presented.

Use of Estimates

The preparation of these financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts in the financial statements and disclosure in the accompanying notes. Actual results may differ from those estimates, and such differences may be material to the financial statements. The more significant estimates and assumptions by management include among others: accounts receivable realization, the valuation allowance on deferred tax assets, the valuation of the Company’s Class A common stock, redeemable series A preferred stock, options, warrants and revenue recognition.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities at the date of purchase of three months or less to be cash equivalents. Cash and cash equivalents include bank demand deposits, marketable securities with maturities of three months or less at purchase, and money market funds that invest primarily in certificates of deposits, commercial paper and U.S. government and U.S. government agency obligations. Cash equivalents are reported at fair value.

Accounts receivable

Accounts receivables are unsecured and are derived from revenue earned from customers. For accounts receivable, the Company performs ongoing credit evaluations of customers to assess the probability of accounts receivable collection based on a number of factors, including past transaction experience with the customer, evaluation of their credit history, and review of the invoicing terms of the contract. Accounts receivables are reported net of an allowance for doubtful accounts when applicable. The allowance for doubtful accounts reflects management’s best estimate of probable losses inherent in the accounts receivable balance at each reporting date. Management determines the allowance based on known troubled accounts, historical experience, and other currently available evidence. The Company recognized bad debt expense for the year ended June 30, 2025, and 2024, of $31,295 and $0, respectively. The balance of allowance for doubtful accounts as of June 30, 2025, and 2024, was $31,332 and $0, respectively.

Property and Equipment

Property and Equipment are stated at cost, less accumulated depreciation. Depreciation is determined on a straight-line basis over the estimated useful lives of the assets, which generally range from three to five years. Maintenance and repairs are charged against expense as incurred.

Leases

Effective July 1, 2019, we adopted ASC 842, Leases. Under ASC 842, we determine if a contractual arrangement is, or contains, a lease at the inception date. Right-of-use (“ROU”) assets and liabilities related to operating leases and finance leases are separately reported in the balance sheets.

ROU assets and lease liabilities are recognized at the lease commencement date based on the present value of the future lease payments over the lease term. When the rate implicit to the lease cannot be readily determined, we utilize our incremental borrowing rate in determining the present value of the future lease payments. The incremental borrowing rate is derived from information available at the lease commencement date and represents the rate of interest that a lessee would have to pay to borrow an amount equal to the lease payments on a collateralized basis over a similar term in a similar economic environment. Operating lease ROU assets also include any cumulative prepaid or accrued rent when the lease payments are uneven throughout the lease term.

The ROU assets and lease liabilities may include options to extend or terminate the lease when it is reasonably certain that we will exercise that option.

Lease liabilities are increased by interest and reduced by payments each period, and the ROU asset is amortized over the lease term. For operating leases, interest on the lease liability and the amortization of the ROU asset result in straight-line rent expense over the lease term. Variable lease expenses are recorded when incurred.

Income Taxes

The Company accounts for income taxes under ASC 740 “Income Taxes,” which codified SFAS 109, “Accounting for Income Taxes” and FIN 48 “Accounting for Uncertainty in Income Taxes – an Interpretation of FASB Statement No. 109.” Under the asset and liability method of ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under ASC 740, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the enactment occurs. A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations.

FASB issued ASC 740-10 “Accounting for Uncertainty in Income Taxes”. ASC 740-10 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements. This standard requires a company to determine whether it is more likely than not that a tax position will be sustained upon examination based upon the technical merits of the position. If the more-likely-than-not threshold is met, a company must measure the tax position to determine the amount to recognize in the financial statements.

Modifications to Equity-classified Instruments

A change in the terms or conditions of a warrant is accounted for as a modification. For a warrant modification accounted for under ASC 815, the effect of a modification shall be measured as the difference between the fair value of the modified warrant and the fair value of the original warrant immediately before its terms are modified, with each measured on the modification date. The accounting for incremental fair value of the modified warrants over the original warrants is based on the specific facts and circumstances related to the modification. When a modification is directly attributable to an equity offering, the incremental change in fair value of the warrants is accounted for as an equity issuance cost. When a modification is directly attributable to a debt offering, the incremental change in fair value of the warrants is accounted for as a debt discount or debt issuance cost. For all other modifications accounted for under ASC 815, the incremental change in fair value is recognized as a deemed dividend.

Redeemable Series A Preferred Stock

The Company applies the guidance enumerated in ASC 480, when determining the classification and measurement of preferred stock. Preferred stock subject to mandatory redemption, if any, is classified as a liability and is measured at fair value. The Company classifies conditionally redeemable preferred stock, which includes preferred stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control, as mezzanine equity. At all other times, the Company classifies its preferred stock in stockholders’ equity. The Company subsequently measures mezzanine equity to redemption value when the instrument is currently redeemable or when it is probable the instrument will become redeemable. Given the redemption rights are not solely within the Company’s control because the Company’s CEO, William Mobley is able to force the Company to redeem the shares for cash, the Company classifies the Series A Preferred Stock as mezzanine equity pursuant to ASC 480-10-S99. The Company has adjusted the value of the Series A Preferred shares to its maximum redemption amount as the instrument is currently redeemable.

Revenue Recognition

Revenue is recognized upon transfer of control of promised goods or services to customers in an amount that reflects the consideration the Company expects to receive in exchange for those goods or services, in accordance with ASC 606. The Company’s contracts include various products or services or a combination of both, which are generally capable of being distinct and are accounted for as separate performance obligations. The Company’s contracts may contain multiple distinct performance obligations.

The transaction price of a contract is estimated based on the expected value for which a significant reversal of revenue is not expected to occur. Stand-alone selling prices are generally determined based on prices charged to customers. In arrangements with multiple performance obligations, the estimated transaction price is allocated to each distinct performance obligation based on relative stand-alone selling price.

	For the years ended
	June 30,
	2025	2024
Membership (1)	$132,950	$233,453
Product Sales (2)	952	6,176
FAST Revenue – related parties (3)	221,894	266,142
Ad Revenue (4)	271,638	1,151
Other Revenue	715	998
Total	$628,149	$507,920

(1)	Membership sales refer to customers purchasing premium content through our SmartGuide for varying fees and recognized on a gross basis over the service period determined.

(2)	Product sales refer to the physical transfer of goods shipped to customers to aid in access to our other offered service lines, recognized as a point of sale, upon shipment of goods.

(3)	We provide end-to-end software solutions for development of FAST (Free Ad-Supported TV) channels to customers such as content creation, production, video studio rental, etc. to aid in the creation of content for their channels and a platform fee for distributing the channel. Revenue is recognized at the point in time the services are performed for the development of FAST channels. We charge a monthly platform fee for distributing the FAST channel on our platform. We recognized related party revenue of $221,894 ($175,394 for FAST channel buildouts and $46,500 for channel streaming) for the year ended June 30, 2025.

(4)	During the period from October 1, 2024, through June 30, 2025, we recognized $271,638 of ad revenue from the buying and selling of advertising space on other content platform providers. Of this amount, $125,000 was recognized as Ad Agency Revenue under the Launch That Experimental Media Plan Agreement, representing revenue from the provision of discovery, development, and test media distribution services for a client campaign. The remaining $146,638 was recognized as Arbitrage Ad Revenue from the buying and selling of advertising space via the FreeCast Ad Platform.

Subscription Revenue

The Company no longer generates subscription revenue through renewal sales of Rabbit TV and Rabbit TV Plus, or through Select TV and Streaming TV Kits, which operated as the successor products to Rabbit TV and Rabbit TV Plus. In October 2022, the Company’s SelectTV.com paid subscription service and packaged SelectTV Streaming TV Kits were discontinued. The Company rebranded to the corporate namesake FreeCast.com and relaunched its SmartGuide as a free registration subscription service. SmartGuide is the Company’s internet distributed streaming media guide that searches and aggregates media content on the web and facilitates access to its customers through Wi-Fi-enabled devices that support streaming video.

The Company does, however, sell monthly subscriptions for premium content purchased through its SmartGuide for varying fees for different content. Revenue from such premium subscription fees is recognized on a gross basis over the service period as the Company is deemed to be the principal in the relationship with the end user. The Company controls the premium content before transferring it to the end user and has latitude in establishing pricing. The Company both retransmits and “ingests” and distributes this content.

Subscription revenue is derived from online sales through search engine optimization, search engine marketing, various marketing advertising services, the utilization of resellers in the form of publishers that promote upcoming retail promotions and packages, as well as direct sales to subscribers of our Value Channels subscription service. Value Channels subscription contains 17 cable channels and sells on a monthly subscription or annual fee. Value Channels is integrated into the initial FreeCast.com free registration and then offered as an upgrade. Both FreeCast.com (free registration) and Value Channels are available in various streaming smart TV models (Google TV’s, Amazon Fire TV’s, LG, Samsung, TCL, Sony, and others), plus Streaming Devices (Amazon Fire, Google ChromeCast, Apple TV), PC’s/Laptops and mobile apps for Android and iOS devices.

Subscription revenue is recognized ratably on a straight-line basis over the duration of the subscription period, generally ranging from one month to five years. If the subscriber renews early, then the expiration date is extended by the renewal period, and the additional subscription fee is deferred and amortized over the additional months purchased by the subscriber. The Company no longer offers SelectTV lifetime subscriptions, which were initially deferred and recognized over a five-year period. All subscription fees are collected at the time of purchase.

FAST (Free Ad-Supported TV)

We provide FAST channel buildouts that include post-production editing, motion graphics, channel assembly and content acquisitions. We charge the customers based on time incurred for the services plus a reasonable margin in addition to any additional out-of-pocket cost incurred that is charged at cost to us. Revenue is recognized when services are performed. The Company charges a monthly platform fee for distributing the FAST channel on its platform. Revenue is recognized at the point in time when the content is available on the digital platform.

Ad Platform Revenue

FreeCast is an agent in transactions on its FreeCast Ad Exchange platforms. The Company acts as an intermediary between DSPs and non-owned and operated publishers by providing access to a platform that allows both parties to transact in the buying and selling of ad inventory. The transaction price is determined through a real-time auction, and the Company has no pricing discretion or obligation related to the fulfillment of the advertising delivery

The Company generally invoices buyers at the end of each month for the full purchase price of ad impressions monetized in that month. Accounts receivables are recorded at the amount of gross billings for the amounts the Company is responsible to collect, and accounts payable are recorded at the net amount payable to suppliers. Accordingly, both accounts receivable and accounts payable appear large in relation to revenue reported on a net basis.

Ad Agency Revenue (Launch That and Similar Contracts)

The Company earns revenue from direct client service contracts for marketing and campaign execution, such as the Launch That agreement. These contracts typically involve two distinct phases:

●	Phase 1: Discovery and Development Services (data research, audience analysis, creative development). Revenue is recognized over time using an input method based on the proportion of costs incurred relative to total estimated costs for Phase 1.

●	Phase 2: Test Media Distribution Services (media placement, outreach, KPI reporting). Revenue is recognized upon delivery of the performance evaluation report specified in the contract.

Revenue from such contracts is presented separately from “Other Revenue” due to its materiality and distinct nature

Deferred Revenue (Launch That and Similar Contracts)

For the Ad Arbitrage revenue stream, the Company provides demand partners with access to the FreeCast Ad Platform, enabling real-time bidding on advertising inventory. Revenue is recognized at a point in time when a transaction is completed—specifically, when a bid is won and the client’s purchase occurs through the platform. Amounts invoiced in advance of the completion of these transactions are recorded as deferred revenue and recognized as revenue when the Company’s performance obligation is satisfied.

Product Sales

Beginning in 2023, in conjunction with the release of our new product FreeCast Home, we started recognizing contracts with customers from product sales requiring performance up to delivery, as well as contracts with customers that contain a subscription portion that causes revenue to be allocated or adjusted over time. Shipping and handling activities are performed before the customer obtains control of the goods and therefore represent a fulfillment activity rather than a promised service to the customer. Revenue and costs of sales are recognized when control of the products transfers to our customer, which generally occurs upon shipment from our facilities. For our physical product sales, our performance obligations are satisfied at that time.

Other Revenue

Other revenue includes licensing, advertising and referral fee revenue. The Company generates revenue through free registrations of FreeCast.com by partnering with retailers, manufacturers, operators and/or distributors of streaming devices, mobile phones, broadband carriers, broadcasters, property management, multi-dwelling developers, builders, and various mass consumer communities of streaming tv watchers. A FreeCast.com license is freely provided per registered consumer marketed by distributors in exchange for a negotiated revenue sharing percentage with each distributor on a case-by-case basis. Affiliate commissions are earned and then shared from third-party advertisement service providers, pay-per-view movie or series distributors, and live events tickets sales for such things as professional boxing or concerts. These license arrangements have not resulted in significant revenue to date.

The Company generates advertising revenue pursuant to arrangements with advertising agencies and brokers. Under these arrangements, it provides the agencies and brokers the ability to sell advertising on its service directly to advertisers. The Company reports this revenue net of amounts due to agencies and brokers because the Company is neither the primary obligor under these arrangements, nor does it set the pricing or establish or maintain the relationship with the advertisers.

Referral fee revenue is generated through premium services which are also available on our platform, for an additional fee, to allow single or time-limited use of private, decrypted viewing of movies, sporting events, concerts or other types of events.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and trade accounts receivable. Cash and cash equivalents of the Company are exposed to credit risk, subject to federal deposit insurance, in the event of default by the financial institutions holding its cash and cash equivalents to the extent of amounts recorded on the balance sheet. The cash accounts are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000. As of June 30, 2025, the Company’s cash balance exceeded the FDIC insured limit by $299,249.

As of June 30, 2025, the Company had two customers, SportX LLC and related party customer Celebrity Cigars, Inc., representing 51.1% and 44.5%, respectively, of the Company’s receivables. As of June 30, 2024, the Company had two related party customers, Test Drive Live Inc. and Celebrity Cigars, Inc., representing 61.4% and 34.9%, respectively, of the Company’s receivables.

As of June 30, 2025, the Company had two related party customers, Test Drive Live Inc. and Celebrity Cigars, Inc., representing 13.7% and 20.3%, respectively, of the Company’s revenues. As of June 30, 2024, the Company had two related party customers, Test Drive Live Inc. and Celebrity Cigars, Inc., representing 33.4% and 19.0%, respectively, of the Company’s revenues.

Cost of Revenue

Cost of revenue consists primarily of subscription costs and FAST streaming costs such as third-party hosting costs, infrastructure costs and salaries and benefits related to employees for our customer support. The Company makes payments to third-party ad servers in the period in which the advertising impressions are delivered, or click-through actions occur, and accordingly records this as a cost of revenue in the related period. Hosting costs consist of content streaming, maintaining our internet service and creating and serving advertisements through third-party ad servers. Cost of revenue also consists of FAST channel buildout costs such as the salaries and benefits related to employees, facility related expenses and information technology associated with supporting these buildouts.

Sales and Marketing

Sales and marketing consist primarily of contracts with third-party operators as well as employee-related costs, including, and commissions related to employees in sales, sales support and marketing departments. In addition, sales and marketing expenses include external sales and marketing expenses such as third-party marketing, branding, advertising, public relations expenses, commissions, facilities-related expenses, and infrastructure costs.

Fair Value of Financial Instruments

The Company accounts for financial instruments under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 820, Fair Value Measurements. This statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements, ASC 820 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three levels as follows:

Level 1 —	quoted prices (unadjusted) in active markets for identical assets or liabilities;

Level 2 —	observable inputs other than Level 1, quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, and model-derived prices whose inputs are observable or whose significant value drivers are observable; and

Level 3 —	assets and liabilities whose significant value drivers are unobservable.

The Company applies fair value accounting for all assets and liabilities that are recognized or disclosed at fair value in the financial statements. The carrying amounts reported in the financial statements for cash, accounts receivable, accounts payable and accrued liabilities approximate their fair value due to their short-term nature.

Stock-Based Compensation

Stock-based compensation issued is measured at the date of grant based on the estimated fair value of the award, net of estimated forfeitures. The grant date fair value of a stock-based award is recognized as an expense over the requisite service period of the award on a straight-line basis. The Company will recognize compensation expense, measured as the fair value of the stock-based compensation on grant date, when a performance condition is considered probable of occurring. For purposes of determining the variables used in the calculation of stock-based compensation issued to employees, the Company performs an analysis of current market data and historical data to calculate an estimate of implied volatility, the expected term of the option and the expected forfeiture rate. With the exception of the expected forfeiture rate, which is not an input, the Company uses these estimates as variables in the Black-Scholes option pricing model. Depending upon the number of warrants granted, any fluctuations in these calculations could have a material effect on the results presented in the Company’s Statements of Operations. In addition, any differences between estimated forfeitures and actual forfeitures could also have a material impact on the Company’s financial statements.

In accounting for modifications of equity-classified warrants held by employees, it is the Company’s policy to determine the impact by analogy to the share-based compensation guidance of ASC 718, Compensation - Stock Compensation (“ASC 718”). The model for a modified share-based payment award that is classified as equity and remains classified in equity after the modification is addressed in ASC 718-20-35-3. Pursuant to that guidance, the incremental fair value from the modification is recognized as stock-based compensation expense in the statements of operations to the extent the modified instrument has a higher fair value.

Loss Contingencies

Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company’s management and its legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company’s legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates that a potentially material loss contingency is not probable, but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the nature of the guarantee would be disclosed.

Gain on Settlement of Accounts Payable

In March 2024, the Company entered into a settlement agreement with a vendor, in which the Company agreed to pay the vendor a total of $239,000, a reduction in the amount owed of $117,393. During the year ended June 30, 2024, the Company recognized a gain on the settlement of accounts payable of $117,393 on the Statements of Operations upon payment of the $239,000 and being released from the remaining liability.

Earnings (Loss) Per Share

Basic earnings (loss) per share is computed by dividing net income (loss) attributable to all classes of common shareholders of the Company by the weighted average number of shares of all classes of Class A common stock outstanding during the applicable period. Diluted earnings (loss) per share is determined in the same manner as basic earnings (loss) per share, except that the number of shares is increased to include restricted stock still subject to risk of forfeiture and to assume exercise of potentially dilutive stock options using the treasury stock method, unless the effect of such increase would be anti-dilutive.

The following table provides the number of Class A common stock equivalents not included in diluted income per share, because the effects are anti-dilutive, for the fiscal years ended June 30, 2025, and 2024, respectively.

	For the Fiscal Year Ended June 30,
	2025	2024
Convertible debt and liabilities	503,549	263,016
Options	953,892	932,592
Warrants	8,056,087	8,156,087
Total	9,513,528	9,351,695

Recently Issued Accounting Pronouncements

The Company has reviewed the recent accounting pronouncements issued by the Financial Accounting Standards Board (“FASB”), including its Emerging Issues Task Force, the American Institute of Certified Public Accountants, and the SEC, and determined that these pronouncements do not have a material impact on the Company’s current or anticipated consolidated financial statement presentation or disclosures.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740) – Improvements to Income Tax Disclosures (ASU 2023-09). ASU 2023-09 requires that an entity, on an annual basis, disclose additional income tax information, primarily related to the rate reconciliation and income taxes paid. The amendment in the ASU is intended to enhance the transparency and decision usefulness of income tax disclosures. The ASU’s amendments are effective for annual periods beginning after December 15, 2024. The Company is currently evaluating the impact that adoption of ASU 2023-09 will have on its financial statements.

In September 2016, the FASB issued ASU 2016-13, Measurement of Credit Losses on Financial Instrument (“ASU 2016-13”). ASU 2016-13 requires entities to use a forward-looking approach based on current expected credit losses (“CECL”) to estimate credit losses on certain types of financial instruments, including trade receivables. This may result in the earlier recognition of allowances for losses. ASU 2016-13 was effective for the Company beginning July 1, 2023. The adoption of ASU 2016-13 did not have a material impact on the Company’s financial position, results of operations and cash flows.

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures. The ASU is intended to improve reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expenses. The standard is effective for annual reporting periods beginning after December 15, 2023, and interim periods beginning after December 15, 2024. The Company is currently evaluating the impact of this guidance on its disclosures in the consolidated financial statements.

Note 3 – Retrospective Adjustments to Company Stock

On May 10, 2024, the Company effected a 1-for-2 reverse stock split (“Reverse Split”) and concurrently designated two classes of common stock: Class A common stock and Class B common stock. All of the Company’s then outstanding shares of common stock were automatically reclassified as Class A common stock, except for shares of common stock held by William A. Mobley, Jr., the Company’s founder, Chief Executive Officer and Chairman of the Company’s board of directors, whose common shares were reclassified as Class B common stock. The rights of the holders of Class A common stock and Class B common stock are identical, except with respect to voting, conversion and transfer rights. Each share of Class A common stock is entitled to one vote. Each share of Class B common stock is entitled to 15 votes and may be converted at any time into one share of Class A common stock. Each share of Class B common stock will automatically convert into one share of Class A common stock upon any sale or transfer thereof, subject to certain exceptions. Shares of Class B common stock may only be issued to and held by Mr. Mobley.

In conjunction with the Reverse Split, the Company amended and restated its articles of incorporation to authorize the issuance of 320,000,000 shares of Class A common stock, 30,000,000 shares of Class B common stock and 5,000,000 shares of preferred stock (“Amendment”).

The Reverse Split also applied to Class A common stock and Class B common stock issuable upon the exercise of the Company’s outstanding warrants, the warrant exercise price, outstanding stock options, stock option exercise price, and stock options plan. All warrants and stock options outstanding are convertible into shares of Class A common stock, except for outstanding warrants and stock options held by Mr. Mobley, which are convertible into shares of Class B common stock. Fractional shares, which would otherwise result from the Reverse Split, were rounded up to the nearest whole share. All information included in these financial statements has been adjusted, on a retrospective basis, for all periods presented to reflect the Reverse Split and Amendment, unless otherwise stated.

Note 4 – Property and Equipment

Property and equipment, net consisted of the following:

	June 30,	June 30,
	2025	2024

Property and equipment	$175,265	$148,382
Less: accumulated depreciation	(149,160)	(124,803)
Property and equipment, net	$26,105	$23,579

Depreciation expense was $24,356 and $22,176 for the years ended June 30, 2025, and 2024, respectively, and is classified in general and administrative expenses in the Statements of Operations.

Note 5 – Intangible Assets

Intangible assets, net as of June 30, 2025, and 2024, consisted of the following:

	June 30,
	2025	2024

Internal Use Software	$105,000	$105,000
Less accumulated amortization	(105,000)	(105,000)
Net carrying value	$—	$—

During the years ended June 30, 2025, and 2024, the Company recorded total amortization expense of $0.

As of June 30, 2025, the Company has fully amortized the internal use software.

Note 6 – Debt

Convertible Note’s Payable – Related Party

In June 2016, the Chief Executive Officer of the Company (“CEO”), William Mobley, loaned the Company $111,000, at an interest rate of 12% per annum. The loan matured on December 31, 2017, and the note is convertible into shares of Class B common stock at a conversion price of $0.50 per share.

The note was converted on March 29, 2024. As of March 29, 2024, and June 30, 2023, accrued interest charges related to this loan were $25,020 and $19,003, respectively. The outstanding principal and accrued interest balance on March 29, 2024, of $92,068 was converted into 184,136 shares of Class B common stock. As of June 30, 2025, the outstanding principal and interest due to William Mobley was $0.

On May 3, 2024, the Company signed a convertible promissory note with Nextelligence in the principal amount of $1,000,000. The note accrued interest at 12% per annum and was due and payable no later than May 3, 2025. At Nextelligence’s option, all or part of the outstanding principal and accrued interest may be converted into shares of our Class A common stock at a conversion price of $8.00 per share. On July 1, 2024, the Company repaid $1,075,000 on the convertible promissory note with related party Nextelligence. On December 13, 2024, the Company renewed and modified the original May 3, 2024, note to incorporate additional borrowings. During the year ended June 30, 2024, and June 30, 2025, the Company borrowed $2,150,000 and $2,952,000, respectively. As of June 30, 2025, the outstanding principal and accrued interest due to Nextelligence was $3,865,555 and $162,839, respectively.

Notes Payable – Related Parties

Between July 2018 and April 2018, a related party, a Company owned by CEO, William Mobley, Public Wire, loaned the Company $66,380, at an interest rate of 12% per annum. The notes representing the loan originally matured on dates ranging from April 1, 2019, to January 1, 2020. Effective June 30, 2021, the Company amended the original promissory note with Public Wire and combined principal and interest from the previous notes under one new loan. In addition, the Company extended the maturity date to June 30, 2024.

On March 29, 2024, the Company entered into a “Debt Conversion Agreement” with Public Wire to convert the outstanding principal and interest of the note payable at a conversion price of $4.00 per share. The total outstanding principal of $89,289 and accrued interest of $29,425, total of $118,714, was converted into 29,679 shares of Class B common stock. The common stock was fair market valued at $8 per share and the Company recognized a debt extinguishment loss of $118,714.

Revolving Convertible Notes Payable – Related Parties

On June 30, 2021, the Company entered into a new revolving convertible promissory note with Nextelligence, which is a related party that is majority owned and controlled by our CEO, for an amount up to $2,500,000; with any borrowings on this loan being at the Company’s complete discretion. Outstanding principal accrued interest at 12% per annum. The borrowing limit was increased to $6,000,000 pursuant to a first amendment to the note dated June 13, 2022. Pursuant to a second amendment to the note dated July 17, 2023, the borrowing limit was increased to $10,000,000 and the maturity date extended to June 30, 2025. In lieu of repayment, at Nextelligence’s option, all or part of the outstanding principal and accrued interest is convertible into shares of our Class A common stock at a conversion price of $0.50 per share.

The Company adopted ASU 2020-06 in the first quarter of fiscal year 2023, and as such, has not recognized any beneficial conversion feature or amortization expense during the year ended June 30, 2024.

During the year ending June 30, 2024, the Company received additional proceeds of $8,320,000 under the revolving convertible promissory note with Nextelligence. On March 29, 2024, the Company approved to convert all outstanding principal and accrued interest into common shares at the conversion price of $0.50 per share. The principal of $13,139,473 and accrued interest of $1,607,952, total of $14,747,425, was converted into 29,494,851 shares of Class A common stock.

Note 7 – Stockholders’ Deficit and Mezzanine Equity

Preferred Stock

The Preferred Stock is divided into series, with the first series designated “Series A Preferred Stock” and consisting of 4,000,000 shares (the “Series A Shares”). Our board of directors may designate the remaining 1,000,000 authorized but unissued shares of Preferred Stock with such rights and privileges as the board of directors may determine without notice to our shareholders and without shareholder approval.

As of June 30, 2025, and 2024, there were 4,000,000 shares of Series A Preferred Stock issued and outstanding, respectively.

On May 16, 2024, in conjunction with the Reverse Split and Amendment, the Company’s largest shareholder Nextelligence, Inc., which is a related party and controller by the Company’s CEO, agreed to forfeit and cancel 20,000,000 shares of Class A common stock in exchange for the issuance of 4,000,000 shares of Series A preferred stock.

The Company determined the Series A Preferred Stock is classified as temporary mezzanine equity because the redemption rights are not solely within the Company’s control because the Company’s CEO, William Mobley is able to force the Company to redeem the shares for cash. Accordingly, the Company classifies the Series A Preferred Stock as mezzanine equity pursuant to ASC 480-10-S99. The Company accounted for the issuance of the Series A Preferred Stock at its fair value of $115,000,000. Subsequently, the Company has adjusted the carrying value of the Series A Preferred shares to its maximum redemption amount, which is $30 per share or $120,000,000 in the aggregate, given the instrument is currently redeemable.

The initial fair value of the Series A Preferred Stock was valued using a discounted cash flow and back solve method to determine $28.75 per share or $115,000,000 in the aggregate. The significant inputs were as follows: perpetual growth rate of 3%, market change factor of 5.8%, liquidity event of 1 year, volatility of 71.69% and risk-free rate of 5.13%. The accretion of $5,000,000 to redemption value was recorded as a deemed dividend and is disclosed on the statement of operations.

On September 26, 2024, the Company amended the Series A Preferred Stock to remove the redemption right by the Company pursuant to an amendment to the Company’s articles of incorporation filed with the Florida Secretary of State, and effective, on September 26, 2024.

On December 26, 2024, the Company further amended the Series A Preferred Stock to replace the deemed liquidation triggered by a change in control with an ordinary liquidation. In conjunction with this amendment, the Company reclassified the Series A Preferred Stock from mezzanine equity to permanent equity because the features giving rise to mezzanine equity classification, the redemption right and the deemed liquidation, have been removed as part of the amendment.

The following table illustrates the redemption value of the shares of Series A preferred Stock in the offering:

Redeemable Series A Preferred Stock
Initial fair value of the Series A Preferred Stock	115,000,000
Accretion of Series B issuances	5,000,000
Balance as of June 30, 2024	120,000,000
Reclass from Mezzanine Equity to Permanent Equity	120,000,000
Balance as of June 30, 2025	-

A summary of the powers, preferences, rights, privileges, restrictions, and other matters relating to the Series A Shares are as follows:

Dividends. In any fiscal year Series A Shares are outstanding where the Company has revenue of more than $50,000,000, the holder of the Series A Shares (the “Series A Shareholder”) shall be entitled to receive an annual cash dividend equal to ten percent of any revenue above $50,000,000 (the “Annual Dividend Payment”). Subject to meeting the above criteria for such fiscal year, Annual Dividend Payments shall continue until such time as the aggregate amount of all Annual Dividend Payments is equal to the lesser of: (i) $160,000,000; or (ii) the product of the then number of outstanding shares of Series A Preferred Stock and $40 (as may be adjusted for any subdivisions or combinations) (the “Maximum Dividend Payment”). Notwithstanding the above, such dividends shall be payable only to the extent permitted by law out of assets legally available therefore. No dividends shall be paid on any Common Stock during any fiscal year of the Company until the Annual Dividend Payment on the Series A Shares shall have been paid or declared and set apart during that fiscal year.

Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the Series A Shareholder is entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of Common Stock, or other junior equity security by reason of their ownership thereof, an amount per Series A Share equal to $30 (as may be adjusted for any subdivisions or combinations) (the “Liquidation Amount”). If upon the occurrence of such event, the assets and funds to be distributed to the Series A Shareholder are insufficient to permit the payment to the Series A Holder of the full preferential Liquidation Amount, then the entire assets and funds of the Company legally available for distribution shall be distributed to the Series A Shareholder. After the distribution described above has been paid, the remaining assets of the Company available for distribution to shareholders shall be distributed among the holders of Common Stock pro rata based on the number of shares of Common Stock held by them. Any change in ownership or fundamental change shall be treated as a liquidation, dissolution or winding up of the Company, and shall entitle the Series A Shareholder and the holders of Common Stock to receive at the closing cash, securities or other property as specified above. Whenever the distribution provided for in this section shall be payable in securities or other property other than cash, the value of such distribution shall be the fair market value of such securities or other property as determined in good faith by the board of directors.

Redemption by the Company. The Company has the right at any time (the “Call Right”), but not the obligation, to cause the Series A Shareholder to sell some or all of the Series A Shares to the Company at the purchase price per share of $30 (as may be adjusted for any subdivisions or combinations) (the “Call Purchase Price”). If the Company desires to purchase the Series A Shares, the Company shall deliver to the Series A Shareholder a written notice (the “Call Exercise Notice”) exercising the Call Right. The closing of any sale of Series A Shares shall take place on a date (the “Call Right Closing Date”) no later than ten days following receipt by the Series A Shareholder of the Call Exercise Notice.

As mentioned above, the redemption feature was removed on September 26, 2024, as part of the amendment to the Company’s articles of incorporation.

Voting Rights. Except as otherwise required by law, the Series A Shares have no voting rights or powers on any matter presented to the shareholders of the Company for their action or consideration at any meeting of shareholders of the Company (or by written consent of shareholders in lieu of a meeting).

Conversion Rights. Except as otherwise required by law, the Series A Shares have no conversion rights or powers to convert into any other capital stock or security of the Company.

Transfers. Except as otherwise required by law, the Series A Shareholder has no rights or powers to enter into and/or consummate any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of one or more of the Series A Shares or any legal or beneficial interest in the Series A Shares, whether or not for value and whether voluntary or involuntary, without the prior written consent of the Company, in its sole discretion.

The Board of Directors may designate the authorized but unissued shares of the Preferred Stock with such rights and privileges as the board of directors may determine. As such, our board of directors may issue 5,000,000 preferred shares and designate the conversion, voting and other rights and preferences without notice to our shareholders and without shareholder approval.

Common Stock

On May 9, 2024, the Board of Directors approved a reverse stock split of 1-for-2 for both Class A and Class B common shares, which was effective on May 10, 2024. The financial statements have been retrospectively updated to reflect this change. Par value of the shares was maintained at $0.0001 per share.

As of June 30, 2025, and June 30, 2024, the Company is authorized to issue 320,000,000 shares of Class A common stock and 30,000,000 shares of Class B common stock at a par value of $0.0001 per share.

As of June 30, 2025, and June 30, 2024, the Company had shares of Class A common stock outstanding of 25,947,813 and 32,993,283, respectively. As of June 30, 2025, and 2024, the Company had shares of Class B common stock outstanding of 13,937,640 and 6,154,670, respectively.

In general, except with regards to voting rights described below, shares of Class A Common Stock and Class B Common Stock have the same rights and privileges and rank equally, share ratably and are identical in all respects as to all matters. Without limiting the generality of the foregoing: (a) in the event of a merger, consolidation or other business combination requiring the approval of the holders of the Company’s capital stock entitled to vote thereon (whether or not the Company is the surviving entity), the holders of Class A Common Stock shall have the right to receive, or the right to elect to receive, the same form of consideration, if any, as the holders of Class B Common Stock and the holders of Class A Common Stock shall have the right to receive, or the right to elect to receive, at least the same amount of consideration, if any, on a per share basis as the holders of Class B Common Stock; and (b) in the event of (i) any tender or exchange offer to acquire any shares of Common Stock by any third party pursuant to an agreement to which the Company is a party or (ii) any tender or exchange offer by the Company to acquire any shares of Common Stock, pursuant to the terms of the applicable tender or exchange offer, the holders of Class A Common Stock shall have the right to receive, or the right to elect to receive, the same form of consideration as the holders of Class B Common Stock and the holders of Class A Common Stock shall have the right to receive, or the right to elect to receive, at least the same amount of consideration on a per share basis as the holders of Class B Common Stock.

With regards to voting rights, the holders of shares of Class A Common Stock and Class B Common Stock vote together as one class on all matters (including the election of directors) submitted to a vote or for the consent of the shareholders of the Company. However, each holder of shares of Class A Common Stock shall be entitled to one (1) vote for each share of Class A Common Stock held as of the applicable date on any matter that is submitted to a vote or for the consent of the shareholders of the Company, and the holder of shares of Class B Common Stock shall be entitled to fifteen (15) votes for each share of Class B Common Stock held as of the applicable date on any matter that is submitted to a vote or for the consent of the shareholders of the Company.

Shares of Class B common stock may only be issued to and held by William A. Mobley, Jr. personally or jointly with his spouse, and certain permitted entities owned or controlled by Mr. Mobley, or for which he has sole disposition and voting power over shares held by such entities, other than Nextelligence (each, a “Class B Holder”). Any issuance by us of Class B shares to anyone other than a Class B Holder is immediately null and void, and of no legal validity, force, or effect. Unless a Class B Holder requests to receive Class A shares, any issuance of common stock by us to a Class B Holder will be shares of Class B common stock. If a Class B Holder purchases or otherwise acquires or receives any shares of Class A common stock from a person or entity other than us, upon receipt thereof such shares of Class A common stock shall automatically be reclassified as and become an equal number of shares of Class B common stock. As of June 30, 2025, and 2024, William A Mobley, Jr. the Company CEO and Majority owner has 13,937,640 and 6,154,670 Class B shares outstanding, respectively, which is 100% of the Class B shares outstanding as of both reporting periods.

During the year ending June 30, 2025, the Company reclassified 7,782,970 of Class A common stock to Class B common stock.

Class A common stock Subscriptions

In the year ended June 30, 2025, the Company received deposits in the amount of $1,500,000 for 187,500 Class A common shares to be issued pursuant to the securities purchase agreement. These common shares were issued in January and February 2025.

During the year ending June 30, 2025, pursuant to the common stock subscription agreements, the Company issued 362,500 shares of Class A common stock at $8.00 per share for a total of $2,900,000.

During the year ending June 30, 2025, pursuant to the common stock subscription agreements, the Company issued 187,500 shares of Class A common stock at $8.00 per share for a total of $1,5000,000 to related parties.

Warrants

The Company from time-to-time issues warrants in conjunction with equity financing and to employees and non-employees for services.

During the year ended June 30, 2024, the Company issued warrants to purchase an aggregate of 100,000 shares of Class A common stock of the Company to Chris Savine, the Company’s Chief Operating Office for services in conjunction with his employment agreement. The warrants vest over a twelve-month term and have an exercise price of $2.00 per share. As a result, the Company recognized stock-based compensation of $144,262 for the years ended June 30, 2025. Under the Black-Scholes-Merton option pricing model the fair value of the warrants at time of issuance was approximately $572,343, the Company will amortize the fair value over 12 months as compensation and benefits expense in the accompanying statement of operations. The significant inputs were as follows: Class A common stock fair value of $7.32, volatility of 61.67%, term of 3 years and risk-free rate of 4.66%.

During the year ended June 30, 2025, the Company amended Mr. Savine’s employment agreement on November 15, 2024, to terminate the warrants in consideration for a cash bonus that is contingent upon a Liquidity Event as defined in Note 8. The termination of the warrants was treated as a cancellation and all previously unrecognized compensation cost of $352,814 was recognized on November 15, 2024, the date of cancellation.

On May 1, 2023, the Company issued warrants to Gary Engel, the Company’s Chief Marketing Officer, to purchase 12,500 shares of our Class A common stock, exercisable at $6.00 per share, issued in connection with entering into an employment agreement, effective May 1, 2023. The warrant vests ratably over 12 months and may be exercised in whole or in part at any time or from time to time from the vesting date up to and including May 1, 2026. Under the Black-Scholes-Merton option pricing model the fair value of the warrants at time of issuance was approximately $7,666. The Company will amortize the fair value over 12 months as compensation and benefits expense in the accompanying statement of operations. The significant inputs were as follows: Class A common stock fair value of $1.80, volatility of 92.1%, term of 3 years and risk-free rate of 3.85%.

The following is a summary of outstanding stock warrants as of the years ended June 30, 2025, and 2024:

	Number of Shares	Weighted Average Shares	Weighted Average Remaining Life (years)	Intrinsic Value
Warrants as of June 30, 2023	$13,056,087	$3.13	$2.6	$8,245,525
Issued	100,000	-	-	600,000
Expired and forfeited	-	-	-	-
Exercised	(5,000,000)	-	-	-
Warrants outstanding as of June 30, 2024	$8,156,087	$4.72	$1.7	$26,716,879
Warrants exercisable as of June 30, 2024	$8,069,238	$4.75	$1.7	$26,195,785
Issued	-	-	-
Expired and forfeited	(100,000)	-	-
Exercised	-	-	-
Warrants outstanding as of June 30, 2025	$8,056,087	$4.76	$0.7	$26,116,879
Warrants exercisable as of June 30, 2025	$8,056,087	$4.76	$0.7	$26,116,879

Exercise Price ($)	Warrants outstanding as of June 30, 2025	Warrants outstanding as of June 30, 2024

$0.25	137,017	137,017
$0.60	675,000	675,000
$2.00	-	100,000
$1.75	2,458,446	2,458,446
$3.00	4,718,125	4,718,125
$4.00	67,500	67,500
	8,056,087	8,156,087

Stock Based Compensation - Stock Options

Effective June 25, 2021, the Board of Directors of FreeCast Inc. adopted the 2021 Equity Incentive Plan, (the “Incentive Plan”). The plan provides for both incentive stock options and non-qualified stock options to officers, directors, employees, and consultants of the Company. The plan authorized 3,000,000 awards to be granted under the Incentive Plan of which 2,046,108 remain available to be granted as of June 30, 2025. The Incentive Plan expires on June 25, 2031.

The Company recognizes stock-based compensation expense from stock-based payments using the grant date fair-value, including for stock options. The fair value of options awarded to employees is measured on the grant date using the Black-Scholes option-pricing model and is recognized as an expense over the requisite service period on a straight-line basis.

All stock options are exercisable into class A common stock except for the 125,004 options granted to the Company CEO, William Mobley, which are exercisable into class B common stock.

The following is a summary of outstanding stock options as of June 30, 2025, and 2024:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Life (years)	Intrinsic Value
Options outstanding as of June 30, 2024	$932,592	$4.05	$7.43	$3,683,808
Options exercisable as of June 30, 2024	$806,614	$3.99	$7.03	$-
Issued	127,410	7.86	9.28	-
Canceled	(106,110)	-	-	-
Expired	-	-	-	-
Options outstanding as of June 30, 2025	$953,892	$4.48	$6.53	$3,353,616
Options exercisable as of June 30, 2025	$860,083	$4.11	$6.15	$-

The following are the vesting terms associated with those shares:

Tranche	Shares Granted	Vesting Method	Vesting Terms
Tranche 1	784,236	Graded Vesting	1/6th vested on July 1, 2021, remainder vests over the next 18th months using the graded vesting method, until the option is 100% vested.
Tranche 2	166,896	Straight-line	1/24th will vest on a straight-line monthly basis until the option is 100% vested.
Tranche 3	2,760	Graded Vesting	1/6th vests on grant date, remainder vests over the next 30 months using the graded vesting method, until the option is 100% vested.
Total	953,892

The Black-Scholes option-pricing model includes the following weighted average assumptions to determine the grant share-based awards:

	Years Ended June 30,
	2025	2024
Assumptions:
Risk-free interest rate	0.42-4.45%	3.90-4.77%
Expected dividend yield	0%	0%
Expected volatility	62.51- 77.84%	60.41-62.84%
Expected life (in years)	5.52	5.52

During the years ended June 30, 2025, and 2024, the Company recognized stock-based compensation from options of $484,947 and $56,411, respectively.

As of June 30, 2025, there was $579,990 in unrecognized stock-based compensation related to unvested stock options, net of estimated forfeitures.

Note 8 – Commitments and Contingencies

In October 2018, the Company entered into a two-year sublease agreement for approximately 3,360 square feet of office space in Orlando, Florida. In August 2020, the Company provided $117,336 in security deposit and entered into a 39-month lease agreement which allowed the Company to expand its office space to 10,080 square feet. On October 31, 2023, we entered into a First Amendment that extended our lease until October 31, 2028 (see Note 9).

In August 2022, CEBV, LLC, as assignee of Ameris Bank sued the Company and its chief executive officer (“CEO”), William Mobley, along with various other companies alleging the Company and its CEO had received proceeds from a purported loan fraud scheme perpetrated by various third parties. No loans were made to the Company or its CEO by Ameris Bank. On August 2, 2023, the court dismissed the case against the Company and its CEO without prejudice.

In December 2022, U.S. Premium Finance sued the Company and its CEO for nonpayment of a settlement agreement arising from a collection lawsuit involving two U.S. Premium Finance agreements. These agreements, which the Company learned after entering into, were the product of the same loan scheme at the center of the CEBV, LLC lawsuit (see above). The Company filed motions to set aside the judgment, for rehearing and for evidentiary hearing on January 17, 2023, all of which were denied by the court in an order entered on December 7, 2023. The Company continues to believe that the claims made by USPF are without merit. The Company intends to continue the pursuit to prove USPF is involved in a national banking fraud scheme, and that the settlement that was reached was done so before learning that the loans issued by USPF were part of this scheme. If the Company fails in this pursuit, the Company may be required to pay the Damages, plus accrued interest thereon at the rate of 4.75% per annum. USPF filed a Write of Garnishment on January 10, 2024, which was granted by the court on January 12, 2024, and subsequently served on the Company’s bank as garnishee. On January 16, 2024, this litigation was concluded when the Company paid USPF the full amount of the damages of $662,893.75 plus an additional $44,595 for post judgment interest and attorney fees.

On November 15, 2024, Chris Savine, the Company Chief Operating Officer employment agreement was amended whereby Mr. Savine is eligible to receive a performance bonus payable in cash only in an amount equal to the fair market value of: (i) 112,500 shares; and (ii) 100,000 warrants for Class A common stock exercised on a cashless basis with an exercise price of $2.00 per share. To be eligible for the bonus, Mr. Savine must be continuously employed during the term of the agreement, and the Company must have successfully completed a liquidity event, which may occur after the employment term. A Liquidity Event is defined in the Savine Employment Agreement as either: (i) (a) a merger, consolidation, reorganization, or business combination; or (b) a sale or other disposition of all or substantially all of our assets in any single transaction or series of related transactions; or (ii) (a) a primary offering of our Class A common stock by us to the general public through an effective registration statement filed with the SEC; (b) simultaneous listing of our Class A common stock on any established stock exchange if such common stock was not already listed at the time of such offering; and (c) we receive net proceeds from the offering of not less than $20 million. If Mr. Savine becomes eligible for the bonus, it will be paid to him no later than five days after the later of: (a) the end of the initial term and (b) a liquidity event.

As of June 30, 2025, no liability was recorded within the balance sheets for contingent consideration as the contingency is not probable such that an amount has not been estimated.

Note 9 – Leases

On August 20, 2019, the Company entered into a 63-month lease agreement for an office copier that is expected to mature on October 20, 2024.

The Company currently has two active leases, an office lease, as well as an office copier under non-cancellable operating leases with initial terms typically ranging from 1 to 3 years. At contract inception, the Company reviews the facts and circumstances of the arrangement to determine if the contract is or contains a lease. The Company follows the guidance in Topic 842 to evaluate whether the contract has an identified asset; if the Company has the right to obtain substantially all economic benefits from the asset; and if the Company has the right to direct use of the underlying asset. When determining if a contract has an identified asset, the Company considers both explicit and implicit assets, and whether the supplier has the right to substitute the asset. When determining if the Company has the right to direct the use of an underlying asset, the Company considers if they have the right to direct how and for what purpose the asset is used throughout the period of use and if they control the decision-making right over the asset.

The Company’s lease terms may include options to extend or terminate the lease. The Company exercises judgment to determine the term of those leases when extension or termination options are present and include such options in the calculation of the lease term when it is reasonably certain that it will exercise those options.

The Company has elected to include both lease and non-lease components in the determination of lease payments. Payments made to a lessor for items such as taxes, insurance, common area maintenance, or other costs commonly referred to as executory costs, are also included in lease payments if they are fixed. The fixed portion of these payments are included in the calculation of the lease liability, while any variable portion would be recognized as variable lease expenses, when incurred. Variable payments made to third parties for these, or similar costs, such as utilities, are not included in the calculation of lease payments.

At commencement, lease-related assets and liabilities are measured at the present value of future lease payments over the lease term. As most of the Company’s leases do not provide an implicit rate, the Company exercises judgment in determining the incremental borrowing rate based on the information available at when the lease commences to measure the present value of future payments.

Operating lease expense is recognized on a straight-line basis over the lease term. Finance lease cost includes amortization, which is recognized on a straight-line basis over the expected life of the leased asset, and interest expense, which is recognized following an effective interest rate method.

Operating leases are included in other assets, current operating lease obligations, and operating lease obligations (less current portion) on the Company’s balance sheet. Finance leases are included in financing lease, right-of-use assets and current and long-term portion of finance lease obligations on the Company’s balance sheet. Short-term leases with an initial term of 12 months or less are not presented on the balance sheet with expense recognized as incurred.

The following table presents lease assets and liabilities and their balance sheet classification:

	June 30,
Classification	2025	2024
Operating Leases:
Right-of-use Asset	$362,968	$446,675
Current portion of operating lease obligation	$91,220	$75,061
Operating lease obligation, less current portion	$288,836	$380,056

Finance Leases:
Right-of-use Asset	$-	$546
Current portion of financing lease obligation	$-	$1,514
Financing lease obligation, less current portion	$-	$-

The components of lease expense for the years ended June 30, 2025, and 2024, are as follows:

	For the Years Ended June 30,
Classification	2025	2024
Operating lease cost	$133,118	$116,846
Finance Lease:
Amortization of lease assets	-	1,514
Interest on lease liabilities	-	166
Total finance lease cost	$-	$1,680

Supplemental disclosures of cash flow information related to leases were as follows:

	For the Years Ended June 30,
	2025	2024
Cash paid for operating lease liabilities	$124,472	$111,058

The weighted average lease term and discount rates are as follows:

June 30, 2025
Operating Leases:
Weighted average remaining lease term (years)	3.34
Weighted average discount rate	12%

Future payments due under leases reconciled to lease liabilities as follows:

Operating
Lease
For the Year Ending June 30:
2025	64,294
2026	133,910
2027	140,602
2028	122,010
Total undiscounted lease payments	460,816
Present value discount, less interest	(80,760)
Lease Liabilities	$380,056

Note 10 – Income Taxes

At June 30, 2025, the Company has approximately $62,964,597 of operating loss carryforwards for federal and $62,964,597 for Florida state tax purposes that may be applied against future taxable income. Of the $63.0 million of net operating losses, $8.5 million will begin to expire in the year 2032 if not utilized prior to that date. The remaining amount of $54.5 million will not have an expiration date but will be limited to 80% of taxable income. There is no provision for income taxes because the Company has historically incurred operating losses and maintains a full valuation allowance against its net deferred tax assets. The valuation allowance increased by approximately $3,813,572 and $3,152,233 during the years 2025 and 2024, respectively. The deferred tax assets are approximately $19,123,000 and $15,309,000 at June 30, 2025, and 2024, respectively.

A reconciliation of the statutory U.S. Federal rate to the Company’s effective tax rate is as follows:

	June 30,
	2025	2024
Federal income tax benefit at statutory rate	21.00%	21.00%
State income tax, net of federal benefits	4.65%	4.34%
Permanent items	(0.06)%	(0.09)%
Prior period adjustments	1.52%	0.09%
Change in valuation allowance	(27.11)%	(25.34)%
Provision from income taxes	—	—

The tax effect of temporary differences that gave rise to significant portion of the deferred tax assets / (liabilities) were as follows:

	June 30,
	2025	2024
Net Operating loss carryforwards - Federal	$13,222,565	$10,423,054
Net Operating loss carryforwards - State	2,735,812	2,156,580
Stock based compensation	3,120,915	2,868,053
Deferred Revenue	(34,971)	(306,396)
Accrued Liabilities	(30,443)	63,142
Depreciation and Amortization	810	(1,332)
Allowance for doubtful accounts	108,222	108,222
Valuation allowance	(19,122,910)	(15,311,323)
Net deferred tax assets	$—	$—

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax asset will not be realized. The Company’s ability to realize its deferred tax assets depends upon the generation of sufficient future taxable income to allow for the utilization of the deductible temporary difference carryforwards. At this time, based on current facts and circumstances, management believes that it is not likely that the Company will realize the benefits for its deferred tax assets, and a valuation allowance has been recorded on the same.

The Company does not have any recorded unrecognized tax benefit for uncertain tax positions as of June 30, 2025, and 2024.

Note 11 – Related Parties

From July 30, 2017, through October 31, 2019, we deferred some of William A. Mobley, Jr.’s compensation, including all of his compensation in 2018. As of June 30, 2023, his accrued compensation total was $377,893. On January 3, 2017, our board of directors approved the payment of the deferred compensation and repayment of the amount due in accounts payable in shares of our Class B common stock in lieu of cash at the price of $0.50 per share, at Mr. Mobley’s sole discretion. On March 31, 2024, Mr. Mobley converted the total amount of accrued compensation into 755,786 shares of our Class B common stock.

As of December 31, 2023, we owed Nextelligence $213,696 for cash collected on behalf of Nextelligence from sales that occurred prior to June 30, 2017. On January 3, 2017, our board of directors approved the repayment of the amount due in accounts payable in shares of our Class A common stock in lieu of cash at the price of $0.50 per share, at Nextelligence’s sole discretion. On March 31, 2024, Nextelligence converted the total amount of accounts payable into 427,392 shares of our Class A common stock.

On June 30, 2011, we entered into a Technology License and Development Agreement, which was amended and restated on October 19, 2012, amended on July 1, 2013, and amended and restated a second time on July 31, 2014, and further revised to terminate all payments by us pursuant to the agreement, effective June 30, 2016, with Nextelligence, which is majority owned and controlled by William A. Mobley, Jr. The Technology Agreement provides us with an exclusive license for certain technology from Nextelligence and for Nextelligence to provide all further development, improvement, modification, maintenance, management and enhancement services related to such technology. Nextelligence is our largest shareholder with more than 40% of our outstanding Class A common stock when our Class A common stock was listed on Nasdaq on March 10, 2026. In connection with the Technology Agreement, we issued 10,002,000 shares of our Class A common stock to Nextelligence. The Technology Agreement expires on June 30, 2054, unless it’s terminated earlier based on termination events as defined in the Technology Agreement.

In June 2016, William Mobley loaned the Company $111,000, at an interest rate of 12% per annum. The loan originally matured on December 31, 2017, however effective June 30, 2021, the Company amended the original promissory note with William Mobley and combined all previous principal and interest under one new note, which matures June 30, 2024. During the years ended June 30, 2025, and 2024, the Company did not pay any interest towards this loan. The note is convertible into shares of Class B common stock at a conversion price of $0.50 per share. The note was converted on March 29, 2024. As of March 29, 2024, and June 30, 2023, accrued interest charges related to this loan were $25,020 and $19,003, respectively. The outstanding principal and accrued interest balance on March 29, 2024, of $92,068 was subsequently converted into 184,136 Class B common share subscriptions. There was no gain or loss recognized for the conversion as the balance was converted at the conversion rate in the promissory note (see Note 6).

Between July 2018 and April 2018, a related party, Public Wire, LLC, an entity owned by CEO, William Mobley, loaned the Company $89,139, at an interest rate of 12% per annum. The notes representing the loan originally matured on dates ranging from April 1, 2019, to January 1, 2020. Effective June 30, 2021, the Company amended the original promissory note with Public Wire and combined principal and interest from the previous notes under one new loan. In addition, the Company extended the maturity date to June 30, 2024. On March 29, 2024, the Company entered into a “Debt Conversion Agreement” with Public Wire to convert the outstanding principal and interest of the note payable at a conversion price of $4.00 per share. The total outstanding principal of $89,289 and accrued interest of $29,425, total of $118,714, was converted into 29,679 Class B common stock. The common stock was fair market valued at $8 per share and the Company recognized a debt extinguishment loss of $118,714 (see Note 6).

On July 1, 2018, the Company signed a revolving convertible note agreement with Nextelligence; the majority shareholder, for an amount up to $1,000,000; with any borrowings on this loan being at the complete discretion of the Company. Pursuant to a second amendment to the note dated July 17, 2023, the borrowing limit was increased to $10,000,000 and the maturity date extended to June 30, 2025. In lieu of repayment, at Nextelligence’s option, all or part of the outstanding principal and accrued interest is convertible into shares of our Class A common stock at a conversion price of $0.50 per share. On March 29, 2024, Nextelligence converted all outstanding principal and accrued interest into common shares at the conversion price of $0.50 per share. The principal of $13,139,473 and accrued interest of $1,607,952, total of $14,747,425, was converted into 29,494,851 Class A common stock.

On May 3, 2024, the Company signed a convertible promissory note with Nextelligence in the principal amount of $1,000,000. Outstanding principal accrued interest at 12% per annum and was due and payable no later than May 3, 2025. In lieu of repayment, at Nextelligence’s option, all or part of the outstanding principal and accrued interest is convertible into shares of our Class A common stock at a conversion price of $8.00 per share. Between May 30, 2024, and June 26, 2024, the Company borrowed an additional $1,075,000 from Nextelligence. Between October 31, 2024, and December 11, 2024, we borrowed an additional $1,395,000 from Nextelligence. On December 13, 2024, we renewed and modified the May 3, 2024, note to include the additional loans. Between December 31, 2024, and June 3, 2025, we borrowed an additional $1,557,000 and made payments of $150,000 to Nextelligence. As of June 30, 2025, the outstanding principal and accrued interest due to Nextelligence was $3,865,555 and $162,839, respectively (see Note 6).

On May 16, 2024, in conjunction with the Reverse Split and Amendment, Nextelligence, Inc. agreed to forfeit and cancel 20,000,000 shares of Class A common stock in exchange for the issuance of 4,000,000 shares of Series A preferred stock (see Note 7).

On July 29, 2024, the Company’s largest shareholder and related party Nextelligence distributed 9,623,543 shares of Class A common stock to shareholders of Nextelligence. The Company CEO and majority owner beneficially received 7,782,970 of the shares distributed, which upon receipt, in accordance with the Company’s articles of incorporation, were automatically reclassified as Class B common stock.

Related Party Revenue

In June 2023, the Company entered into verbal arrangements with two related party entities, Test Drive Live Inc. and Celebrity Cigars, Inc., which are not under common ownership control. William A. Mobley, Jr. serves as the President of both companies and is the sole director for Celebrity Cigars. Mr. Mobley’s son, Sean Mobley, is part of the management team of Celebrity Cigars. The Company provided FAST channel buildout services relating to the development and buildout of their respective channels. The Company also provides the platform on an ongoing basis for each company to stream their content. The Company charges each company a monthly fee based on a 15% or 30% markup of the Company’s cost of production, depending on the level of supervision required to provide the Company’s services, which includes labor, rent, etc. The Company also charges for any out-of-pocket costs, which vary from month to month. The Company is currently negotiating with each company on a potential advertising revenue sharing arrangement.

The Company recognized related party revenue of $221,894 ($175,394 for FAST channel buildouts and $46,500 for channel streaming) for the year ended June 30, 2025. The Company has accounts receivable – related party of $146,303 for the FAST revenue services provided and $7,846 from Nextelligence, Inc. for the reimbursement of supplies and rent provided during the year ended June 30, 2025.

Note 12 – Disaggregation of Revenues

Net sales disaggregated by significant products and services for the years ended June 30, 2025, and 2024, were as follows:

	For the years ended
	June 30,
	2025	2024
Membership (1)	$132,950	$233,472
Product Sales (2)	952	6,176
FAST Revenue – related parties (3)	221,894	266,123
Ad Revenue (4)	271,638	1,151
Other Revenue	715	998
Total	$628,149	$507,920

(1)	Membership sales refer to customers purchasing premium content through our SmartGuide for varying fees and recognized on a gross basis over the service period determined.

(2)	Product sales refer to the physical transfer of goods shipped to customers to aid in access to our other service lines offered, recognized as a point of sale, upon shipment of goods.

(3)	The Company provides end-to-end software solutions for development of FAST (Free Ad-Supported TV) channels to customers such as content creation, production, video studio rental, etc. to aid in the creation of content for their channels and a platform fee for distributing the channel. Revenue is recognized at the point in time the services are performed for the development of FAST channels. The Company charges a monthly platform fee for distributing the FAST channel on its platform. The Company recognized related party revenue of $221,894 ($175,394 for FAST channel buildouts and $46,500 for channel streaming) for the year ended June 30, 2025.

(4)	During the period from October 1, 2024, through June 30, 2025, the Company recognized $271,638 of ad revenue from the buying and selling of advertising space on other content platform providers. Of this amount, $125,000 was recognized as Ad Agency Revenue under the Launch That Experimental Media Plan Agreement, representing revenue from the provision of discovery, development, and test media distribution services for a client campaign. The remaining $146,638 was recognized as Arbitrage Ad Revenue from the buying and selling of advertising space via the FreeCast Ad Platform.

Note 13 – Subsequent Events

The Company evaluated subsequent events through the date the financial statements were issued and determined that except for the following subsequent events, there have been no additional subsequent events that would require recognition in the financial statements or disclosure in the notes to the financial statements:

On July 26, 2025, Nextelligence, a related party majority owned by the Company CEO converted its Convertible Note Payable - Related Party principal and accrued interest balance outstanding, an aggregate value of $4,076,051 into 509,507 shares of Class A common stock pursuant to the conversion terms at $8 per share.

In July 2025, the Company issued 337,500 shares of Class A common stock to three third party investors at $8 per share for total proceeds of $2,700,000.

In August 2025, the Company CEO and majority owner converted 12,000 shares of Class B common stock to 12,000 shares of Class A common stock, and subsequently transferred the 12,000 shares of Class A common stock to third parties.

On September 25, 2025, the Company issued 125,000 shares of its Class A common stock to Maxim Partners LLC (“Maxim”) in connection with its affiliate’s engagement as a financial advisor to assist with certain aspects of the Company’s direct listing process. The advisory services provided by Maxim’s affiliate include strategic guidance on listing objectives, structural planning, and investor communication strategy.

FREECAST, INC.

CONDENSED BALANCE SHEETS

	March 31,	June 30,
	2026	2025
	(Unaudited)
Current Assets:
Cash	$119,302	$549,249
Accounts receivable, net	137,647	131,432
Accounts receivable - related party	52,362	146,303
Prepaid assets – related party	40,000	-
Prepaid assets	213,028	-
Other current assets	60,508	46,314
Total current assets	622,847	873,298
Non-current assets:
Property and equipment, net	28,804	26,105
Prepaid assets, net of current portion – related party	50,000	-
Security deposits	126,145	126,145
Operating lease, right-of-use asset	293,783	362,968
Total non-current assets	498,732	515,218
Total assets	$1,121,579	$1,388,516

Current liabilities:
Accounts payable and accrued expenses	$2,270,021	$1,528,327
Accounts payable and accrued expenses - related party	381,316	330,108
Current portion of operating lease obligation	104,886	91,220
Current portion of deferred revenue	38,569	135,273
Note payable - current	143,949	-
Notes payable – related party	80,991	-
Convertible Note Payable - Related Party	4,889,052	3,865,555
Total current liabilities	7,908,784	5,950,483
Long term liabilities:
Deferred revenue, net of current portion	701	2,705
Operating lease liabilities, net of current portion	208,328	288,836
Total long-term liabilities	209,029	291,541
Total liabilities	8,117,813	6,242,024

Preferred stock, $0.0001 par value, 5,000,000 shares authorized
Series A Preferred Stock, par value $0.0001, 4,000,000 and 4,000,000 shares issued and outstanding as of March 31, 2026, and June 30, 2025, respectively	400	400
Class A common stock, $0.0001 par value, 320,000,000 authorized; 26,931,820 and 25,947,813 shares issued and outstanding as of March 31, 2026, and June 30, 2025, respectively	2,695	2,596
Class B common stock, $0.0001 par value, 30,000,000 shares authorized; 13,925,640 and 13,937,640 shares issued and outstanding as of March 31, 2026, and June 30, 2025, respectively	1,393	1,394
Additional paid-in capital	198,414,784	190,377,303
Accumulated deficit	(205,415,506)	(195,235,201)
Total stockholders’ deficit	(6,996,234)	(4,853,508)
Total liabilities and stockholders’ deficit	$1,121,579	$1,388,516

The accompanying notes are an integral part of these condensed financial statements

FREECAST, INC.

UNAUDITED CONDENSED STATEMENTS OF OPERATIONS

	For the Three Months Ended March 31,		For the Nine Months Ended March 31,
	2026	2025	2026	2025
Net sales
Sales	$24,846	$104,964	$181,749	$233,432
Sales - related parties	68,063	38,921	169,110	180,405
Total revenue	92,909	143,885	350,859	413,837

Cost of revenue:
Cost of revenue	34,416	93,714	126,157	269,900
Total cost of revenue	34,416	93,714	126,157	269,900

Gross profit	58,493	50,171	224,702	143,937

Operating costs and expenses:
Compensation and benefits	2,278,462	1,315,681	4,776,221	4,343,723
Sales and marketing expense	99,726	161,969	274,828	378,336
General and administrative	2,102,171	1,879,808	5,152,954	6,127,400
Total operating expenses	4,480,359	3,357,458	10,204,003	10,849,459

Loss from operations	(4,421,866)	(3,307,287)	(9,979,301)	(10,705,522)

Other income (expense):
Interest income (expense), net	(110,192)	(71,408)	(194,969)	(157,550)
Other (expense) income, net	(1,916)	(1,832)	(6,035)	(6,778)
Total other (expense) income	(112,108)	(73,240)	(201,004)	(164,328)

Net loss before income tax	$(4,533,974)	$(3,380,527)	$(10,180,305)	$(10,869,850)

Income tax expense (benefit)	-	-	-	-

Net loss	(4,533,974)	(3,380,527)	(10,180,305)	(10,869,850)

Net loss per common share - basic and diluted	$(0.11)	$(0.09)	$(0.26)	$(0.27)
Weighted average common shares outstanding - basic and diluted	39,969,254	39,552,120	39,392,966	39,287,209

The accompanying notes are an integral part of these condensed financial statements

FREECAST, INC.

UNAUDITED CONDENSED STATEMENTS OF STOCKHOLDERS’ DEFICIT

FOR THREE AND NINE MONTHS ENDED MARCH 31, 2026, AND 2025

	Redeemable Series A Preferred Stock		Series A Preferred Stock		Class A Common Stock		Class B Common Stock		Common Stock	Additional Paid-In	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Subscriptions	Capital	Deficit	Deficit
Balance as of June 30, 2025	-	$-	4,000,000	400	25,947,813	2,596	13,937,640	1,394	-	190,377,303	(195,235,201)	(4,853,508)
Stock based compensation	-	-	-	-	-	-	-	-	-	88,422	-	88,422
Common stock issued to settle related party notes payable	-	-	-	-	509,507	51	-	-	-	4,076,000	-	4,076,051
Common stock issued for cash	-	-	-	-	337,500	34	-	-	-	2,699,966	-	2,700,000
Common stock issued for services	-	-	-	-	125,000	13	-	-	-	(13)	-	-
Shares converted	-	-	-	-	12,000	1	(12,000)	(1)	-	-	-	-
Net loss	-	-	-	-	-	-	-	-	-	-	(2,862,349)	(2,862,349)
Balance as of September 30, 2025			4,000,000	400	26,931,820	2,695	13,925,640	1,393	-	197,241,678	(198,097,550	(851,384)
Stock based compensation										87,504		87,504
Net loss											(2,783,982)	(2,783,982)
Balance as of December 31, 2025			4,000,000	400	26,931,820	2,695	13,925,640	1,393	-	197,329,182	(200,881,532)	(3,547,862)
Stock based compensation										85,602		85,602
Stock-based compensation recognized for prior Common stock issuance										1,000,000		1,000,000
Net loss											(4,533,974)	(4,533,974)
Balance as of March 31, 2026			4,000,000	400	26,931,820	2,695	13,925,640	1,393		198,414,784	(205,415,506	(6,996,234)
Balance as of June 30, 2024	4,000,000	120,000,000	-	-	32,993,283	3,299	6,154,670	616	-	63,495,755	(181,169,253)	(117,669,583)
Stock based compensation	-	-	-	-	-	-	-	-	-	105,172	-	105,172
Reclass from Class A common stock to Class B common stock	-	-	-	-	(7,782,970)	(778)	7,782,970	778	-	-	-	-
Warrants issued for services	-	-	-	-	-	-	-	-	-	144,262	-	144,262
Net loss	-	-	-	-	-	-	-	-	-	-	(3,559,805)	(3,559,805)
Balance as of September 30, 2024	4,000,000	120,000,000	-	-	25,210,313	2,521	13,937,640	1,394	-	63,745,189	(184,729,058)	(120,979,954)
Class A common stock issued for cash					356,250	36				2,849,964		2,850,000
Stock based compensation										135,550		135,550
Warrants issued for services										352,814		352,814
Reclass of Series A preferred stock from mezzanine to permeant equity	(4,000,000)	(120,000,000)	4,000,000	400						119,999,600		120,000,000
Class A common stock subscription									500,000			500,000
Net loss											(3,929,518)	(3,929,518)
Balance as of December 31, 2024	-	-	4,000,000	400	25,566,563	2,557	13,937,640	1,394	500,000	187,083,117	(188,658,576)	(1,071,108)
Class A common stock issued for cash					6,250	1				49,999		50,000
Shares issued to settle common stock subscriptions					62,500	6			(500,000)	499,994		-
Class A common stock subscription									1,000,000			1,000,000
Stock based compensation										148,097		148,097
Net loss											(3,380,527)	(3,380,527)
Balance as of March 31, 2025			4,000,000	400	25,635,313	2,564	13,937,640	1,394	1,000,000	187,781,207	(192,039,103)	(3,253,538)

The accompanying notes are an integral part of these condensed financial statements

FREECAST, INC.

UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS

	For the Nine Months Ended March 31,
	2026	2025
Cash flows from operating activities:
Net loss	$(10,180,305)	$(10,869,850)
Reconciliation of net loss to net cash used in operating activities
Depreciation and amortization expense	13,365	18,839
Operating lease expense	69,185	61,917
Stock-based compensation	1,261,528	885,895
Gain on settlement of accounts payable	-	-
Bad debt expense	453	23,109
Changes in operating assets and liabilities:		-
Accounts receivable	(6,668)	(279,443)
Accounts receivable - related party	93,941	94,687
Prepaid assets	(159,079)	-
Other current assets	(14,194)	6,972
Operating lease liability	(66,842)	(54,930)
Accounts payable and accrued expenses	741,694	320,315
Accounts payable and accrued expenses - related party	261,704	(102,887)
Deferred revenue	(98,708)	(62,788)
Net cash used in operating activities	(8,083,926)	(9,958,164)

Cash flows from investing activities:
Purchase of property and equipment	(16,064)	(21,622)
Net cash used in investing activities	(16,064)	(21,622)

Cash flows from financing activities:
Proceeds from issuance of Class A common stock	2,700,000	3,400,000
Proceeds from Class A common stock subscriptions		1,000,000
Payments on finance lease	-	(546)
Proceeds from notes payable - related party	80,991
Proceeds from convertible note payable - related party	4,889,052	1,625,000
Repayments on revolving convertible note payable - related party	-	(1,161,445)
Net cash provided by financing activities	7,670,043	4,863,009

Net change in cash	(429,947)	(5,116,777)
Cash, beginning of period	549,249	5,218,413
Cash, end of period	$119,302	$101,636

Non-cash investing and financing activities:
D&O insurance policy financing	$143,949	$-
Shares issued for conversion of debt	$4,076,051	$-

The accompanying notes are an integral part of these condensed financial statements

FREECAST, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2026, and 2025

(Unaudited)

Note 1 – Organization and Description of Business

FreeCast, Inc. (the “Company”) developed and markets an interactive digital media guide that facilitates access to a virtual library of entertainment media. The Company is based in Orlando, Florida and was founded in 2011 as a Florida Corporation. The Company’s primary product is SmartGuide. SmartGuide utilizes the Company-designed proprietary technology that searches, and aggregates internet distributed streaming media into an electronic media guide. SmartGuide is licensable to brands/manufacturers of devices with large online user bases.

In addition to subscription and product revenues, the Company generates revenue from its ad platform and agency services. FreeCast is a technology-driven streaming entertainment aggregator offering a unified, à la carte service for TV entertainment through a comprehensive Platform-as-a-Service (PaaS) model. The Company also earns revenue from direct client service contracts for marketing and campaign execution, such as the Launch That agreement, which involves discovery, development, and test media distribution services. These ad-related and agency revenues are recognized as distinct revenue streams in accordance with Accounting Standards Codification (ASC) Topic 606, Revenue from Contracts with Customers. (“ASC 606”)

Additionally, we provide Free Ad-Supported Streaming TV (“FAST”) channel buildouts which include post-production editing, motion graphic channel assembly and content acquisitions. We have aggregated over 500 FAST channels, which now provide material operations to the Company. We charge the customers based on time incurred for the services plus a reasonable margin in addition to any additional out of pocket cost incurred that is charged at cost to us. In addition, we split the advertising revenue. Revenue is recognized when services are performed. We charge a monthly platform fee for distributing the FAST channel on its platform. Revenue is recognized at the point in time when the content is available on the digital platform.

Going Concern

The Company has incurred recurring losses from operations since inception, accumulating a deficit of approximately $205.4 million as of March 31, 2026. For the nine months ended March 31, 2026, and 2025, the Company incurred a net loss of approximately $10.2 million and $10.9 million, respectively. The Company may incur additional losses and negative operating cash flows in the future. Failure to generate sufficient revenues, reduce spending or raise additional capital could adversely affect the Company’s ability to achieve its intended business objectives. These matters, among others, raise substantial doubt about the Company’s ability to continue as a going concern for a period of one year from the issuance of these financial statements.

Since the inception of the Company in 2011, the operations of the Company have been funded primarily through sales of Class A common stock to private investors, debt financing and exchange of Class A common stock for services received by the Company. Management cannot be certain that additional funding will be available on acceptable terms, or at all. Management plans include raising additional capital through the sale of equity and debt securities, along with exploring additional avenues to increase revenues. To the extent that the Company raises additional funds by issuing equity securities, the Company’s shareholders may experience significant dilution. Any debt financing, if available, may involve restrictive covenants that impact the Company’s ability to conduct business.

The accompanying financial statements for the nine months ended March 31, 2026, and 2025 have been prepared assuming the Company will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business. During the 2026 calendar year, management intends to raise additional debt and/or equity financing to fund future operations and to provide additional working capital. Management’s plans to alleviate substantial doubt include pursuing equity and debt financing, expanding strategic partnerships, and enhancing monetization of its ad platform and FAST channel network. However, these plans are not yet finalized, and there is no assurance that such financing will be consummated or obtained in sufficient amounts. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Note 2 – Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments except those otherwise described herein) considered necessary for a fair presentation have been included, unless otherwise disclosed. Operating results for the current quarter ended March 31, 2026, are not necessarily indicative of the results that may be expected for the fiscal year ending June 30, 2026.

The Condensed Balance Sheet at March 31, 2026, has been derived from the unaudited Financial Statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. The financial statements should be read in conjunction with the annual audited Financial Statements and Notes thereto.

Use of Estimates

The preparation of these financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts in the financial statements and disclosure in the accompanying notes. Actual results may differ from those estimates, and such differences may be material to the financial statements. The Company evaluates expected credit losses in accordance with ASC 326, considering historical loss experience, current conditions, and reasonable and supportable forecasts. The more significant estimates and assumptions by management include among others: accounts receivable realization, the valuation allowance on deferred tax assets, the valuation of the Company’s Class A common stock, redeemable series A preferred stock, options, warrants and revenue recognition.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities at the date of purchase of three months or less to be cash equivalents. Cash and cash equivalents include bank demand deposits, marketable securities with maturities of three months or less at purchase, and money market funds that invest primarily in certificates of deposits, commercial paper and U.S. government and U.S. government agency obligations. Cash equivalents are reported at fair value.

Accounts receivable

Accounts receivables are unsecured and are derived from revenue earned from customers. For accounts receivable, the Company performs ongoing credit evaluations of customers to assess the probability of accounts receivable collection based on a number of factors, including past transaction experience with the customer, evaluation of their credit history, and review of the invoicing terms of the contract. Accounts receivables are reported net of an allowance for doubtful accounts when applicable. The allowance for doubtful accounts reflects management’s best estimate of probable losses inherent in the accounts receivable balance at each reporting date. Management determines the allowance based on known troubled accounts, historical experience, and other currently available evidence. The Company recognized bad debt expense for the nine months ended March 31, 2026, and 2025 of $453 and $23,109, respectively. The balance of allowance for doubtful accounts as of March 31, 2026, and June 30, 2025 was $31,785 and $31,332, respectively.

Property and Equipment

Property and Equipment are stated at cost, less accumulated depreciation. Depreciation is determined on a straight-line basis over the estimated useful lives of the assets, which generally range from three to five years. Maintenance and repairs are charged against expense as incurred.

Leases

Effective July 1, 2019, we adopted ASC 842, Leases. Under ASC 842, we determine if a contractual arrangement is, or contains, a lease at the inception date. Right-of-use (“ROU”) assets and liabilities related to operating leases and finance leases are separately reported in the balance sheets.

ROU assets and lease liabilities are recognized at the lease commencement date based on the present value of the future lease payments over the lease term. When the rate implicit to the lease cannot be readily determined, we utilize our incremental borrowing rate in determining the present value of the future lease payments. The incremental borrowing rate is derived from information available at the lease commencement date and represents the rate of interest that a lessee would have to pay to borrow an amount equal to the lease payments on a collateralized basis over a similar term in a similar economic environment. Operating lease ROU assets also include any cumulative prepaid or accrued rent when the lease payments are uneven throughout the lease term.

The ROU assets and lease liabilities may include options to extend or terminate the lease when it is reasonably certain that we will exercise that option.

Lease liabilities are increased by interest and reduced by payments each period, and the ROU asset is amortized over the lease term. For operating leases, interest on the lease liability and the amortization of the ROU asset result in straight-line rent expense over the lease term. Variable lease expenses are recorded when incurred.

Income Taxes

The Company accounts for income taxes using the asset and liability method. Deferred tax assets and liabilities are recognized for temporary differences between the financial reporting and tax bases of assets and liabilities and are measured using enacted tax rates expected to apply when those differences reverse. A valuation allowance is recorded when it is more likely than not that some portion or all of the deferred tax assets will not be realized. The Company also evaluates uncertain tax positions and recognizes liabilities for tax positions that do not meet the more-likely-than-not threshold for sustainability upon examination.

Modifications to Warrants

A change in the terms or conditions of a warrant is accounted for as a modification. For a warrant modification accounted for under ASC 815, the effect of a modification shall be measured as the difference between the fair value of the modified warrant and the fair value of the original warrant immediately before its terms are modified, with each measured on the modification date. The accounting for incremental fair value of the modified warrants over the original warrants is based on the specific facts and circumstances related to the modification. When a modification is directly attributable to an equity offering, the incremental change in fair value of the warrants is accounted for as an equity issuance cost. When a modification is directly attributable to a debt offering, the incremental change in fair value of the warrants is accounted for as a debt discount or debt issuance cost. For all other modifications accounted for under ASC 815, the incremental change in fair value is recognized as a deemed dividend.

Revenue Recognition

Revenue is recognized upon transfer of control of promised goods or services to customers in an amount that reflects the consideration the Company expects to receive in exchange for those goods or services, in accordance with ASC 606. The Company’s contracts include various products or services or a combination of both, which are generally capable of being distinct and are accounted for as separate performance obligations. The Company’s contracts may contain multiple distinct performance obligations.

The transaction price of a contract is estimated based on the expected value for which a significant reversal of revenue is not expected to occur. Stand-alone selling prices are generally determined based on prices charged to customers. In arrangements with multiple performance obligations, the estimated transaction price is allocated to each distinct performance obligation based on relative stand-alone selling price.

Subscription (Membership) Revenue

In light of shifting consumer behaviors and constraints on big-box retail sales (especially during the pandemic), we refined our business model in 2022 to focus on B2B2C distribution. This approach leverages partnerships with multi-dwelling unit operators, hospitality providers, broadband carriers, and device manufacturers, each channel granting us immediate, large-scale user access. We believe that aligning with enterprise-level partners reduces our direct retail marketing costs, stabilizes recurring revenues, and extends the reach of our aggregator platform to tens of thousands of new users at once.

As a result, we no longer generate subscription revenue through renewal sales of Rabbit TV and Rabbit TV Plus, or through Select TV and Streaming TV Kits, which operated as the successor products to Rabbit TV and Rabbit TV Plus. In October 2022, our SelectTV.com paid subscription service and packaged SelectTV Streaming TV Kits were discontinued. We rebranded to the corporate namesake FreeCast.com and relaunched our SmartGuide as a free registration subscription service. SmartGuide is our internet distributed streaming media guide that searches and aggregates media content on the web and facilitates access to our customers through Wi-Fi-enabled devices that support streaming video.

We do, however, sell monthly subscriptions for premium content purchased through our SmartGuide for varying fees for different content. Revenue from such premium subscription fees is recognized on a gross basis over the service period as we are deemed to be the principal in the relationship with the end user. We control the content before transferring it to the end user and have latitude in establishing pricing. We both retransmit and “ingest” and distribute content.

Subscription revenue is derived from online sales through search engine optimization, search engine marketing, various marketing advertising services, the utilization of resellers in the form of publishers that promote upcoming retail promotions and packages, as well as direct sales to subscribers of our Value Channels subscription service. Value Channels subscription contains 17 cable channels and sells on a monthly subscription or annual fee. Value Channels is integrated into the initial FreeCast.com free registration and then offered as an upgrade. Both FreeCast.com (free registration) and Value Channels are available in various streaming Smart TV models (Google TV’s, Amazon Fire TV’s, LG, Samsung, TCL, Sony, and others), plus Streaming Devices (Amazon Fire, Google ChromeCast, Apple TV), PC’s/Laptops and mobile apps for Android and iOS devices.

Subscription revenue is recognized ratably on a straight-line basis over the duration of the subscription period, generally ranging from one month to five years. If the subscriber renews early, then the expiration date is extended by the renewal period, and the additional subscription fee is deferred and amortized over the additional months purchased by the subscriber. We no longer offer SelectTV lifetime subscriptions, which were initially deferred and recognized over a five-year period. All subscription fees are collected at the time of purchase.

FAST (Free Ad-Supported TV)

We provide FAST channel buildouts that include post-production editing, motion graphics, channel assembly and content acquisitions. We charge the customers based on time incurred for the services plus a reasonable margin in addition to any additional out-of-pocket cost incurred that is charged at cost to us. Revenue is recognized when services are performed. We charge a monthly platform fee for distributing the FAST channel on our platform. Revenue is recognized at the point in time when the content is available on the digital platform.

Ad Platform Revenue

We are an agent in transactions on our Ad Exchange platforms. We act as an intermediary between DSPs and non-owned and operated publishers by providing access to a platform that allows both parties to transact in the buying and selling of ad inventory. The transaction price is determined through a real-time auction, and we have no pricing discretion or obligation related to the fulfillment of the advertising delivery.

We generally invoice buyers at the end of each month for the full purchase price of ad impressions monetized in that month. Accounts receivables are recorded at the amount of gross billings for the amounts we are responsible for collecting, and accounts payable are recorded at the net amount payable to suppliers. Accordingly, both accounts receivable and accounts payable appear large in relation to revenue reported on a net basis.

Ad Agency Revenue (Launch That and Similar Contracts)

We earn revenue from direct client service contracts for marketing and campaign execution, such as the Launch That agreement. These contracts typically involve two distinct phases:

●	Phase 1: Discovery and Development Services (data research, audience analysis, creative development). Revenue is recognized over time using an input method based on the proportion of costs incurred relative to total estimated costs for Phase 1.

●	Phase 2: Test Media Distribution Services (media placement, outreach, KPI reporting). Revenue is recognized upon delivery of the performance evaluation report specified in the contract.

Revenue from such contracts is presented separately from “Other Revenue” due to its materiality and distinct nature.

Deferred Revenue - Ad Agency Revenue (Launch That and Similar Contracts)

For the Ad Agency revenue stream, we provide demand partners with access to the FreeCast Ad Platform, enabling real-time bidding on advertising inventory. Revenue is recognized at a point in time when a transaction is completed—specifically, when a bid is won and the client’s purchase occurs through the platform. Amounts invoiced in advance of the completion of these transactions are recorded as deferred revenue and recognized as revenue when our performance obligation is satisfied.

Other Revenue

Other revenue includes product, licensing, and referral fee revenue. We generate revenue through free registrations on FreeCast.com by partnering with retailers, manufacturers, operators and/or distributors of streaming devices, mobile phones, broadband carriers, broadcasters, property management, multi-dwelling developers, builders, and various mass consumer communities of streaming tv watchers. A FreeCast.com license is freely provided per registered consumer marketed by distributors in exchange for a negotiated revenue sharing percentage with each distributor on a case-by-case basis. Affiliate commissions are earned and then shared from third-party advertisement service providers, pay-per-view movie or series distributors and live events tickets sales for such things as professional boxing or concerts. These license arrangements have not resulted in significant revenue to date.

Beginning in 2024, in conjunction with the release of our new product FreeCast Home, we started recognizing contracts with customers from product sales requiring performance up to delivery, as well as contracts with customers that contain a subscription portion that causes revenue to be allocated or adjusted over time. Shipping and handling activities are performed before the customer obtains control of the goods and therefore represent a fulfillment activity rather than a promised service to the customer. Revenue and costs of sales are recognized when control of the products transfers to our customer, which generally occurs upon shipment from our facilities. For our physical product sales, our performance obligations are satisfied at that time.

Referral fee revenue is generated through premium services which are also available on our platform, for an additional fee, to allow single or time-limited use of private, decrypted viewing of movies, sporting events, concerts or other types of events.

Deferred Revenue

Deferred revenue consists principally of both prepaid but unrecognized subscription revenue and advertising fees received or billed in advance of the delivery or completion of the delivery of services. We may pay sales incentives, in cash or by issuing equity instruments, to distributors of our subscriptions. Such sales incentives are not recognized as deferred revenue. Rather, sales incentives are recognized in current operations when issued, regardless of amounts in deferred revenue, which may have resulted from the distributor’s efforts. Deferred revenue consists primarily of subscriptions for multiple months purchased upfront and recognized ratably over the term of the subscription.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and trade accounts receivable. Cash and cash equivalents of the Company are exposed to credit risk, subject to federal deposit insurance, in the event of default by the financial institutions holding their cash and cash equivalents to the extent of amounts recorded on the balance sheet. The cash accounts are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000. As of March 31, 2026, the Company’s cash balance did not exceed the FDIC insured limit.

As of March 31, 2026, the Company had two customers, SportX LLC and related party Celebrity Cigars representing 76.9% and 23.3% of the Company’s receivables, respectively. As of March 31, 2025, the Company had two related party customers, Test Drive Live Inc. and Celebrity Cigars, Inc., representing 16.2% and 21.5%, respectively, and one non related party representing 56.4% of our receivables (See Note 9).

As of March 31, 2026, the Company had three customers, Launch That., related party customer Celebrity Cigars, Inc., and Ignite, representing 33.9%, 37.8%, and 12.3%, respectively, of the Company’s revenues. As of March 31, 2025, the Company had two related party customers, Test Drive Live Inc. and Celebrity Cigars, Inc., representing 18.1% and 24.0%, respectively, of our revenues.

Cost of Revenue

Cost of revenue consists primarily of subscription costs and FAST streaming costs such as third-party hosting costs, infrastructure costs and salaries and benefits related to employees for our customer support. The Company makes payments to third-party ad servers in the period in which the advertising impressions are delivered, or click-through actions occur, and accordingly records this as a cost of revenue in the related period. Hosting costs consist of content streaming, maintaining our internet service and creating and serving advertisements through third-party ad servers. Cost of revenue also consists of FAST channel buildout costs such as the salaries and benefits related to employees, facility related expenses and information technology associated with supporting these buildouts.

Sales and Marketing

Sales and marketing consist primarily of contracts with third-party operators as well as employee-related costs, including commissions related to employees in sales, and sales support and marketing departments. In addition, sales and marketing expenses include external sales and marketing expenses such as third-party marketing, branding, advertising, public relations expenses, commissions, facilities-related expenses, and infrastructure costs.

Fair Value of Financial Instruments

The Company accounts for financial instruments under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 820, Fair Value Measurements. This statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements, ASC 820 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three levels as follows:

Level 1 —	quoted prices (unadjusted) in active markets for identical assets or liabilities;

Level 2 —	observable inputs other than Level 1, quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, and model-derived prices whose inputs are observable or whose significant value drivers are observable; and

Level 3 —	assets and liabilities whose significant value drivers are unobservable.

The Company applies fair value accounting for all assets and liabilities that are recognized or disclosed at fair value in the financial statements. The carrying amounts reported in the financial statements for cash, accounts receivable, accounts payable and accrued liabilities approximate their fair value due to their short-term nature.

Stock-Based Compensation

Stock-based compensation issued is measured at the date of grant based on the estimated fair value of the award, net of estimated forfeitures. The grant date fair value of a stock-based award is recognized as an expense over the requisite service period of the award on a straight-line basis. The Company will recognize compensation expense, measured as the fair value of the stock-based compensation on grant date, when a performance condition is considered probable of occurring. For purposes of determining the variables used in the calculation of stock-based compensation issued to employees, the Company performs an analysis of current market data and historical data to calculate an estimate of implied volatility, the expected term of the option and the expected forfeiture rate. With the exception of the expected forfeiture rate, which is not an input, the Company uses these estimates as variables in the Black-Scholes option pricing model. Depending upon the number of warrants granted, any fluctuations in these calculations could have a material effect on the results presented in the Company’s Statements of Operations. In addition, any differences between estimated forfeitures and actual forfeitures could also have a material impact on the Company’s financial statements.

In accounting for modifications of equity-classified warrants held by employees, it is the Company’s policy to determine the impact by analogy to the share-based compensation guidance of ASC 718, Compensation - Stock Compensation (“ASC 718”). The model for a modified share-based payment award that is classified as equity and remains classified in equity after the modification is addressed in ASC 718-20-35-3. Pursuant to that guidance, the incremental fair value from the modification is recognized as stock-based compensation expense in the statements of operations to the extent the modified instrument has a higher fair value.

Loss Contingencies

Certain conditions may exist as of the date financial statements are issued, which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company’s management and its legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company’s legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates that a potentially material loss contingency is not probable, but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the nature of the guarantee would be disclosed. In accordance with ASC 450-20, Loss Contingencies, any probable and reasonable estimates of assessment costs have been included in the accompanying Consolidated Balance Sheet.

Earnings (Loss) Per Share

Basic earnings (loss) per share is computed by dividing net income (loss) attributable to all classes of common shareholders of the Company by the weighted average number of shares of all classes of Class A common stock outstanding during the applicable period. Diluted earnings (loss) per share is determined in the same manner as basic earnings (loss) per share, except that the number of shares is increased to include restricted stock still subject to risk of forfeiture and to assume exercise of potentially dilutive stock options using the treasury stock method, unless the effect of such increase would be anti-dilutive.

The following table provides the number of Class A common stock equivalents not included in diluted income per share, because the effects are anti-dilutive, for the nine months ended March 31, 2026, and 2025, respectively.

	For the Nine Months Ended March 31,
	2026	2025
Convertible debt and liabilities	626,979	320,013
Options	926,373	993,270
Warrants	687,500	8,056,087
Total	2,240,852	9,369,370

Recently Issued Accounting Pronouncements

The Company has reviewed the recent accounting pronouncements issued by the Financial Accounting Standards Board (“FASB”), including its Emerging Issues Task Force, the American Institute of Certified Public Accountants, and the SEC, and determined that these pronouncements do not have a material impact on the Company’s current or anticipated consolidated financial statement presentation or disclosures.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740) – Improvements to Income Tax Disclosures (ASU 2023-09). ASU 2023-09 requires that an entity, on an annual basis, disclose additional income tax information, primarily related to the reconciliation rate and income taxes paid. The amendment in the ASU is intended to enhance the transparency and decision usefulness of income tax disclosures. The ASU’s amendments are effective for annual periods beginning after December 15, 2024. The Company has adopted the improvements to income tax disclosure requirements with no significant impact on its disclosures.

In September 2016, the FASB issued ASU 2016-13, Measurement of Credit Losses on Financial Instrument (“ASU 2016-13”). ASU 2016-13 requires entities to use a forward-looking approach based on current expected credit losses (“CECL”) to estimate credit losses on certain types of financial instruments, including trade receivables. This may result in the earlier recognition of allowances for losses. ASU 2016-13 was effective for the Company beginning July 1, 2023. The adoption of ASU 2016-13 did not have a material impact on the Company’s financial position, results of operations and cash flows.

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures. This ASU enhances reportable segment disclosure requirements, primarily by requiring additional information about significant segment expenses. The standard is effective for annual reporting periods beginning after December 15, 2023, and interim periods beginning after December 15, 2024. The Company has adopted this guidance and has updated its segment disclosures accordingly.

ASU 2024-03: Income Statement (Topic 220): Disaggregation of Income Statement Expenses: The amendments in this ASU require public companies to disclose, in interim and year-end reporting periods, additional information about certain expenses in the financial statements. These disclosures are effective beginning with 2027 annual reports, and interim reports beginning with the first quarter of 2028. Early adoption is permitted on either a prospective or retrospective basis. The Company is currently assessing the potential impact of adoption of these provisions on the consolidated financial statements.

Note 3 – Segment Reporting

The Company operates as a single operating and reportable segment. Accordingly, separate segment information is not presented.

Note 4 – Property and Equipment

Property and equipment, net consisted of the following:

	March 31,	June 30,
	2026	2025

Property and equipment	$191,329	$175,265
Less: accumulated depreciation	(162,524)	(149,160)
Property and equipment, net	$28,805	$26,105

Depreciation expense was $13,365 and $18,293 for the nine months ended March 31, 2026, and 2025, respectively, and is classified in general and administrative expenses in the Statements of Operations. Depreciation expense was $4,025 and $6,119 for the three months ended March 31, 2026, and 2025, respectively, and is classified in general and administrative expenses in the Statements of Operations.

Note 5 – Debt

Convertible Note’s Payable – Related Party

In June 2016, the Chief Executive Officer of the Company (“CEO”), William Mobley, loaned the Company $111,000, at an interest rate of 12% per annum. The loan matured on December 31, 2017, and the note is convertible into shares of Class B common stock at a conversion price of $0.50 per share.

The note was converted on March 29, 2024. The outstanding principal and accrued interest balance on March 29, 2024, of $92,068 was converted into 184,136 shares of Class B common stock. As of June 30, 2025, the outstanding principal and interest due to William Mobley was $0.

On May 3, 2024, the Company signed a convertible promissory note with Nextelligence, a related party that is majority owned and controlled by William Mobley, the Company’s CEO, in the principal amount of $1,000,000. The note accrued interest at 12% per annum and was due and payable no later than May 3, 2025. At Nextelligence’s option, all or part of the outstanding principal and accrued interest may be converted into shares of our Class A common stock at a conversion price of $8.00 per share. On July 1, 2024, the Company repaid $1,075,000 on the convertible promissory note with related party Nextelligence. On December 13, 2024, the Company renewed and modified the original May 3, 2024, note to incorporate additional borrowings. On July 26, 2025, the Company approved the conversion of all outstanding principal and interest into common shares at a conversion price of $8 per share. The conversion was accounted for under ASC 470-20 as a debt extinguishment with no gain or loss recognized. The principal of $3,865,555 and accrued interest of $210,496, total of $4,076,051 was converted into 509,507 shares of Class A common stock.

Between October 9, 2025, and November 21, 2025, Nextelligence, a related party, majority owned by the Company’s CEO, provided aggregate funding to the Company totaling $1,500,000. Of this amount, $191,023 was remitted by Nextelligence on behalf of Celebrity Cigars, Inc. and Test Drive Live Inc. to fully satisfy their outstanding accounts receivable balances with the Company. As these entities are under common control, Nextelligence agreed to assume the obligations of both Celebrity Cigars, Inc. and Test Drive Live Inc. The remaining $1,308,977 was recorded as a revolving convertible note payable to Nextelligence, for a total of $1,308,977. The Company and Nextelligence entered into an agreement on November 21, 2025, to place terms on this revolving convertible note payable. The new outstanding revolving convertible note payable has an interest rate of 12%, a maturity date of June 30, 2026, and is convertible at Nextelligence’s discretion for $8 per share of Class A common stock. The terms specify a maximum advance amount of $5,000,000. Additionally, the agreement capitalized all unpaid accrued interest as of November 21, 2025, for $6,575, which resulted in an “original principal balance” of $1,315,552. Between the date of the executed agreement and March 31, 2026, the Company has received an additional $3,573,500. As of March 31, 2026, the total outstanding principal is $4,889,052 and the accrued interest balance is $126,778 for a total outstanding balance of $5,015,830.

Notes Payable – Related Party

On March 12, 2026, the Company entered into a premium finance agreement for a Director’s and Officer’s Insurance policy, which required a downpayment of $80,991. The Company received a loan from the Company’s CEO for the full $80,991 in order to pay this down payment. There were no official terms to this loan. The full principal balance was recorded as Notes payable – related party on the condensed balance sheet.

Notes Payable – D&O Insurance Financing

On March 12, 2026, the Company entered into an agreement with Capital Premium Financing to provide financing in an aggregate amount of $143,949 for the insurance premium associated with a D&O policy. The policy commenced March 12, 2026, and provided coverage for the next 12 months, expiring March 12, 2027. The loan bears interest at a 13.5% rate per annum. We are required to pay monthly principal and interest of approximately $24,977 paid over 6 months, with the final payment on September 12, 2026.

Note 6 – Stockholders’ Deficit and Mezzanine Equity

Preferred Stock

The Preferred Stock is divided into series, with the first series designated “Series A Preferred Stock” and consisting of 4,000,000 shares (the “Series A Shares”). Our board of directors may designate the remaining 1,000,000 authorized but unissued shares of Preferred Stock with such rights and privileges as the board of directors may determine without notice to our shareholders and without shareholder approval.

As of March 31, 2026, and June 30, 2025, there were 4,000,000 shares of Series A Preferred Stock issued and outstanding, respectively.

A summary of the powers, preferences, rights, privileges, restrictions, and other matters relating to the Series A Shares are as follows:

Dividends. In any fiscal year Series A Shares are outstanding where the Company has revenue of more than $50,000,000, the holder of the Series A Shares (the “Series A Shareholder”) shall be entitled to receive an annual cash dividend equal to ten percent of any revenue above $50,000,000 (the “Annual Dividend Payment”). Subject to meeting the above criteria for such fiscal year, Annual Dividend Payments shall continue until such time as the aggregate amount of all Annual Dividend Payments is equal to the lesser of: (i) $160,000,000; or (ii) the product of the then number of outstanding shares of Series A Preferred Stock and $40 (as may be adjusted for any subdivisions or combinations) (the “Maximum Dividend Payment”). Notwithstanding the above, such dividends shall be payable only to the extent permitted by law out of assets legally available therefore. No dividends shall be paid on any Common Stock during any fiscal year of the Company until the Annual Dividend Payment on the Series A Shares shall have been paid or declared and set apart during that fiscal year.

Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the Series A Shareholder is entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of Common Stock, or other junior equity security by reason of their ownership thereof, an amount per Series A Share equal to $30 (as may be adjusted for any subdivisions or combinations) (the “Liquidation Amount”). If upon the occurrence of such event, the assets and funds to be distributed to the Series A Shareholder are insufficient to permit the payment to the Series A Holder of the full preferential Liquidation Amount, then the entire assets and funds of the Company legally available for distribution shall be distributed to the Series A Shareholder. After the distribution described above has been paid, the remaining assets of the Company available for distribution to shareholders shall be distributed among the holders of Common Stock pro rata based on the number of shares of Common Stock held by them. Any change in ownership or fundamental change shall be treated as a liquidation, dissolution or winding up of the Company, and shall entitle the Series A Shareholder and the holders of Common Stock to receive at the closing cash, securities or other property as specified above. Whenever the distribution provided for in this section shall be payable in securities or other property other than cash, the value of such distribution shall be the fair market value of such securities or other property as determined in good faith by the board of directors.

Redemption by the Company. The Company has the right at any time (the “Call Right”), but not the obligation, to cause the Series A Shareholder to sell some or all of the Series A Shares to the Company at the purchase price per share of $30 (as may be adjusted for any subdivisions or combinations) (the “Call Purchase Price”). If the Company desires to purchase the Series A Shares, the Company shall deliver to the Series A Shareholder a written notice (the “Call Exercise Notice”) exercising the Call Right. The closing of any sale of Series A Shares shall take place on a date (the “Call Right Closing Date”) no later than ten days following receipt by the Series A Shareholder of the Call Exercise Notice.

As mentioned above, the redemption feature was removed on September 26, 2024, as part of the amendment to the Company’s articles of incorporation.

Voting Rights. Except as otherwise required by law, the Series A Shares have no voting rights or powers on any matter presented to the shareholders of the Company for their action or consideration at any meeting of shareholders of the Company (or by written consent of shareholders in lieu of a meeting).

Conversion Rights. Except as otherwise required by law, the Series A Shares have no conversion rights or powers to convert into any other capital stock or security of the Company.

Transfers. Except as otherwise required by law, the Series A Shareholder has no rights or powers to enter into and/or consummate any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of one or more of the Series A Shares or any legal or beneficial interest in the Series A Shares, whether or not for value and whether voluntary or involuntary, without the prior written consent of the Company, in its sole discretion.

The Board of Directors may designate the authorized but unissued shares of the Preferred Stock with such rights and privileges as the board of directors may determine. As such, our board of directors may issue 5,000,000 preferred shares and designate the conversion, voting and other rights and preferences without notice to our shareholders and without shareholder approval.

Common Stock

As of March 31, 2026, and June 30, 2025, the Company is authorized to issue 320,000,000 shares of Class A common stock and 30,000,000 shares of Class B common stock at a par value of $0.0001 per share.

As of March 31, 2026, and June 30, 2025, the Company had shares of Class A common stock outstanding of 26,931,820 and 25,947,813, respectively. As of March 31, 2026, and June 30, 2025, the Company had shares of Class B common stock outstanding of 13,925,640 and 13,937,640, respectively.

In general, except with regards to voting rights described below, shares of Class A Common Stock and Class B Common Stock have the same rights and privileges and rank equally, share ratably and are identical in all respects as to all matters. Without limiting the generality of the foregoing: (a) in the event of a merger, consolidation or other business combination requiring the approval of the holders of the Company’s capital stock entitled to vote thereon (whether or not the Company is the surviving entity), the holders of Class A Common Stock shall have the right to receive, or the right to elect to receive, the same form of consideration, if any, as the holders of Class B Common Stock and the holders of Class A Common Stock shall have the right to receive, or the right to elect to receive, at least the same amount of consideration, if any, on a per share basis as the holders of Class B Common Stock; and (b) in the event of (i) any tender or exchange offer to acquire any shares of Common Stock by any third party pursuant to an agreement to which the Company is a party or (ii) any tender or exchange offer by the Company to acquire any shares of Common Stock, pursuant to the terms of the applicable tender or exchange offer, the holders of Class A Common Stock shall have the right to receive, or the right to elect to receive, the same form of consideration as the holders of Class B Common Stock and the holders of Class A Common Stock shall have the right to receive, or the right to elect to receive, at least the same amount of consideration on a per share basis as the holders of Class B Common Stock.

With regards to voting rights, the holders of shares of Class A Common Stock and Class B Common Stock vote together as one class on all matters (including the election of directors) submitted to a vote or for the consent of the shareholders of the Company. However, each holder of shares of Class A Common Stock shall be entitled to one (1) vote for each share of Class A Common Stock held as of the applicable date on any matter that is submitted to a vote or for the consent of the shareholders of the Company, and the holder of shares of Class B Common Stock shall be entitled to fifteen (15) votes for each share of Class B Common Stock held as of the applicable date on any matter that is submitted to a vote or for the consent of the shareholders of the Company.

Shares of Class B common stock may only be issued to and held by William A. Mobley, Jr., personally or jointly with his spouse, and certain permitted entities owned or controlled by Mr. Mobley, or for which he has sole disposition and voting power over shares held by such entities, other than Nextelligence (each, a “Class B Holder”). Any issuance by us of Class B shares to anyone other than a Class B Holder is immediately null and void, and of no legal validity, force, or effect. Unless a Class B Holder requests to receive Class A shares, any issuance of common stock by us to a Class B Holder will be shares of Class B common stock. If a Class B Holder purchases or otherwise acquires or receives any shares of Class A common stock from a person or entity other than us, upon receipt thereof such shares of Class A common stock shall automatically be reclassified as and become an equal number of shares of Class B common stock. As of March 31, 2026, and June 30, 2025, William A Mobley, Jr. the Company CEO and Majority owner has 13,925,640 and 13,937,640 Class B shares outstanding, respectively, which is 100% of the Class B shares outstanding as of both reporting periods.

In August 2025, the Company CEO and majority owner converted 12,000 shares of Class B common stock to 12,000 shares of Class A common stock and subsequently transferred the 12,000 shares of Class A common stock to third parties.

On December 8, 2025, the Company entered into an Equity Purchase Agreement, which was subsequently amended on March 30, 2026, (together, the “EPA”) with Amiens Technology Investments, LLC (the “ELOC Investor”), pursuant to which the Company may, from time to time after the direct listing, at its sole discretion, issue and sell up to $50,000,000 in aggregate gross purchase price of newly issued shares of the Company’s Class A common stock, par value $0.0001 per share. Advances under the agreement are conditioned on the Company’s compliance with certain customary conditions, such as timely filing of required reports and maintaining its listing on a national securities exchange. Shares issued pursuant to an advance under the agreement are priced at 95% of the VWAP (volume-weighted average price) for the ten-trading day period immediately following the advance request. The shares will be issued in reliance upon Section 4(a)(2) of the Securities Act of 1933, as amended (which provides an exemption from registration for private offerings), or other applicable exemptions from registration. The Company is required to maintain a registration statement pursuant to which the ELOC Investor may resell the shares purchased. The Agreement limits the ELOC Investor’s ownership to 4.99% of the then outstanding voting power or issued Class A common stock. The ELOC Investor may, upon written notice to the Company, increase or decrease the ownership percentage up to 9.99%. As consideration for the ELOC Investor’s commitment to purchase shares of the Company’s Class A common stock in accordance with the EPA, the Company agreed to pay a commitment fee in shares of the Company’s Class A common stock in an amount equal to $750,000 divided by the lower of (i) $10.00; and (ii) the lowest daily VWAP (as defined in the EPA) of the Company’s Class A common stock during the five trading days immediately following the date the Company gives the ELOC Investor notice of the Company’s intent to sell them Class A common stock under the EPA.

Class A Common Stock Issuance

During the nine months ended March 31, 2026, the Company received deposits from three third party investors in the amount of $2,700,000 for 337,500 Class A common shares to be issued pursuant to the securities purchase agreement. These common shares were issued in July 2025.

On July 26, 2025, the Company approved the conversion of all outstanding principal and interest on a related party convertible note payable into common shares at a conversion price of $8 per share. The principal of $3,865,555 and accrued interest of $210,496, total of $4,076,051 was converted into 509,507 shares of Class A common stock (See Note 5).

On September 25, 2025, the Company issued 125,000 shares of its Class A common stock at $8 per share for a total value of $1,000,000 to Maxim Partners LLC (“Maxim”) in connection with its affiliate’s engagement as a financial advisor to assist with certain aspects of the Company’s direct listing process. The $1,000,000 issuance for services performed was deferred and resulted in a net effect of $0 on the Stockholder’s deficit as of December 31, 2025. Initially, the Company recorded an increase in common stock for the par value of the shares of $13 and reduced Additional Paid in Capital for the same amount. The advisory services contracted to be provided by Maxim’s affiliate include strategic guidance on listing objectives, structural planning, and investor communication strategy, with the penultimate service being the official direct listing. During the three months ended March 31, 2026, the direct listing happened, which completed Maxim’s duties to perform contracted services. As a result, the Company recorded the $1,000,000 as stock-based compensation expense and an increase to Additional Paid in Capital for the same amount.

Warrants

The Company from time-to-time issues warrants in conjunction with equity financing and to employees and non-employees for services.

During the year ended June 30, 2024, the Company issued warrants to purchase an aggregate of 100,000 shares of Class A common stock of the Company to Chris Savine, the Company’s Chief Operating Office for services in conjunction with his employment agreement. The warrants vest over a twelve-month term and have an exercise price of $2.00 per share. As a result, the Company recognized stock-based compensation of $144,262 for the years ended June 30, 2025. Under the Black-Scholes-Merton option pricing model the fair value of the warrants at time of issuance was approximately $572,343, the Company will amortize the fair value over 12 months as compensation and benefits expense in the accompanying statement of operations. The significant inputs were as follows: Class A common stock fair value of $7.32, volatility of 61.67%, term of 3 years and risk-free rate of 4.66%.

During the year ended June 30, 2025, the Company amended Mr. Savine’s employment agreement on November 15, 2024, to terminate the warrants in consideration for a cash bonus that is contingent upon a Liquidity Event as defined in Note 7. Per ASC 718-20-35-7, the termination of the warrants was treated as a cancellation and all previously unrecognized compensation cost of $352,814 was recognized on November 15, 2024, the date of cancellation.

On May 1, 2023, the Company issued warrants to Gary Engel, the Company’s Chief Marketing Officer, to purchase 12,500 shares of our Class A common stock, exercisable at $6.00 per share, issued in connection with entering into an employment agreement, effective May 1, 2023. The warrant vests ratably over 12 months and may be exercised in whole or in part at any time or from time to time from the vesting date up to and including May 1, 2026. Under the Black-Scholes-Merton option pricing model the fair value of the warrants at time of issuance was approximately $7,666. The Company will amortize the fair value over 12 months as compensation and benefits expense in the accompanying statement of operations. The significant inputs were as follows: Class A common stock fair value of $1.80, volatility of 92.1%, term of 3 years and risk-free rate of 3.85%.

The following is a summary of outstanding stock warrants as of the nine months ended March 31, 2026, and June 30, 2025:

	Number of Shares	Weighted Average Shares	Weighted Average Remaining Life (years)	Intrinsic Value
Warrants outstanding as of June 30, 2024	8,156,087	$4.72	$1.7	$26,716,879
Warrants exercisable as of June 30, 2024	8,069,238	$4.75	$1.7	$26,195,785
Issued	(100,000)	-	-	-
Expired and forfeited	-	-	-	-
Exercised	-	-	-	-
Warrants outstanding as of June 30, 2025	8,056,087	$4.76	$0.7	$26,116,879
Warrants exercisable as of June 30, 2025	8,056,087	$4.76	$0.7	$26,116,879
Issued	-	-	-
Expired and forfeited	(7,368,587)	-	-
Exercised	-	-	-
Warrants outstanding as of March 31, 2026	687,500	$1.29	1.6	$4,615,000
Warrants exercisable as of March 31, 2026	687,500	$1.29	1.6	$4,615,000

Exercise Price ($)	Warrants outstanding as of March 31, 2026	Warrants outstanding as of June 30, 2025

$0.25	-	137,017
$0.60	675,000	675,000
$1.75	-	2,458,446
$3.00	12,500	4,718,125
$4.00	-	67,500
	687,500	8,056,087

Stock Based Compensation - Stock Options

Effective June 25, 2021, the Board of Directors of FreeCast Inc. adopted the 2021 Equity Incentive Plan, (the “Incentive Plan”). The plan provides for both incentive stock options and non-qualified stock options to officers, directors, employees, and consultants of the Company. The plan authorized 3,000,000 awards to be granted under the Incentive Plan of which 2,073,627 remain available to be granted as of March 31, 2026. The Incentive Plan expires on June 25, 2031.

The Company recognizes stock-based compensation expense from stock-based payments using the grant date fair-value, including for stock options. The fair value of options awarded to employees is measured on the grant date using the Black-Scholes Merton option-pricing model and is recognized as an expense over the requisite service period on a straight-line basis.

All stock options are exercisable into class A common stock except for the 125,004 options granted to the Company CEO, which are exercisable into class B common stock.

The following is a summary of outstanding stock options as of March 31, 2026, and June 30, 2025:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Life (years)	Intrinsic Value
Options outstanding as of June 30, 2025	953,892	$4.48	6.53	$3,353,616
Options exercisable as of June 30, 2025	860,083	$4.11	6.64	$-
Issued	-	-	-	-
Canceled	(27,519)	-	-	-
Expired	-	-	-	-
Options outstanding as of March 31, 2026	926,373	$4.41	5.70	$3,328,272
Options exercisable as of March 31, 2026	898,825	$4.20	5.50	$-

The following are the vesting terms associated with those shares:

Tranche	Shares Granted	Vesting Method	Vesting Terms
Tranche 1	784,236	Graded Vesting	1/6th vested on July 1, 2021, remainder vests over the next 18th months using the graded vesting method, until the option is 100% vested.
Tranche 2	139,377	Straight-line	1/24th will vest on a straight-line monthly basis until the option is 100% vested.
Tranche 3	2,760	Graded Vesting	1/6th vests on grant date, remainder vests over the next 30 months using the graded vesting method, until the option is 100% vested.
Total	926,373

During the nine months ended March 31, 2026, and 2025, the Company recognized stock-based compensation to employees from options of $260,951 and $388,819, respectively. During the three months ended March 31, 2026, and 2025, the Company recognized stock-based compensation to employees from options of $85,602 and $148,097, respectively Additionally, no options were exercised during the three months ended March 31, 2026. Accordingly, there were no cashflow effects related to stock option exercises.

As of March 31, 2026, there was $152,424 in unrecognized stock-based compensation related to unvested restricted stock agreements, net of estimated forfeitures.

Note 7 – Commitments and Contingencies

In October 2018, the Company entered into a two-year sublease agreement for approximately 3,360 square feet of office space in Orlando, Florida. In August 2020, the Company provided $117,336 in security deposit and entered into a 39-month lease agreement which allowed the Company to expand its office space to 10,080 square feet. On October 31, 2023, we entered into a First Amendment that extended our lease until October 31, 2028 (see Note 8).

On November 15, 2024, Chris Savine, the Company Chief Operating Officer employment agreement was amended whereby Mr. Savine is eligible to receive a performance bonus payable in cash only in an amount equal to the fair market value of: (i) 112,500 shares; and (ii) 100,000 warrants for Class A common stock exercised on a cashless basis with an exercise price of $2.00 per share. To be eligible for the bonus, Mr. Savine must be continuously employed during the term of the agreement, and the Company must have successfully completed a liquidity event, which may occur after the employment term. A Liquidity Event is defined in the Savine Employment Agreement as either: (i) (a) a merger, consolidation, reorganization, or business combination; or (b) a sale or other disposition of all or substantially all of our assets in any single transaction or series of related transactions; or (ii) (a) a primary offering of our Class A common stock by us to the general public through an effective registration statement filed with the SEC; (b) simultaneous listing of our Class A common stock on any established stock exchange if such common stock was not already listed at the time of such offering; and (c) we receive net proceeds from the offering of not less than $20 million. If Mr. Savine becomes eligible for the bonus, it will be paid to him no later than five days after the later of: (a) the end of the initial term and (b) a liquidity event.

As of March 31, 2026, no liability was recorded within the balance sheets for contingent consideration as the contingency is not probable such that an amount has not been estimated.

Note 8 – Leases

The Company currently has one active lease, an office lease, under a non-cancellable operating lease with initial terms typically ranging from 1 to 3 years but previously extended the lease for an additional 5 years. At contract inception, the Company reviews the facts and circumstances of the arrangement to determine if the contract is or contains a lease. The Company follows the guidance in Topic 842 to evaluate whether the contract has an identified asset; if the Company has the right to obtain substantially all economic benefits from the asset; and if the Company has the right to direct use of the underlying asset. When determining if a contract has an identified asset, the Company considers both explicit and implicit assets, and whether the supplier has the right to substitute the asset. When determining if the Company has the right to direct the use of an underlying asset, the Company considers if they have the right to direct how and for what purpose the asset is used throughout the period of use and if they control the decision-making right over the asset.

The Company’s lease terms may include options to extend or terminate the lease. The Company exercises judgment to determine the term of those leases when extension or termination options are present and include such options in the calculation of the lease term when it is reasonably certain that it will exercise those options.

The Company has elected to include both lease and non-lease components in the determination of lease payments. Payments made to a lessor for items such as taxes, insurance, common area maintenance, or other costs commonly referred to as executory costs, are also included in lease payments if they are fixed. The fixed portion of these payments are included in the calculation of the lease liability, while any variable portion would be recognized as variable lease expenses, when incurred. Variable payments made to third parties for these, or similar costs, such as utilities, are not included in the calculation of lease payments.

At commencement, lease-related assets and liabilities are measured at the present value of future lease payments over the lease term. As most of the Company’s leases do not provide an implicit rate, the Company exercises judgment in determining the incremental borrowing rate based on the information available at when the lease commences to measure the present value of future payments.

Operating lease expense is recognized on a straight-line basis over the lease term. Finance lease cost includes amortization, which is recognized on a straight-line basis over the expected life of the leased asset, and interest expense, which is recognized following an effective interest rate method.

Operating leases are included in other assets, current operating lease obligations, and operating lease obligations (less current portion) on the Company’s balance sheet. Finance leases are included in financing lease, right-of-use assets and current and long-term portion of finance lease obligations on the Company’s balance sheet. Short-term leases with an initial term of 12 months or less are not presented on the balance sheet with expense recognized as incurred.

The following table presents lease assets and liabilities and their balance sheet classification:

Classification	March 31, 2026	June 30, 2025
Operating Leases:
Right-of-use Asset	$293,783	$362,968
Current portion of operating lease obligation	$104,886	$91,220
Operating lease obligation, less current portion	$208,328	$288,836

Finance Leases:
Right-of-use Asset	$-	$-
Current portion of financing lease obligation	$-	$-
Financing lease obligation, less current portion	$-	$-

The components of lease expense for the three months ended March 31, 2026, and 2025, are as follows:

	For the Three Months Ended March 31,
Classification	2026	2025
Operating lease cost	$33,280	$33,280
Finance Lease:
Amortization of lease assets	-	-
Interest on lease liabilities	-	-
Total finance lease cost	$-	$-

The components of lease expense for the nine months ended March 31, 2026, and 2025, are as follows:

	For the Nine Months Ended March 31,
Classification	2026	2025
Operating lease cost	$99,839	$99,839
Finance Lease:
Amortization of lease assets	-	546
Interest on lease liabilities	-	(14)
Total finance lease cost	$-	$532

Supplemental disclosures of cash flow information related to leases for the three months ended March 31, 2026, and 2025 were as follows:

	For the Three Months Ended March 31,
	2026	2025
Cash paid for operating lease liabilities	$33,201	$31,620

Supplemental disclosures of cash flow information related to leases for the nine months ended March 31, 2026, and 2025 were as follows:

	For the Nine Months Ended March 31,
	2026	2025
Cash paid for operating lease liabilities	$97,495	$92,582

The weighted average lease term and discount rates are as follows:

March 31, 2026
Operating Leases:
Weighted average remaining lease term (years)	2.59
Weighted average discount rate	12%

Future payments due under leases reconciled to lease liabilities as follows:

Operating
Lease
As of March 31, 2026:
2026 (remaining)	100,709
2027	140,602
2028	122,010
Total undiscounted lease payments	363,321
Present value discount, less interest	(50,106)
Lease Liabilities	$313,215

Note 9 – Related Parties

License agreement

On June 30, 2011, we entered into a Technology License and Development Agreement, with Nextelligence, which is majority owned and controlled by the Company’s CEO. Nextelligence is the Company’s largest shareholder with more than 40% of outstanding Class A common stock prior to the listing of our Class A common stock on Nasdaq. In connection with the Technology Agreement, we issued 10,002,000 shares of our Class A common stock to Nextelligence. The Technology Agreement expires on June 30, 2054, unless it’s terminated earlier based on termination events as defined in the Technology Agreement.

Convertible Notes Payable

On May 3, 2024, the Company signed a convertible promissory note with Nextelligence in the principal amount of $1,000,000. The note accrues interest at 12% per annum and is due and payable no later than May 3, 2025. At Nextelligence’s option, all or part of the outstanding principal and accrued interest may be converted into shares of our Class A common stock at a conversion price of $8.00 per share. On July 1, 2024, the Company repaid $1,075,000 on the convertible promissory note with related party Nextelligence. On December 13, 2024, the Company renewed and modified the original May 3, 2024, note to incorporate additional borrowings. On July 26, 2025, the Company approved the conversion of all outstanding principal and interest into common shares at a conversion price of $8 per share. The principal of $3,865,555 and accrued interest of $210,496, total of $4,076,051 was converted into 509,507 shares of Class A common stock.

Between October 9, 2025, and November 21, 2025, Nextelligence, a related party, majority owned by the Company’s CEO, provided aggregate funding to the Company totaling $1,500,000. Of this amount, $191,023 was remitted by Nextelligence on behalf of Celebrity Cigars, Inc. and Test Drive Live Inc. to fully satisfy their outstanding accounts receivable balances with the Company. As these entities are under common control, Nextelligence agreed to assume the obligations of both Celebrity Cigars, Inc. and Test Drive Live Inc. The remaining $1,308,977 was recorded as a revolving convertible note payable to Nextelligence, for a total of $1,308,977. The Company and Nextelligence entered into an agreement on November 21, 2025, to place terms on this revolving convertible note payable. The new outstanding revolving convertible note payable has an interest rate of 12%, a maturity date of June 30, 2026, and is convertible at Nextelligence’s discretion for $8 per share of Class A common stock. The terms specify a maximum advance amount of $5,000,000. Additionally, the agreement capitalized all unpaid accrued interest as of November 21, 2025, for $6,575, which resulted in an “original principal balance” of $1,315,552. Between the date of the executed agreement and March 31, 2026, the Company has received an additional $3,573,500. As of March 31, 2026, the total outstanding principal is $4,889,052 and the accrued interest balance is $126,778 for a total outstanding balance of $5,015,830.

Notes Payable

On March 12, 2026, the Company entered into a premium finance agreement for a Director’s and Officer’s Insurance policy, which required a downpayment of $80,991. The Company received a loan from the Company’s CEO for the full $80,991 in order to pay this down payment. There were no official terms to this loan. The full principal balance was recorded as Notes payable – related party on the condensed balance sheet.

Issuance of Class B Common Shares

On May 16, 2024, in conjunction with the Reverse Split and Amendment, where defined in these notes to the financial statements, Nextelligence, Inc. agreed to forfeit and cancel 20,000,000 shares of Class A common stock in exchange for the issuance of 4,000,000 shares of Series A preferred stock (see Note 6).

On July 29, 2024, the Company’s largest shareholder and related party Nextelligence distributed 9,623,543 shares of Class A common stock to shareholders of Nextelligence. The Company CEO and majority owner beneficially received 7,782,970 of the shares distributed, which upon receipt, in accordance with the Company’s articles of incorporation, were automatically reclassified as Class B common stock.

Services Agreement

The Company entered into a Data Services Agreement with Nextelligence, which is effective as of July 1, 2025. Under the agreement, the Company has access to and use of a proprietary marketing database and related analytical services Nextelligence either owns or licenses from Audience Acuity LLC, including customer profiling, audience targeting, and CRM support. The agreement imposes certain restrictions on our use of the data, including prohibitions on resale, reverse engineering and use in certain industries and applications. The Company paid a one-time fee of $120,000 and is required to pay a monthly fee of $10,000 for continued access to the data and services. The fees related to this contract are being recorded as General and administrative expenses. The agreement has an initial three-year term, automatically renewing for successive one-year periods unless terminated in writing by either party not less than 30 days before the end of the initial term or subsequent term extension. On the March 31, 2026 condensed balance sheet, $40,000 of the unamortized license fee is classified as prepaid assets- related party within current assets, while the remaining non-current portion of $50,000 is presented as prepaid assets, net of the current portion – related party.

Related Party Revenue

In June 2023, the Company entered into verbal arrangements with two related party entities, Test Drive Live Inc. and Celebrity Cigars, Inc., which are under common ownership control. William A. Mobley, Jr. serves as the President of both companies and is the sole director for Celebrity Cigars. Mr. Mobley’s son, Sean Mobley, is part of the management team of Celebrity Cigars. The Company provided FAST channel buildout services relating to the development and buildout of their respective channels. The Company also provides the platform on an ongoing basis for each company to stream their content. The Company charges each company a monthly fee based on a 15% or 30% markup of the Company’s cost of production, depending on the level of supervision required to provide the Company’s services, which includes labor, rent, etc. The Company also charges for any out-of-pocket costs, which vary from month to month. The Company is currently negotiating with each company on a potential advertising revenue sharing arrangement. Any revenue recognized under these agreements is presented as Sales – related parties on the statement of operations.

The Company recognized related party revenue of $169,110 ($157,110 for FAST channel buildouts and $12,000 for channel streaming) for the nine months March 31, 2026. The Company has accounts receivable – related party of $50,962 for the FAST revenue services provided and $1,400 from Nextelligence, Inc. for the reimbursement of supplies and rent provided during the nine months ended March 31, 2026.

Note 10 – Disaggregation of Revenues

Net sales disaggregated by significant products and services for the three months ended March 31, 2026, and 2025 were as follows:

	For the three months ended
	March 31,
	2026	2025
Membership (1)	$12,430	$31,817
FAST Revenue – related parties (2)	68,063	38,921
Ad Revenue (3)	11,016	72,565
Other Revenue	1,400	582
Total	$92,909	$143,885

Net sales disaggregated by significant products and services for the nine months ended March 31, 2026, and 2025 were as follows:

	For the nine months ended
	March 31,
	2026	2025
Membership (1)	$50,237	$109,008
FAST Revenue – related parties (2)	169,110	180,405
Ad Revenue (3)	130,052	122,697
Other Revenue	1,460	1,727
Total	$350,859	$413,837

(1)	Membership sales refer to customers purchasing premium content through our SmartGuide for varying fees and recognized on a gross basis over the service period determined.

(2)	We provide end-to-end software solutions for development of FAST (Free Ad-Supported TV) channels to customers such as content creation, production, video studio rental, etc. to aid in the creation of content for their channels and a platform fee for distributing the channel. Revenue is recognized at the point in time the services are performed for the development of FAST channels. We charge a monthly platform fee for distributing the FAST channel on our platform.

(3)	During the period from July 1, 2025, through March 31, 2026, we recognized $130,052 of ad revenue from the buying and selling of advertising space on other content platform providers. Of this amount, $125,000 was recognized as Ad Agency Revenue under the Launch That Experimental Media Plan Agreement, representing revenue from the provision of discovery, development, and test media distribution services for a client campaign. The remaining was related to a new customer from the buying and selling of advertising space via the FreeCast Ad Platform.

Note 11 – Subsequent Events

The Company evaluated subsequent events through the date the financial statements were issued, and determined that except for the following subsequent events, there have been no additional subsequent events that would require recognition in the financial statements or disclosure in the notes to the financial statements other than the following:

On April 20, 2026, the Company renewed and modified the revolving convertible promissory note with Nextelligence to extend the maturity date to June 30, 2027 and modify the terms of the conversion rights. Prior to the Company’s direct listing, the conversion rights were based on a conversion price of $8 per share, whereas the updated terms base the conversion price on the closing stock price on the most recent trading day prior to the date of conversion.

On April 20, 2026, Nextelligence elected to convert $114,052 of principal over and beyond the $5,000,000 limit stated in the terms of the note using a conversion price of $4.00, which resulted in 28,513 shares being issued. Additionally, on the same date, Nextelligence converted $1,600,000 of principal using a conversion price of $3.51, which resulted in 455,841 shares being issued.

On April 8, 2026, the Company issued a total of 6,493,588 warrants to various holders that can each be exercised for one share of common stock at an exercise price of $4.25.

FreeCast, Inc.

Up to 7,910,474 shares of Class A common stock

PROSPECTUS

                      , 2026

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the various expenses, all of which will be borne by the registrant, in connection with the sale and distribution of the securities being registered. All amounts shown are estimates except for the SEC registration fee.

SEC registration fee	$3,306
Accounting fees and expenses	$15,000
Legal fees and expenses	$15,000
Printing expenses	$5,000
Transfer agent and registrar fees	$2,500
Miscellaneous	$2,500
Total	$43,306

Item 14. Indemnification of Directors and Officers.

Pursuant to Section 607.0850 of the Florida Revised Statutes, we have the power to indemnify any person made a party to any lawsuit by reason of being a director or officer of the Registrant, or serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Our Articles of Incorporation and Bylaws provide that the Registrant shall indemnify its directors and officers to the fullest extent permitted by Florida law.

With regard to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended (the “Securities Act”), and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the Corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the common shares being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act, and will be governed by the final adjudication of such case.

Item 15. Recent Sales of Unregistered Securities.

The information below lists all of the securities sold by us during the three years prior to July 15, 2026, which were not registered under the Securities Act:

On July 2, 2026, we sold an aggregate of 4,666,667 shares of our Class A common stock and pre-funded warrants to purchase 3,243,807 shares of our Class A common stock at a purchase price of $3.00 per share of Class A common stock and pre-funded warrant. We received aggregate gross proceeds from the private placement of approximately $23.7 million. The offer, sale and issuance of the shares and warrants were deemed to be exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act and Rule 506 promulgated thereunder as transactions by an issuer not involving a public offering. The recipients of securities in these transactions acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof and represented to us that they could bear the risks of the investment and could hold the securities for an indefinite period of time, and appropriate restrictive designations were attached to the book-entries representing the shares issued in these transactions. Each of the recipients of securities in these transactions represented to us in connection with their purchase that they were an accredited investor within the meaning of Rule 501 of Regulation D under the Securities Act.

On June 15, 2026, we issued 1,322,581 shares of Class A common stock to Nextelligence in connection with its conversion of $2,050,000 in principal under its renewal note. The conversion price was $1.55 per share, which was the closing price of a share of Class A common stock on the Nasdaq Global Market on June 12, 2026. The issuance of the shares in connection with the conversion of principal was deemed to be exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act as a transaction by an issuer not involving a public offering. Nextelligence had access to information concerning us and our business prospects and acquired the shares for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the shares. Nextelligence is an accredited investor within the meaning of Rule 501 of Regulation D under the Securities Act.

On May 28, 2026, Carl Peterson and Joyce Peterson, each exercised their respective warrants, and we issued an aggregate of 250,000 shares of our Class A common stock. In connection with the exercise of the warrants, we received aggregate proceeds of $332,500. All of the other warrants expired without being exercised, and the 6,493,587 shares of Class A common stock initially reserved for issuance upon exercise of the other warrants are no longer reserved, and have been returned to the status of authorized and unissued. The issuance of the shares in connection with the warrants being exercised was deemed to be exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder as transactions by an issuer not involving a public offering. Each of the investors had access to information concerning us and our business prospects and acquired the shares for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the shares. Each of the recipients of the shares also represented to us that they were an accredited investor within the meaning of Rule 501 of Regulation D under the Securities Act.

On April 20, 2026, we entered into a renewal revolving convertible promissory note with Nextelligence for up to $5 million. This renewal note extended the maturity date of the November 21, 2025, revolving convertible promissory note to June 30, 2027, and changed the conversion price from $8 a share to the closing price of a share of Class A common stock on the Nasdaq Global Market on the most recent trading day prior to the date Nextelligence gives us written notice of conversion. In connection with our execution of the renewal note, Nextelligence delivered written notice to us of its election to convert $1,714,052 of outstanding principal into 484,354 shares of Class A common stock. The offer, sale and issuance of the renewal revolving convertible promissory note, as well as the issuance of the 484,354 shares of Class A common stock was deemed to be exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act as transactions by an issuer not involving a public offering. Nextelligence took the renewal note and the Class A common stock shares for investment purposes only and not with a view to or for sale in connection with any distribution thereof.

On April 1, 2026, our board of directors approved the issuance of 137 warrants to 137 accredited investors to purchase an aggregate of 6,743,587 shares of our Class A common stock. The warrants had an issue date of April 8, 2026, and were signed and delivered by us on April 10, 2026, to the same holders of the 137 warrants to purchase the same aggregate number of shares that expired on December 31, 2025. The exercise price per share was $4.25, which was the closing price of a share of our Class A common stock on the Nasdaq Global Market on April 1, 2026, and may only be paid for with cash. There is no cashless exercise allowed. All of the warrants were immediately exercisable upon issuance, and all of the warrants expired if not exercised on or before May 15, 2026. The offer and issuance of the warrants were deemed to be exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act and Rule 506 promulgated thereunder as transactions by an issuer not involving a public offering. Each warrant recipient had access to information concerning us and our business prospects and acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the warrants. The recipients of the warrants also represented to us that they were an accredited investor within the meaning of Rule 501 of Regulation D under the Securities Act.

On December 8, 2025, we entered into an Equity Purchase Agreement, which was subsequently amended on March 30, 2026, (together, the “EPA”) with Amiens Technology Investments, LLC (the “ELOC Investor”), pursuant to which the ELOC Investor has committed to purchase up to $50 million of our Class A common stock. Upon the terms and subject to the satisfaction of the conditions set forth in the EPA, we have the right, but not the obligation, to sell to the ELOC Investor, and the ELOC Investor is obligated to purchase, up to $50 million in shares of our Class A common stock. Such sales of our Class A common stock by us, if any, are subject to certain limitations set forth in the EPA, and may occur from time to time, at our sole discretion, over a period of up to 36 months, commencing on the trading day immediately following the date of our recent listing on Nasdaq. The ELOC Investor represented to us that it is an “accredited investor”, as defined in Rule 501 promulgated under the Securities Act, and our offer and sale of our Class A common stock under the EPA and the Commitment Shares were made in reliance upon the exemptions from the registration requirements of the Securities Act pursuant to Section 4(a)(2) thereof and Rule 506 promulgated thereunder.

On November 21, 2025, we entered into a revolving convertible promissory note with Nextelligence for up to $5 million that matures on June 30, 2026, with an interest rate of 12% per annum, and a default interest rate of 18% per annum. The initial principal amount of the note on November 21, 2025, was $1,315,552. In lieu of repayment, at Nextelligence’s option, all or part of the outstanding principal and accrued interest is convertible into shares of our Class A common stock at a conversion price of $8.00 per share. The offer, sale and issuance of the revolving convertible promissory note was deemed to be exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act as transactions by an issuer not involving a public offering. Nextelligence took the convertible note for investment purposes only and not with a view to or for sale in connection with any distribution thereof.

On September 25, 2025, we issued 125,000 shares of our Class A common stock to Maxim Partners, LLC, an affiliate of the Advisor, as part of the Advisor’s compensation in exchange for the advice and assistance it has provided, and will continue to provide, us with in connection with our direct listing on Nasdaq. The offer, sale and issuance of the shares was deemed to be exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act and Rule 506 promulgated thereunder as a transaction by an issuer not involving a public offering. The recipient of the shares represented to us that it could bear the risks of the investment and could hold the securities for an indefinite period of time, and appropriate legends were affixed to the book entry representing the shares issued. The recipient of the shares also represented to us that it was an accredited investor within the meaning of Rule 501 of Regulation D under the Securities Act.

On July 26, 2025, we issued 509,507 shares of our Class A common stock to Nextelligence in connection with its conversion of a convertible promissory note we entered into with Nextelligence on May 3, 2024, which is described further below. The outstanding principal and accrued interest balance of $4,076,051 was convertible at Nextelligence’s option at a conversion price of $8.00 per share. The offer, sale and issuance of the convertible promissory note and the shares of Class A common stock were deemed to be exempt from registration under the Securities Act in reliance on Section 3(a)(9) and Section 4(a)(2) of the Securities Act as transactions by an issuer not involving a public offering. Nextelligence took the convertible note and the shares for investment purposes only and not with a view to or for sale in connection with any distribution thereof.

During the period from November 2024 through July 2025, we sold an aggregate of 1,450,000 shares of our Class A common stock to 12 accredited investors at a purchase price of $8.00 per share, for aggregate cash proceeds of $11,600,000. The offer, sale and issuance of the shares was deemed to be exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act and Rule 506 promulgated thereunder as transactions by an issuer not involving a public offering. The recipients of securities in each of these transactions acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof and represented to us that they could bear the risks of the investment and could hold the securities for an indefinite period of time, and appropriate restrictive designations were attached to the book-entries representing the shares issued in these transactions. Each of the recipients of securities in these transactions represented to us in connection with their purchase that they were an accredited investor within the meaning of Rule 501 of Regulation D under the Securities Act.

During the period from May 21, 2023, through March 31, 2025, we granted options to purchase 275,742 shares of our Class A common stock to 46 employees pursuant to our 2021 Incentive Award Plan. The options were granted and issued in reliance upon the exemption from the registration provisions of the Securities Act set forth in Rule 701 in that the securities were granted and issued pursuant to a written compensatory benefit plan, and the number of securities granted and issued in reliance upon this rule during the previous consecutive 12-month period does not exceed 15% of our outstanding shares of Class A common stock.

On June 28, 2024, we sold 625,000 shares of our Class A common stock to The Gregory J. Hill Revocable Trust at a purchase price of $8.00 per share, for cash proceeds of $5,000,000. The offer, sale and issuance of the shares was deemed to be exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act and Rule 506 promulgated thereunder as a transaction by an issuer not involving a public offering. The recipient of shares in this transaction acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof and represented to us that he could bear the risks of the investment and could hold the securities for an indefinite period of time, and appropriate legends were affixed to the certificate representing the shares issued in this transaction. The recipient of securities in this transaction represented to us in connection with his purchase that he was an accredited investor within the meaning of Rule 501 of Regulation D under the Securities Act.

On May 16, 2024, we issued William A. Mobley, Jr. four warrants to purchase an aggregate of 5,000,000 shares of our Class B common stock in exchange for four outstanding warrants to purchase the same number of shares already held by Mr. Mobley, and for other consideration in connection with Nextelligence forfeiting 20,000,000 shares of our Class A common stock. The four new warrants had a cashless exercise provision unlike the four outstanding warrants. On May 17, 2024, we issued 4,687,500 shares of our Class B common stock to Mr. Mobley in connection with his cashless exercise of the new warrants to purchase 5,000,000 shares of our Class B common stock at an exercise price of $0.50 per share. The offer, sale and issuance of the new warrants and the shares of Class B common stock were deemed to be exempt from registration under the Securities Act in reliance on Section 3(a)(9) and Section 4(a)(2) of the Securities Act as transactions by an issuer not involving a public offering. Mr. Mobley took the new warrants and the shares for investment purposes only and not with a view to or for sale in connection with any distribution thereof.

On May 16, 2024, we issued 4,000,000 shares of our Series A preferred stock to Nextelligence, Inc. in exchange for the forfeiture and cancellation of 20,000,000 shares of our Class A common stock. The Series A preferred stock has no voting or conversion to Class A common stock rights; a liquidation preference of $120 million; redemption value of $120 million at our sole discretion; and a right to receive annual non-cumulative dividends out of our profits of 10% of annual revenue over $50 million, up to an aggregate amount of $160,000 million. The offer, sale and issuance of the Series A preferred stock was deemed to be exempt from registration under the Securities Act in reliance on Section 3(a)(9) of the Securities Act as transactions by an issuer not involving a public offering. Nextelligence took the shares of Series A preferred stock for investment purposes only and not with a view to or for sale in connection with any distribution thereof.

On May 3, 2024, we entered into a convertible promissory note with Nextelligence for $1,000,000 that matured on May 3, 2025, with an interest rate of 12% per annum, and a default interest rate of 18% per annum. In lieu of repayment, at Nextelligence’s option, all or part of the outstanding principal and accrued interest is convertible into shares of our Class A common stock at a conversion price of $8.00 per share. Between May 30, 2024, and June 26, 2024, we borrowed an additional $1,075,000 from Nextelligence. On July 1, 2024, we repaid outstanding principal and accrued interest of $1,075,067. Between October 31, 2024, and December 11, 2024, we borrowed an additional $1,395,000 from Nextelligence. On December 13, 2024, we renewed and modified the May 3, 2024, note to include the additional loans. Between January 1, 2025, and June 3, 2025, we borrowed an additional $1,557,000 and made payments of $86,455 to Nextelligence. As of July 26, 2025, the outstanding principal and accrued interest due to Nextelligence was $4,076,051. The offer, sale and issuance of the convertible promissory note, and the renewal thereof, was deemed to be exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act as transactions by an issuer not involving a public offering. Nextelligence took the convertible note for investment purposes only and not with a view to or for sale in connection with any distribution thereof.

In April 2024, we sold an aggregate of 18,750 shares of our Class A common stock to three accredited investors at a purchase price of $8.00 per share, for aggregate cash proceeds of $150,000. The offer, sale and issuance of the shares was deemed to be exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act as transactions by an issuer not involving a public offering. The recipients of securities in each of these transactions acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof and represented to us that they could bear the risks of the investment and could hold the securities for an indefinite period of time, and appropriate legends were affixed to the certificates representing the shares issued in these transactions. Each of the recipients of securities in these transactions represented to us in connection with their purchase that they were an accredited investor within the meaning of Rule 501 of Regulation D under the Securities Act.

On March 31, 2024, we issued 755,786 shares of our Class B common stock to William A. Mobley, Jr. in connection with his conversion of outstanding debt we owed Mr. Mobley relating to deferred compensation and accounts payables. The outstanding debt in the aggregate amount of $377,893 was convertible at his option at a conversion price of $0.50 per share. The offer, sale and issuance of the shares of Class B common stock were deemed to be exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act as transactions by an issuer not involving a public offering. Mr. Mobley took the shares for investment purposes only and not with a view to or for sale in connection with any distribution thereof.

On March 31, 2024, we issued 427,392 shares of our Class A common stock to Nextelligence in connection with its conversion of outstanding debt in the amount of $377,893 we owed Nextelligence in connection with accounts payables that we collected on behalf of Nextelligence. In January 2017, we agreed with Nextelligence that any funds we collected on behalf of it from sales that occurred prior to June 30, 2017, would be payable in shares of our common stock in lieu of cash at the price of $0.50 per share, at Nextelligence’s sole discretion. The offer, sale and issuance of the 2017 agreement and the shares of Class A common stock were deemed to be exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act as transactions by an issuer not involving a public offering. Nextelligence took the shares for investment purposes only and not with a view to or for sale in connection with any distribution thereof.

On March 29, 2024, we issued 184,136 shares of our Class B common stock to William A. Mobley, Jr., in connection with his conversion of a convertible promissory note we entered into with Mr. Mobley on June 30, 2021. The outstanding principal and accrued interest balance of $92,068 was convertible at his option at a conversion price of $0.50 per share. The offer, sale and issuance of the convertible promissory note and the shares of Class B common stock were deemed to be exempt from registration under the Securities Act in reliance on Section 3(a)(9) and Section 4(a)(2) of the Securities Act as transactions by an issuer not involving a public offering. Mr. Mobley took the convertible note and the shares for investment purposes only and not with a view to or for sale in connection with any distribution thereof.

On March 29, 2024, we issued 29,494,851 shares of our Class A common stock to Nextelligence in connection with its conversion of a revolving convertible promissory note we entered into with Nextelligence on June 30, 2021. The outstanding principal and accrued interest balance of $14,747,425 was convertible at its option at a conversion price of $0.50 per share. The offer, sale and issuance of the convertible promissory note and the shares of Class A common stock were deemed to be exempt from registration under the Securities Act in reliance on Section 3(a)(9) and Section 4(a)(2) of the Securities Act as transactions by an issuer not involving a public offering. Nextelligence took the convertible note and the shares for investment purposes only and not with a view to or for sale in connection with any distribution thereof.

On March 29, 2024, we issued 29,679 shares of our Class B common stock to Public Wire, LLC, in connection with its conversion of debt we owed under a promissory note we entered into with Public Wire on June 30, 2021. The outstanding principal and accrued interest balance of $118,714 was converted at a conversion price of $4.00 per share pursuant to the terms of a Debt Conversion Agreement dated the same date. The offer, sale and issuance of the shares of Class B common stock were deemed to be exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act as transactions by an issuer not involving a public offering. Public Wire took the shares for investment purposes only and not with a view to or for sale in connection with any distribution thereof.

On March 29, 2024, we sold an aggregate of 217,544 shares of our Class A common stock to four accredited investors at a purchase price of $4.00 per share. The aggregate purchase price of $870,172 was paid by the conversion of outstanding debt we owed the four investors pursuant to the terms of Debt Conversion Agreements dated the same date. The offer, sale and issuance of the shares was deemed to be exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act as transactions by an issuer not involving a public offering. The recipients of securities in each of these transactions acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof and represented to us that they could bear the risks of the investment and could hold the securities for an indefinite period of time, and appropriate legends were affixed to the certificates representing the shares issued in these transactions. Each of the recipients of securities in these transactions represented to us in connection with their purchase that they were an accredited investor within the meaning of Rule 501 of Regulation D under the Securities Act.

Item 16. Exhibits and Financial Statement Schedules.

(a) The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description
3.1(a)	Second Amended and Restated Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 filed with the Registration Statement on Form S-1 filed by the Registrant on July 24, 2024)
3.1(b)	Amendment to Second Amended and Restated Articles of Incorporation of the Registrant, effective September 26, 2024 (incorporated by reference to Exhibit 3.1(b) filed with the Registration Statement on Form S-1 filed by the Registrant on November 1, 2024)
3.1(c)	Amendment to Second Amended and Restated Articles of Incorporation of the Registrant, effective December 26, 2024 (incorporated by reference to Exhibit 3.1(c) filed with the Registration Statement on Form S-1 filed by the Registrant on January 14, 2025)
3.2	Second Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 filed with the Registration Statement on Form S-1 filed by the Registrant on November 1, 2024)
4.1	Revolving Convertible Promissory Note made by FreeCast, Inc. in favor of Nextelligence, Inc., dated November 21, 2025 (incorporated by reference to Exhibit 4.15 filed with the Registration Statement on Form S-1 filed by the Registrant on December 9, 2025)
4.2	Renewal Revolving Convertible Promissory Note made by FreeCast, Inc. in favor of Nextelligence, Inc., dated April 20, 2026 (incorporated by reference to Exhibit 4.1 filed with the Current Report on Form 8-K filed by the Registrant on April 22, 2026)
4.3	Form of Pre-Funded Warrant (incorporated by reference to Exhibit 4.1 filed with the Current Report on Form 8-K filed by the Registrant on July 6, 2026)
4.4	Form of Warrant to Purchase Class A Common Stock of FreeCast, Inc. (incorporated by reference to Exhibit 10.1 filed with the Current Report on Form 8-K filed by the Registrant on April 15, 2026)
5.1	Opinion of Bahnsen Legal Group, PLLC regarding legality
9.1	Voting Trust Agreement by and among William A. Mobley, Jr., FreeCast, Inc. and Telebrands Corp. dated October 15, 2012 (incorporated by reference to Exhibit 9.1 filed with the Registration Statement on Form S-1 filed by the Registrant on November 11, 2023)
10.1	Amended and Restated Technology License and Development Agreement between Nextelligence, Inc. and FreeCast, Inc., dated October 19, 2012 (incorporated by reference to Exhibit 10.1 filed with the Registration Statement on Form S-1 filed by the Registrant on November 11, 2023)
10.2	Amendment to Amended and Restated Technology License and Development Agreement, dated July 1, 2013 (incorporated by reference to Exhibit 10.2 filed with the Registration Statement on Form S-1 filed by the Registrant on November 11, 2023)
10.3	Second Amended and Restated Technology License and Development Agreement between Nextelligence, Inc. and FreeCast, Inc., dated July 31, 2014 (incorporated by reference to Exhibit 10.3 filed with the Registration Statement on Form S-1 filed by the Registrant on November 11, 2023)
10.4	Revision to Second Amended and Restated Technology License and Development Agreement between Nextelligence, Inc. and FreeCast, Inc., dated June 30, 2016 (incorporated by reference to Exhibit 10.4 filed with the Registration Statement on Form S-1 filed by the Registrant on November 11, 2023)
10.5	Licensed Data Agreement between FreeCast, Inc. and Gracenote, effective March 25, 2019 (incorporated by reference to Exhibit 10.11 filed with the Registration Statement on Form S-1 filed by the Registrant on November 11, 2023)
10.6	Reelgood Data Provider Agreement between FreeCast, Inc. and MyFlikList, Inc., effective February 1, 2019 (incorporated by reference to Exhibit 10.12 filed with the Registration Statement on Form S-1 filed by the Registrant on November 11, 2023)
10.7	Lease Agreement between FreeCast, Inc. and Anson Logistics Assets LLC, dated February 19, 2021 (incorporated by reference to Exhibit 10.13 filed with the Registration Statement on Form S-1 filed by the Registrant on November 11, 2023)
10.8	First Amendment to Lease Agreement between FreeCast, Inc. and Anson Logistics Assets LLC, dated October 31, 2023 (incorporated by reference to Exhibit 10.14 filed with the Registration Statement on Form S-1 filed by the Registrant on November 11, 2023)
10.9#	Employment Agreement between FreeCast, Inc. and William A. Mobley, Jr., dated July 1, 2013 (incorporated by reference to Exhibit 10.15 filed with the Registration Statement on Form S-1 filed by the Registrant on November 11, 2023)
10.10#	First Amendment to Employment Agreement between FreeCast, Inc. and William A. Mobley, Jr., dated July 1, 2014 (incorporated by reference to Exhibit 10.16 filed with the Registration Statement on Form S-1 filed by the Registrant on November 11, 2023)
10.11#	Second Amendment to Employment Agreement between FreeCast, Inc. and William A. Mobley, Jr., dated July 1, 2019 (incorporated by reference to Exhibit 10.17 filed with the Registration Statement on Form S-1 filed by the Registrant on November 11, 2023)

10.12#	Employment Agreement between FreeCast, Inc. and Jonathan Morris, effective May 29, 2020 (incorporated by reference to Exhibit 10.21 filed with the Registration Statement on Form S-1 filed by the Registrant on November 11, 2023)
10.13(a)#	FreeCast, Inc. 2021 Incentive Award Plan (incorporated by reference to Exhibit 10.22(a) filed with the Registration Statement on Form S-1 filed by the Registrant on November 11, 2023)
10.14(b)#	FreeCast Stock Option Grant Notice and Award Agreement (incorporated by reference to Exhibit 10.22(b) filed with the Registration Statement on Form S-1 filed by the Registrant on November 11, 2023)
10.15	Form of Leak-Out Agreement (incorporated by reference to Exhibit 10.23 filed with the Registration Statement on Form S-1 filed by the Registrant on July 24, 2024)
10.16	Form of Reinstatement of and Amendment to Leak-Out Agreement (incorporated by reference to Exhibit 10.16 filed with the Registration Statement on Form S-1 filed by the Registrant on April 17, 2026)
10.17	Form of Amendment #2 to Leak-Out Agreement(incorporated by reference to Exhibit 10.17 filed with the Registration Statement on Form S-1 filed by the Registrant on April 17, 2026)
10.18	Registration Rights Agreement between FreeCast, Inc. and Nextelligence, Inc., dated May 30, 2024 (incorporated by reference to Exhibit 10.25 filed with the Registration Statement on Form S-1 filed by the Registrant on July 24, 2024)
10.19#	Employment Agreement between FreeCast, Inc. and Christopher Savine, effective May 13, 2024 (incorporated by reference to Exhibit 10.26 filed with the Registration Statement on Form S-1 filed by the Registrant on November 1, 2024)
10.20#	First Amendment to Employment Agreement between FreeCast, Inc. and Christopher Savine, dated November 15, 2024 (incorporated by reference to Exhibit 10.28 filed with the Registration Statement on Form S-1 filed by the Registrant on January 14, 2025)
10.21	Data Services Agreement between FreeCast, Inc. and Nextelligence, Inc., effective as of July 1, 2025 (incorporated by reference to Exhibit 10.29 filed with the Registration Statement on Form S-1 filed by the Registrant on September 30, 2025)
10.22	Equity Purchase Agreement between FreeCast, Inc. and Amiens Technology Investments, LLC, dated December 8, 2025 (incorporated by reference to Exhibit 10.30 filed with the Registration Statement on Form S-1 filed by the Registrant on December 9, 2025)
10.23	Amendment to Equity Purchase Agreement between FreeCast, Inc. and Amiens Technology Investments, LLC, dated March 30, 2026 (incorporated by reference to Exhibit 10.1 filed with Form 8-K filed by the Registrant on April 3, 2026)
10.24	Placement Agency Agreement between FreeCast, Inc. and A.G.P./Alliance Global Partners, dated June 30, 2026 (incorporated by reference to Exhibit 10.1 filed with the Current Report on Form 8-K filed by the Registrant on July 6, 2026)
10.25	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.2 filed with the Current Report on Form 8-K filed by the Registrant on July 6, 2026)
10.26	Form of Registration Rights Agreement (incorporated by reference to Exhibit 10.3 filed with the Current Report on Form 8-K filed by the Registrant on July 6, 2026)
23.1	Consent of Sadler, Gibb & Associates, LLC
23.2	Consent of Bahnsen Legal Group, PLLC (included in Exhibit 5.1)
101.INS	Inline XBRL Instance Document
101.SCH	Inline XBRL Taxonomy Extension Schema Document
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)
107	Filing Fee Table

#	Denotes management compensation plan or contract.

Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act.

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement..

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that Paragraphs (a)(1)(i), (ii), and (iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling people of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(d) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Orlando, Florida, on July 16, 2026.

FREECAST, INC.

By:	/s/ William A. Mobley, Jr.
	Name:	William A. Mobley, Jr.
	Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following people in the capacities and on the dates indicated.

Signature	Title	Date

/s/ William A. Mobley, Jr.	Chief Executive Officer and Chairman of the Board of Directors	July 16, 2026
William A. Mobley, Jr.	(principal executive officer)

/s/ Jonathan Morris	Chief Financial Officer and Director	July 16, 2026
Jonathan Morris	(principal accounting and financial officer)

/s/ William P. Jennings, Jr.	Director	July 16, 2026
William P. Jennings, Jr.